As filed with the Securities and Exchange Commission on March 28, 2008

Registration No. 333-148760

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLIED NEVADA GOLD CORP.

(Exact name of registrant as specified in its charter)

Delaware	1040	20-5597115
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9604 Prototype Court

Reno, Nevada 89521

(775) 358-4455

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Scott A. Caldwell

President and Chief Executive Officer

Allied Nevada Gold Corp.

9604 Prototype Court

Reno, Nevada 89521

(775) 358-4455

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan K. Shapiro, Esq. Burns & Levinson LLP 125 Summer Street Boston, Massachusetts 02110 (617) 345-3000	Randal R. Jones, Esq. Dorsey & Whitney LLP U.S. Bank Centre 1420 Fifth Avenue, Suite 3400 Seattle, Washington 98101 (206) 903-8800

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)(3)
Common Stock, par value $0.001 per share	12,754,160	$69,000,000	$2,711.70

(1)	Calculated based upon the maximum aggregate offering price divided by CDN$5.41, the closing price for our Common Stock on the Toronto Stock Exchange on March 26, 2008.
(2)	Estimated solely for the purpose of computing the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended. The proposed maximum aggregate offering price includes amounts attributable to shares that the underwriters may purchase to cover over-allotments, if any. Amounts converted from CDN$ to U.S.$ based on exchange rate on March 26, 2008 of CDN$1.00 = U.S.$0.9823.
(3)	Of this amount, $1,965.00 was previously paid in connection with the initial filing of the Registration Statement on January 18, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two forms of prospectus: one to be used in connection with the offering of the securities described herein in the United States (the U.S. Prospectus), and one to be used in connection with the offering of such securities in Canada (the Canadian Prospectus). The U.S. Prospectus and the Canadian Prospectus are identical except for the cover page, the table of contents and the back page, and except that the Canadian Prospectus includes pages 28, 146 and 147, two “Auditors’ Consents”, a “Certificate of Allied Nevada Gold Corp.,” and a “Certificate of the Canadian Underwriters”. The form of the U.S. Prospectus is included herein and is followed by the alternate and additional pages to be used in the Canadian Prospectus. Each of the alternate pages for the Canadian Prospectus included herein is labeled “Alternate Page for Canadian Prospectus.” Each of the additional pages for the Canadian Prospectus included herein is labeled “Additional Page for Canadian Prospectus.”

The information contained in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 27, 2008

Prospectus

ALLIED NEVADA GOLD CORP.

11,090,573 Shares

Common Stock

We are offering 11,090,573 shares of our common stock.

Our common stock is listed on the American Stock Exchange (the “AMEX”) and on the Toronto Stock Exchange (the “TSX”) under the symbol ANV. On March 26, 2008, the closing price of our common stock, as reported on the AMEX, was $5.29 per share and as reported on the TSX, was CDN$5.41.

Investing in our common stock involves a high degree of risk. See “ Risk Factors” beginning on page 19.

	Per Share CDN$	Total CDN$
Public Offering Price
Underwriting Discount
Proceeds to Allied Nevada (before expenses)

We have granted the underwriters a 30-day option to purchase an aggregate of 1,663,586 additional shares of common stock to cover over-allotments, if any.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on or about                              , 2008.

Cormark Securities (U.S.A.) Limited	Griffiths McBurney Corp.

The date of this prospectus is •, 2008.

[ALTERNATE PAGE FOR CANADIAN PROSPECTUS]

A copy of this amended and restated preliminary prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada other than Quebec, but has not yet become final for the purpose of the sale of securities. Information contained in this amended and restated preliminary prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the prospectus is obtained from the securities regulatory authorities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. The Company has filed a Registration Statement on Form S-1 with the United States Securities and Exchange Commission, under the United States Securities Act of 1933, as amended, with respect to these securities.

Amended and Restated Preliminary Prospectus

New Issue	March 27, 2008

ALLIED NEVADA GOLD CORP.

<•>

<•> Shares of Common Stock

This prospectus is being filed to qualify the distribution (the “Offering”) of • shares of common stock (the “Shares”) of Allied Nevada Gold Corp. (the “Company”) at a price of CDN$• per Share (the “Offering Price”). See “Underwriting”. The Shares will be issued and sold pursuant to an underwriting agreement (the “Underwriting Agreement”) dated as of •, 2008 between the Company and Cormark Securities Inc. and GMP Securities L.P. (the “Canadian Underwriters”). The Offering Price has been determined by negotiation between the Company and the Underwriters (as defined below).

The outstanding common stock of the Company is listed and posted for trading on the Toronto Stock Exchange (the “TSX”) and on the American Stock Exchange (the “AMEX”) under the symbol “ANV”. On March 26, 2008, the last trading day prior to the date of this amended and restated preliminary prospectus, the closing price of the Company’s common stock on the TSX was CDN$5.41 and $5.29 on the AMEX.

We are offering our common stock for sale concurrently in Canada under the terms of this prospectus and in the United States under the terms of a registration statement on Form S-1 filed with the United States Securities and Exchange Commission. Our common stock is being offered in Canada by the Canadian Underwriters and in the United States by Cormark Securities (U.S.A.) Limited and Griffiths McBurney Corp. (together with the Canadian Underwriters, the “Underwriters”).

Price: CDN$<•> per Share

	Price to the Public CDN$			Underwriters’ Fee(1) CDN$			Net Proceeds to the Company(2)(3) CDN$
Per Share	$	<	•>	$	<	•>	$	<	•>
Total	$	<	•>	$	<	•>	$	<	•>

Notes:

(1)	In consideration of the services rendered by the Underwriters in connection with the Offering, the Company has agreed to pay a fee to the Underwriters equal to <•>% of the gross proceeds of the Offering.
(2)	After deducting the fee payable to the Underwriters referred to above but before deducting the expenses of the Offering, including the preparation and filing of this prospectus, estimated to be CDN$<•>, which amount shall be paid by the Company from the proceeds of the Offering.
(3)	The Company has granted the Underwriters an over-allotment option (the “Over-Allotment Option”), exercisable at any time for a period of 30 days from the date of closing of the Offering, to purchase at the Offering Price up to that number of shares of common stock equal to 15% of the Shares sold in the Offering, to cover over-allotments, if any, and for market stabilization purposes. If the Over-Allotment Option is exercised in full, the total price to public, Underwriters’ fee and net proceeds to the Company will be CDN$<•>, CDN$<•> and CDN$<•>, respectively. This prospectus qualifies the distribution of the Over-Allotment Option and the distribution of the common stock issuable by the Company upon exercise of the Over-Allotment Option. See “Underwriting”.

[ALTERNATE PAGE FOR CANADIAN PROSPECTUS]

The Underwriters, as principals, conditionally offer the common stock, subject to prior sale, if as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the Underwriting Agreement referred to under “Underwriting”, and subject to the approval of certain legal matters on behalf of the Underwriters by Heenan Blaikie LLP and on behalf of the Company by Cassels Brock & Blackwell LLP.

Underwriters’ Position	Maximum size or number of securities held	Exercise period/Acquisition date	Exercise price or average acquisition price
Over-Allotment Option	• Shares of Common Stock	30 days following Closing Date	CDN$•

Subscriptions for common stock will be received by the Underwriters subject to rejection or allotment, in whole or in part, and the right is reserved to close the subscription books at any time without notice. It is expected that certificates evidencing the Shares will be available for delivery on the closing of the offering, which is expected to take place on or about •, 2008 or such other date as may be agreed upon by the Company and the Underwriters but in any event not later than •, 2008. During the distribution of the Shares, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the Shares in accordance with applicable market stabilization rules. See “Underwriting”. Such transactions, if commenced, may be discontinued at any time.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 19.

EXCHANGE RATE INFORMATION

We publish our combined consolidated financial statements in U.S. dollars. All references in this prospectus to “dollars”, “$” or “US$” are to U.S. dollars and all references to “CDN$” are to Canadian dollars, unless otherwise noted. The following table presents, in U.S. dollars, the exchange rates for the Canadian dollar, determined based on the inverse of the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York (the “noon buying rate”) for the periods indicated.

	Fiscal Year Ended December 31,
	2003	2004	2005	2006	2007
High	$0.7738	$0.8493	$0.8690	$0.9100	$1.0908
Low	0.6349	0.7158	0.7872	0.8528	0.8437
End of Period	0.7738	0.8310	0.8579	0.8582	1.0120
Average	0.7186	0.7702	0.8276	0.8844	0.9309

The average exchange rate is calculated using the average of the exchange rates on the last business day of each month during the applicable fiscal year. On March 26, 2008, the noon buying rate was CDN$1.00 = $0.9823.

i

[ALTERNATE PAGE FOR CANADIAN PROSPECTUS]

The Company is organized under the laws of the state of Delaware in the United States. Some of its directors and officers, and some of the experts named in this prospectus, are residents of the United States or otherwise reside outside of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company’s assets, are located outside of Canada. As a result, although the Company has appointed Cassels Brock & Blackwell LLP as its agent for service of process in Canada, it may not be possible for investors in Canada to bring an action in Canada against directors, officers or experts who are not resident in Canada. It may not be possible for an investor to enforce a judgment obtained in a Canadian court predicated upon the civil liability provisions of Canadian securities laws against the Company or those persons.

i

ALTERNATE PAGE FOR CANADIAN PROSPECTUS

EXCHANGE RATE INFORMATION

We publish our combined consolidated financial statements in U.S. dollars. All references in this prospectus to “dollars”, “$” or “US$” are to U.S. dollars and all references to “CDN$” are to Canadian dollars, unless otherwise noted. The following table presents, in U.S. dollars, the exchange rates for the Canadian dollar, determined based on the inverse of the noon buying rate in New York City for cable transfers in U.S. dollars as certified for customs purposes by the Federal Reserve Bank of New York (the “noon buying rate”) for the periods indicated.

	Fiscal Year Ended December 31,
	2003	2004	2005	2006	2007
High	$0.7738	$0.8493	$0.8690	$0.9100	$1.0908
Low	0.6349	0.7158	0.7872	0.8528	0.8437
End of Period	0.7738	0.8310	0.8579	0.8582	1.0120
Average	0.7186	0.7702	0.8276	0.8844	0.9309

The average exchange rate is calculated using the average of the exchange rates on the last business day of each month during the applicable fiscal year. On March 26, 2008, the noon buying rate was CDN$1.00 = $0.9823.

ii

EXPLANATORY NOTES

Formation of Allied Nevada

Initial Corporate Organization

Allied Nevada Gold Corp. commenced operations in May 2007. We were incorporated under the laws of Delaware on September 14, 2006 and until May 10, 2007 we were a wholly-owned subsidiary of Vista Gold Corp., a corporation incorporated under the laws of the Yukon Territory, Canada. Vista is engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects, with current holdings in California, Idaho and Colorado (and, prior to May 10, 2007, also in Nevada) in the United States, as well as Bolivia, Mexico, Indonesia and Australia.

We commenced our operations on May 10, 2007, following Vista’s transfer to us of its Nevada-based mining properties and related assets, along with cash, and the transfer to us by Carl Pescio and Janet Pescio (the “Pescios”) of their interests in certain Nevada mining properties and related assets. These transfers to us were made in exchange for shares of our common stock and cash, under the terms of an Arrangement and Merger Agreement that we entered into with Vista and the Pescios on September 22, 2006, as amended (the “Arrangement Agreement”) as summarized below. In this document, we sometimes use the terms “Vista Nevada Assets” and “Pescio Nevada Assets” to refer to, respectively, Vista’s Nevada-based mining properties and related assets, and the Pescios’ interests in certain Nevada mining properties and related assets that were transferred to us pursuant to the Arrangement Agreement. We have now begun to conduct our new business of evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada. Before the Arrangement Agreement transactions were completed, we had no properties or property interests, were not yet conducting business operations and had no shareholders other than Vista.

Arrangement Agreement

Pursuant to the terms of the Arrangement Agreement, the parties completed a transaction that resulted in Vista’s transfer of the Vista Nevada Assets to Allied Nevada along with cash, and the Pescios’ transfer to Allied Nevada of the Pescio Nevada Assets, all pursuant to an arrangement (which we refer to as the “Arrangement” in this document) under the provisions of the Business Corporations Act (Yukon Territory).

Among other things, pursuant to the Arrangement Agreement:

•

Vista reorganized its business to split the Vista Nevada Assets from its other properties and related assets and ensured that all of the Vista Nevada Assets were held by its wholly-owned subsidiary, Vista Gold Holdings Inc. (“Vista U.S.”) or subsidiaries wholly-owned by Vista U.S.;

•

Vista subsequently transferred all issued and outstanding shares of Vista U.S. and $25 million in cash to Allied Nevada (less approximately $615,000 owed to Vista in connection with loans that Vista made to Vista U.S. pursuant to the Arrangement Agreement, which amount was subsequently reduced to $483,000) in return for the number of shares of Allied Nevada common stock equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement); and

•

The Pescios transferred their interests in the Pescio Nevada Assets to Allied Nevada Gold Holdings LLC, a limited liability company incorporated under the laws of Nevada with Allied Nevada as its sole member, in return for 12,000,000 shares of Allied Nevada common stock and $15 million in cash from Allied Nevada.

As part of the transaction, Vista shareholders exchanged each of their Vista common shares and received, subject to applicable withholding taxes, (i) one new Vista common share and (ii) a pro rata portion of (A) the number of shares of Allied Nevada common stock received by Vista as part of the Arrangement less (B) the number of Allied Nevada shares retained by Vista to facilitate payment of any taxes payable in respect of the

Arrangement. Holders of Vista options exchanged their options for options to acquire Allied Nevada shares and options to acquire newly created Vista shares, and holders of Vista warrants had their warrants adjusted in accordance with the terms of the warrants.

Accordingly, upon closing of the Arrangement, Allied Nevada issued 38,933,055 shares of common stock as part of the transaction, of which 12,000,000 were issued to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets and 26,933,055 were issued to Vista in accordance with the Arrangement. Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares were distributed to shareholders of Vista, less any applicable withholding taxes, and Vista retained approximately 1,529,848 shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. The new common shares of Vista and the shares of Allied Nevada common stock began trading on May 10, 2007, on the AMEX and the TSX.

Also pursuant to the terms of the Arrangement Agreement, Vista transferred $25 million in cash to Allied Nevada in connection with the closing of the Arrangement. Of this amount, Allied Nevada paid $15 million to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets. Accordingly, our initial working capital was approximately $10 million, less amounts required to pay amounts owing to Vista in connection with loans that Vista made to Vista U.S. pursuant to the Arrangement Agreement. The aggregate loan amount was approximately $483,000. Under the Arrangement Agreement, we agreed to use our commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after closing. On July 16, 2007, we met this requirement with the completion of a non-brokered private placement financing in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Each unit consisted of one share of common stock and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one share of common stock of Allied Nevada at any time prior to the close of business on July 16, 2009 at a price of CDN$5.75 per share. We also issued as a finder’s fee 114,850 warrants, each such warrant exercisable for one unit at any time prior to the close of business on July 16, 2009 at an exercise price of CDN$4.60, and paid cash finder’s fees totalling $507,000 to the two entities that served as finders in the private placement financing. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position, Liquidity and Capital Resources — Financing Activities”.

The issuance of securities by Vista and Allied Nevada to Vista securityholders pursuant to the Arrangement was not registered under the Securities Act or the securities laws of any state of the United States and was effected in reliance upon the exemption from registration under the Securities Act provided by Section 3(a)(10) thereof. Section 3(a)(10) of the Securities Act exempts from registration a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. The Supreme Court of the Yukon Territory, an authorized court, approved the Arrangement by a Final Order granted on November 29, 2006. The Final Order accordingly constituted a basis for the exemption from the registration requirements of the Securities Act with respect to the issuance of the securities of Vista and Allied Nevada to Vista securityholders pursuant to the Arrangement.

Financial Information Included in This Document

This prospectus includes financial and other information for the years ended December 31, 2003-2007. Prior to May 10, 2007, we were still a wholly-owned subsidiary of Vista. Consistent with our past filings with the SEC, the financial statements, related discussion and analysis and other financial information in this document were prepared as relates to the subsidiaries of Vista that held Nevada-based mining properties and related assets that were transferred to Allied Nevada as part of the Arrangement. In our filings prior to the completion of the Arrangement, we referred to these subsidiaries as “Vista Gold Corp. — Nevada exploration properties” or “Vista Nevada”. Our financial statements do not include any historical financial information on the property interests acquired by Allied Nevada from the Pescios, because that acquisition was considered an asset purchase and not a purchase of a business. Consequently, financial information relating to the property interests acquired from the Pescios is not incorporated into these statements. This assessment is based on the fact that no separate entity was acquired but rather a group of interests in mineral properties assembled over time by the Pescios. Accordingly, the financial statements for periods prior to the completion of the Arrangement as presented in this prospectus are those of Vista Nevada, as so termed, and are not indicative of results of operations of Allied Nevada as it is now constituted.

The financial information provided in this prospectus has been prepared in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).

For further information concerning financial information included in this document, please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Notes to Audited Financial Statements — Note 2.

FORWARD-LOOKING STATEMENTS

We make “forward-looking statements” in the “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and “Properties” sections and elsewhere throughout this prospectus. All statements, other than statements of historical facts, included in this prospectus and in press releases and public statements by our officers or representatives, that address activities, events or developments that management of Allied Nevada expects or anticipates will or may occur in the future, are forward-looking statements, including but not limited to such things as future business strategy, plans and goals, competitive strengths, expansion and growth of our business, plans for reactivation of the Hycroft Brimstone Open Pit Mine (which we also refer to as the “Hycroft Mine” in this prospectus) including anticipated scheduling and production estimates and duration of production, as well as estimated capital and other costs, technical risks associated with the Hycroft reactivation project, timing of reclamation bond approval, the availability of outside contractors, scheduling and results of exploration drilling programs currently underway at Hycroft, current estimates of oxide gold reserves and resources, potential for upgrading and expanding oxide gold reserves and resources and extension of life of the oxide project, results of evaluation of underlying sulfide mineralization at Hycroft and current estimates of sulfide gold resources, plans for metallurgical testing of the sulfide material, scheduling and results of planned pre-feasibility study to evaluate the sulfide project, plans for expansion of the Hycroft drilling program, estimates of mining, processing, and general and administrative costs if production is resumed at Hycroft, anticipated strip ratio and recovery rates at Hycroft, future gold prices, availability and timing of capital for financing the planned reactivation of the Hycroft Mine, anticipated cash flows, estimates of internal rates of return, net present value and payback period for capital costs, if production is resumed, estimated completion dates, estimated exploration and other expenditures, estimated royalty payments, operations, proven or probable reserves, mineralized material, current working capital and cash operating costs.

The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “schedule” and similar words or expressions identify forward-looking statements. These statements involve known and unknown risks, uncertainties, assumptions and other factors which may cause our actual results, performance or achievements, including anticipated scheduling and production estimates in connection with our proposed reactivation of the Hycroft Mine, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements are based on current expectations. The anticipated timing and cost of reactivation of the Hycroft Mine as well as the expected production from the mine are based on the following assumptions: capital cost estimates are based on recent estimates of construction and mining costs. These estimates were developed by independent consultants and Allied personnel. Production estimates are based upon the actual gold recovery achieved on Brimstone ores. Ore tonnage estimates and gold grades are based on the mine plans and production schedules developed by an independent consultant. Although our management believes that its expectations are based on reasonable assumptions, we can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others:

•	Business-related risks including:

•	Risks related to our status as a newly formed independent company and our lack of operating history;

•	Risks relating to the planned reactivation of the Hycroft Brimstone Open Pit Mine including:

•	risks of delays in receipt of reclamation bond approval and delays in completion of construction;

•	uncertainties relating to availability and timing of capital for financing the planned reactivation;

•	risks relating to availability of outside contractors;

•	risks of shortages of equipment or supplies;

•	uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and

•	risks of inability to achieve anticipated production volume or manage cost increases;

•	Risks that our acquisition, exploration and evaluation activities will not be commercially successful;

•	Risks relating to fluctuations in the price of gold;

•	The inherently hazardous nature of mining activities;

•	Uncertainties concerning estimates of reserves and mineralized material;

•	Uncertainty of being able to raise capital on favorable terms or at all;

•	Risks relating to intense competition within the mining industry;

•	Our dependence on outside sources to place mineral properties into production;

•	Potential effects on our operations of U.S. federal and state governmental regulation, including environmental regulation and permitting requirements;

•	Risks of significant cost increases;

•	Uncertainties concerning availability of equipment and supplies;

•	Risks relating to our dependence on third parties that are responsible for exploration and development on some of our properties;

•	Risks that we may lose key personnel or fail to attract and retain personnel;

•	Risks that we may experience difficulty in managing our growth;

•	Potential challenges to title in our mineral properties; and

•	Risks that our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval.

•	Risks related to our common stock, including:

•	Potential volatility in the trading price of our common stock;

•	Risks inherent in accurately valuing our common stock; and

•	Potential adverse effect of future sales of our common stock on the trading price of our common stock.

•	Risks related to this offering of common stock, including:

•

The dilution of $2.43 per share that new investors will experience on purchase of our common stock, based on an assumed public offering price of CDN$5.41 per share (which was the last reported sale price of our common stock on the TSX on March 26, 2008); and

•	Risks relating to our broad discretion over the use of proceeds from this offering.

Please see “Risk Factors” below for more information about these and other risks. Potential investors are cautioned against attributing undue certainty to forward-looking statements. Although we have attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that our forward-looking statements will prove to be accurate as actual results and future events could differ materially from those anticipated in the statements. We assume no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

You should rely only on the information contained in or incorporated by reference in this prospectus and any applicable free writing prospectus. We have not authorized anyone to provide you with information that is different. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in or incorporated by reference in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

GLOSSARY

“AMR” means advance minimum royalty.

“AOI” means an area of interest.

“Assay” means to test ores or minerals by chemical or other methods for the purpose of determining the amount of valuable metals contained.

“Breccia” means rock consisting of fragments, more or less angular, in a matrix of finer-grained material or of cementing material.

“Claim” means a mining interest giving its holder the right to prospect, explore for and exploit minerals within a defined area.

“Cut-off grade” means the grade below which mineralized material or ore will be considered waste.

“Deposit” means an informal term for an accumulation of mineral ores.

“Diamond drill” means a rotary type of rock drill that cuts a core of rock and is recovered in long cylindrical sections, two centimeters or more in diameter.

“EIS” means Environmental Impact Statement.

“Fault” means a fracture in rock along which there has been displacement of the two sides parallel to the fracture.

“Heap leach” means a gold extraction method that percolates a cyanide solution through ore heaped on an impervious pad or base.

“Mineralization” means the concentration of metals within a body of rock.

“Mineralized material” is a mineralized body which has been delineated by appropriately spaced drilling and/or underground sampling to support a sufficient tonnage and average grade of metal(s). Such a deposit does not qualify as a reserve, until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

“NI 43-101” means “National Instrument 43-101—Standards of Disclosure for Mineral Projects of the Canadian Securities Administrators.”

“NSR” means net smelter return royalty.

“opt” means ounces per Ton and one ounce per Ton is equal to 34.2857 grams per Tonne.

“Ore” means material containing minerals that can be economically extracted.

“Oxide” means mineralized rock in which some of the original minerals have been oxidized (i.e., combined with oxygen). Oxidation tends to make the ore more porous and permits a more complete permeation of cyanide solutions so that minute particles of gold in the interior of the minerals will be more readily dissolved.

“Probable reserves” means reserves for which quantity and grade and/or quality are computed from information similar to that used for proven reserves, but the sites for inspection, sampling and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“Proven reserves” means reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape, depth, and mineral content of reserves are well-established.

“Pulp” means a whole or split portion of a rock or drill sample derived from the crushing process that is pulverized using a ring mill to produce a final pulverized sample for assay. The size of the split to be pulverized is determined according to the tester’s needs and is based upon the pulverizing procedure that is selected. For assay purposes the particle size in the final pulverized sample, the pulp, must meet certain criteria, namely that >85% of the sample be less than 75 microns.

“RCR” means reverse circulation rotary.

“Recovery” means that portion of the metal contained in the ore that is successfully extracted by processing, expressed as a percentage.

“Reserves” or “ore reserves” mean that part of a mineral deposit, which could be economically and legally extracted or produced at the time of the reserve determination.

“Sampling” means selecting a fractional, but representative, part of a mineral deposit for analysis.

“Sediment” means solid material settled from suspension in a liquid.

“Stockwork” means a rock mass interpenetrated by small veins of mineralization.

“Strike”, when used as a noun, means the direction, course or bearing of a vein or rock formation measured on a level surface and, when used as a verb, means to take such direction, course or bearing.

“Strike length” means the longest horizontal dimension of an orebody or zone of mineralization.

“Stripping ratio” means the ratio of waste to ore in an open pit mine.

“Sulfide” means a compound of sulfur and some other element.

“Tailings” means material rejected from a mill after most of the valuable minerals have been extracted.

“Ton” means a short ton (2,000 pounds) and one Ton is equal to 0.907 Tonnes.

“Tonne” means a metric ton (2,204.6 pounds) and one Tonne is equal to 1.1023 Tons.

“Vein” means a fissure, fault or crack in a rock filled by minerals that have traveled upwards from some deep source.

“Volcaniclastic” means derived by ejection of volcanic material from a volcanic vent.

“Waste” means rock lacking sufficient grade and/or other characteristics of ore.

Additional Definitions

We estimate and report our Mineral Resources and Mineral Reserves according to the definitions set forth in NI 43-101 and modify and reconcile them as appropriate to conform to Industry Guide 7 for reporting in the U.S. The definitions for each reporting standard are presented below with supplementary explanation and descriptions of the parallels and differences.

NI 43-101 DEFINITIONS

“Mineral Reserve” refers to the economically mineable part of a Measured or Indicated Mineral Resource demonstrated by at least a preliminary feasibility study. The study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified. A mineral reserve includes diluting materials and allowances for losses that might occur when the material is mined.

“Proven Mineral Reserve” refers to the economically mineable part of a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.

“Probable Mineral Reserve” refers to the economically mineable part of an Indicated, and in some circumstances, a Measured Mineral Resource demonstrated by at least a preliminary feasibility study. This study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction can be justified.

“Mineral Resource” refers to a concentration or occurrence of diamonds, natural, solid, inorganic material, or natural solid fossilized organic material including base and precious metals, coal, and industrial minerals in or on the Earth’s crust in such form and quantity and of such a grade or quality that it has reasonable prospects for economic extraction. The location, quantity, grade, geological characteristics and continuity of a Mineral Resource are known, estimated or interpreted from specific geological evidence and knowledge.

“Measured Mineral Resource” refers to that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics are so well established that they can be estimated with confidence sufficient to allow the appropriate application of technical and economic parameters, to support production planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration, sampling and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough to confirm both geological and grade continuity.

“Indicated Mineral Resource” refers to that part of a Mineral Resource for which quantity, grade or quality, densities, shape and physical characteristics can be estimated with a level of confidence sufficient to allow the appropriate application of technical and economic parameters, to support mine planning and evaluation of the economic viability of the deposit. The estimate is based on detailed and reliable exploration and testing information gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes that are spaced closely enough for geological and grade continuity to be reasonably assumed.

“Inferred Mineral Resource” refers to that part of a Mineral Resource for which quantity and grade or quality can be estimated on the basis of geological evidence and limited sampling and reasonably assumed, but not verified, geological and grade continuity. The estimate is based on limited information and sampling gathered through appropriate techniques from locations such as outcrops, trenches, pits, workings and drill holes.

“Qualified Person(1)” refers to an individual who is an engineer or geoscientist with at least five years of experience in mineral exploration, mine development or operation or mineral project assessment, or any combination thereof, has experience relevant to the subject matter of the project and the technical report and is a member in good standing of a professional association.

SEC INDUSTRY GUIDE 7 DEFINITIONS

“Reserve” refers to that part of a mineral deposit which could be economically and legally extracted or produced at the time of the reserve determination. Reserves must be supported by a feasibility(2) study done to bankable standards that demonstrates the economic extraction. (“bankable standards” implies that the confidence attached to the costs and achievements developed in the study is sufficient for the project to be eligible for external debt financing.) A reserve includes adjustments to the in-situ tonnes and grade to include diluting materials and allowances for losses that might occur when the material is mined.

“Proven Reserve” refers to reserves for which (a) quantity is computed from dimensions revealed in outcrops, trenches, workings or drill holes; grade and/or quality are computed from the results of detailed sampling and (b) the sites for inspection, sampling and measurement are spaced so closely and the geologic character is so well defined that size, shape depth and mineral content of reserves are well-established.

“Probable Reserve” refers to reserves for which quantity and grade and/or quality are computed from information similar to that used for proven (measured) reserves, but the sites for inspection, sampling, and measurement are farther apart or are otherwise less adequately spaced. The degree of assurance, although lower than that for proven reserves, is high enough to assume continuity between points of observation.

“Mineralized Material” refers to material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.(3)

“Non-Reserves” refers to mineralized material that is not included in the reserve as it does not meet all of the criteria for adequate demonstration for economic or legal extraction.

“Exploration Stage” prospect is one which is not in either the development or production stage.

“Development Stage” project is one which is undergoing preparation of an established commercially mineable deposit for its extraction but which is not yet in production. This stage occurs after completion of a feasibility study.

“Production Stage” project is actively engaged in the process of extraction and beneficiation of mineral reserves to produce a marketable metal or mineral product.

Cautionary Note to U.S. Investors Concerning Estimates of Measured and Indicated Mineral Resources

This Prospectus uses the terms “Measured Mineral Resources” and “Indicated Mineral Resources.” We advise U.S. investors that while those terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into Mineral Reserves.

Our Measured and Indicated Mineral Resources which are reported in this Prospectus do not include that part of our Mineral Resources that have been converted to Proven and Probable Mineral Reserves as shown above, and have been estimated in conformance with definitions set out in NI 43-101. We have filed Technical Reports on our Mineral Reserves and Mineral Resources (Mineral Resources stated in the Technical Report includes Mineral Reserves) for the Hycroft Brimstone Open Pit Mine as required by NI 43-101.

(2)	For Industry Guide 7 purposes the feasibility study must include adequate information on mining, processing, metallurgical, economic, and other relevant factors that demonstrate, at the time of reporting, that economic extraction is justified.
(3)	This category is substantially equivalent to the combined categories of Measured and Indicated Mineral Resources specified in NI 43-101.

This Prospectus uses the term “Inferred Mineral Resources.” We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally mineable.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read the entire prospectus carefully, including, in particular, the sections entitled “Explanatory Notes”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, and the consolidated financial statements and related notes appearing at the back of this prospectus.

As used in this prospectus, unless the context otherwise requires or indicates, references to “Allied Nevada,” “Allied Nevada Gold Corp.,” “Company,” “we,” “our,” and “us,” refer to Allied Nevada Gold Corp. and its subsidiaries as constituted from and after the closing of the Arrangement on May 10, 2007.

Allied Nevada Gold Corp.

We commenced our operations on May 10, 2007, following Vista’s transfer to us of its Nevada-based mining properties and related assets, along with cash, and the transfer to us by Carl Pescio and Janet Pescio, (together, the “Pescios”) of their interests in certain Nevada mining properties and related assets. These transfers to us were made in exchange for shares of our common stock and cash, under the terms of an Arrangement and Merger Agreement that we entered into with Vista and the Pescios on September 22, 2006, as amended (the “Arrangement Agreement”) as summarized below. In this document, we sometimes use the terms “Vista Nevada Assets” and “Pescio Nevada Assets” to refer to, respectively, Vista’s Nevada-based mining properties and related assets, and the Pescios’ interests in certain Nevada mining properties and related assets that were transferred to us pursuant to the Arrangement Agreement. We have now begun to conduct our new business of evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada. Before the Arrangement Agreement transactions were completed, we had no properties or property interests, were not yet conducting business operations and had no shareholders other than Vista.

Pursuant to the terms of the Arrangement Agreement, the parties completed a transaction that resulted in Vista’s transfer of the Vista Nevada Assets to Allied Nevada along with cash, and the Pescios’ transfer to Allied Nevada of the Pescio Nevada Assets, all pursuant to an arrangement (which we refer to as the “Arrangement” in this document) under the provisions of the Business Corporations Act (Yukon Territory). Allied Nevada issued 38,933,055 shares of common stock as part of the transaction, of which 12,000,000 were issued to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets and 26,933,055 were issued to Vista in accordance with the Arrangement. Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares were distributed to shareholders of Vista, less any applicable withholding taxes, and Vista retained 1,529,848 shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. The new common shares of Vista and the shares of Allied Nevada common stock began trading on May 10, 2007, on the American Stock Exchange and the Toronto Stock Exchange. In addition, holders of options to acquire Vista common shares exchanged their Vista options for options to acquire common stock of Allied Nevada and options to acquire newly created Vista common shares and holders of warrants of Vista had their warrants adjusted in accordance with the terms of the warrants.

Also pursuant to the terms of the Arrangement Agreement, Vista transferred $25 million in cash to Allied Nevada in connection with the closing of the Arrangement. Of this amount, Allied Nevada paid $15 million to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets.

Under the Arrangement Agreement, we agreed to use our commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after closing. On July 16, 2007, we met this requirement with the completion of a non-brokered private placement financing in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Each unit consisted of one share of common stock and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one share of common stock of Allied Nevada at any time prior to the close of business on July 16, 2009 at a price of CDN$5.75 per share. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position, Liquidity and Capital Resources — Financing Activities.”

On September 11, 2007, our Board of Directors approved the proposal to restart the operations at the Hycroft Brimstone Open Pit Mine. The Hycroft reactivation project involves reopening the Hycroft Brimstone oxide open pit mine which has been on a care and maintenance program since 1998. See “— Our Business Strategy” below, and see “Properties — Development Properties — Hycroft Brimstone Open Pit Mine — Planned Reactivation of Mine”.

Our Business

Allied Nevada is engaged in the evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada. Our main activities in the near future will focus on the reactivation of our Hycroft Brimstone Open Pit Mine and the exploration drilling program we are currently conducting at Hycroft to upgrade and expand oxide reserves and to test sulfide gold and silver mineralization. See “Business — Business Strategy — Hycroft Brimstone Open Pit Mine Reactivation” and “— Hycroft Exploration Drilling Program.” In addition, our management will look for opportunities to improve the value of the gold projects that we own or control through exploration drilling, introducing technological innovations and developing properties into operating mines. We expect that emphasis on gold project acquisition and development will continue in the future.

We do not produce gold in commercial quantities and do not expect to generate revenue from this source until the last quarter of 2008 at the earliest. We are currently dependent on cash from our working capital, potential funding from external sources and cash flow from royalty payments received with respect to the interests acquired from the Pescios as part of the Pescio Nevada Assets.

On March 20, 2008, Allied Nevada entered into a CDN$27 million secured bridge credit facility with Ionic Capital Corp. (“Ionic”). Pursuant to the terms of this facility, Allied has drawn down CDN$10 million. The balance of the facility is available for drawdown until July 2008. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Subsequent Events”.

Our Properties

All of our properties are located in Nevada. We classify our mineral properties into three categories: “Development Properties”, “Advanced Exploration Properties”, and “Other Exploration Properties”. Development Properties are properties where a decision to develop the property into a producing mine has been made. We currently have one Development Property, namely the Hycroft Brimstone Open Pit Mine as discussed herein. Advanced Exploration Properties are those properties where we retain a significant ownership interest or joint venture and where there has been sufficient drilling and analysis to identify and report proven and probable reserves or other mineralized material. Other Exploration Properties are those that do not fall into the other categories. See “Properties” for information about these properties.

Our Business Strategy

Our business plan was developed with the overriding goal of maximizing shareholder value through the exploration and development of our mineral properties, utilizing the extensive mining-related background and capabilities of our management and employees, and also through strategic partnerships. To achieve this goal, our business plan focuses on five strategic areas:

•	Hycroft Brimstone Open Pit Mine Reactivation

•	Hycroft Exploration Drilling Program

•	Increase of Oxide Reserves

•	Testing of Sulfide Gold and Silver Mineralization

•	Advanced Exploration Properties

•	Other Exploration Properties

•	Mergers and Acquisitions

Until we start generating sufficient cash flow from gold production and production royalties, we are dependent on our working capital, funding from external sources and cash from advanced minimum royalty (“AMR”) payments received with respect to interests in certain Nevada-based mining properties acquired as part of the Pescio Nevada Assets.

•	Hycroft Brimstone Open Pit Mine Reactivation

On September 11, 2007, our Board of Directors approved the proposal to restart the operations at our Hycroft Brimstone Open Pit Mine located near Winnemucca, Nevada. The Hycroft reactivation project involves reopening the Hycroft Brimstone Open Pit Mine which was in production from 1994 until 1998. In 1998, the Hycroft Mine was closed and put on a care and maintenance program due to low gold prices.

While in production the Brimstone deposit contributed 175,000 ounces of gold production to the Hycroft total production of approximately one million ounces of gold. The Hycroft Mine is expected to produce 375,000 ounces of gold over its first five years of operation. Allied Nevada anticipates that an updated reserve calculation estimate for the Hycroft Mine will be completed in the second half of 2008. Management anticipates achieving production in the fourth quarter of 2008.

We anticipate that, as the Hycroft Mine reaches scheduled production levels, the project will eventually generate significant cash flow for funding the planned programs of Allied Nevada.

•	Hycroft Exploration Drilling Program

Increase of Oxide Reserves

One of the objectives of the Hycroft exploration drilling program is to confirm and expand the existing oxide reserves on the Hycroft property.

Allied Nevada has begun an oxide ore reserve delineation program at Hycroft. The drill program is designed with the goal of increasing the current proven and probable ore reserves. This drill program includes the drilling of 70 holes to a depth of approximately 300 feet. The planned holes are located immediately west of the Hycroft Brimstone Open Pit Mine. Five drill rigs (three reverse circulation rotary and two core rigs) have been operating at Hycroft since the beginning of 2008 and are being used primarily to identify and delineate oxide resources at Brimstone in furtherance of the Company’s objective of confirming and expanding existing oxide reserves on its Hycroft property. We expect to drill approximately 30,000 feet per month in the first quarter of 2008. Management anticipates that revised oxide ore reserves will be announced in the second half of 2008.

Testing of Sulfide Gold and Silver Mineralization

The second objective of the Hycroft exploration drilling program is to test the economic viability of the sulfide gold and silver mineralization on the Hycroft property. The sulfide exploration program started in late August 2007 with one reverse circulation drill and was expanded to three reverse circulation drills and three core drills for the remainder of 2007 as part of this program. Allied Nevada drilled approximately 51,000 feet in 2007.

The historical Hycroft drill hole and assay databases are being reviewed to determine if a sulfide gold resource can be defined through the historic drilling. The databases will also be used to guide the sulfide and oxide drilling programs. Based on the data analyzed to date, the drill programs will be concentrated in and around the existing pits for the first half of 2008 to determine the thickness and grade of the sulfides exposed in the pits and to increase the oxide reserves. Diamond drilling in 2007 was designed to test the extensions of sulfide zones out from the existing pits, as indicated by geophysical studies that we completed in 2007. This program will continue as part of the exploration program during the last half of 2008.

The distribution of silver mineralization across the Hycroft property is not fully understood because historic drill holes were not assayed for the silver. Pulp samples from approximately 200 historic holes, distributed throughout the property, are in the process of being assayed for silver and gold.

Results of the Hycroft induced polarization geophysical survey completed in late October 2007 are being evaluated. High chargeability zones were seen to continue south and north from the Central Fault and East Fault (Brimstone) zones, and underlie other parts of the property. The survey was designed to better define the higher concentrations of sulfides within the greater sulfide envelope underlying the property.

Upon completion of the 2008 sulfide exploration drill program, Allied Nevada intends to revise the sulfide mineralized material calculation estimate. We plan to start metallurgical test work during 2008. This test work will focus on estimating gold and silver recovery from the sulfide material.

Management intends to continue exploration drilling on the sulfide system in 2009. We plan to conduct metallurgical testing as well as additional engineering work in 2009. We intend to complete a pre-feasibility study evaluating the economic viability of the sulfide project and anticipate completion of the study in 2010.

Any expansion of the Hycroft Mine necessary to exploit any additional reserves that may be established through our Hycroft exploration drilling program that are not located within our current mine plan, will require us to obtain all permits, approvals and consents of regulatory agencies responsible for the use and development of mines in Nevada.

•	Advanced Exploration Properties

Our Advanced Exploration Properties portfolio consists of five advanced properties (Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat). Evaluation of these properties will be completed to determine each property’s economic potential. Based on this evaluation, future exploration programs will be developed to advance the most prospective properties towards a development decision. For further discussions concerning our advanced exploration properties, please see information concerning each property under “Properties”.

•	Other Exploration Properties

Our Other Exploration Properties comprise 109 earlier-stage exploration properties. We are currently conducting a number of activities in connection with our earlier-stage exploration properties. The evaluation of over 20 property groups in the Battle Mountain segment of the Battle Mountain/Eureka Trend is nearing completion and evaluation has begun of the various properties in the Walker Lane lineament. The evaluation includes compilation of all geologic data and land information for the properties in a geological information system data base.

•	Mergers and Acquisitions

We routinely review merger and acquisition opportunities. An appropriate merger and acquisition opportunity must be accretive to the overall value of Allied Nevada. Our primary focus will be on those opportunities involving precious metal production or near-term production with a secondary focus on other resource-based opportunities. Potential acquisition targets would include private and public companies or individual properties. Although our preference would be for candidates located in the United States, Allied Nevada will consider opportunities located in other countries where the geopolitical risk is acceptable.

Risk Factors

Investing in our common stock involves a number of material risks. You should carefully consider all of the risks discussed in “Risk Factors” which begins on page 15 before investing in our common stock. These risks include the following:

•	Risks related to our status as a newly formed independent company and our lack of operating history;

•	Risks relating to the planned reactivation of the Hycroft Mine including:

•	risks of delays in receipt of reclamation bond approval and delays in completion of construction;

•	uncertainties relating to availability and timing of capital for financing the planned reactivation;

•	risks relating to availability of outside contractors;

•	risks of shortages of equipment or supplies;

•	uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and

•	risks of inability to achieve anticipated production volume or manage cost increases.

•	Risks that our acquisition, exploration and evaluation activities will not be commercially successful;

•	Risks relating to fluctuations in the price of gold;

•	The inherently hazardous nature of mining activities;

•	Uncertainties concerning estimates of reserves and mineralized material;

•	Uncertainty of being able to raise capital on favorable terms or at all;

•	Our dependence on outside sources to place mineral properties into production;

•	Potential effects on our operations of U.S. federal and state governmental regulation, including environmental regulation and permitting requirements;

•	Risks of significant cost increases;

•	Potential adverse effect of future sales of our common stock on the trading price of our common stock; and

•

The dilution of $2.43 per share that new investors will experience on purchase of our common stock, based on an assumed public offering price of CDN$5.41 per share (which was the last reported sale price of our common stock on the TSX on March 26, 2008).

Our Corporate Information

Our principal executive offices are located at 9604 Prototype Court, Reno, Nevada 89521, and our telephone number is (775) 358-4455. Our website address is www.alliednevada.com. The information contained on our website does not form part of this prospectus.

The Offering

Common stock offered by Allied Nevada	11,090,573 shares

Common stock outstanding after this offering	54,064,723 shares

Use of Proceeds

We estimate that the net proceeds from this offering after deducting estimated underwriters’ fees and offering expenses will be approximately CDN$55,200,000 million ($54,300,000 million) based on an assumed public offering price of CDN$5.41 per share ($5.29 per share) (which was the last reported sale price of our common stock on March 26, 2008 on the TSX and on the AMEX, respectively), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table below summarizes currently expected uses of net proceeds from the Offering and the approximate dollar amount of such net proceeds to be apportioned to each:

Activity	Amount of Net Proceeds from the Offering ($)
Reactivation of Hycroft Brimstone Open Pit Mine
Mining of overburden	10,000,000
Leach pad construction	9,600,000
Refinery construction	1,000,000
Mobile equipment and site repairs	5,800,000
Other capital expenditures	1,600,000
Reclamation Bonding	5,000,000
Subtotal:	33,000,000

Working Capital and Exploration Expenditures
Working Capital	11,300,000
Hycroft Exploration Expenditures	10,000,000
TOTAL:	54,300,000

We expect that we would use the majority of any remaining proceeds for our Hycroft exploration drilling program which includes a program to confirm and expand the oxide reserves as well as testing the economic viability of the sulfide gold and silver mineralization on the Hycroft property. See “Business — Business Strategy.” Any further proceeds would be used for general working capital, exploration expenditures and general corporate purposes. See “Use of Proceeds.” Our actual use of the net proceeds may vary depending on our operating and capital needs from time to time. There may be circumstances where, for sound business reasons, a reallocation of funds may be necessary.

American Stock Exchange and Toronto Stock Exchange symbol	ANV

Dividend Policy	We have never declared or paid any dividends on our common stock. We do not anticipate that we will pay cash dividends in the near future.

The number of shares of common stock to be outstanding after this offering is based on 42,974,150 shares issued and outstanding as of March 26, 2008 and excludes:

•	3,345,964 common shares underlying our options outstanding at a weighted average exercise price of $4.16 per share;

•	1,265,000 common shares available for issuance under our Stock Option Plan;

•	300,000 restricted share units outstanding and a further 900,000 restricted share units available for issuance under our Restricted Share Plan; and

•	3,671,000 common shares underlying our warrants at a weighted average exercise price of CDN$5.75 per share.

Except as otherwise indicated in this prospectus, information in this prospectus assumes the Underwriters’ over-allotment option will not be exercised to purchase additional shares in the offering.

Summary Financial Data

Set forth below are selected consolidated financial data for the periods indicated. For all periods prior to the effective date of the Arrangement, the financial statements from which these data are derived reflect the financial position and results for subsidiaries of Vista that held Nevada-based mining properties and related assets that were transferred to Allied Nevada as part of the Arrangement (“Vista Nevada”) and do not include any historical information on the properties that were acquired by Allied Nevada from the Pescios, as such acquisition is considered an asset purchase and not the purchase of a business. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Separation of Allied Nevada from Vista — Basis of Presentation” for further information on the derivation of these financial statements. Accordingly, for periods prior to May 10, 2007, the financial statements of Allied Nevada as presented in this prospectus are not indicative of results of operations of Allied Nevada as it is now constituted.

We selected the statement of loss data for the years ended December 31, 2007, 2006, and 2005 the balance sheet data as of December 31, 2007, 2006, and 2005 from the audited financial statements, which are included elsewhere in this prospectus. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of information have been included. You should read the information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Allied Nevada and related notes included elsewhere in this prospectus.

Summary Financial Data

U.S. dollars in thousands

Results of operations		Years Ended December 31,
		2005	2006	2007
Net loss		$(2,286)	$(2,465)	$(11,265)

Financial position	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007
				Historical	As Adjusted(1)
Current assets	$454	$162	$212	$21,320	$75,558
Property, plant and equipment	3,773	10,174	9,889	77,431	77,431
Total assets	10,729	16,863	17,303	106,514	160,752
Current liabilities	103	168	162	1,579	1,579
Total liabilities	4,266	4,287	4,848	6,758	6,758

(1)

As adjusted to give effect to this offering, assuming a public offering price of CDN$5.41 per share (which was the last reported sale price of our common stock on the TSX on March 26, 2008). See “Use of Proceeds.”

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information contained in this prospectus before deciding to invest in our common stock. The risks described below are not the only ones facing us or otherwise associated with an investment in our common stock. Additional risks not presently known to us or which we currently consider immaterial may also adversely affect our business. We have attempted to identify the major factors under the heading “Risk Factors” that could cause differences between actual and planned or expected results, and we have included these material risk factors. If any of the following risks actually happen, our business, financial condition and operating results could be materially adversely affected. In this case, the trading price of our common stock could decline, and you could lose part or all of your investment. See “Forward-Looking Statements” above.

Risks Relating to Our Company

We are at an early stage of development and have minimal operating history as an independent company. Our future revenues and profits are uncertain.

We are an exploration-stage venture with minimal operating history as an independent company. We were incorporated in September 2006 and commenced operations in May 2007 with properties and other mineral assets formerly held by Vista and the Pescios. See “Explanatory Notes — Formation of Allied Nevada”. None of these properties is currently producing gold in commercial quantities and there can be no assurance that these properties, or others that may be acquired by us in the future, will produce gold in commercial quantities or otherwise generate operating earnings. Although our properties include the Hycroft Mine, operations at the Hycroft Mine were suspended in December 1998, and the site was placed on care and maintenance and remains at this status today. As discussed in this prospectus, our Board of Directors recently approved the reactivation of the Hycroft Brimstone Open Pit Mine, and we have started planning and conducting activities for the proposed reactivation. Even if we re-commence mining activities at the Hycroft Mine or commence development activity on other properties, we may continue to incur losses beyond the period of commencement of such activity. There is no certainty that we will produce revenue, operate profitably or provide a return on investment in the future. If we are unable to generate revenues or profits, investors might not be able to realize returns on their investment in our common stock or keep from losing their investment. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

The reactivation of the Hycroft Brimstone Open Pit Mine is subject to risks including delays in completion and we may be unable to achieve anticipated production volume or manage cost increases.

Completion of the reactivation of our Hycroft Mine is subject to various factors, including the availability and performance of our engineering and construction contractors, mining contractors, suppliers and consultants and receipt of required governmental approvals. Any delay in the performance of any one or more of the contractors, suppliers, consultants or other persons on which we depend, or delay or failure to receive required governmental approvals, could delay or prevent the reactivation of the Hycroft Mine as currently planned. There can be no assurance:

•	when or whether the Hycroft Mine will be reactivated and start-up will re-commence;

•	that we will be able to timely obtain sufficient funds to finance reactivation and development activities;

•	that available personnel and equipment will be available to us, including availability of mining contractors;

•	that we will timely obtain necessary reclamation bond approvals;

•	whether the resulting operations will achieve the anticipated production volume; or

•	that the reactivation costs and ongoing operating costs associated with the development of the Hycroft Mine will not be higher than anticipated.

Although most of our executive management team has experience in developing and operating mines, Allied Nevada, as a newly-formed independent company, has never developed or operated a mine or managed a significant mine development project. We cannot assure you that the reactivation of the Hycroft Mine will be completed at the cost and on the schedule predicted, or that gold grades and recoveries, production rates or anticipated capital or operating costs will be achieved.

Although we believe that we will be able to obtain sufficient funds to complete the reactivation of the Hycroft Mine we cannot provide assurance of this. Furthermore, if the actual cost to complete the project is significantly higher than currently expected, there can be no assurance that we will have sufficient funds to cover these costs or that we will be able to obtain alternative sources of financing to cover these costs. Unexpected cost increases, reduced gold prices or the failure to obtain necessary additional financing on acceptable terms to complete the reactivation of the Hycroft Mine on a timely basis, or to achieve anticipated production capacity, could have a material adverse effect on our future results of operations, financial condition and cash flows.

We cannot be certain that our acquisition, exploration and evaluation activities will be commercially successful.

Although we have recently commenced activities in connection with our planned reactivation of the Hycroft Mine, we currently have no properties that produce gold in commercial quantities. Substantial expenditures are required to acquire existing gold properties, to establish ore reserves through drilling and analysis, to develop metallurgical processes to extract metal from the ore and, in the case of new properties, to develop the mining and processing facilities and infrastructure at any site chosen for mining. We cannot provide assurance that any gold reserves or mineralized material acquired or discovered will be in sufficient quantities to justify commercial operations or that the funds required for development can be obtained on a timely basis. Whether income will result from the Hycroft Mine depends on the successful re-establishment of mining operations. Factors including costs, actual mineralization, consistency and reliability of ore grades and commodity prices affect successful project development. The reactivation and efficient operation of processing facilities, the existence of competent operational management and prudent financial administration, as well as the availability and reliability of appropriately skilled and experienced consultants also can affect successful project development which, in turn, could have a material adverse effect on our future results of operations.

The price of gold is subject to fluctuations, which could adversely affect the realizable value of our assets and potential future results of operations and cash flow.

Our principal assets are gold reserves and mineralized material. We intend to attempt to acquire additional properties containing gold reserves and mineralized material. The price that we pay to acquire these properties will be, in large part, influenced by the price of gold at the time of the acquisition. Our potential future revenues are expected to be, in large part, derived from the mining and sale of gold from these properties or from the outright sale or joint venture of some of these properties. The value of these gold reserves and mineralized material, and the value of any potential gold production therefrom, will vary in proportion to variations in gold prices. The price of gold has fluctuated widely, and is affected by numerous factors beyond our control, including, but not limited to, international, economic and political trends, expectations of inflation, currency exchange fluctuations, central bank activities, interest rates, global or regional consumption patterns and speculative activities. The effect of these factors on the price of gold, and therefore the economic viability of any of our projects, cannot accurately be predicted. Any drop in the price of gold would adversely affect our asset values, cash flows, potential revenues and profits.

Mining exploration, development and operating activities are inherently hazardous.

Mineral exploration involves many risks that even a combination of experience, knowledge and careful evaluation may not be able to overcome. Operations in which we have direct or indirect interests will be subject to all the hazards and risks normally incidental to exploration, development and production of gold and other metals, any of which could result in work stoppages, damage to property and possible environmental damage.

The nature of these risks is such that liabilities might exceed any liability insurance policy limits. It is also possible that the liabilities and hazards might not be insurable, or, that we could elect not to insure Allied Nevada against such liabilities due to high premium costs or other reasons, in which event, we could incur significant costs that could have a material adverse effect on our financial condition.

Reserve calculations are estimates only, subject to uncertainty due to factors including metal prices, inherent variability of the ore and recoverability of metal in the mining process.

There is a degree of uncertainty attributable to the calculation of reserves and corresponding grades dedicated to future production. Until reserves are actually mined and processed, the quantity of ore and grades must be considered as an estimate only. In addition, the quantity of reserves and ore may vary depending on metal prices. Any material change in the quantity of reserves, mineralization, grade or stripping ratio may affect the economic viability of our properties. In addition, there can be no assurance that gold recoveries or other metal recoveries in small-scale laboratory tests will be duplicated in larger scale tests under on-site conditions or during production.

We may be unable to raise additional capital on favorable terms.

The exploration and development of our development properties, specifically our planned reactivation of the Hycroft Mine and other construction of mining facilities and commencement of mining operations, will require substantial additional financing. Significant capital investment is required to achieve commercial production from each non-producing property. We will have to raise additional funds from external sources in order to reactivate the Hycroft Mine, maintain and advance our existing property positions and to acquire new gold projects. There can be no assurance that additional financing will be available at all or on acceptable terms and, if additional financing is not available to us, we may have to substantially reduce or cease operations.

We face intense competition in the mining industry.

The mining industry is intensely competitive in all of its phases. As a result of this competition, some of which is with large established mining companies with substantial capabilities and with greater financial and technical resources than ours, we may be unable to acquire additional attractive mining claims or financing on terms we consider acceptable. This, in turn, may adversely affect our financial condition and our future results of operations. We also compete with other mining companies in the recruitment and retention of qualified managerial and technical employees. If we are unable to successfully compete for qualified employees, our exploration and development programs may be slowed down or suspended. In addition, we compete with other gold companies for capital. If we are unable to raise sufficient capital, our exploration and development programs may be jeopardized or we may not be able to acquire, develop or operate gold projects.

We will depend on outside sources to place our mineral deposit properties into production.

Our ability to place our properties into production will be dependent upon using the services of appropriately experienced personnel or contractors and purchasing equipment, or entering into agreements with other major resource companies that can provide such expertise or equipment. There can be no assurance that we will have available to us the necessary expertise or equipment when and if we place our mineral deposit properties into production. If we are unable to successfully retain such expertise and equipment, our development and growth could be significantly curtailed.

In connection with the planned reactivation of our Hycroft Mine, important requirements for us to achieve gold production as currently scheduled include the availability of contractors. There can be no assurance that these contractors will be available to us on a timely basis or on terms acceptable to our management. If we are unable to secure such contractors, our development and growth could be significantly curtailed.

Our operations are subject to numerous governmental permits which are difficult to obtain and we may not be able to obtain or renew all of the permits we require, or such permits may not be timely obtained or renewed.

In the ordinary course of business we are required to obtain and renew governmental permits for our operations, including the reactivation, operation and expansion of the Hycroft Mine. Obtaining or renewing the necessary governmental permits is a complex and time-consuming process involving costly undertakings by Allied Nevada. The duration and success of our efforts to obtain and renew permits are contingent upon many variables not within our control including the interpretation of applicable requirements implemented by the permitting authority. We may not be able to obtain or renew permits that are necessary to our operations, or the cost to obtain or renew permits may exceed our estimates. Failure to comply with applicable environmental and health and safety laws and regulations may result in injunctions, fines, suspension or revocation or permits and other penalties. There can be no assurance that we have been or will at all times be in full compliance with all such laws and regulations and with our environmental and health and safety permits or that we have all required permits. The costs and delays associated with compliance with these laws, regulations and permits and with the permitting process could stop us from proceeding with the operation or development of the Hycroft Mine or increase the costs of development or production and may materially adversely affect our business, results of operations or financial condition.

Our exploration and development operations are subject to environmental regulations, which could result in the incurrence of additional costs and operational delays.

All phases of our operations are subject to environmental regulation. Environmental legislation is evolving in some countries or jurisdictions in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees. There is no assurance that future changes in environmental regulation, if any, will not adversely affect our projects. We will be subject to environmental regulations with respect to our properties in Nevada, under applicable federal and state laws and regulations. In connection with the planned reactivation of our Hycroft Mine, we will be dependent upon receipt of environmental approvals including reclamation bond approval, the timing of which will be critical to our ability to restart production as currently scheduled.

Our properties in Nevada occupy private and public lands. The public lands include unpatented mining claims on lands administered by the U.S. Bureau of Land Management (BLM) Nevada State Office. These claims are governed by the laws and regulations of the U.S. federal government and the state of Nevada.

U.S. Federal Laws

The BLM requires that mining operations on lands subject to its regulation obtain an approved plan of operations subject to environmental impact evaluation under the U.S. National Environmental Policy Act. Any significant modifications to the plan of operations may require the completion of an environmental assessment or Environmental Impact Statement prior to approval. Mining companies must post a bond or other surety to guarantee the cost of post-mining reclamation. These requirements could add significant additional cost and delays to any mining project Allied Nevada undertakes.

Under the U.S. Resource Conservation and Recovery Act, mining companies may incur costs for generating, transporting, treating, storing, or disposing of hazardous waste, as well as for closure and post-closure maintenance once they have completed mining activities on a property. Our mining operations may produce air emissions, including fugitive dust and other air pollutants, from stationary equipment, storage facilities, and the use of mobile sources such as trucks and heavy construction equipment which are subject to review, monitoring and/or control requirements under the Federal Clean Air Act and state air quality laws. Permitting rules may impose limitations on our production levels or create additional capital expenditures in order to comply with the rules.

The U.S. Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA) imposes strict joint and several liability on parties associated with releases or threats of releases of hazardous substances. The groups who could be found liable include, among others, the current owners and operators of facilities which release hazardous substances into the environment and past owners and operators of properties who owned such properties at the time the disposal of the hazardous substances occurred. This liability could include the cost of removal or remediation of the release and damages for injury to the surrounding property. We cannot predict the potential for future CERCLA liability with respect to our properties.

Nevada Laws

At the state level, mining operations in Nevada are also regulated by the Nevada Department of Conservation and Natural Resources, Division of Environmental Protection. Nevada state law requires the Hycroft Mine to hold Nevada Water Pollution Control Permits, which dictate operating controls and closure and post-closure requirements directed at protecting surface and ground water. In addition, we are required to hold Nevada Reclamation Permits required under NRS 519A.010 through 519A.170. These permits mandate concurrent and post-mining reclamation of mines and require the posting of reclamation bonds sufficient to guarantee the cost of mine reclamation. Other Nevada regulations govern operating and design standards for the construction and operation of any source of air contamination and landfill operations. Any changes to these laws and regulations could have an adverse impact on our financial performance and results of operations by, for example, required changes to operating constraints, technical criteria, fees or surety requirements.

Legislation has been proposed that would significantly affect the mining industry.

Members of the U.S. Congress have repeatedly introduced bills which would supplant or alter the provisions of the Mining Law of 1872. If enacted, such legislation could change the cost of holding unpatented mining claims and could significantly impact our ability to develop mineralized material on unpatented mining claims. Such bills have proposed, among other things, to either eliminate or greatly limit the right to a mineral patent and to impose a federal royalty on production from unpatented mining claims. Although it is impossible to predict at this point what any legislated royalties might be, enactment could adversely affect the potential for development of such mining claims and the economics of existing operating mines on federal unpatented mining claims. Passage of such legislation could adversely affect our financial performance.

Increased costs could affect our financial condition.

We anticipate that costs at the Hycroft Mine, as well as other properties that we may explore or develop, will frequently be subject to variation from one year to the next due to a number of factors, such as changing ore grade, metallurgy and revisions to mine plans in response to the physical shape and location of the ore body. In addition, costs are affected by the price of commodities such as fuel and electricity. Such commodities are at times subject to volatile price movements, including increases that could make production at certain operations less profitable. A material increase in costs at any significant location could have a significant effect on our profitability.

A shortage of equipment and supplies could adversely affect our ability to operate our business.

We are dependent on various supplies and equipment to carry out our mining exploration and development operations. The shortage of such supplies, equipment and parts could have a material adverse effect on our ability to carry out our operations and therefore limit or increase the cost of production.

We are dependent on third parties that are responsible for exploration and development on some of our properties.

Our success may be dependent on the efforts and expertise of third parties with whom we have contracted. A large number of the properties in which Allied Nevada holds interests are subject to third party contracts. Third parties are responsible for exploration and discovery with respect to certain of Allied Nevada’s mineral properties and related assets. Such third parties are not under Allied Nevada’s control or direction. We are dependent on such third parties for accurate information with respect to our mining properties and related assets and the progress and development of such properties and assets. The third parties control the time of exploration and, if warranted, the development of certain of Allied Nevada’s mining properties and related assets. A third party may be in default of its agreement with Allied Nevada, without our knowledge, which may put the property and related assets at risk.

If we lose key personnel or are unable to attract and retain additional personnel, we may be unable to establish and develop our business.

Our development in the future will be highly dependent on the efforts of key management employees, namely, Robert Buchan, our Executive Chairman, Scott Caldwell, our President and Chief Executive Officer, Hal Kirby, our Vice President and Chief Financial Officer, Mike Doyle, our Vice President of Technical Services, and Rick Russell, our Vice President of Exploration, and other key employees that we hire in the future. Although we plan to enter into employment agreements with key employees as determined by Allied Nevada, we do not have and currently have no plans to obtain key man insurance with respect to any of our key employees. As well, we will need to recruit and retain other qualified managerial and technical employees to build and maintain our operations. If we are unable to successfully recruit and retain such persons, our development and growth could be significantly curtailed.

Our lack of operating experience may cause us difficulty in managing our growth.

As a newly-independent entity, Allied Nevada is establishing operating procedures for evaluating, acquiring and developing properties, and negotiating, establishing and maintaining strategic relationships. Our ability to manage our growth, if any, will require us to improve and expand our management and our operational and financial systems and controls. If our management is unable to manage growth effectively, our business and financial condition would be materially harmed. In addition, if rapid growth occurs, it may strain our operational, managerial and financial resources.

There may be challenges to our title to our mineral properties.

Our U.S. mineral properties consist of private mineral rights, leases covering state and private lands, leases of patented mining claims, and unpatented mining claims. Many of our mining properties in the U.S. are unpatented mining claims to which we have only possessory title. Because title to unpatented mining claims is subject to inherent uncertainties, it is difficult to determine conclusively ownership of such claims. These uncertainties relate to such things as sufficiency of mineral discovery, proper posting and marking of boundaries and possible conflicts with other claims not determinable from descriptions of record. Since a substantial portion of all mineral exploration, development and mining in the U.S. now occurs on unpatented mining claims, this uncertainty is inherent in the mining industry.

The present status of our unpatented mining claims located on public lands allows us the exclusive right to mine and remove valuable minerals, such as precious and base metals. We also are allowed to use the surface of the land solely for purposes related to mining and processing the mineral-bearing ores. However, legal ownership of the land remains with the U.S. We remain at risk that the mining claims may be forfeited either to the U.S. or to rival private claimants due to failure to comply with statutory requirements.

There may be challenges to title to the mineral properties in which we hold a material interest. If there are title defects with respect to any properties, we might be required to compensate other persons or perhaps reduce our interest in the affected property. Also, in any such case, the investigation and resolution of title issues would divert our management’s time from ongoing exploration and development programs.

Our principal stockholders will be able to exert significant influence over matters submitted to stockholders for approval, which could delay or prevent a change in corporate control or result in the entrenchment of management or the board of directors, possibly conflicting with the interests of our other stockholders.

Carl and Janet Pescio own approximately 21.6% of the issued and outstanding shares of Allied Nevada. In addition to being a major stockholder, Mr. Pescio is a director of Allied Nevada. Because of the Pescios’ major shareholding and Mr. Pescio’s position on the Allied Nevada Board, the Pescios could exert significant influence in determining the outcome of corporate actions requiring stockholder approval and otherwise control our business. This control could have the effect of delaying or preventing a change in control of us or entrenching our management or the board of directors, which could conflict with the interests of our other stockholders and, consequently, could adversely affect the market price of our common stock.

If we fail to comply with the Sarbanes-Oxley Act of 2002, our business may be adversely affected.

As a new reporting company under the Securities Exchange Act of 1934 (the “Exchange Act”), we are subject to certain provisions of the Sarbanes-Oxley Act of 2002. This Act, and related rules and regulations adopted by the SEC and stock exchanges, affects corporate governance, securities disclosure, compliance practices, disclosure controls and procedures, and financial reporting and accounting systems. Section 404 of the Sarbanes-Oxley Act of 2002, for example, requires companies subject to the reporting requirements of the United States securities laws to do a comprehensive evaluation of their internal controls over financial reporting. Beginning with our annual report on Form 10-K for the year ending December 31, 2008, we will need to document and test our internal control procedures, our management will need to assess and report on our internal control over financial reporting and our independent accountants will need to issue an opinion on the effectiveness of those controls. If we fail to comply with Section 404 when we are required to comply, or if we or our independent auditors identify issues in our compliance with requirements relating to internal controls, we may be prevented from providing the required financial information in a timely manner (which could materially and adversely impact our business, financial condition and the trading price of our common stock), or be prevented from otherwise complying with the standards applicable to Allied Nevada as a public company, which could subject us to adverse regulatory consequences.

Some of our directors may have conflicts of interest as a result of their involvement with other natural resource companies.

Some of our directors are directors or officers of other natural resource or mining-related companies, or may be involved in related pursuits that could present conflicts of interest with their roles at Allied Nevada. Robert Buchan is Chairman of Extract Resources Limited and a director of Quest Capital Corp. W. Durand Eppler is CEO and a director of Coal International PLC, a director of Vista, a director of Augusta Resource Corporation and director and non-executive Chairman of NEMI Northern Energy & Mining Inc. Terry M. Palmer is a director of Apex Silver Mines Limited. Michael B. Richings is Executive Chairman and Chief Executive Officer and a director of Vista and is a director of Zaruma Resources Inc., which holds interests in mining properties. John Ivany is a director of Breakwater Resources Ltd. Cameron Mingay is a director of Silver Bear Resources Inc. Robert G. Wardell is Vice-President, Finance and Chief Financial Officer of Victory Nickel Inc. and a director of Katanga Mining Limited. Carl Pescio is a director of Tornado Gold International Corp. As well, Mr. Pescio may pursue ventures with mining properties other than those held by Allied Nevada. As a condition to completion of the Arrangement, Mr. Pescio entered into non-competition and professional service agreements with us. See “Certain Relationships and Related Transactions, and Director Independence—Transactions with Promoters”. These associations may give rise to conflicts of interest from time to time. In the event that any such conflict of interest arises, a director who has such a conflict is required to disclose the conflict to a meeting of the directors of the company in question and to abstain from voting for or against approval of any matter in which such director may have a conflict. In appropriate cases, we will establish a special committee of independent directors to review a matter in which several directors, or management, may have a conflict.

Risks Relating to Our Common Stock and This Offering

Our common stock has only recently begun trading and the market price of our shares may fluctuate widely.

Our common stock only began trading in May 2007 and there can be no assurance that an active trading market for Allied Nevada common stock will develop or be sustained in the future. We cannot predict the prices at which Allied Nevada common stock may trade. The market price of the common stock may fluctuate widely, depending upon many factors, some of which may be beyond the control of Allied Nevada including, but not limited to, fluctuations in the price of gold; announcements by us or competitors of significant acquisitions or dispositions; and overall market fluctuations and general economic conditions. Stock markets in general have experienced volatility that has often been unrelated to the operating performance of a particular company. These broad market fluctuations may adversely affect the trading price of our common stock.

Investors may be unable to accurately value our common stock.

Investors often value companies based on the stock prices and results of operations of other comparable companies. Currently, no other public gold exploration company exists that is directly comparable to our size and scale. Further, the Pescios’ assets had previously been privately held. Prospective investors, therefore, have limited historical information about certain of the properties held by Allied Nevada upon which to base an evaluation of Allied Nevada’s performance and prospects and an investment in our common stock. As such, investors may find it difficult to accurately value our common stock, which may cause the common stock price to trade in a range that does not reflect Allied Nevada’s true value.

Future sales of our common stock in the public or private markets could adversely affect the trading price of our common stock and our ability to raise funds in new stock offerings.

Future sales of substantial amounts of our common stock or equity-related securities in the public or private markets, or the perception that such sales could occur, could adversely affect prevailing trading prices of our common stock and could impair our ability to raise capital through future offerings of equity or equity-related securities. As of March 26, 2008, 42,974,150 shares of our common stock were outstanding, of which 25,403,207 were issued to Vista shareholders pursuant to the Arrangement in reliance on the exemption from registration under the Securities Act pursuant to Section 3(a)(10) thereof and are freely transferable by persons other than affiliates of Allied Nevada or Vista without restriction or registration under the Securities Act and 1,529,848 shares were retained by Vista to facilitate payment of taxes by Vista. As well, 12,000,000 shares were issued to the Pescios who subsequently transferred an aggregate of 2,700,000 of those shares to two transferees. The Allied Nevada shares held by the Pescios and their transferees are “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144 under the Securities Act. We were obligated to register 35% of these shares, or 4,200,000, for resale and accordingly filed with the SEC a registration statement on Form S-1 to register those shares for resale. The registration statement was declared effective by the SEC on August 7, 2007. With that registration statement we also registered for resale 3,696,000 shares of common stock that we issued in July 2007 as part of a private placement of 3,696,000 units, each comprised of one share of common stock and one common share purchase warrant. We also agreed to register for resale the shares issuable on warrant exercise at a later date and we also plan to register for resale an aggregate of 229,700 shares underlying the finder warrants we issued as partial compensation to one of the finders in the transaction. We cannot predict the effect, if any, that future sales of our common stock, or the availability of our shares for future sale, will have on the trading price of our common stock.

Allied Nevada may be considered a ‘‘foreign investment entity’’ which may have adverse Canadian tax consequences for its Canadian investors.

Bill C-10 which received second reading in the Canadian Senate on December 4, 2007, contains provisions that relate to the income tax treatment of investments by Canadian residents in non-resident entities that constitute “foreign investment entities” (“FIEs”) applicable for taxation years commencing after 2006 (the “FIE

Proposals”). The FIE Proposals are discussed in more detail under the heading “Certain Canadian Federal Income Tax Considerations”. The FIE Proposals are exceedingly complex and their application is not clear in certain circumstances. In general terms, the FIE Proposals would apply to require a holder that holds a “participating interest” (that is not an “exempt interest”) in a FIE to include in income for each taxation year an amount of income or gains computed in accordance with the FIE Proposals, regardless of whether the holder actually receives any income or realizes any gains. For purposes of the FIE Proposals, the Allied Nevada shares would constitute a “participating interest” in the Company.

If the Company is a FIE, a holder of an Allied Nevada share, unless the share is an “exempt interest” to such holder, would be required to include in income for that year an amount determined, in general terms, by applying a prescribed interest rate to the holder’s “designated cost” of the Allied Nevada share at the end of each month ending in the holder’s taxation year, unless the holder makes a valid election to use either the “mark-to-market” method or the “accrual” method. In certain limited circumstances, where a holder of Allied Nevada shares makes a valid election to use the “market-to-market” method, such holder will be required to include in income for that year any gains or losses accrued on the Allied Nevada shares for the year. Where a holder of Allied Nevada shares makes a valid election to use the “accrual” method, such holder will be required to include in income for that year the holder’s proportionate share of Allied Nevada’s income (or loss) for the year calculated using Canadian tax rules. The holder must include in income the amount so determined notwithstanding that the holder may not have received any corresponding cash distribution from the Company. A prospective holder of Allied Nevada shares should consult their own tax advisors with respect to the tax consequences of the FIE Proposals to such holder. To the extent that changes are made to the specific legislation finally implementing the FIE Proposals such changes could result in the Canadian federal income tax considerations described herein being materially different in certain respects.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our common stock. We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business, and we do not anticipate paying any cash dividends in the future. As a result, you may only receive a return on your investment in our common stock if the market price of our common stock increases. Our Board of Directors retains the discretion to change this policy.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution.

If you purchase shares of our common stock in this offering, you will experience substantial and immediate dilution in net tangible book value of CDN$2.47 per share ($2.43 per share) from an assumed public offering price of CDN$5.41 per share ($5.29 per share) (which was the last reported sale price of our common stock on March 26, 2008 on the TSX and on the AMEX, respectively), because the price that you pay will be substantially greater than the net tangible book value per share of the common stock that you acquire. This dilution is due in large part to the fact that our earlier investors paid substantially less than the public offering price when they purchased or otherwise acquired their shares of our capital stock. You will experience additional dilution upon the exercise of options to purchase common stock under our equity incentive plans. For a further description of the effects of dilution in the net tangible book value of our common stock, see “Dilution.”

We will have broad discretion over the use of proceeds from this offering.

We will have broad discretion over the use of the net proceeds to us from this offering, and you will be relying on the judgment of our board of directors and management regarding the application of these proceeds. Although we expect to use the majority of the net proceeds from this offering for activities in connection with our proposed reactivation of the Hycroft Mine, with any remainder of the proceeds to be used for general working capital, exploration expenditures and general corporate purposes (see “Use of Proceeds”), we have not allocated these net proceeds for specific purposes. It is possible that a substantial portion of the net proceeds will be invested in a way that does not yield a favorable, or any, return for us.

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

It may be difficult to bring actions or enforce judgments in Canada against us and certain of our directors and officers.

Allied Nevada is organized under the laws of the state of Delaware in the United States. Some of its directors and officers, and some of the experts named in this prospectus, are residents of the United States or otherwise reside outside of Canada, and all or a substantial portion of their assets, and a substantial portion of Allied Nevada’s assets, are located outside of Canada. As a result, although we have appointed Cassels Brock & Blackwell LLP as our agent for service of process in Canada, it may not be possible for investors in Canada to bring an action in Canada against directors, officers or experts who are not resident in Canada. It may also not be possible for an investor to enforce a judgment obtained in a Canadian court predicated upon the civil liability provisions of Canadian securities laws against the Company or those persons.

Certain discrepancies exist between the rights of a shareholder of a corporation organized under the laws of Delaware and the rights of a shareholder of a corporation organized under the laws of Canada.

We are a corporation organized under the laws of Delaware, United States. Accordingly, the Company is subject to the legal systems and regulatory requirements of the State of Delaware and the United States of America. Shareholders of the Company will not have rights identical to those available to shareholders of a corporation incorporated under the federal laws of Canada. For example, under the Canadian laws, a quorum for shareholders’ meetings consists of the holders of a majority of the outstanding shares, present in person or represented by proxy, unless the by-laws otherwise provide. Under the laws of Delaware, a quorum consists of a majority of shares entitled to vote, present in person or represented by proxy, unless the charter or by laws provide otherwise, but in no event may a quorum consist of less than one-third of the shares entitled to vote at the meeting. In addition, under Canadian law, one shareholder may constitute a quorum for purposes of a shareholders’ meeting whereas, under Delaware law, a quorum may consist of no less than one-third of the total voting power of the shareholders. Also, under Canadian law, shareholders owning at least 5% of our outstanding voting shares have the right to require the board of directors to call a special meeting whereas, under Delaware law, our shareholders have no such right.

MARKET PRICE INFORMATION FOR OUR COMMON STOCK

Our common stock is listed on the AMEX and the TSX under the symbol “ANV”, and commenced trading on each of these exchanges on May 10, 2007. The following table sets out the reported high and low sale prices on the AMEX and on the TSX for the periods indicated as reported by the exchanges.

	American Stock Exchange ($)		The Toronto Stock Exchange (CDN$)		Volume traded on TSX
	High	Low	High	Low
2007 2nd quarter (commencing May 10)	6.06	4.00	6.50	4.20	8,734
3rd quarter	6.15	3.80	6.39	4.09	39,943
4th quarter	9.85	4.84	8.80	4.85	116,609
2008 January	7.10	4.20	6.90	4.44	35,650
February	6.30	4.31	6.06	4.30	14,095
March (through March 26, 2008)	6.51	4.60	6.47	5.11	39,729

On March 26, 2008, the last reported sale price of our common stock on the AMEX was $5.29 and on the TSX was CDN$5.41. As of March 26, 2008, there were 42,974,150 shares of our common stock issued and outstanding, and we had 271 registered shareholders of record.

USE OF PROCEEDS

We estimate that the net proceeds from this offering after deducting estimated underwriters’ fees and offering expenses will be approximately CDN$55,200,000 ($54,300,000), or CDN$63,700,000 ($62,600,000) assuming the over-allotment option is exercised in full, based on an assumed public offering price of CDN$5.41 per share ($5.29 per share) (which was the last reported sale price of our common stock on March 26, 2008 on the TSX and on the AMEX, respectively), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We anticipate using most of the net proceeds for activities in connection with our proposed reactivation of the Hycroft Brimstone Open Pit Mine. We expect that we would use the majority of any remaining proceeds for our Hycroft exploration drilling program which includes a program to confirm and expand the oxide reserves as well as testing the economic viability of the sulfide gold and silver mineralization on the Hycroft property. See “Business — Business Strategy.” Any further proceeds would be used for general working capital and general corporate purposes. Pending application of the net proceeds, we will invest the net proceeds in short-term, investment-grade, interest-bearing securities. Our actual use of the net proceeds may vary depending on our operating and capital needs from time to time. There may be circumstances where for sound business reasons, a reallocation of funds may be necessary.

The table below summarizes currently expected uses of net proceeds from the Offering and the approximate dollar amount of such net proceeds to be apportioned to each:

Activity	Amount of Net Proceeds from the Offering ($)
Reactivation of Hycroft Brimstone Open Pit Mine
Mining of overburden	10,000,000
Leach pad construction	9,600,000
Refinery construction	1,000,000
Mobile equipment and site repairs	5,800,000
Other capital expenditures	1,600,000
Reclamation Bonding	5,000,000
Subtotal:	33,000,000

Working Capital and Exploration Expenditures
Working Capital	11,300,000
Hycroft Exploration Expenditures	10,000,000
TOTAL:	54,300,000

DIVIDENDS

We have never paid dividends. While any future dividends will be determined by our directors after consideration of our earnings, financial condition and other relevant factors, it is currently expected that available cash resources will be utilized in connection with the ongoing acquisition, exploration and evaluation programs and development projects of Allied Nevada.

CAPITALIZATION

The following table shows:

•	the historical capitalization of Allied Nevada as of December 31, 2007; and

•

our historical capitalization as of December 31, 2007, as adjusted to give effect to this offering at an assumed public offering price of CDN$5.41 per share ($5.29 per share), which was the last reported sale price of our common stock on March 26, 2008 on the TSX and the AMEX, respectively, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and our use of net proceeds of this offering as described under “Use of Proceeds.”

We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the historical consolidated balance sheet at December 31, 2007 included elsewhere in this prospectus. You should also read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of December 31, 2007
	Historical	As Adjusted
	($ in thousands)
Debt and other obligations:
Capital lease obligations, including current portion	$23	$23

Total debt and other obligations	23	23
Equity Capital:
Common Stock ($0.001 par value per share, 100,000,000 shares authorized)	$43	$54
Additional paid-in capital	121,904	176,142
Deficit accumulated during the exploration stage	(22,191)	(22,191)

Total Equity Capital	99,756	154,005

Total Capitalization	$99,779	$154,028

This table does not give effect to the following:

•	3,229,306 common shares underlying our options outstanding at a weighted average exercise price of $4.16 per share;

•	1,385,000 common shares available for issuance under our Stock Option Plan;

•	300,000 restricted share units and a further 900,000 restricted share units available for issuance under our Restricted Share Plan; and

•	3,671,000 common shares underlying our warrants at a weighted average exercise price of $5.51 per share.

DILUTION

Dilution is the amount by which the price paid by the purchasers of shares in this offering will exceed our net tangible book value per share upon completion of this offering. Net tangible book value is our total tangible assets less total liabilities. Based on an assumed public offering price of CDN$5.41 per share ($5.29 per share), which was the last reported sale price of our common stock on March 26, 2008 on the TSX and the AMEX, respectively, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, and assuming an exchange rate of $1.00 to CDN$1.018, on a pro forma basis as of December 31, 2007, our net tangible book value would have equaled approximately $154 million, or $2.86 per share. Purchasers of shares in this offering will experience substantial and immediate dilution, as illustrated in the following table:

Assumed offering price per share		$5.29	(1)
Net tangible book value per share before the offering (a)	$2.33
Increase in net tangible book value per share attributable to purchasers of the offering	$0.53
Less: Pro forma net tangible book value per share after the offering (b)		$2.86

Immediate dilution in net tangible book value per share to purchasers of shares in this offering		$2.43	(2)

(a)	Determined by dividing the total number of shares actually outstanding as of December 31, 2007 (42,752,680 shares) into our net tangible book value. As of December 31, 2007, we had 3,229,306 share options outstanding at a weighted average exercise price of $4.16 per share, of which 459,306 were vested as of December 31, 2007. To the extent the market value of our shares is greater than the exercise prices of these options or any of these options are exercised, there may be further dilution to our shareholders. As of December 31, 2007, we had 3,671,000 common stock warrants exercisable at CDN$5.75. To the extent that the market price for our shares is greater than the exercise prices of the common stock warrants and any of these warrants are exercised, there may be further dilution to our shareholders.

(b)	Determined by dividing the total number of shares (53,933,167 shares) to be outstanding after the offering into our pro forma net tangible book value, after giving effect to the application of the net proceeds of the offering. This number reflects the number of shares outstanding at December 31, 2007 adjusted for estimated shares to be issued in the offering.

If the underwriters exercise their over-allotment option in full to purchase 1,663,586 additional shares of common stock in this offering, the pro forma as adjusted net tangible book value after the offering would be approximately $162 million, the pro forma net tangible book value per share to existing stockholders would be $2.92 per share and the pro forma dilution to new investors purchasing common stock in this offering would be $2.37 per share.

(1)	CDN$5.41 per share.
(2)	CDN$2.47 per share.

SELECTED FINANCIAL DATA

Set forth below are selected consolidated financial data for each of the five fiscal years ended December 31, 2003-2007. For all periods prior to the effective date of the Arrangement, the financial statements from which these data are derived reflect the financial position and results for subsidiaries of Vista that held Nevada-based mining properties and related assets that were transferred to Allied Nevada as part of the Arrangement (“Vista Nevada”) and do not include any historical information on the properties that were acquired by Allied Nevada from the Pescios, as such acquisition is considered an asset purchase and not the purchase of a business. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Separation of Allied Nevada from Vista — Basis of Presentation” for further information on the derivation of these financial statements. Accordingly, for periods prior to May 10, 2007, the financial statements of Allied Nevada as presented in this prospectus are not indicative of results of operations of Allied Nevada as it is now constituted.

We selected the statement of loss data for the years ended December 31, 2007, 2006 and 2005 and the balance sheet data as of December 31, 2007, 2006 and 2005 from the audited financial statements, which are included elsewhere in this prospectus. We derived the statement of loss data for the year ended December 31, 2003 and the balance sheet data as of December 31, 2003 from Vista’s audited financial statements which are not included herein. In our opinion, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation of information have been included. You should read the information presented below in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements of Allied Nevada and related notes included elsewhere in this prospectus. The financial information provided in this prospectus has been prepared in accordance with U.S. GAAP.

Selected Financial Data

U.S. dollars in thousands

Results of operations	Years Ended December 31,
	2003	2004	2005	2006	2007
	(Unaudited)
Net loss	$(1,423)	$(2,803)	$(2,286)	$(2,465)	$(11,265)

Financial position	December 31, 2003	December 31, 2004	December 31, 2005	December 31, 2006	December 31, 2007
	(Unaudited)
Current assets	$851	$454	$162	$212	$21,320
Property, plant and equipment	4,052	3,773	10,174	9,889	77,431
Total assets	6,587	10,729	16,863	17,303	106,514
Current liabilities	58	103	168	162	1,579
Total liabilities	4,202	4,266	4,287	4,848	6,758

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Allied Nevada commenced operations on May 10, 2007, following Vista’s transfer to us of the Vista Nevada Assets, along with cash, and the transfer to us by the Pescios of the Pescio Nevada Assets. These transfers to us were made in exchange for shares of our common stock and cash, under the terms of the Arrangement Agreement. See “Business — History of Allied Nevada”. We have now begun to conduct our new business of evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada. Before the Arrangement was completed, we had no properties or property interests, were not yet conducting business operations and had no shareholders other than Vista. This prospectus includes financial information through the year ended December 31, 2007. For periods prior to the effective date of the Arrangement, the financial statements, related discussion and analysis and other financial information in this document were prepared as relates to the subsidiaries of Vista that held Nevada-based mining properties and related assets that were transferred to Allied Nevada as part of the Arrangement. In our SEC filings prior to the completion of the Arrangement, we referred to these subsidiaries as “Vista Gold Corp — Nevada exploration properties” or “Vista Nevada”.

The following discussion and analysis is made of the financial position and results for Allied Nevada and Vista Nevada, as defined above. For periods prior to the effective date of the Arrangement, these financial statements have been prepared under U.S. GAAP as if Vista Nevada had been a stand-alone company and should be read in conjunction with the consolidated financial statements and the related notes thereto included herein. These consolidated financial statements do not include any historical financial information on the property interests acquired by Allied Nevada from the Pescios (the “Pescio Nevada Assets”). Based on guidelines provided in Rule 11-01 of Regulation S-X of the SEC, the U.S. GAAP guidance provided in Emerging Issues Task Force (EITF) 98-3 (concerning whether assets or a business are being acquired) and in the Financial Accounting Standards Board Statement No. 141, “Business Combinations,” the acquisition of the Pescio Nevada Assets is considered an asset purchase and not a purchase of a business, consequently, financial information relating to the property interests acquired from the Pescios is not incorporated into these statements for periods prior to the effective date of the Arrangement. This assessment is based on the fact that no separate entity was acquired but rather a group of interests in mineral properties assembled over time by the Pescios. None of the properties is in the operating stage; consequently, although certain of the property interests generate cash from advanced minimum royalty (“AMR”) payments, none of the properties produces any revenue from operations. In addition, as the Pescio Nevada Assets have nothing in the nature of physical facilities, employees, market distribution systems, sales forces, customer bases, production techniques, trade names or operational or resource management processes consistent with a business operation, none of the foregoing attributes were acquired through the acquisition of these assets. Accordingly, for periods prior to May 10, 2007 the historical financial statements of Allied Nevada as presented in this prospectus are not indicative of results of operations of Allied Nevada as it is now constituted.

The discussion and analysis of the consolidated operating results and financial condition of Allied Nevada for the year ended December 31, 2007 has been prepared based on information available to us as of March 3, 2008, except for the information under “Subsequent Events,” below, which is prepared based on information available to us as of March 27, 2008. This discussion should be read in conjunction with the consolidated financial statements of Allied Nevada for the three years ended December 31, 2007 and the related notes thereto, which have been prepared in accordance with U.S. GAAP. All amounts stated herein are in U.S. dollars, unless otherwise noted.

Overview

Allied Nevada is engaged in the evaluation, acquisition, exploration and advancement of gold exploration and potential development projects with the aim of adding value to the projects. Allied Nevada looks for opportunities to improve the value of its gold projects through exploration drilling, the introduction of technological innovations, and the development of exploration projects into operating mines.

The holdings of Vista Nevada prior to completion of the Arrangement included the Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat projects and the Hycroft Mine, all in Nevada; and properties acquired in connection with the December 2005 acquisition of F.W. Lewis, Inc., which includes patented and unpatented mining claims on 50 properties in Nevada, as well as the Hycroft royalty (see Notes to Audited Financial Statements — Note 4).

Outlook

Gold prices started 2007 at $636 per ounce and finished the year at $836 per ounce as quoted on the London Exchange. At March 4, 2008, the price of gold was $985 per ounce. The rise of approximately 32% during 2007, reflected factors such as oil prices, global instability, real and threatened terrorism activities, the war in Iraq, the decline in the value of the U.S. dollar and the rise and demand for investment and jewelry. Current price levels are near a 25-year high and no assurance can be given that such prices will be sustained.

At the end of 2006, Vista Nevada owned or controlled six properties containing mineralized material. We believe that through exploration drilling and engineering studies, additional value can be added to most of the projects by advancing them closer to a production decision. As discussed below, in September 2007, our Board of Directors approved the proposal to restart the Hycroft Brimstone Open Pit Mine. See also “Properties — Development Properties — Hycroft Brimstone Open Pit Mine — Planned Reactivation of Mine”.

Allied Nevada does not currently generate operating cash flows. Subject to sustained gold prices, Allied Nevada expects to generate revenues and cash flows in the future. We may generate revenues and cash flows from our portfolio of gold projects by several means, including but not limited to options or leases to third parties, joint venture arrangements with other gold producers, outright sales for cash and/or royalties, or project development and operation. Until we start generating sufficient cash flow, we will be dependent on our working capital, potential funding from external sources and cash from AMR payments received with respect to interests in certain Nevada-based mining properties acquired from the Pescios as part of the Pescio Nevada Assets. See “Business — General Description of the Business of Allied Nevada”.

At present, we anticipate raising funds to meet potential long-term obligations and planned expenditures through private or public securities offerings, or joint venture efforts or sale of properties currently controlled. On July 16, 2007, we completed a non-brokered private placement financing in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Net cash proceeds to Allied Nevada were approximately $15.5 million. Each unit consisted of one share of common stock and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one share of common stock of Allied Nevada at any time prior to the close of business on July 16, 2009 at a price of CDN$5.75 per share. We also issued as a finder’s fee 114,850 warrants, each such warrant exercisable for one unit at any time prior to the close of business on July 16, 2009 at an exercise price of CDN$4.60, and paid cash finder’s fees totalling $507,000 to the two entities that served as finders in the private placement financing. See “ — Financial Position, Liquidity and Capital Resources — Financing Activities” and Note 8 to the unaudited interim consolidated financial statements for the period ended September 30, 2007 (included elsewhere in this prospectus and referred to herein as the “September 2007 financial statements”). In subsequent years, we anticipate that Allied Nevada will need to raise additional capital to meet property purchase installment obligations and scheduled payments on those properties that we decide to retain under option. Further, additional capital would be necessary to acquire properties and conduct exploration drilling and re-engineering studies on current and newly acquired properties. However, there can be no assurance that Allied Nevada will be successful in efforts to raise additional capital.

On March 3, 2008, the Board of Directors ratified the signing of an indicative letter of intent concerning a proposed CDN$30 million secured bridge credit facility with Quest Holdings. The terms of the facility are not yet final and are subject to due diligence by Quest Holdings and its counsel, the preparation of definitive documentation, the granting of security and such other steps as are usual to transactions of this nature. The letter of intent provides that the facility is scheduled to be available for drawdown until July 2008 and must be repaid by March 2009. Borrowings under the proposed credit facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft Mine. The Company’s interest in the Hycroft Mine properties and all of its personal tangible property are expected to be pledged as collateral for the credit facility. The proposed agreement is expected to contain customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict Allied Nevada’s ability to incur additional debt. Allied Nevada will incur a standby fee equal to four percent of the amount of the loan facility when it enters into the agreement. Borrowings under the proposed credit facility are subject to payment of a five percent drawing fee payable to Quest Holdings. The interest rate on borrowings is twelve percent per annum compounded monthly. See “— Subsequent Events”.

On September 11, 2007, our Board of Directors approved the proposal to restart the operations at the Hycroft Brimstone Open Pit Mine. The Hycroft reactivation project involves reopening the Brimstone oxide open pit mine which has been on a care and maintenance program since 1998. This oxide open pit mine was in production from 1994 until 1998 when the entire Hycroft Mine was put on care and maintenance due to low gold prices.

Once reactivated, the Hycroft Mine is expected to produce 375,000 ounces of gold over its first five years of operation. Allied Nevada anticipates that an updated reserve calculation estimate for the Hycroft Mine will be completed in the second half of 2008. The expenditures required to attain this production are expected to be approximately $26.6 million, of which $22.3 million will be spent on pre-stripping and leach pad construction. Assuming that the requisite financing is obtained, virtually all of these funds are expected to be spent in 2008, with a target of achieving production in the fourth quarter of 2008. The critical constraints to achieving the gold production schedule include the timing of reclamation bond approval and the availability of a mining contractor or the availability of a mining fleet to complete the mining of overburden. Allied Nevada has scheduled these activities to begin in May 2008.

In addition to the expenditures required to reopen the mine, the recommissioning program will require Allied Nevada to fund additional working capital and reclamation bonding of approximately $13.6 million. See “Properties — Development Properties — Hycroft Brimstone Open Pit Mine — Planned Reactivation of Mine”.

The Separation of Allied Nevada from Vista

On July 6, 2006, Vista announced that it had entered into a binding letter of intent, with the Pescios, pursuant to which Vista agreed to transfer its existing Nevada properties into a new publicly-listed company that would, concurrently with the transfer, acquire the Nevada mining property interests of the Pescios. Pursuant to the Arrangement, Vista shareholders were to exchange their current common shares of Vista for shares of common stock of Allied Nevada and new common shares of Vista. As described above under “General”, the Arrangement was completed on May 10, 2007.

With the completion of the Arrangement, the Nevada properties transferred by Vista to Allied Nevada are reflected at their carrying value in the consolidated financial statements of Allied Nevada under the continuity of interests method, as Allied Nevada is deemed to be a continuation of the business of the Vista Nevada properties. The Nevada mining property interests of the Pescios acquired by Allied Nevada under the Arrangement are accounted for as an acquisition of assets as discussed under “General”, above, based on Rule 11-01 of Regulation S-X of the SEC and U.S. accounting guidance because, among other factors, the Pescio Nevada Assets have nothing in the nature of physical facilities, employees, market distribution systems, sales forces, customer bases, production techniques, trade names or operational or resource management processes consistent with a business operation, and accordingly none of the foregoing attributes were acquired through the acquisition of these assets. The $70,518,000 cost of these assets was determined as the estimated fair value of the consideration paid of $15 million cash and 12 million shares of common stock of Allied Nevada.

Basis of presentation

The consolidated financial statements of Vista Nevada were prepared in connection with the Arrangement. The consolidated financial statements reflect the consolidated historical results of operations, financial position and cash flows of the subsidiaries of Vista that held Nevada mineral properties, for all periods presented prior to the effective date of the Arrangement. For all periods subsequent to the effective date of the Arrangement, the consolidated historical results of operations, financial position and cash flows are those of Allied Nevada. For all periods presented prior to the effective date of the Arrangement, the assets and liabilities have been reflected in these consolidated financial statements on a historical basis; prior to the Arrangement all of these assets and liabilities presented were 100% owned by Vista. Subsequent to the Arrangement, all of the assets and liabilities presented were 100% owned by Allied Nevada.

Prior to the effective date of the Arrangement, corporate overhead and general and administrative expenses were allocated by Vista to Vista Nevada based on the ratio of the carrying amounts of mineral properties transferred to Allied Nevada and management believes such allocations are reasonable. Also, all intercompany payables and receivables outstanding between Vista Nevada and Vista were settled as part of Vista’s net investment in Vista Nevada. The net of these intercompany receivables and payables was deemed to be part of Vista’s net investment and has been included in the Consolidated Balance Sheets accordingly (see Notes to Audited Financial Statements — Note 13). However, the associated expenses recorded by Vista Nevada may not be indicative of the actual expenses that would have been incurred had it been operating as a separate, stand-alone public company for the periods presented and do not reflect its consolidated results of operations, financial position and cash flows had it been a stand-alone company during the periods presented. Further, for periods prior to the effective date of the Arrangement, these consolidated financial statements do not include any historical financial information on the properties acquired by Allied Nevada from the Pescios, as discussed above. Accordingly, the financial statements of Vista Nevada as presented in this prospectus are not indicative of results of operations of Allied Nevada as it is now constituted.

Results from Operations

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Allied Nevada had a consolidated net loss in 2007, of $11,265,000 compared to a consolidated net loss of $2,465,000 in 2006. The increase in the consolidated net loss of $8,800,000 is largely due to an increase of $4,643,000 in exploration, property evaluation and holding costs and an increase of $3,682,000 in corporate administration and investor relations costs partially offset by an increase of $457,000 in interest and other income.

Exploration, property evaluation and holding costs

Exploration, property evaluation and holding costs increased to $6,352,000 in 2007, as compared with $1,709,000 in 2006. The principal variances from 2006 are as follows:

•	We have expensed $3,750,000 of costs related to expanded exploration activities at the Hycroft Mine. These expenses were related to the following activities:

•

52 drill holes were completed for a total of approximately 57,000 feet drilled. The holes encountered sulfide and oxide mineralization. Full gold and silver assay determinations on 44 holes and partial assay determinations were received on the remaining holes from an independent assay lab.

•	Surface mineral samples were collected and assayed for gold and silver in order to identify future drill hole targets.

•	Geologic field work utilizing gravimetric and induced polarization techniques were employed to identify future drill-hole targets.

•	Geological mapping and aerial survey mapping were completed during the year.

There was no comparable work undertaken in 2006.

•	Approximately 400 additional claims were staked at Hycroft. The cost of staking and registering these claims was $91,000.

•

On May 10, 2007, upon completion of the Arrangement pursuant to the Arrangement Agreement (Note 5 to the Consolidated Financial Statements), Allied Nevada began operating as a newly independent company and our common stock began trading on the American and Toronto Stock Exchanges. Operating as a separate company required Allied Nevada to employ its own exploration geologists in the corporate office in 2007, while in 2006 we were allocated a portion of the Vista corporate expenses under the application of the continuity of interests method of accounting. Since May 10, 2007, the additional costs of these exploration salaries, benefits and travel expenses were $340,000.

•

The cost of maintaining the Hycroft Mine site on care and maintenance was $121,000 higher in 2007 when compared to 2006. While higher care and maintenance costs were incurred during the second half of 2007 as we continue maintenance activities to ensure that the property could operate in view of our Company’s recent decision to reactivate the mine, they were offset by the reduced maintenance costs resulting from the reduced solution management requirements earlier in the year.

Corporate administration and investor relations

Corporate administration and investor relations costs increased to $4,863,000 in 2007, compared to $1,181,000 in 2006. The increase of $3,682,000 for the 2007 period can be attributed to a number of factors:

•

In 2007, we were allocated $383,000 of Vista’s general and administrative (“G&A”) expenses, while in 2006, Vista allocated $1,181,000 of G&A expenses to us. The allocation of G&A expenses by Vista was done based on the relative values of the mineral interests between the Vista Nevada Assets and the properties that were to remain in Vista subsequent to the Arrangement. The decrease of $783,000 in allocated G&A expenses to us is primarily a result of the difference in the allocation periods. In 2006, allocated G&A expenses were for twelve months. Whereas 2007 allocated expenses were from January 1, 2007 through May 10, 2007.

•

In order to start our operations as a newly independent, publicly-traded entity, there were a number of administrative and set-up costs incurred in order to set up legal structures and to develop the necessary accounting and business systems. These one-time costs were incurred during the second quarter of 2007 and amounted to $275,000. There were no comparable start-up costs incurred in 2006.

•

In order to maintain the stock listings of Allied Nevada on the Toronto and American Stock Exchanges, year-to-date listing fees, investor relations fees, and shareholder communication costs have amounted to $614,000. There were no comparable direct stock listing fees, investor relation fees, and shareholder communication costs in 2006.

•

In 2007, we recognized stock based compensation expense of $1,250,000 from the Allied Nevada Stock Option Plan, reflecting grants of options to purchase shares of common stock that we made to directors, employees, and Sierra Partners during 2007, net of forfeitures, as well as a grant of 300,000 Restricted Share Units that we made to the Executive Chairman during the third quarter pursuant to the Allied Nevada Restricted Share Plan (Note 9 to the Consolidated Financial Statements). There were no stock based compensation expenses from either the Allied Nevada Stock Option Plan or the Allied Nevada Restricted Share Plan in 2006. Vista’s stock based compensation allocations to us, which are described above and included in the above allocated expenses, were $65,000 and $254,000 for 2007 and 2006, respectively.

•

In 2007, we incurred $2,341,000 of other direct G&A expenses including $1,220,000 for compensation, benefits, and related employee costs, $427,000 for legal, accounting, and other consulting fees, $346,000 for director fees and expenses, and $348,000 for other costs including office rental, insurance, and miscellaneous costs. In 2006, the Company incurred approximately $3,000 of direct G&A expenses relating primarily to office rental.

Depreciation and amortization

In 2007, depreciation and amortization expense was $230,000 compared to $199,000 in 2006, substantially all of the increase was attributable to the depreciation of capital assets acquired in 2007.

Asset retirement obligation and closure costs

Allied Nevada recorded accretion expense of $223,000 in 2007 compared to no charge in 2006. The accretion expense in 2007 is based on the risk-free credit adjusted rate of 7.5% used to calculate the asset retirement obligation and the opening asset retirement obligation of $4,663,000.

Impairment of mineral interests

As described in Note 7 to the Consolidated Financial Statements, Allied Nevada incurred an impairment of $678,000 relating to the return of mineral properties to the Company as a consequence of defaults in payment of AMRs by lessees. There were no impairments of mineral interests in 2006.

Other income and expense

Interest income

We earned $1,030,000 in interest income in 2007 compared to $552,000 for 2006. The increase of $478,000 is attributable to an increase in interest earned on our liquid savings accounts of $521,000 and an increase in interest earned on the Hycroft Mine restricted cash account of $43,000, which was partially offset by a reduction of $76,000 in the allocation of interest income from Vista. The increase in interest earned on the liquid savings account is attributable to higher cash balances available to be invested, again reflecting primarily net cash proceeds of $15,378,000 that we realized in connection with our July 2007 private placement, and the increase in interest earned on the Hycroft Mine restricted cash account is due to higher interest rates during 2007 as compared to 2006.

Years Ended December 31, 2006, 2005 and 2004

Summary

Vista Nevada’s consolidated net loss for the year ended December 31, 2006 was $2,465,000 compared to the 2005 consolidated net loss of $2,286,000 for a net increase of $179,000. The increase in the consolidated loss of $179,000 in 2006 is primarily the result of increased property evaluation and holding costs of $243,000 and increased corporate administration and investor relations costs of $322,000, which is partially offset by increased interest and other income of $368,000.

Vista Nevada’s 2005 consolidated net loss was $2,286,000 compared to the 2004 consolidated net loss of $2,803,000 for a net decrease of $517,000. The decrease of $517,000 in 2005 is primarily due to decreased property evaluation and holding costs of $801,000 and increased interest and other income of $134,000, which is partially offset by increased corporate administration and investor relations costs of $409,000.

Gold production and income earned during exploration stage

The Hycroft Mine is currently on a care and maintenance program. Mining activities were suspended at Hycroft in 1998 and, as expected, gold production has ceased. Income earned during the exploration stage during 2006 was nil, and for the years 2005 and 2004 was $40,000 and $51,000, respectively. Gold production costs, which are offset by proceeds received from gold sales are no longer recorded as production costs, but are accounted for as property evaluation and holding costs. Therefore there were no production costs recorded during the years ended December 31, 2006, 2005 and 2004.

Interest and other income

During the year ended December 31, 2006, Vista Nevada realized $552,000 in interest and other income as compared to $184,000 for 2005. The increase of $368,000 is mostly due to an increase in the allocation of interest income from Vista of approximately $274,000 and increased interest earned on the Hycroft restricted cash account (see Notes to Audited Financial Statements — Note 3) of approximately $88,000. The increased interest earned on the Hycroft restricted cash account during 2006 was the result of higher interest rates during 2006 as compared to 2005. The increase in the allocation of interest income from Vista is due to increased holdings in Vista’s corporate cash accounts.

During 2005, Vista Nevada realized $184,000 in interest income as compared to $50,000 in 2004. The increase of $134,000 in 2005 is primarily attributable to interest earned on the Hycroft restricted cash account of $134,000 in 2005 as compared to $33,000 in 2004. The remaining increases in interest income are due to the allocation of interest earned on corporate cash accounts from Vista to Vista Nevada.

Property evaluation and holding costs

Property evaluation and holding costs increased to $1,709,000 during the year ended December 31, 2006, compared with $1,466,000 for 2005. This increase of $243,000 was mostly due to increased exploration costs at the Maverick Springs Project of approximately $248,000, increased holding costs at the Hycroft Mine of approximately $54,000 and increased holding costs for the F.W. Lewis, Inc. properties of approximately $88,000, offset by a decrease in the allocation of general development costs from Vista of approximately $119,000. The decrease in the allocation of these costs from Vista is due to a decrease in general development costs incurred by Vista during the 2006 period resulting in less costs being allocated to Vista Nevada.

Property evaluation and holding costs decreased by $801,000 from $2,267,000 in 2004 to $1,466,000 in 2005. This decrease is due to decreased holding costs at the Hycroft Mine of approximately $144,000, decreased holding costs at the Wildcat project of $371,000 and decreased holding costs at the Mountain View project of $237,000, offset by an increase in the allocation of general development costs from Vista of approximately $97,000. The increase in the allocation of these costs from Vista is due to an increase in general development costs incurred by Vista during the 2005 period resulting in more costs being allocated to Vista Nevada. Also, with the acquisition of the F.W. Lewis, Inc. properties, Vista Nevada’s mineral properties balance was increased causing a higher percentage of costs to be allocated to Vista Nevada from Vista.

Corporate administration and investor relations

Corporate administration and investor relations costs increased to $1,181,000 during the year ended December 31, 2006, compared to $859,000 for 2005. The entire increase of $322,000 during 2006 can be attributed to an increase in the allocation of corporate administration and investor relations costs from Vista. The increase in the allocation of these costs from Vista is mostly due to an increase in the stock-based compensation allocation. This increase in the stock-based compensation allocation is the result of Vista granting options to directors and employees during August and September 2006.

Corporate administration and investor relations costs increased to $859,000 in 2005 compared to $450,000 in 2004, representing an increase of $409,000. The entire increase for 2005 can be attributed to an increase in the allocation of corporate administration and investor relations costs from Vista. The increase in the allocation of these costs from Vista is the result of Vista Nevada’s acquisition of the F.W. Lewis, Inc. properties which increased the mineral properties balance causing a higher percentage of costs to be allocated to Vista Nevada from Vista.

Vista estimates the fair value of stock options granted to employees and directors at the grant date using the Black-Scholes option pricing model. The fair value of stock options is then expensed over the option’s vesting term.

Depreciation and amortization

Depreciation and amortization expense was approximately level with $200,000 in each of 2006, 2005 and 2004. In each case, there was no significant change in the depreciation and amortization costs from the previous year.

Financial Position, Liquidity and Capital Resources

Cash used in operations

Cash used in operations was $8,406,000 in 2007, compared to $1,392,000 in 2006. The increase in cash used in operating activities of $7,014,000 for 2007 can be explained by a number of factors:

•

The increase in the consolidated net loss of $8,800,000 for 2007 increased the cash used in operations. As discussed in prior sections, this increased net loss is primarily the result of the increased exploration costs and G&A costs partially offset by $1,250,000 of non-cash stock compensation expense from the Company’s stock option and restricted share plans. The $678,000 impairment of mineral interests had no effect on cash used in operations as it was a non-cash charge.

•

During 2007, there was a $728,000 reduction in the allocated expenses from Vista that increased the cash used in operations. During 2006, Vista was directly funding the activities of the Vista Nevada Assets that were subsequently transferred to us as part of the Arrangement. Since May 10, 2007 we have been operating as a company independent of Vista and have not received any operational funding from Vista.

•	During 2007, there was a $325,000 increase in funds provided by a decrease in non-cash working capital compared to 2006.

Cash used in operations was $1,392,000 for the year ended December 31, 2006, as compared to $790,000 for 2005. The increase of $602,000 can be attributed primarily to changes in working capital of $295,000, a change in the consolidated net loss between 2006 and 2005 of $179,000 and a net change in non-cash items of $129,000.

Cash used in operating activities was $790,000 in 2005 compared to $1,647,000 in 2004. The decrease of $857,000 for the 2005 period is due to an increase in the allocated expenses from Vista and a decreased consolidated net loss.

Investing activities

Net cash used in investing activities in 2007 increased to $13,205,000 from $140,000 in 2006. The increase of $13,065,000 for the period results from the following factors:

•

As discussed in Note 5 to the Consolidated Financial Statements, Allied Nevada acquired the Pescio Nevada Assets in exchange for $15,000,000 in cash and 12.0 million shares. This cash payment explains most of the change in the net cash used in investing activities for 2007 compared to 2006.

•

In December 2007, the Company’s exploration partner in its Battle Mountain property exercised its option to acquire the property for $2,000,000. This resulted in a $2,000,000 reduction in cash used in investing activities during 2007.

•

Many of the mineral interests transferred to us are subject to agreements requiring the property holders to pay advanced minimum royalties. These royalty payments are treated as recoveries of the assets acquired in the Arrangement. This resulted in a $298,000 reduction in cash used in investing activities during 2007.

•

We started operations as a newly independent business on May 10, 2007 upon completion of the Arrangement pursuant to the Arrangement Agreement. As a new entity, there were a number of assets that needed to be purchased in order to start conducting independent business operations. In 2007, we acquired $278,000 of capital items including several light vehicles, computer servers, and additional computers and office technology.

Net cash used for investing activities decreased to $140,000 for the year ended December 31, 2006, compared to $5,469,000 for 2005. The decrease of $5,329,000 is primarily due to the acquisition of F.W. Lewis, Inc. during 2005. There were no comparable acquisitions during 2006.

Net cash used for investing activities in 2005 was $5,469,000 compared to $4,928,000 in 2004. The increase of $541,000 in 2005 can be attributed to a decrease of $3,141,000 in expenditures to establish the Hycroft restricted cash account that was established in 2004; a decrease of $1,641,000 primarily due to an insurance premium payment of $1.7 million in 2004 for the Hycroft reclamation bond; and an increase of $5,325,000 for the acquisition of the F.W. Lewis, Inc. properties net of cash acquired. There were no comparable acquisitions in 2004.

Financing activities

The net cash provided by financing activities was $41,709,000 in 2007 compared to $1,529,000 in 2006. The $40,180,000 increase in cash provided by financing activities was the result of the following factors:

•

On July 16, 2007, we completed a CDN$17,000,000 private placement as discussed in Note 8 to the Consolidated Financial Statements. Pursuant to this private placement, we realized gross proceeds of $16,164,000 and incurred financing-related costs of $786,000 to result in a net cash inflow from the private placement of $15,378,000.

•

In December of 2007, Quest Securities exercised their Finder’s Warrants to acquire 114,850 shares of our common stock (see Note 9 to the Consolidated Financial Statements). The total proceeds received from the exercise of the Finder’s Warrants was $528,000. The Company issued 114,850 shares to Quest Securities in January of 2008.

•

During the third and fourth quarters of 2007, holders of Allied Nevada special stock options exercised their rights to acquire 188,539 shares of our common stock. The total exercise price of these options was $433,000.

•	During the second quarter of 2007, pursuant to the Arrangement Agreement, Vista paid $25,000,000 to Allied Nevada, of which $15,000,000 was paid to the Pescios as partial consideration for the Pescio

Nevada Assets. The remaining $10,000,000, less costs and expenses and amounts required to pay amounts owing to Vista pursuant to the Arrangement Agreement, is being used to fund our exploration and development projects and ongoing commitments.

•

Vista reduced its intercompany funding of Allied Nevada by $1,306,000 in 2007 compared to 2006. The reduction in funding resulted because the Arrangement closed in May 2007 and Vista was not required to fund any additional cash requirements after the closing of the Arrangement. Vista provided the funding for all cash requirements of the Vista Nevada Assets during 2006.

For the years 2002 through 2006 presented on the consolidated statements of cash flows, cash received from financing activities was the result of intercompany funding from Vista. Vista provided cash to Vista Nevada to pay for expenditures incurred by Vista Nevada. Any increases or decreases in cash provided were due to increases or decreases in Vista Nevada’s yearly or quarterly, expenditures, as applicable.

Liquidity and capital resources

We anticipate that we will meet our operating cash requirements over the next two years through a combination of our cash on hand, the funds that we anticipate raising from this offering, royalty payments and operating cash flow from the Hycroft Mine assuming that the reactivation proceeds as currently planned. Additionally, as described in Note 16 to the Consolidated Financial Statements, the Company’s Board of Directors has authorized management to enter into a bridge credit facility of up to CDN$ 30.0 million with a subsidiary of Quest Capital. If we are unable to raise sufficient funds from the foregoing to meet our operating cash requirements, we may need to pursue public financing or curtail our activities.

At December 31, 2007, our total assets increased to $106,514,000 from $17,303,000 at December 31, 2006. Much of this increase was a result of the closing of the Arrangement, which resulted in among other things, Vista’s transfer to us of the Vista Nevada Assets along with cash, the Pescio’s transfer to us of the Pescio Nevada Assets less the cash payment to the Pescios, as well as our private placement completed in July 2007, all as discussed above.

At December 31, 2007, we had working capital of $19,741,000 compared to $50,000 at December 31, 2006, representing an increase of $19,690,000. This increase is primarily related to a $20,098,000 increase in cash and cash equivalents as explained in the previous sections discussing cash used in operating activities, cash used in investing activities, and cash provided by financing activities. Other non-cash current asset items increased by $1,062,000 as a result of the Company’s prepaid mineral property claims fees and prepaid insurance, deposits for drilling services, and professional fees incurred in anticipation of an equity offering. Current liabilities increased by $1,417,000 since December 31, 2006 resulting from trade account payables and accruals related to employee compensation and directors’ fees.

At December 31, 2007, we had cash and cash equivalents totaling $20,105,000. All cash equivalents were invested in high quality short-term money market instruments, including bankers’ acceptances, bank notes, certificates of deposit, government securities, commercial paper and repurchase agreements of domestic and foreign issuers. At December 31, 2007, we had no funds invested in asset-backed commercial paper.

At December 31, 2007, we had no outstanding debt to banks or financial institutions.

At December 31, 2006, our total assets were $17.3 million as compared to $16.9 million and $10.7 million for 2005 and 2004, respectively. At December 31, 2006, we had working capital of $50,000 compared to negative working capital of $6,000 in 2005 and working capital of $351,000 in 2004.

Our immediate cash needs prior to the completion of the Arrangement were met by loans from Vista pursuant to the Arrangement Agreement, which provided that, prior to the closing, Vista could loan money to its wholly-owned subsidiary that would hold Vista’s Nevada assets prior to the closing, namely Vista Gold Holdings Inc. (“Vista U.S.”) in amounts sufficient to undertake certain activities for the benefit of the business to be operated by Allied Nevada after the completion of the Arrangement. These activities included the purchase of mineral properties or property interests, payment of amounts necessary to secure the services of a Chief Executive Officer for us prior to the closing, and purchase of office equipment, software and other miscellaneous items to enable us to commence operations immediately after the closing. These loans were to bear interest at the rate of 6% per annum and all principal and interest owing by Vista U.S. to Vista in respect of such loans was to be paid in full at closing by Allied Nevada on behalf of Vista U.S. As of December 31, 2006 this loan amount was $357,201 which included interest of $3,308. At September 30, 2007, the loan, aggregating $483,000, had been repaid to Vista.

In conjunction with the Arrangement, Vista invested $25 million in Allied Nevada in exchange for common stock of Allied Nevada. Allied Nevada used $15 million of this investment to purchase the Pescio Nevada Assets. The remaining $10 million, less costs and expenses or any amounts required to pay amounts owing to Vista in connection with loans that Vista made to Vista U.S. pursuant to the Arrangement Agreement, is being used to fund exploration and development projects and ongoing commitments. Under the Arrangement Agreement, we agreed to use our commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after the closing. On July 16, 2007, we met this requirement with the completion of a private equity placement for gross proceeds of approximately $16.3 million. See “— Financing Activities” and Note 9 to the Consolidated Financial Statements. However, there can be no assurance that we will be able to raise additional capital in the future. Allied Nevada will continue to actively pursue alternatives to monetize Allied Nevada’s assets and attract other investors.

Off-Balance sheet arrangements

Allied Nevada has no off-balance sheet arrangements.

Contractual obligations

Allied Nevada’s contractual obligations at December 31, 2007 (in thousands) are summarized as follows:

Contractual Obligations	Total	Less than 1 year	1 – 3 Years	4 – 5 Years	After 5 Years
Capital lease obligations	$23	11	12	—	—
Operating lease obligations	$153	86	67	—	—
Remediation and reclamation obligations(1)	$8,621	133	776	2,579	5,133
Advance Minimum Royalty obligations	$4,850	225	825	600	3,200
Purchase obligations(2)	$—	—	—	—	—

Total contractual obligations	$13,647	$455	$1,680	$3,179	$8,333

(1)

Mining operations are subject to extensive environmental regulations in the jurisdictions in which they operate. Pursuant to these environmental regulations, the Company is required to close its operations and reclaim and remediate the lands that operations have disturbed. The estimated undiscounted cash outflows of these remediation and reclamation obligations are reflected here. For more information regarding remediation and reclamation liabilities, see Note 10 to the Consolidated Financial Statements.

(2)	Purchase obligations are not recorded in the Consolidated Financial Statements. Purchase obligations represent obligations for purchase of materials and supplies and drilling services.

Planned Reactivation of Hycroft Brimstone Open Pit Mine

On September 11, 2007, the Board of Directors approved the reactivation of the Hycroft Mine. The Hycroft reactivation project involves reopening the Brimstone oxide open pit mine, which had been in production from 1994 until 1998 when the entire Hycroft Mine was closed and put on care and maintenance due to low gold prices.

While in production the Brimstone deposit contributed 175,000 ounces of gold production to the Hycroft total production of approximately 1 million ounces of gold. Once reactivated, the Hycroft Mine is expected to produce 375,000 ounces of gold over its first five years of operation. Allied Nevada anticipates that an updated reserve calculation estimate for the Hycroft Mine will be completed in the second half of 2008. Reflecting the good condition of the facilities at Hycroft, the cost required to attain this production is expected to be approximately $26,600,000, of which $22,300,000 will be spent on pre-stripping and leach pad construction, assuming the requisite financing is obtained. In addition to the expenditures required to reopen the mine, the recommissioning program will require Allied Nevada to fund additional working capital and reclamation bonding of approximately $13,400,000. The critical constraints to achieve the gold production schedule include the timing of reclamation bond approval and the availability of a mining contractor or a mining fleet to complete the mining of overburden. Allied Nevada has scheduled these activities to begin in May 2008, but it is possible that these activities can be completed sooner resulting in an earlier start of gold production. We plan to utilize outside funding sources to provide the necessary capital required to re-open the Hycroft Mine including funds that we anticipate raising from this offering of our common stock, and are evaluating other potential financing alternatives for the project. Current cash expenditures for the project are being provided from Allied Nevada’s funds.

To complement this production objective, as previously announced, in August 2007 Allied Nevada commenced a 90,000 foot exploration drill program designed to upgrade and expand the oxide gold mineralized material and to drill test the higher grade sulfide gold system below the oxide mineralization in the Brimstone and Crofoot Lewis open pit mines. Our deep drilling program is designed to validate the overall extent of the sulfide system, thereby allowing Allied Nevada to design a detailed drill program in order to define the size, continuity and economic value of the mineralization. As of February 28, 2008, 143 drill holes have been completed at Hycroft since the program was initiated in August 2007, including 109 reverse circulation drill holes and 34 core holes for a total of 114,847 feet drilled. The holes were drilled to an average depth of approximately 800 feet.

Transactions with related parties

For periods prior the effective date of the Arrangement, the Consolidated Statements of Loss include expense allocations for corporate overheads incurred by Vista. These allocations were made based on the ratio of the carrying amount of mineral properties being transferred to Vista Nevada and the total consolidated mineral properties prior to transfer. Also, all intercompany payables and receivables outstanding between Vista Nevada and Vista have been settled as part of Vista’s net investment in Vista Nevada. The net of these intercompany receivables and payables was deemed to be part of Vista’s net investment and has been included in the Consolidated Balance Sheets accordingly.

Pre-Arrangement Loans from Vista

On May 10, 2007, Allied Nevada commenced operations following Vista’s transfer to Allied Nevada of its Nevada-based mining properties and related assets, along with cash, and the transfer to Allied Nevada by the Pescios of their interests in certain Nevada mining properties and related assets. These transfers to Allied Nevada were made in exchange for shares of Allied Nevada’s common stock and cash, under the terms of the Arrangement Agreement.

Prior to the completion of the transaction, the immediate cash needs of the Company were met by loans from Vista pursuant to the Arrangement Agreement, which provided that, prior to the date of completion, Vista could loan money to Vista’s wholly-owned subsidiary, Vista Gold Holdings, Inc. (“Vista U.S.”), which was to hold Vista’s Nevada-based mining properties and related assets immediately prior to their transfer to Allied Nevada, in amounts sufficient to undertake certain activities for the benefit of the business Allied Nevada would operate after the completion of the transaction, including purchase of mineral properties or property interests, payment of amounts necessary to secure the services of a Chief Executive Officer, and purchase of office equipment, software and other miscellaneous items to enable Allied Nevada to commence operations immediately after the completion of the transaction. These loans bore interest at the rate of 6% per annum and all principal and interest owing by Vista U.S. to Vista in respect of such loans were to be paid in full at the time of completion by Allied Nevada on behalf of Vista U.S. Upon closing of the transaction on May 10, 2007, $615,000 was paid to Vista Gold conditional on the subsequent review and approval of the expenditures that constituted this balance. The subsequent review of invoices identified $132,000 of expenditures that were determined to be recoverable from Vista in accordance with the agreement. This balance was received from Vista on September 28, 2007.

Consulting Agreements

Prior to April 16, 2007, Scott Caldwell provided services to Allied Nevada under a consulting agreement between Mr. Caldwell and Vista, pursuant to which Mr. Caldwell was paid for consulting services rendered to Allied Nevada at the rate of $1,000 per day, in addition to reimbursement, at cost, of any reasonable out-of pocket expenses incurred by Mr. Caldwell in connection with the performance of these consulting services. Mr. Caldwell was not entitled to any bonus payments or other cash or non-cash compensation under his consulting agreement with Vista. This agreement was terminated as of April 16, 2007 and was replaced by a formal employment agreement with Mr. Caldwell. Mr. Caldwell was paid $105,000 under the provisions of the terminated consulting contract, in his capacity as President and Chief Executive Officer of Allied Nevada. See “Management — Executive Employment Agreements”.

On January 26, 2007, Allied Nevada entered into a professional service agreement with Hal Kirby, who was not a related person at the time but was appointed Vice President and Chief Financial Officer of Allied Nevada on April 16, 2007. Under the professional service agreement, Mr. Kirby provided financial and accounting services including review of accounting systems and documentation under development for Allied Nevada, and meeting with auditors and planning for scope and plans for future audits. The agreement was to expire no later than December 31, 2007, with amounts paid under the agreement not to exceed $50,000. Pursuant to the professional service agreement, Allied Nevada compensated Mr. Kirby at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. Mr. Kirby was paid $22,000 under the provisions of this contract. This service contract was terminated as of April 16, 2007 upon acceptance by Mr. Kirby of the appointment to the position of Vice President and Chief Financial Officer of Allied Nevada, and was replaced by a formal employment agreement that Allied Nevada entered into with Mr. Kirby in that capacity. See “Management — Executive Employment Agreements”.

Agreements with Carl Pescio

Carl Pescio was elected as a director of Allied Nevada on March 1, 2007. Allied Nevada and Mr. Pescio were among the parties to the Arrangement Agreement. Mr. Pescio may pursue ventures with mining properties other than those held by Allied Nevada. As a condition to completion of the Arrangement, Mr. Pescio was required to enter into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably. On February 15, 2007, Allied Nevada entered into a non-competition agreement and a professional service agreement with Mr. Pescio. Both agreements have two-year terms. Under the non-competition agreement, Mr. Pescio has agreed that during the agreement term he will not carry on business in the State of Nevada which is similar to or in any way competitive with Allied Nevada’s mineral property-related business. Under the professional service agreement, Mr. Pescio is to provide services as directed by Allied

Nevada including assistance with technical review of exploration programs and assistance with investor relations activities, for which Allied Nevada will compensate him at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. Carl Pescio has not been paid any amount under the terms of this contract to date.

Sierra Partners Consulting Agreement

On July 2, 2007, Allied Nevada entered into an Investor Relations Services Agreement with Sierra Partners II LLC (“Sierra”) to assist Allied Nevada with the development and initiation of an investor relations program and to provide consulting and advisory services regarding the North American investor market. During the six month term of the Agreement, Sierra received a monthly retainer of $15,000 and was granted an option to purchase 45,000 shares of Allied Nevada common stock in accordance with the Allied Nevada Stock Option Plan. This option has a 10-year term, an exercise price per share of $4.35 which was determined in accordance with the Allied Nevada Stock Option Plan as the closing price of Allied Nevada’s common stock on the grant date of July 3, 2007, and a total value of $99,000 based on a lattice option valuation model. The option fully vested on December 31, 2007.

On January 28, 2008, Allied Nevada amended its Investor Relations Services Agreement with Sierra to assist the Company with its investor relations program and to provide consulting and advisory services regarding the North American investor market. Under terms of the amended agreement, Sierra will receive a monthly retainer of $5,000 and reimbursement of reasonable out of pocket fees and expenses. The amended agreement will expire on December 31, 2008. W. Durand Eppler, an Allied Nevada director, currently serves as President of, and is a partner of, Sierra and, as a result, will benefit from this transaction to the extent of his interest in Sierra.

Provision of Legal Services

Cameron Mingay, an Allied Nevada director who was appointed in March 2007, is a partner at Cassels Brock & Blackwell LLP of Toronto, Ontario, Canada, which since June 2007 has served as outside counsel to Allied Nevada in connection with Canadian corporate and securities law matters. Allied Nevada has paid Cassels Brock an aggregate of $288,000 for legal services rendered through December 31, 2008. The Company believes that this remuneration is on terms at least as favorable as would have been available from unaffiliated third parties.

Private Placement Financing

In connection with the private placement financing completed in July 2007, Allied Nevada paid a cash finder’s fee of $507,000, being 5% of the gross proceeds raised, to eligible persons that arranged for purchasers (“Finders”). As consideration for its role as Finder in the private placement financing, Quest Securities Corporation (“Quest Securities”), a wholly-owned subsidiary of Quest Capital Corp. (“Quest Capital”), received a cash fee of $105,000, and warrants to purchase 114,850 units. These warrants are exercisable by Quest Securities at any time prior to the close of business on July 16, 2009 at an exercise price of CDN$4.60 per unit. No commissions were paid to Quest Securities with respect to sales of units to directors or officers of Allied Nevada. Robert Buchan, Executive Chairman and a director of Allied Nevada, then served as Chairman of Quest Capital and A. Murray Sinclair, then an Allied Nevada director, then served as Managing Director of Quest Capital. Effective December 14, 2007, Mr. Sinclair resigned as a director of Allied Nevada to assist Quest Capital in its conversion into a Mortgage Investment Corporation. In connection with this conversion, effective January 1, 2008 Mr. Sinclair was appointed Co-Chairman of Quest Capital and Mr. Buchan resigned as Chairman of Quest Capital and remains a director of Quest Capital. In addition, each holds an equity interest in Quest Capital and, as a result, benefited from this transaction to the extent of their interests in Quest Capital. This transaction was entered into solely for the benefit of Allied Nevada, and was not intended to provide Messrs. Buchan and Sinclair with compensation in lieu of salary or other compensation described herein. The Company believes that this finder compensation was on terms at least as favorable as would have been available from unaffiliated third parties.

The other Finder in the private placement financing was Global Resource Investments Ltd. (“Global Resource”) which received a cash finder’s fee of $402,000. The General Partner of Global Resource is Rule Investments, Inc. (“Rule Investments”). The Rule Family Trust u/d/t 12/17/98 (the “Rule Trust”) owns 100% of Rule Investments. Arthur Richards Rule is co-Trustee of the Rule Trust. Mr. Rule and the Trust are indirect beneficial owners of 2,761,904 shares of Allied Nevada common stock owned by Exploration Capital Partners 2000 Limited Partnership (“Exploration Capital 2000”) and by Exploration Capital Partners 2006 Limited Partnership, representing a beneficial ownership interest of 6.7%. However, this ownership includes 1,631,200 shares (including 815,600 share purchase warrants) acquired by Exploration Capital 2000 in connection with the private placement financing. Prior to the financing, Mr. Rule and the Rule Trust were indirect beneficial owners of 1,294,140 shares of Allied Nevada common stock, representing only approximately 3.3% of the common stock then outstanding. Accordingly, Global Resource would not have been a related party to Allied Nevada prior to the financing, but this disclosure is included for purposes of completeness. The Company believes that the finder compensation for Global Resource was on terms at least as favorable as would have been available from unaffiliated third parties.

Proposed Bridge Credit Facility

On March 3, 2008, the Board of Directors ratified the signing of an indicative letter of intent concerning a proposed CDN$30 million secured bridge credit facility with Quest Holdings. The terms of the facility are not yet final and are subject to due diligence by Quest Holdings and its counsel, the preparation of definitive documentation, the granting of security and such other steps as are usual to transactions of this nature. The letter of intent provides that the facility is scheduled to be available for drawdown until July 2008 and must be repaid by March 2009. Borrowings under the proposed credit facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft Mine. The Company’s interest in the Hycroft mine properties and all of its personal tangible property are expected to be pledged as collateral for the credit facility. The proposed agreement is expected to contain customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict Allied Nevada’s ability to incur additional debt. Allied Nevada will incur a standby fee equal to four percent of the amount of the loan facility when it enters into the agreement. Borrowings under the proposed credit facility are subject to payment of a five percent drawing fee payable to Quest Holdings. The interest rate on borrowings is twelve percent per annum compounded monthly. Robert Buchan, Executive Chairman and director of Allied Nevada, has disclosed to the Board of Directors that he may participate to the extent of up to CDN$5 million in the proposed Quest Holdings credit facility.

Significant accounting policies and changes in accounting policies

Use of Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of the Company’s Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations; environmental, reclamation and closure obligations; estimates of fair value for asset impairments; estimates of the fair value of stock options granted; and the valuation allowances for deferred tax assets. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Allied Nevada Gold Corp. and more-than-50%-owned subsidiaries that it controls. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in a highly liquid money market fund. Restricted cash is excluded from cash and cash equivalents and is included in other current and long-term assets.

Supplies Inventory

Supplies inventory is valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

Property, Plant, and Equipment

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives, which do not exceed the related estimated mine lives, of such facilities based on proven and probable reserves.

Mineral Exploration and Development Costs

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable ounces in proven and probable reserves.

Mineral Interests

Mineral property acquisition costs are recorded at cost and are deferred until the viability of the property is determined. We currently have one Development Property, namely the Hycroft Brimstone Open Pit Mine. See “Properties — Development Properties — Hycroft Brimstone Open Pit Mine” for further information. Exploration, mineral property evaluation, option payments, related acquisition costs for mineral properties acquired under an option agreement, general overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. When proven and probable reserves are determined for a property and a feasibility study is completed, subsequent exploration and development costs on the property would be capitalized. If a project were to be put into production, capitalized costs would be depleted on the unit of production basis.

The Company is party to mineral property agreements that include provisions requiring the reimbursement by another party of its share of a project’s exploration costs to the Company. Costs reimbursed to the Company relate directly to exploration of the project and do not include any margin or mark-up of direct costs incurred. Accordingly, such reimbursements are netted against mineral property exploration costs incurred by the Company on the related project.

Mineral property option payments are made at the discretion of the optionee and accordingly option amounts are accounted for as a reduction in the carrying value of the applicable mineral interest on a cash basis or when receipt is reasonably assured.

Management’s estimates of gold prices, recoverable proven and probable reserves, probable outcomes, operating capital and reclamation costs are subject to risks and uncertainties that may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated and the need for possible asset impairment write-downs.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior undetected agreements or transfers and title may be affected by such defects.

Long-lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, price trends and related factors), production levels and operating costs of production and capital, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

Reclamation and Remediation Costs (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site in accordance with FASB SFAS No. 143, “Accounting for Asset Retirement Obligations.”

Income Taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

Stock Based Compensation

Compensation cost recognized in 2007 includes compensation cost for all share-based payments based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Loss Per Share

Loss per share amounts are only presented for 2007 as Allied Nevada was not a publicly held entity prior to May 10, 2007 and was a wholly-owned subsidiary of Vista . Basic Loss per share amounts are calculated by using the weighted-average number of common shares outstanding during the year. Diluted loss per share amounts reflect the potential dilution that could occur if securities or other contracts that may require the issuance of common shares in the future were converted unless their inclusion would be anti-dilutive. As the Company incurred a net loss in 2007, potential shares to be issued from the assumed exercise of options, warrants, and restricted shares were not included in the computation of diluted loss per share since their result would be anti-dilutive.

Concentration of Risk

Although the Company is currently an exploration stage enterprise (as defined by Industry Guide 7), it expects the principal source of future revenue to be the sale of gold. A significant and sustained decrease in the price of gold from current levels could have a material and negative impact on the Company’s business, financial condition and results of operations.

The Company places its cash investments with a single high quality financial institution. Substantially all of the cash and cash equivalents were uninsured. All cash equivalents were invested in high quality short-term money market instruments, including bankers’ acceptances, bank notes, certificates of deposit, government securities, commercial paper and repurchase agreements of domestic and foreign issuers. At December 31, 2007, we had no funds invested in asset backed commercial paper. The Company has not experienced any losses on its cash investments.

Recent accounting pronouncements

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company’s fiscal year ending December 31, 2008. Currently the Company does not hold any of the financial assets or liabilities to which this statement applies.

Staff Accounting Bulletin No. 108

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both a statement of operations focused assessment and a balance sheet focused assessment. The Company adopted SAB 108 on May 10, 2007. The adoption of SAB No. 108 had no impact on the Company’s consolidated financial position or results of operations.

Fair Value Option for Financial Assets and Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the Company’s year ending December 31, 2008. The Company has determined that the adoption of this statement will have little or no effect on the Company’s consolidated financial position, results of operations, and disclosures. Currently the Company does not hold any of the financial assets or liabilities to which this statement applies.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for the Company with respect to business combinations for which the acquisition date is on or after January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the consolidated financial position, results of operations, and disclosures.

Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements–an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of noncontrolling owners. SFAS 160 is effective for the Company as of January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 160 on the consolidated financial position, results of operations, and disclosures.

Subsequent events

On January 18, 2008, Allied Nevada filed a Form S-1 registration statement with the Securities Exchange Commission, and on January 21, 2008 filed a preliminary prospectus with Canadian securities regulators relating to a proposed public offering of its common stock. A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective, and a preliminary prospectus has been filed with securities regulatory authorities in each of the provinces and territories of Canada, other than Quebec.

On March 20, 2008, Allied Nevada along with its wholly-owned subsidiaries, Hycroft Resources & Development, Inc. (“Hycroft Resources & Development”), Hycroft Lewis Mine, Inc., Victory Exploration Inc., Victory Gold Inc., Allied VGH Inc., Allied Nevada Gold Holdings LLC and Allied VNC Inc., entered into a credit agreement (the “Credit Agreement”) with Ionic, pursuant to which Ionic has provided a CDN$27 million secured bridge credit facility (the “Credit Facility”). The borrower under the Credit Facility is Hycroft Resources & Development with the Company and the Company’s subsidiaries, being the guarantors under the Credit Facility. The Credit Agreement provides that the Credit Facility is scheduled to be available for drawdown until July 2008 and must be repaid by March 2009. Borrowings under the Credit Facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft Mine. The Company’s interest in the Hycroft Mine properties and all of its personal property have been pledged as collateral for the Credit Facility. The Credit Agreement contains customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict Allied Nevada’s ability to incur additional debt. Allied Nevada has incurred a standby fee of CDN$1,080,000, equal to four percent of the amount of the Credit Facility. Allied Nevada drew down CDN$10 million of this facility when it entered into the agreement and paid CDN$500,000, being a five percent drawing fee. Concurrent with its initial drawdown under the Credit Facility, Allied Nevada also paid a structuring fee of CDN$135,000. The interest rate on borrowings is twelve percent per annum compounded monthly. Robert Buchan, Executive Chairman and Director of the Company, has disclosed to the Board of Directors of the Company that he is a participant in the Credit Facility.

Allied Nevada has accepted an offer to sell its 50% interest in the Hamilton-Treasure Hill mineral property consisting of 106 patented and 112 unpatented mining claims for $1.0 million. Under terms of the agreement, Allied Nevada retained a NSR of 1%, which is subject to a buyout for a payment of $0.5 million in the first 24 months from closing escalating thereafter to a maximum of $3.0 million.

On March 19, 2008, Allied Nevada, through its wholly-owned subsidiary Hycroft Resources & Development, entered into an equipment purchase agreement with Komatsu Financial Limited Partnership (“Komatsu”), Lisbon Valley Mining Co., LLC and Constellation Copper Corporation, whereby Allied Nevada purchased a used mining fleet from Komatsu for $13.9 million. The mining fleet will be used at our Hycroft Mine. The fleet consists of five 200-ton haul trucks, two 28-yard wheel loaders, two blast hole drills and various pieces of support equipment. The fleet will be disassembled and shipped to the Hycroft Mine site in the near future and is scheduled to begin operating in the second quarter of 2008.

On February 5, 2008, Tornado Gold International Corp. (“Tornado”) and the Company entered into an agreement pursuant to which Tornado would (i) quitclaim thirteen properties back to the Company; and (ii) pay the Company $100,000 in furtherance of the exploration rights for the Illipah property in White Pine County and the NT Green property in Lander County. On March 24, 2008, a new agreement was also signed with Tornado, whereby the Company acquired the option to back into a joint venture on these two properties.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Allied Nevada is engaged in the acquisition of gold projects and related activities including exploration engineering, permitting, the preparation of feasibility studies and the development of mineral properties into operating mines. The value of our properties is related to gold price and changes in the price of gold could affect our ability to generate revenue from our portfolio of gold projects.

Gold prices may fluctuate widely from time to time and are affected by numerous factors, including the following: expectations with respect to the rate of inflation, exchange rates, interest rates, global and regional political and economic circumstances and governmental policies, including those with respect to gold holdings by central banks. The demand for, and supply of, gold affect gold prices, but not necessarily in the same manner as demand and supply affect the prices of other commodities. The supply of gold consists of a combination of new mine production and existing stocks of bullion and fabricated gold held by governments, public and private financial institutions, industrial organizations and private individuals. The demand for gold primarily consists of jewelry and investments. Additionally, hedging activities by producers, consumers, financial institutions and individuals can affect gold supply and demand. While gold can be readily sold on numerous markets throughout the world, its market value cannot be predicted for any particular time.

Allied Nevada has no investments in debt instruments other than highly liquid short-term investments. Accordingly, we consider our interest rate risk exposure to be insignificant at this time.

BUSINESS

History of Allied Nevada

Allied Nevada Gold Corp. was incorporated under the laws of Delaware on September 14, 2006. Until May 10, 2007 we were a wholly-owned subsidiary of Vista Gold Corp. (“Vista”), a corporation incorporated under the laws of the Yukon Territory, Canada.

We commenced our operations on May 10, 2007, following Vista’s transfer to us of its Nevada-based mining properties and related assets, along with cash, and the transfer to us by Carl Pescio and Janet Pescio, (together, the “Pescios”) of their interests in certain Nevada mining properties and related assets. These transfers to us were made in exchange for shares of our common stock and cash, under the terms of an Arrangement and Merger Agreement that we entered into with Vista and the Pescios on September 22, 2006, as amended (the “Arrangement Agreement”). See “Explanatory Notes — Formation of Allied Nevada — Arrangement Agreement”. In this document, we sometimes use the terms “Vista Nevada Assets” and “Pescio Nevada Assets” to refer to, respectively, Vista’s Nevada based mining properties and related assets, and the Pescios’ interests in certain Nevada mining properties and related assets that were transferred to us pursuant to the Arrangement Agreement. We have now begun to conduct our new business of evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada. Before the Arrangement Agreement transactions were completed, we had no properties or property interests, were not yet conducting business operations and had no shareholders other than Vista.

Pursuant to the terms of the Arrangement Agreement, the parties completed a transaction that resulted in Vista’s transfer of the Vista Nevada Assets to Allied Nevada along with cash, and the Pescios’ transfer to Allied Nevada of the Pescio Nevada Assets, all pursuant to an arrangement (which we refer to as the “Arrangement” in this document) under the provisions of the Business Corporations Act (Yukon Territory). Allied Nevada issued 38,933,055 shares of common stock as part of the transaction, of which 12,000,000 were issued to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets and 26,933,055 were issued to Vista in accordance with the Arrangement. Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares were distributed to shareholders of Vista, less any applicable withholding taxes, and Vista retained 1,529,848 shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. The new common shares of Vista and the shares of Allied Nevada common stock began trading on May 10, 2007, on the American Stock Exchange and the Toronto Stock Exchange.

Of the $25 million in cash received by Allied Nevada in connection with the closing of the Arrangement, Allied Nevada paid $15 million to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets. Under the Arrangement Agreement, we agreed to use our commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after closing. On July 16, 2007, we met this requirement with the completion of a private equity placement for gross proceeds of approximately $16.3 million. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position, Liquidity and Financial Resources — Financing Activities”.

General Description of the Business of Allied Nevada

Allied Nevada is engaged in the evaluation, acquisition, exploration and advancement of gold exploration and development projects in the state of Nevada. Our main activities in the near future will focus on the reactivation of our Hycroft Brimstone Open Pit Mine and the exploration drilling program we are currently conducting at Hycroft to increase oxide reserves and to test sulfide gold and silver mineralization. See “—Business Strategy—Hycroft Brimstone Open Pit Mine Reactivation” and “—Hycroft Exploration Drilling Program.” In addition, our management will look for opportunities to improve the value of the gold projects that we own or control through exploration drilling, introducing technological innovations and developing properties into operating mines. We expect that emphasis on gold project acquisition and development will continue in the future.

We own the Hycroft Brimstone Open Pit Mine, Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat projects, the Nevada properties previously owned by Vista through the acquisition of F.W. Lewis, Inc., and the interests previously held by the Pescios in 58 properties, including royalty and/or other interests in Beowawe, Cobb Creek, Dixie Flats, Dome, Wild Horse, Eden, Elder Creek, NAD, North Carlin, North Mill Creek, Pony Creek and Elliot Dome, Switch and Six Mile, Toy, Tusk, Rock Creek, Santa Renia, South Silver Cloud, Tonka and Woodruff properties. All of these properties are located in Nevada. See “Properties”.

We do not produce gold in commercial quantities and do not expect to generate revenue from this source until the last quarter of 2008 at the earliest. We are currently dependent on cash from our working capital, potential funding from external sources and cash flow from royalty payments received with respect to the interests acquired from the Pescios as part of the Pescio Nevada Assets.

Business Strategy

Our business plan was developed with the overriding goal of maximizing shareholder value through the exploration and development of our mineral properties, utilizing the extensive mining-related background and capabilities of our management and employees, and also through strategic partnerships. To achieve this goal, our business plan focuses on five strategic areas:

•	Hycroft Brimstone Open Pit Mine Reactivation

•	Hycroft Exploration Drilling Program

•	Increase of Oxide Reserves

•	Testing of Sulfide Gold and Silver Mineralization

•	Advanced Exploration Properties

•	Other Exploration Properties

•	Mergers and Acquisitions

Until we start generating sufficient cash flow from gold production and production royalties, we are dependent on our working capital, funding from external sources and cash from advanced minimum royalty (“AMR”) payments received with respect to interests in certain Nevada-based mining properties acquired as part of the Pescio Nevada Assets.

•	Hycroft Brimstone Open Pit Mine Reactivation

The Hycroft Brimstone Open Pit Mine, which we also refer to as the “Hycroft Mine” in this prospectus, is located 54 miles west of Winnemucca, Nevada along the border of Humboldt and Pershing Counties, and covers approximately 25,320 acres of mineral rights. On September 11, 2007 our Board of Directors approved the proposal to restart the operations at the Hycroft Mine. The Hycroft reactivation project involves reopening the Hycroft Brimstone Open Pit Mine which was in production from 1994 until 1998. In 1998, the Hycroft Mine was closed and put on a care and maintenance program due to low gold prices.

While in production the Brimstone deposit contributed 175,000 ounces of gold production to the Hycroft total production of approximately one million ounces of gold. The Hycroft Mine is expected to produce 375,000 ounces of gold over its first five years of operation. Allied Nevada anticipates that an updated reserve calculation estimate for the Hycroft Mine will be completed in the second half of 2008. Management anticipates achieving production in the fourth quarter of 2008.

We anticipate that, as the Hycroft Mine reaches scheduled production levels, the project will eventually generate significant cash flow towards funding the planned programs of Allied Nevada.

See “Properties—Development Properties—Hycroft Brimstone Open Pit Mine—Planned Reactivation of Mine”.

•	Hycroft Exploration Drilling Program

Increase of Oxide Reserves

One of the objectives of the Hycroft exploration drilling program is to confirm and expand the existing oxide reserves on the Hycroft property.

Allied Nevada has begun an oxide ore reserve delineation program at Hycroft. The drill program is designed with the goal of increasing the current proven and probable ore reserves. This drill program includes the drilling of 70 holes to a depth of approximately 300 to 400 feet. The planned holes are located immediately west of the Hycroft Brimstone Open Pit Mine. Five drill rigs (three reverse circulation rotary and two core rigs) have been operating at Hycroft since the beginning of 2008 and are being used primarily to identify and delineate oxide resources at Brimstone in furtherance of the Company’s objective of confirming and expanding existing oxide reserves on its Hycroft property. We expect to drill approximately 30,000 feet per month in the first quarter of 2008. Management anticipates that revised oxide ore reserves will be announced in the second half of 2008.

Testing of Sulfide Gold and Silver Mineralization

The second objective of the Hycroft exploration drilling program is to test the economic viability of the sulfide gold and silver mineralization on the Hycroft property. The sulfide exploration program started in late August 2007 with one reverse circulation drill and was expanded to three reverse circulation drills and three core drills for the remainder of 2007 as part this program. Allied Nevada drilled approximately 51,000 feet in 2007.

Between 1985 and 1999, a total of 3,123 exploration drill holes were drilled, totalling 943,822 feet. These historical Hycroft drill hole and assay databases are being reviewed to determine if a sulfide gold resource can be defined through the historic drilling. The databases will also be used to guide the sulfide and oxide drilling programs. Based on the data analyzed to date, the drill programs will be concentrated in and around the existing pits for the first half of 2008 to determine the thickness and grade of the sulfides exposed in the pits and to increase the oxide reserves. Diamond drilling in 2007 was designed to test the extensions of sulfide zones out from the existing pits, as indicated by geophysical studies that we completed in 2007. This program will continue as part of the exploration program during the last half of 2008.

The distribution of silver mineralization across the Hycroft property is not fully understood because historic drill holes were not assayed for the silver. Pulp samples from approximately 200 historic holes, distributed throughout the property, are in the process of being assayed for silver and gold.

Results of the Hycroft induced polarization geophysical survey completed in late October 2007 are being evaluated. High chargeability zones were seen to continue south and north from the Central Fault and East Fault (Brimstone) zones, and underlie other parts of the property. The survey was designed to better define the higher concentrations of sulfides within the greater sulfide envelope underlying the property.

Upon completion of the 2008 sulfide exploration drill program, Allied Nevada intends to revise the sulfide mineralized material calculation estimate. We plan to start metallurgical test work during 2008. This test work will focus on estimating gold and silver recovery that could be obtained from the sulfide material.

Management intends to continue exploration drilling on the sulfide system in 2009. We plan to conduct metallurgical testing as well as additional engineering work in 2009. We intend to complete a pre-feasibility study evaluating the economic viability of the sulfide project and anticipate completion of the study in 2010.

Any expansion of the Hycroft Mine necessary to exploit any additional reserves that may be established through our Hycroft exploration drilling program that are not located within our current mine plan, will require us to obtain all permits, approvals and consents of regulatory agencies responsible for the use and development of mines in Nevada.

For further discussions concerning these programs, see “Properties—Development Properties—Hycroft Brimstone Open Pit Mine—Hycroft Exploration Drilling Program”.

•	Advanced Exploration Properties

Our Advanced Exploration Properties portfolio consists of five advanced properties (Maverick Springs, Mountain View, Hasbrouck, Three Hills and Wildcat). Evaluation of these properties will be completed to determine each property’s economic potential. Based on this evaluation, future exploration programs will be developed to advance the most prospective properties towards a development decision.

For further discussions concerning our advanced exploration properties, please see information concerning each property under “Properties”.

•	Other Exploration Properties

Our Other Exploration Properties comprise 109 earlier-stage exploration properties. We are currently conducting a number of activities in connection with our earlier-stage exploration properties. The evaluation of over 20 property groups in the Battle Mountain segment of the Battle Mountain/Eureka Trend is nearing completion and evaluation has begun of the various properties in the Walker Lane lineament. The evaluation includes compilation of all geologic data and land information for the properties in a geological information system data base.

During 2007, an additional 307 unpatented mining claims were staked in the Contact (Salmon River) base metal/silver and gold district, located in northeast Elko County. The new unpatented claims are contiguous to our 110 patented claims in the district as well as contiguous to patented and unpatented claims held by International Enexco Ltd. Data is being compiled and a field evaluation involving mapping and sampling is planned to better understand the economic potential of the district.

•	Mergers and Acquisitions

We routinely review merger and acquisition opportunities. An appropriate merger and acquisition opportunity must be accretive to the overall value of Allied Nevada. Our primary focus will be on those opportunities involving precious metal production or near-term production with a secondary focus on other resource-based opportunities. Potential acquisition targets would include private and public companies or individual properties. Although our preference would be for candidates located in the United States, Allied Nevada will consider opportunities located in other countries where the geopolitical risk is acceptable.

Employees

Allied Nevada has fourteen employees, of whom six are currently employed at the Hycroft Brimstone Open Pit Mine. Allied Nevada uses consultants with specific skills to assist with various aspects of its project evaluation drill program management, due diligence, acquisition initiatives, corporate governance and property management. If we complete our planned reactivation of the Hycroft Mine as currently proposed, we anticipate that our total workforce will be approximately 140 persons at the time of reactivation. See “Properties—Development Properties—Hycroft Brimstone Open Pit Mine—Planned Reactivation of Mine”.

Competition

Allied Nevada competes with other mining companies in connection with the acquisition of gold properties. There is competition for the limited number of gold acquisition opportunities, some of which is with companies having substantially greater financial resources than Allied Nevada. As a result, Allied Nevada may have difficulty acquiring attractive gold projects at reasonable prices.

Management of Allied Nevada believes that no single company has sufficient market power to affect the price or supply of gold in the world market.

Please see “Risk Factors — Risks Relating to Our Company — We face intense competition in the mining industry”, for additional discussion related to our current and potential competition.

Legal Proceedings

There are no legal proceedings to which we or any of our subsidiaries are a party or of which any of our properties is the subject.

PROPERTIES

We classify our mineral properties into three categories: “Development Properties”, “Advanced Exploration Properties”, and “Other Exploration Properties”. Development Properties are properties where a decision to develop the property into a producing mine has been made. We currently have one Development Property, namely the Hycroft Brimstone Open Pit Mine as discussed below. Advanced Exploration Properties are those properties where we retain a significant ownership interest or joint venture and where there has been sufficient drilling and analysis to identify and report proven and probable reserves or other mineralized material. Other Exploration Properties are those that do not fall into the other categories. Please see below for information about our Development Properties, Advanced Exploration Properties and Other Exploration Properties.

Other than the Hycroft Brimstone Open Pit Mine, we cannot be certain that any mineral deposits will be discovered in sufficient quantities and grade to justify commercial operations. Whether a mineral deposit will be commercially viable depends on a number of factors, including the particular attributes of the deposit; metal prices, which are highly cyclical; the cost to extract and process the mineralized material; and government regulations and permitting requirements. We may be unable to upgrade our mineralized material to proven and probable reserves in sufficient quantities to justify commercial operations and we may not be able to raise sufficient capital to develop our properties. Estimates of reserves and mineralization herein are subject to the effect of changes in metal prices, and to the risks inherent in mining and processing operations.

We acquired our properties as part of the Arrangement. See “Business—History of Allied Nevada” for further information.

Development Properties

Technical Report

The information that follows relating to the Hycroft Brimstone Open Pit Mine (other than the information under the heading “Hycroft Exploration Drilling Program”) is derived, for the most part, from, and in some instances is an extract from, the technical report dated January 16, 2008 and the addendum to this report dated March 27, 2008 (collectively, the “Hycroft Technical Report”), both authored by Scott Wilson, C.P.G. of Scott E. Wilson Consulting, Inc. (“Wilson Consulting”) in respect of the Hycroft Mine and its reactivation. At the time of the preparation of the Hycroft Technical Report, Mr. Wilson was independent of the Company and was a “qualified person”, as that term is defined in NI 43-101.

Portions of the following information are based on assumptions, qualifications and procedures which are not fully described herein. Reference should be made to the full text of the Hycroft Technical Report which has been filed with certain Canadian securities regulatory authorities pursuant to NI 43-101 and is available for review at www.sedar.com. Alternatively, a copy of the Hycroft Technical Report may be inspected during distribution of the Shares being offered under this Prospectus and for 30 days thereafter during normal business hours at Allied Nevada’s head office and at the offices of Allied Nevada’s Canadian legal counsel, Cassels Brock & Blackwell LLP.

Hycroft Brimstone Open Pit Mine

We currently have one Development Property, the Hycroft Brimstone Open Pit Mine, which we also refer to as the “Hycroft Mine” in this prospectus. This mine and related facilities are located 54 miles west of Winnemucca, Nevada. Winnemucca (population 15,000) is a commercial community on Interstate 80, 164 miles northeast of Reno, Nevada. The town is served by a transcontinental railroad and has a small airport. Access to the Hycroft Mine from Winnemucca, Nevada is by means of State Road No. 49 (Jungo Road), a good-quality, unpaved road. Access is also possible from Imlay and from Lovelock by dirt roads intersecting Interstate 80. There is access to adequate supplies of water and power. In the past, the majority of employees lived in the Winnemucca area.

The mine is situated on the eastern edge of the Black Rock Desert and on the western flank of the Kamma Mountains between Winnemucca and Gerlach, Nevada. There are no streams, rivers, or major lakes in the general area. Elevations in the mine area range between 4,500 and 5,500 ft above sea level.

The climate of the region is arid, with precipitation averaging 7.6 inches per year. Temperatures during the summer range from 50°F to 90°F and winter temperatures range from 20°F to 40°F.

One small and two large open pit operations comprise the Hycroft Mine. The Hycroft Mine was formally known as the Crofoot Lewis open pit mine. Mining began in the area in 1983 with a small heap-leach operation known as the Lewis mine. Lewis mine production was followed by production from the Crofoot property in the Bay, South Central, Boneyard, Gap and Cut 4 pits along the Central fault, and finally the north end of the Brimstone pit and continued until it was halted in December 1998 due to low gold prices of below $300 per ounce.

The Lewis mine was acquired by Vista in early 1987 from F.W. Lewis, Inc. and the Crofoot mine was acquired by Vista in April 1988. The leasehold interest in the Lewis property was purchased by Vista on December 13, 2005 in consideration of the payment of $5.1 million and the elimination of the 5% NSR royalty on gold and 7.5% NSR royalty on silver produced from the property.

The Crofoot property was originally held under two leases and is now owned by Allied Nevada subject to a 4% net profits interest retained by the former owners. All advance royalty payments are credited against the 4% net profits royalty.

The Hycroft Mine produced over one million ounces of gold from the commencement of mining operations in 1987, until the operations were suspended, as a result of low gold prices in December of 1998.

Gold production from the leaching and rinsing of the heap leach pads, continued in 2000 and 2001. In 2002, 2003, 2004 and 2005, the amount of gold recovered was not material. The mine is currently on care and maintenance.

Geology and Ore Reserves

The Hycroft Brimstone Open Pit Mine is located on the western flank of the Kamma Mountains. The deposit is hosted in a volcanic eruptive breccia and conglomerates associated with the Tertiary Kamma Mountain volcanics. The volcanics are mainly acidic to intermediate tuffs, flows and coarse volcaniclastic rocks. Fragments of these units dominate the clasts in the eruptive breccia. Volcanic rocks have been block-faulted by dominant north-trending structures, which have affected the distribution of alteration and mineralization. The Central Fault and East Fault control the distribution of mineralization and subsequent oxidation. A post-mineral range-front fault separates the orebody from the adjacent Pleistocene Lahontan Lake sediments in the Black Rock Desert. The geological events have created a physical setting ideally suited to the open-pit, heap-leach mining operation at the Hycroft Mine. The heap leach method is widely used in the southwestern United States and allows the economical treatment of oxidized low-grade ore deposits in large volumes.

The known gold mineralization within the Crofoot and Lewis properties extends for a distance of three miles in a north-south direction by 1.5 miles in an east-west direction. Mineralization extends to a depth of less than 330 feet in the outcropping to near-outcropping portion of the deposit on the northwest side to over 990 feet in the Brimstone deposit in the east. Not all the mineralization is oxidized and the depth of oxide ore varies considerably over the area of mineralization.

The Crofoot and Lewis properties together comprise approximately 12,230 acres. An additional 13,090 acres of ground were staked by Vista in the fall of 2006 around and contiguous to the original Crofoot and Lewis properties. The Crofoot property, originally held under lease, is owned by Hycroft Resources & Development, Inc. subject to a 4% net profits interest retained by the former owners, and covers approximately 3,544 acres. The

Lewis property, which virtually surrounds the Crofoot property, covers approximately 8,686 acres and was purchased by Vista as part of the acquisition of F.W. Lewis, Inc. in December 2005. The mine is accessible by road and has access to adequate supplies of water and power.

Planned Reactivation of Mine

Our Board of Directors approved the reactivation of the Hycroft Brimstone Open Pit Mine in September 2007, and the Hycroft Technical Report was commissioned to assess the costs of reactivation in light of current market conditions. Once reactivated, the Hycroft Mine is expected to produce 375,000 ounces of gold over its first five years of operation. Gold production is targeted to begin in the fourth quarter of 2008 and is estimated to average 95,000 ounces per year from 2009-2011, and 82,000 ounces in 2012.

Wilson Consulting issued the Hycroft Technical Report in accordance with NI 43-101 guidelines. The Hycroft Technical Report and verification of the data employed in the report were undertaken under the supervision of Mr. Scott Wilson, C.P.G., a “qualified person” under NI 43-101 independent of Allied Nevada.

The scope of the Hycroft Technical Report included a review of pertinent technical reports and data in possession of Allied Nevada relative to the general setting, geology, project history, exploration activities and results, methodology, quality assurance, interpretations, and the resource and reserve data. Each scope element was addressed in the context of the company’s target concepts, recent results, and proposed activities.

All of the permits required to reactivate the Hycroft Mine are valid and the revised reclamation bond calculation has been submitted to Federal and State regulatory agencies. Regulatory approval of the revised reclamation bond is expected to be received in the first quarter of 2008. The basic infrastructure required to resume operations is in good condition, including the Merrill Crowe processing plant, maintenance shop, warehouse and the Brimstone heap leach pad. Immediately upon receipt of approval for the revised bonding, leaching of the ore that currently sits the historic Brimstone heap leach pad will begin.

We have awarded the design and construction contract for the refinery and the contract for the redesign of the leach pad to provide additional capacity. Work is scheduled to begin under these contracts in the second quarter of this year.

Allied Nevada has decided to acquire a used mining fleet to conduct its mining operations. As previously reported, on March 19, 2008, we acquired $13.9 million of equipment which represents a majority of the required equipment to conduct the mining operations. Funds for the purchase came from our cash on hand. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Subsequent Events”.

We plan to utilize outside funding sources to provide the additional capital required to reactivate the Hycroft Mine, including the proceeds from the equity offering being made pursuant to this prospectus. Details of proposed use of proceeds are set forth in the table below.

Activity	Amount of Net Proceeds from the Offering ($)
Reactivation of Hycroft Brimstone Open Pit Mine
Mining of overburden	10,000,000
Leach pad construction	9,600,000
Refinery construction	1,000,000
Mobile equipment and site repairs	5,800,000
Other capital expenditures	1,600,000
Reclamation Bonding	5,000,000
Subtotal:	33,000,000

Working Capital and Exploration Expenditures
Working Capital	11,300,000
Hycroft Exploration Expenditures	10,000,000
TOTAL:	54,300,000

We plan that gold and silver will be produced utilizing a run-of-mine heap leach process and the Merrill Crowe gold recovery plant currently on-site. Selected operating unit rates for the project are estimated to be:

Mining cost per ton mined	$1.08
Mining cost per ton of ore processed	$3.39
Processing and other costs per ton of ore processed	$1.18
General and administrative cost per ton of ore processed	$0.20
Life of mine average strip ratio	1:52 to 1
Life of mine heap leach recovery	56.6%

The estimated pre-tax internal rate of return of the project is 36% with an estimated net present value using a 3% discount rate of $64.1 million, assuming a gold selling price of $650/oz. and a silver selling cost of $12/oz. The payback period for the capital costs is expected to be 42 months from January 1, 2008.

On January 16, 2008, Allied Nevada announced the following developments related to the planned reactivation of the Hycroft Mine:

Allied Nevada has submitted a revised reclamation bond calculation reflecting the cost to mitigate current and future disturbance at the Hycroft Mine to the appropriate federal and state regulators. Management expects to receive approval of the final reclamation bond calculation in the first half of 2008. Promptly following receipt of this approval, Allied Nevada intends to begin leaching of historic mined and placed Brimstone ore. In addition, construction activities will begin in the field as required.

Allied Nevada has awarded the contract to design and construct the new gold and silver refinery to Summit Valley Engineering of Salt Lake City, Utah. The contract for the detailed design and quality assurance and quality control work for the expanded leach pad has been awarded to SRK of Reno, Nevada.

Allied Nevada personnel will operate the process facilities and provide technical, health and safety, environmental and general management support. Our total labor force is expected to be approximately 140 persons.

The critical constraints to achieving the scheduled gold production schedule include the timing of reclamation bond approval.

Based on historic drill data reviewed by Wilson Consulting, utilizing the guidelines prescribed by NI 43-101, proven and probable mineral reserves were determined within a design pit based on a $450 per ounce gold price employing a Lerchs-Grossman optimization. Gold recovery by heap leach is estimated at 56.6% for both proven and probable reserves.

Category	Tons	Oz Au/ton	Contained ounces Au	Total Waste tons	Strip Ratio
	(1000’s)			(1000’s)
Proven	11,954	0.022	261,000
Probable	21,366	0.019	401,800
Totals	33,320	0.020	662,800	50,808	1.52

Following are resource estimates completed for each of the Brimstone and Boneyard deposits:

Measured and Indicated Resources at Brimstone (Acid Leach and Oxide)

	Cutoff oz AuCn/t*	Tons (000,000s)	Grade (Au oz/ton)	Cyanide Soluble Ounces (000s)
Measured resources 1)	0.005	17.2	0.015	254
Indicated resources 1)	0.005	35.5	0.013	453

1)	Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

Inferred Resources at Brimstone (Acid Leach and Oxide)

	Cutoff oz AuCn/t*	Tons (000,000s)	Grade (Au oz/ton)	Cyanide Soluble Ounces (000s)
Inferred resources 2) (Acid Leach)	0.005	2.5	0.010	25
Inferred resources 2) (Oxide)	0.005	6.3	0.011	67
Total Inferred	0.005	8.7	0.011	92

2)	Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Inferred Sulfide Resources at Brimstone

	Cutoff oz AuCn/t*	Tons (000,000s)	Grade (Au oz/ton)	Cyanide Soluble Ounces (000s)
Inferred resources 2)	0.020	13.5	0.028	379

2)	Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

*	The cyanide soluble grade represents the potential gold which would be recovered by using a cyanide process. It differs from a fire assay grade which is the total contained gold including cyanide soluble gold. The cyanide soluble gold varies by material type, but is approximately 70% of the fire assay grades for oxide mineralization.

Indicated Resources at Boneyard

	Cutoff oz AuCn/t*	Tons (000,000s)	Grade (Au oz/ton)	Cyanide Soluble Ounces (000s)
Indicated resources 1)	0.004	0.4	0.012	5.0

1)	Cautionary Note to U.S. Investors concerning estimates of Measured and Indicated Resources: This table uses the terms “measured resources” and “indicated resources”. We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves.

Inferred Resources at Boneyard

	Cutoff oz AuCn/t*	Tons (000,000s)	Grade (Au oz/ton)	Cyanide Soluble Ounces (000s)
Inferred resources 2)	0.004	0.3	0.011	3.2

2)	Cautionary Note to U.S. Investors concerning estimates of Inferred Resources: This table uses the term “inferred resources”. We advise U.S. investors that while this term is recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize it. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, estimates of inferred mineral resources may not form the basis of a feasibility study or prefeasibility studies, except in rare cases. U.S. investors are cautioned not to assume that any part or all of an inferred resource exists or is economically or legally minable.

Hycroft Exploration Drilling Program

Increase of Oxide Reserves

One of the objectives of the Hycroft exploration drilling program is to confirm and expand the existing oxide reserves on the Hycroft property by converting oxide gold mineralized material into reserves.

To complement our Hycroft Brimstone Open Pit Mine production objectives, in August 2007 we commenced a 90,000 foot exploration drill program designed to upgrade and expand the oxide gold mineralized material which currently stands at 52.7 million tons grading 0.019 ounces per ton. The drill program is designed to drill the oxide gold mineralized material that requires greater sample density and convert it into proven and probable ore reserves. This program includes the drilling sampling and assaying of 70 shallow holes to a depth of approximately 300 to 400 feet. The planned holes are located immediately west of the Hycroft Brimstone Open Pit Mine. Five drill rigs (three reverse circulation rotary and two core rigs) have been operating at Hycroft since the beginning of 2008 and are being used primarily to identify and delineate oxide resources at Brimstone in furtherance of the Company’s objective of confirming and expanding existing oxide reserves on its Hycroft property. We expect to drill approximately 30,000 feet per month in the first quarter of 2008. Management anticipates that revised oxide ore reserves will be announced in the second half of 2008.

Testing of Sulfide Gold and Silver Mineralization

The second and potentially more interesting goal of the Hycroft exploration drilling program is to determine the size, and gold and silver grades, of the large sulfide system that is known to exist below both the Brimstone and Crofoot Lewis open pit mines. This deep drilling program is designed to validate the overall extent of the sulfide system, thereby allowing Allied Nevada to design a detailed drill program in order to define the size, continuity and economic value of the sulfide mineralization.

*	The cyanide soluble grade represents the potential gold which would be recovered by using a cyanide process. It differs from a fire assay grade which is the total contained gold including cyanide soluble gold. The cyanide soluble gold varies by material type, but is approximately 70% of the fire assay grades for oxide mineralization.

The sulfide exploration program started in late August 2007 with one reverse circulation drill and was expanded to three reverse circulation drills and three core drills for the remainder of 2007 as part of this program. Allied Nevada drilled approximately 51,000 feet in 2007.

This drill program consists of wide spaced drilling (approximately 500 feet between drill holes) along the entire strike length of the major sulfide zones that are exposed beneath the historic mine workings at the Hycroft Mine. The combined strike length of these zones is over six miles. The current program envisions drilling approximately 150,000 feet. Drilling will be a combination of reverse circulation and core. Samples will be collected and assayed by one of two independent labs.

As of March 25, 2008, 161 drill holes have been completed at Hycroft since the program was initiated in August 2007, including 123 reverse circulation drill holes and 38 core holes for a total of 122,860 feet drilled. The holes were drilled to an average depth of approximately 760 feet.

Central Zone

Hole	From	To	Interval	Au opt	Ag opt	AuEu opt
HY-06-01	490	feet of mineralization
(-50 deg., west)	260	360	100	0.019	0.6	0.030
	395	785	390	0.012	0.1	0.014
including	445	485	40	0.036	0.7	0.050

H07R-3075	430	feet of mineralization
(vertical)	205	420	215	0.012	0.3	0.017
	465	540	75	0.019	0.3	0.025
	1020	1160	140	0.017	0.1	0.020

H07R-3076	220	feet of mineralization
(-60 deg., west)	260	395	135	0.019	1.0	0.037
	470	500	30	0.013	1.3	0.037
	985	1040	55	0.018	0.0	0.018

H07R-3080	80	feet of mineralization
(-75 deg., east)	235	315	80	0.03	3.6	0.097

H07R-3082	65	feet of mineralization
(vertical)	380	445	65	0.015	0.2	0.019

H07R-3085	125	feet of mineralization
(-60 deg., west)	345	470	125	0.017	0.1	0.019

H07D-3086	305	feet of mineralization
(-45 deg., west)	295	600	305	0.022	1.3	0.045
including	425	535	110	0.049	3.3	0.111
including	445	501.5	56.5	0.085	6.3	0.200

H07D-3087	240	feet of mineralization
	290	315	25	0.016	0.6	0.028
	435	480	45	0.014	0.5	0.023
including	445	465	20	0.022	0.7	0.034
	665	835	170	0.013	0.2	0.017

Hole	From	To	Interval	Au opt	Ag opt	AuEu opt
H07R-3088	400	feet of mineralization
(-75 deg., east)	115	515	400	0.019	0.2	0.023
including	115	330	215	0.022	0.3	0.028

H07R-3092	215	feet of mineralization
(vertical)	285	500	215	0.016	0.2	0.020
including	320	360	40	0.026	0.8	0.040

H07R-3093	155	feet of mineralization
	855	940	85	0.011	0.0	0.012
	1295	1365	70	0.008	0.2	0.012

H07R-3095	160	feet of mineralization
(-60 deg., west)	890	980	90	0.013	0.1	0.014
	1080	1150	70	0.013	0.1	0.015

H07R-3098	55	feet of mineralization		(premature end due to stuck rods)
(-75 deg., east)	265	320	55	0.038	0.4	0.045

H07R-3099	360	feet of mineralization
(-70 deg., west)	415	710	295	0.012	0.9	0.029
including	415	475	60	0.021	4.3	0.100
	990	1055	65	0.014	0.3	0.019

H07R-3103	120	feet of mineralization
(-60 deg., east)	20	140	120	0.020	0.1	0.022
	20	45	25	0.034	0.1	0.037

H07R-3105	75	feet of mineralization
(-60 deg., east)	75	95	20	0.013	0.3	0.018
	880	935	55	0.020	0.4	0.027

H07R-3108	140	feet of mineralization
(-60 deg., east)	0	85	85	0.016	0.1	0.018
	905	960	55	0.018	0.3	0.023

H07R-3110	415	feet of mineralization
	0	80	80	0.014	0.4	0.022
	650	780	130	0.010	0.2	0.013
	855	930	75	0.012	0.1	0.014
	1065	1195	130	0.016	0.3	0.022
Including	1070	1105	35	0.021	0.6	0.033

H07R-3112	260	feet of mineralization
	35	265	230	0.012	0.2	0.015
	745	775	30	0.013	0.4	0.021

Brimstone Zone

Hole	From	To	Interval	Au opt	Ag opt	AuEu Opt
H07R-3071	885	feet of mineralization
(vertical)	130	1015	885	0.017	0.9	0.034
including	135	515	380	0.024	1.8	0.057

H07R-3072	735	feet of mineralization
(-60 deg., east)	155	180	25	0.014	0	0.014
	200	215	15	0.044	0	0.044
	260	955	695	0.019	0.5	0.028

H07D-3073	200	feet of mineralization
(vertical)	260	305	45	0.027	0.0	0.028
	1005	1060	55	0.014	0.7	0.027
	1165	1265	100	0.015	0.0	0.015

H07R-3074	335	feet of mineralization
(-60 deg., east)	185	250	65	0.022	1.4	0.048
	295	330	35	0.029	0.4	0.036
	380	545	165	0.016	0.3	0.022
	755	825	70	0.016	0.9	0.033

H07R-3077	535	feet of mineralization
(-60 deg., east)	375	910	535	0.012	0.5	0.021

H07D-3078	516	feet of mineralization
(-60 deg., east)	463	979	516	0.015	0.5	0.023
including	519	564	45	0.015	2.1	0.055
&	624	694	70	0.025	0.4	0.033

H07R-3081	235	feet of mineralization
(-60 deg., east)	215	360	145	0.022	0.1	0.024
including	240	275	35	0.046	0.1	0.048
	395	485	90	0.021	1.1	0.041

H07R-3084	180	feet of mineralization
(-60 deg., east)	685	795	110	0.013	0.6	0.024
	890	960	70	0.018	0.1	0.019

H07R-3090	no mineralized intercept
(vertical)

H07R-3091	565	feet of mineralization
(-60 deg., east)	305	870	565	0.012	1.2	0.034
including	570	865	295	0.016	2.3	0.058

H07R-3094	no mineralized intercept
(-60 deg., east)

Hole	From	To	Interval	Au opt	Ag opt	AuEu Opt
H07R-3096	225	feet of mineralization
(-60 deg., west)	400	625	225	0.014	0.5	0.023
including	440	505	65	0.032	0.9	0.049

H07R-3102	520	feet of mineralization
(-60 deg., east)	205	725	520	0.019	0.3	0.024
including	215	275	60	0.063	0.0	0.064
&	340	365	25	0.033	0.4	0.040
&	570	620	50	0.030	0.3	0.035

H07R-3104	230	feet of mineralization
(-60 deg., east)	0	230	230	0.019	0.5	0.029
including	65	135	70	0.026	0.6	0.038

H07R-3107	40	feet of mineralization
(-60 deg., east)	40	80	40	0.029	0.3	0.034

H07R-3113	95	feet of mineralization
	210	305	95	0.013	0.4	0.020

Brimstone Pit Area

Drill Hole Equivalent	From	To	Interval	Au opt	Ag opt	AuEu opt

H07D-3079	550	feet of mineralization
	435	985	550	0.018	0.6	0.030
including	555	604	49	0.028	1.3	0.053

H07R-3102	520	feet of mineralization
	205	725	520	0.019	0.3	0.024
including	210	620	410	0.022	0.3	0.027

H07R-3111	190	feet of mineralization
	0	190	190	0.017	0.7	0.030

H07R-3117	250	feet of mineralization
	485	640	155	0.018	0.2	0.022
including	520	570	50	0.026	0.3	0.031
	700	795	95	0.019	0.2	0.022

H07R-3118	250	feet of mineralization
	260	510	250	0.029	0.9	0.045
including	260	280	20	0.075	0.7	0.088

H07R-3120	170	feet of mineralization
	375	480	105	0.009	2.8	0.061
	540	565	25	0.016	0.8	0.031
	825	865	40	0.016	0.2	0.020

Hole	From	To	Interval	Au opt	Ag opt	AuEu Opt
H07R-3122	360	feet of mineralization
	385	745	360	0.015	0.6	0.026
including	455	485	30	0.019	1.2	0.040

H08R-3123	540	feet of mineralization
	390	930	540	0.014	0.5	0.024
Including	515	535	20	0.034	0.2	0.037
&	675	705	30	0.018	4.9	0.109
&	875	925	50	0.019	0.7	0.032

H08R-3125	250	feet of mineralization
	360	460	100	0.013	0.3	0.019
	500	650	150	0.022	0.2	0.025
including	610	625	15	0.030	0.4	0.037

H08R-3126	330	feet of mineralization
	245	575	330	0.022	0.6	0.033
Including	390	455	65	0.044	1.0	0.063
&	490	515	25	0.033	1.3	0.058

H08R-3127	315	feet of mineralization
	485	800	315	0.011	0.7	0.024
Including	695	755	60	0.023	1.4	0.050

H08R-3128	265	feet of mineralization
	435	700	265	0.011	0.5	0.021
Including	585	610	25	0.020	0.6	0.031
&	655	700	45	0.012	1.5	0.040

H08R-3131	425	feet of mineralization
	220	645	425	0.021	0.7	0.034
Including	220	265	45	0.083	0.2	0.086

H08R-3132	285	feet of mineralization
	370	410	40	0.018	0.4	0.026
	515	760	245	0.011	1.1	0.031
Including	715	740	25	0.009	2.0	0.047

H08R-3136	220	feet of mineralization
	425	530	105	0.019	0.4	0.026
	1050	1165	115	0.023	0.4	0.030
Including	1145	1165	20	0.039	0.6	0.050

H08R-3137	510	feet of mineralization
	230	740	510	0.020	0.9	0.037
Including	700	735	35	0.019	1.4	0.045

Hole	From	To	Interval	Au opt	Ag opt	AuEu Opt
H08R-3140	170	feet of mineralization
	400	435	35	0.017	0.7	0.030
	485	585	100	0.015	0.9	0.032
	640	675	35	0.018	0.1	0.019

H08R-3148	150	feet of mineralization
	420	455	35	0.016	0.1	0.017
	615	730	115	0.016	2.2	0.056

H08R-3151	510	feet of mineralization
	320	730	410	0.017	0.2	0.021
Including	340	355	15	0.043	0.1	0.046
	780	880	100	0.044	0.5	0.053
Including	805	820	15	0.117	1.1	0.136

H08R-3154	345	feet of mineralization
	305	650	345	0.020	0.2	0.023

H08R-3157	465	feet of mineralization
	235	700	465	0.017	0.4	0.025
Including	525	585	60	0.031	0.7	0.044

H08R-3158	355	feet of mineralization
	130	205	75	0.023	0.0	0.023
&	225	350	125	0.020	0.1	0.022
including	265	280	15	0.052	0.1	0.054
&	380	535	155	0.025	0.7	0.038
including	380	415	35	0.029	2.4	0.073
&	485	490	5	0.191	0.0	0.191

H08D-3160	237.5	feet of mineralization
	230	300	70	0.022	0.2	0.026
&	311	355	44	0.018	0.4	0.025
&	370	493.5	123.5	0.016	0.7	0.029

H08R-3162	615	feet of mineralization
	245	860	615	0.021	0.6	0.032
including	520	625	105	0.047	1.1	0.068
&	800	820	20	0.059	0.7	0.071

H08R-3164	100	feet of mineralization
	235	260	25	0.016	0.9	0.033
&	430	500	70	0.013	0.4	0.020
&	600	605	5	0.252	0.5	0.261

Hole	From	To	Interval	Au opt	Ag opt	AuEu Opt
H08R-3177	520	feet of mineralization
	255	775	520	0.021	0.6	0.032
including	290	310	20	0.033	0.8	0.048
&	340	355	15	0.031	1.1	0.052
&	395	410	15	0.013	3.3	0.073
&	480	485	5	0.144	6.6	0.265
&	545	565	20	0.034	0.6	0.044

H08R-3184	120	feet of mineralization
	540	590	50	0.042	0.6	0.054
including	570	580	10	0.118	1.5	0.146
&	630	700	70	0.009	1.1	0.030
including	655	665	10	0.006	4.7	0.092

H08R-3189	140	feet of mineralization
	280	420	140	0.011	0.7	0.024
including	405	420	15	0.023	1.1	0.043

H08R-3190	25	feet of mineralization
	285	310	25	0.007	0.7	0.021

H08R-3198	205	feet of mineralization
	0	135	135	0.013	0.4	0.021
	170	240	70	0.013	2.4	0.056
including	170	180	10	0.008	13.1	0.249

H08R-3209	195	feet of mineralization
	205	400	195	0.019	0.1	0.020
including	290	310	20	0.083	0.1	0.085

H08R-3231	45	feet of mineralization
	310	355	45	0.026	0.2	0.029

Fire Zone

H08R-3135	195	feet of mineralization
	640	835	195	0.027	0.2	0.031
Including	705	720	15	0.067	0.4	0.075

H08R-3138	215	feet of mineralization
	225	440	215	0.022	0.6	0.033
Including	230	310	80	0.040	1.4	0.065

H08R-3139	170	feet of mineralization
	305	475	170	0.014	0.4	0.022

H08R-3141	30	feet of mineralization
	250	280	30	0.019	0.1	0.020

H08D-3144	234.5	feet of mineralization
	399	510	111	0.014	0.1	0.016
&	603	726.5	123.5	0.027	1.2	0.049
including	645	650	5	0.076	20.2	0.448

Hole	From	To	Interval	Au opt	Ag opt	AuEu Opt
H08R-3146	180	feet of mineralization
	360	540	180	0.018	0.3	0.024

H08R-3147	260	feet of mineralization
	235	425	190	0.019	0.4	0.027
Including	245	265	20	0.013	2.0	0.051
	505	575	70	0.013	0.3	0.020

H08R-3148	80	feet of mineralization
	285	365	80	0.044	0.1	0.045

H08R-3150	45	feet of mineralization
	340	385	45	0.016	0.3	0.022

H08R-3152	40	feet of mineralization
	140	180	40	0.025	0.2	0.029

H08R-3153	265	feet of mineralization
	95	125	30	0.019	0.0	0.020
&	265	500	235	0.014	0.4	0.021

H08D-3155	79.5	feet of mineralization
	277	356.5	79.5	0.014	0.4	0.022

H08R-3156	65	feet of mineralization
	305	370	65	0.012	0.6	0.022

H08R-3159	650	feet of mineralization
	185	835	650	0.019	0.4	0.027
including	475	505	30	0.028	2.6	0.076
&	540	565	25	0.039	0.6	0.050
&	685	705	20	0.040	0.8	0.055

H08R-3165	315	feet of mineralization
	95	240	145	0.034	0.7	0.046
including	120	180	60	0.056	0.9	0.072
&	330	500	170	0.019	0.2	0.023
including	340	360	20	0.032	0.5	0.042

H08R-3166	25	feet of mineralization
	260	285	25	0.016	0.9	0.032

H08R-3205	125	feet of mineralization
	220	245	25	0.017	0.1	0.019
&	280	380	100	0.018	0.7	0.031
including	280	295	15	0.038	0.4	0.045
&	340	345	5	0.021	5.5	0.123

H08R-3227	35	feet of mineralization
	250	285	35	0.019	0.6	0.029

H07D-3119	128.5	feet of mineralization
	2	23	21	0.025	0.2	0.029
&	190	224	34	0.012	0.0	0.012
&	255	312.5	57.5	0.009	0.0	0.010
&	685	701	16	0.024	0.0	0.024

The analysis of the current drill results and historical geological information suggests that gold and silver mineralization is hosted along north-south trending zones of approximately 14,000 feet in length. These zones are partially defined laterally by post-mineral faults. The following individual zones, from west to east, currently recognized are: Camel, Cove, Central, Boneyard, Albert, Fire, Brimstone and Foothill. The expanded program is also planned to include further exploration of the Fire, Albert, Boneyard, Cove and Camel zones. There has been historic mine production from the Cove, Central and Brimstone zones. The other zones have been defined by historic drill holes and surface mapping.

Upon completion of a drill hole, the hole is surveyed and then plugged. Rock samples are collected from each of the drills on a daily basis. Samples are transported to one of two independent assay labs for sample preparation and the determination of contained gold and silver values. Over-all management of the drill program, sample collection and assay program is being carried out by Allied Nevada. Qualified independent consultants have reviewed all aspects of the exploration program. Qualified independent consultants will conduct regular reviews of the ongoing exploration program.

Historical Drilling

Approximately 3,100 exploration drill holes were completed and assayed for gold from 1985-1999. These holes were drilled along the known six miles of productive (mineralized) strike length on the Hycroft property. The distribution of silver mineralization, which provides significant value to the drill hole intersections, is not yet fully understood as historic drill holes were not assayed for the silver.

The chart below contains selected historical assay results:

SELECTED HISTORIC ASSAY RESULTS

Hycroft mine—Humboldt & Pershing Counties, Nevada, USA

Hole		From	To	Interval, ft.	Au-FA, opt	Ag-FA, opt
86-325		5	50	45	0.200	n/a
86-470		0	25	25	0.029	n/a
85-109		0	108	108	0.027	n/a
86-508		0	110	110	0.025	n/a
85-105		0	128	128	0.034	n/a
86-502		5	75	70	0.033	n/a
86-507		0	110	110	0.027	n/a
85-106		0	154	154	0.032	n/a
86-403		5	120	115	0.023	n/a
85-102		15	165	150	0.021	n/a
86-341		10	70	60	0.008	n/a
86-341	&	105	120	15	0.019	n/a
85-103		15	165	150	0.017	n/a
86-364		0	120	120	0.022	n/a
85-57		0	113	113	0.023	n/a
85-68		0	248	248	0.017	n/a
85-138		0	183	183	0.021	n/a
86-493		0	125	125	0.032	n/a
85-127		3	128	125	0.009	n/a
86-394		0	160	160	0.014	n/a
SR-2		0	210	210	0.028	n/a
86-401		0	185	185	0.033	n/a
86-399		0	110	110	0.044	n/a
85-130		0	153	153	0.012	n/a

Hole		From	To	Interval, ft.	Au-FA, opt	Ag-FA, opt
86-622		30	145	115	0.012	n/a
90-1405		345	395	50	0.018	n/a
90-1485		210	425	215	0.024	n/a
90-1485	including	285	320	35	0.080	n/a
90-1502		405	550	145	0.015	n/a
90-1503		310	395	85	0.021	n/a
90-1503	including	315	335	20	0.041	n/a
90-1520		350	490	140	0.011	n/a
94-2458		297	889	592	0.027	1.1
95-1556		228	256	28	0.026	n/a
95-1556	&	450	666	216	0.011	n/a
95-2710		310	330	20	0.012	n/a
95-2724		190	400	210	0.025	n/a
95-2724	including	345	385	40	0.097	n/a
95-2726		210	400	190	0.043	n/a
95-2726	including	230	315	85	0.073	n/a
95-2728		240	400	160	0.046	n/a
95-2728	including	365	400	35	0.011	n/a
95-2788		305	340	35	0.005	n/a
95-2808		230	400	170	0.008	n/a
95-2820		255	350	95	0.019	n/a
95-2824		340	500	160	0.010	n/a
95-2826		220	430	210	0.023	n/a
95-2826	including	260	325	65	0.035	n/a
95-2840		210	400	190	0.021	n/a
95-2840	including	340	400	60	0.033	n/a
95-2842		340	495	155	0.011	n/a
95-2825		400	440	40	0.011	n/a
92-1895		135	400	265	0.012	n/a
R99-1504T		190	655	465	0.019	n/a
90-1504		255	600	345	0.017	n/a
92-1972		200	500	300	0.024	n/a
D99-1972T		225	360	135	0.05	n/a
D99-1972T	&	395	550	155	0.014	n/a
92-1950		225	425	200	0.027	n/a
D991950T		190	390	200	0.021	n/a
92-1974		240	340	100	0.032	n/a
89-1414		240	370	130	0.022	n/a
92-1952		390	525	135	0.009	n/a
92-1952	&	445	525	80	0.011	n/a
92-1952	&	555	605	50	0.011	n/a
89-1435		245	400	155	0.037	n/a
05-3038		110	220	110	0.024	n/a
05-3038	&	245	280	35	0.012	n/a
92-1945		210	250	40	0.016	n/a
98-TH20		70	90	20	0.005	n/a
90-1489		155	170	15	0.007	n/a
98-TH4		20	90	70	0.03	n/a
98-TH21		40	90	50	0.007	n/a

Upon completion of the 2008 sulfide exploration drill program, and the review of the historical data, Allied Nevada intends to revise the sulfide mineralized material calculation estimate. We also plan to start metallurgical test work during 2008. This test work will focus on estimating gold and silver recovery that could be obtained from the sulfide material.

Management intends to continue exploration drilling on the sulfide system in 2009. We plan to conduct metallurgical testing as well as additional engineering work in 2009. We intend to complete a pre-feasibility study evaluating the economic viability of the sulfide project and anticipate completion of the study in 2010.

Any expansion of the Hycroft Mine necessary to exploit any additional reserves that may be established through our Hycroft exploration drilling program that are not located within our current mine plan, will require us to obtain all permits, approvals and consents of regulatory agencies responsible for the use and development of mines in Nevada.

Advanced Exploration Properties

Advanced Exploration Properties are those properties where we retain a significant controlling interest or joint venture and where there has been sufficient drilling and analysis completed to identify and report reserves or other mineralized material. Allied Nevada currently has five properties in this category: Maverick Springs, Mountain View, Hasbrouck, Three Hills, and Wildcat.

We are currently evaluating these properties to determine how to best advance these projects by increasing the identified mineral resources, improving the quality of these mineral resources, or advancing the project to a development decision.

The following table summarizes material information concerning our Advanced Exploration Properties. The reader is directed to the more comprehensive information about these properties starting immediately following the summary table.

Advanced Exploration Properties

Summary Information

Property Name	Approximate Acreage	Original Ownership Interest	Geology	Exploration/ Mining History	Mineralization and Other
Maverick Springs	4,920 acres	45%, subject to underlying royalties and annual lease payments of $100,000 (Allied Nevada’s share is 45%)	Sediment hosted disseminated gold/silver system.	Prior exploration and drilling by Vista and Silver Standard Resources Inc. and others.	Mineralized material is estimated at 69.6 million tons grading 0.01 opt gold and 1.0 opt silver at a silver-equivalent cut-off grade of 1.0 opt silver. Allied Nevada in joint venture with SSRI.

Mountain View	2,560 acres	50%, with an option to acquire additional 50% by paying $250,000, subject to underlying 1.0% and 1.5% royalties	Severance rhyolite hosts gold mineralization under cover.	Previously drilled and explored by others, Vista has drilled on the property.	Estimated 23.2 million tons of gold mineralized material grading 0.013 opt gold at a cut-off grade of 0.006 opt gold.

Property Name	Approximate Acreage	Original Ownership Interest	Geology	Exploration/ Mining History	Mineralization and Other

Hasbrouck	1,300 acres	100%, subject to underlying 2.0% and 1.5% royalties Newmont can back in for 51%.	Gold is hosted in volcanics below sinter deposits of an epithermal, hot spring environment.	Previously explored and drilled by other operators.	Mineralized material above a cut-off of 0.010 opt gold is estimated at 20.3 million tons grading 0.023 opt gold and 0.32 opt silver.

Three Hills	201 acres	Part of Hasbrouck agreement Newmont can back in for 51%.	Gold occurs in silicification zone where faults cut the volcanics.	Previously explored and drilled by other operators.	Gold mineralized material above a cut-off of 0.01 opt gold is estimated at 5.7 million tons grading 0.023 opt gold.

Wildcat	2,580 acres	100%, subject to underlying 0.4-1.0% royalties	Structurally controlled epithermal gold and silver in volcanics.	Historic small scale mining of veins. Extensively drilled by former operators.	Mineralized material above a cut-off grade of 0.010 opt gold is estimated at 38.1 million tons grading 0.018 opt gold and 0.16 opt silver.

Maverick Springs

The Maverick Springs project is located in northeast Nevada at the southeast end of the Carlin Trend belt of gold-silver mineralization, approximately half-way between Elko and Ely, Nevada. The property consists of 246 claims with a total area of approximately 4,920 acres.

On October 7, 2002, Vista completed the acquisition of a 100% interest in the Maverick Springs gold and silver project from Newmont Mining Corporation (“Newmont”) and the Mountain View gold project (described below) from Newmont’s wholly-owned subsidiary Newmont Capital Limited (“Newmont Capital”). To acquire the interest in Maverick Springs, Vista paid cash of $250,000 and issued 141,243 equity units to Newmont, each unit comprised of one Vista share and one two-year Vista warrant. Newmont retained a 1.5% NSR, and on October 7, 2003, Vista issued to Newmont 122,923 Vista shares and 122,923 Vista warrants. All of the foregoing Vista warrants expired unexercised. In addition, pursuant to acquisition agreement terms Vista completed 34,060 feet of drilling as of October 7, 2004, and was required to complete an additional 15,940 feet of drilling before October 7, 2006; such drilling was completed in August 2006. Allied Nevada may terminate this agreement at any time. After October 7, 2006, Newmont had a one-time right to acquire a 51% interest in the Maverick Springs project, by paying to Allied Nevada twice the amount that Allied Nevada and, historically Vista, have spent on the project, including acquisition costs. In the event that Newmont exercises this right, Newmont would relinquish its 1.5% NSR. This one-time right expired 60 days after receipt of data on the property from Allied Nevada, which data was required to be delivered within 30 days of October 7, 2006. In January 2007, Newmont informed Vista that it would not be exercising this right.

Maverick Springs is subject to a lease agreement, between Newmont and Artemis Exploration Company. The lease was entered into on October 1, 2001, and the key terms include: payment of advance minimum royalties of $50,000 on October 1, 2003 (this has been paid) and advance minimum royalties of $100,000 on October 1, 2004 (this has been paid), $100,000 on October 1, 2005 (this has been paid) and each year thereafter while the agreement is in effect; work commitments of 6,400 feet of exploration drilling, on or before October 1 in each of 2002 (extended by agreement to November 15, 2002), 2003 and 2004 (these commitments have been met), a preliminary economic evaluation to be conducted by October 1, 2004 which was extended to April 7, 2005 (this has been completed); and a net smelter returns royalty based on a sliding scale ranging from 2% to 6%, depending on gold and silver prices at the time of production.

On June 9, 2003, Vista entered into an agreement granting Silver Standard Resources Inc. (“SSRI”) an option to acquire its interest in the silver mineralized material hosted in the Maverick Springs project. Allied Nevada, as successor to Vista, will retain its 100% interest in the gold mineralized material. The agreement with SSRI is subject to the terms of the Newmont purchase agreement. Under the agreement, SSRI was to pay $1.5 million over four years, of which $949,823 was paid to Vista in 2003, $428,481 in 2004 and $144,285 in 2005, completing the $1.5 million obligation. Since SSRI has satisfied the $1.5 million obligation, all costs incurred for Maverick Springs are now being shared by the two corporations as stated below. SSRI and Vista formed a committee to jointly manage exploration of the Maverick Springs project. Allied Nevada, as successor to Vista, has a 45% vote on the committee, and SSRI is the operator and has a 55% vote. Since SSRI has completed its $1.5 million in payments, future costs will be shared by SSRI and Allied Nevada on the same ratio as established for operation of the management committee: Allied Nevada 45% / SSRI 55%, subject to standard dilution provisions.

Prior operators have conducted drilling on the Maverick Springs project. In November 2002, Vista completed a 7-hole reverse circulation drill program totalling 7,020 feet on the Maverick Springs project. The program consisted of seven vertical reverse circulation holes, stepped out 500 feet to 2,200 feet from previously identified mineralization. All seven holes encountered flat-lying mineralization, predominantly oxidized to depths of up to 900 feet. The program outlined continuous mineralization in a 2,200-foot by 1,200-foot area, immediately adjacent to known gold-silver mineralization. With additional in-fill drilling, this newly outlined mineralization has the potential to significantly increase the mineralized material.

In October 2003, Vista completed a 16-hole reverse circulation program totalling 14,015 feet, in October 2004, Vista completed a 13-hole reverse circulation program totalling 13,015 feet and in August 2006, Vista completed a 18-hole reverse circulation drill program totalling approximately 16,000 feet. Intercepts indicate the potential for bulk-mineable gold-silver mineralization.

Geology

Maverick Springs can be classified as a Carlin-type or sediment/carbonate hosted disseminated silver-gold deposit. Sediment hosted deposits are common within northern Nevada, although the systems are usually gold dominated with relatively minor amounts of silver. Silver and gold mineralization at Maverick Springs has been interpreted as a roughly antiformal or arch-shaped zone with an axis that plunges shallowly to the south and seems to flatten to horizontal over the northern half of the deposit. The limbs of the arch dip shallowly to moderately at 10-30o to the east and west. Overall, the mineralized zone is elongate in the north-south direction with a length of over 6,000 feet, a width of up to 3,000 feet, and a thickness of commonly 100-300 feet.

Mineralization consists of micron-sized silver and gold with related pyrite, stibnite and arsenic sulfides. It is usually associated with intense fracturing and brecciation, with or without accompanying whole-rock silicification or stockwork quartz.

Alteration consists of pervasive decalcification, weak to intense silicification and weak alunitic argillization. Massive jasperoid is common in surface exposures and in drill core. Oxidation has affected all sulfides on surface and is pervasive to a depth of at least 400 feet, intermittent to 900 feet, and generally absent below 1,000 feet.

Based on a third-party technical study completed on April 13, 2004, by Snowden Mining Industry Consultants of Vancouver, British Columbia, the Maverick Springs project contains approximately 69.6 million tons of mineralized material with an average grade of 0.01 ounces of gold per ton and 1.0 ounce of silver per ton at a silver-equivalent cut-off grade of 1.0 ounce of silver per ton.

On July 30, 2006, Snowden Mining Industry Consultants of Vancouver, British Columbia, issued a technical report describing the work done by it previously, and reporting drilling completed in 2004.

Mountain View

The Mountain View property is located in northwest Nevada near the Blackrock Desert. The property is approximately 15 miles northwest of Gerlach, Nevada in Washoe County; it straddles the boundary between the Squaw Valley and Banjo topographic quadrangles. The property currently consists of 128 claims with a total area of approximately 2,560 acres.

Vista’s acquisition of the Mountain View property was completed along with that of the Maverick Springs property, as described above. To acquire the interest in the Mountain View property, Vista paid cash of $50,000 and issued 56,497 equity units, each unit comprised of one Vista share and a two-year Vista warrant, to Newmont Capital, and Newmont Capital retains a 1.5% NSR. All of these Vista warrants expired unexercised. In addition, Vista completed 8,055 feet of drilling before October 7, 2004, as required by the underlying agreement. Allied Nevada may terminate this agreement at any time. After October 7, 2006, Newmont Capital had a one-time right to acquire a 51% interest in the project, by paying to Allied Nevada twice the amount that Allied Nevada, and historically Vista, have spent on the project, including acquisition costs. In the event that Newmont Capital were to exercise this right, Newmont Capital would relinquish its 1.5% NSR. This one-time right expired 60 days after receipt of data on the property from Allied Nevada, which data was required to be delivered within 30 days of October 7, 2006. In January 2007, Newmont Capital informed Vista that it would not be exercising this right.

Newmont Capital’s interest in the Mountain View property is subject to an underlying lease and two other royalty arrangements, the principal terms of which are: the underlying lease grants a 50% interest to Newmont in all claims, with a few exceptions where a 5% interest is granted; and the lessee may purchase the remaining interest in the claims for $250,000 at any time. The lessee is obligated to purchase the remaining 50% for $250,000 on achieving commercial production. Also, the lessee shall pay a 1% NSR during production, with advance minimum payments of $25,000 per year. Advanced royalties are deductible from the net smelter returns royalty and cease upon purchase of the remaining interest of the underlying lease. A 1% NSR also applies to certain other claims.

Prior operators have conducted drilling on the Mountain View property. Vista completed a five-hole reverse circulation program totalling 4,330 feet in November 2003. The results indicate the presence of a new zone of bulk mineralization approximately 200 feet east of the known core of mineralization. Vista completed a five-hole reverse circulation program totalling 4,070 feet in 2004, and the results indicate potential bulk-mineable gold mineralization and the down-dip extension of higher-grade gold mineralization.

Geology

The dominant rock types in the area are Miocene volcanics and interbedded volcaniclastic sediments. Minor greenschist facies Permo-Triassic strata occur to the northeast and a large body of granodiorite makes up the bulk of the Granite Range to the east and south.

The Miocene lithologies consist of mafic tuffs, rhyolite tuffs and flows, volcaniclastic sediments and basalts. These units are separated from the Granite Range to the east by a range front normal fault that dips steeply to the southwest. The Severance deposit is hosted by a unit known as the Severance rhyolite that is sandwiched between the range front fault to the northeast and older Tertiary tuffs, flows and volcaniclastic sediments to the southwest.

Structure on the property is dominated by northwest and northeast trending faults. Major fault offsets occur along the range-front fault system and these are offset by the northeast trending structures. Recent alluvium is offset by the range front faults.

Based on a third-party technical study completed December 17, 2002, by Snowden Mining Industry Consultants of Vancouver, British Columbia, the Mountain View project contains approximately 23.2 million tons of gold mineralized material with an average grade of 0.013 ounces of gold per ton at a cut-off grade of 0.006 ounces of gold per ton.

On July 31, 2006, Snowden Mining Industry Consultants of Vancouver, British Columbia, issued a technical report describing the work done by it previously, and reporting drilling completed in 2003 and 2004.

Hasbrouck

The Hasbrouck property is located in southwestern Nevada about 5 miles south-southwest of the town of Tonopah in Esmeralda County, Nevada, adjacent to U.S. Highway 95 and approximately half-way between Reno and Las Vegas. The property consists of 22 patented lode mining claims and 61 unpatented lode claims that cover an area of approximately 1,300 acres.

On May 23, 2003, Vista executed a purchase agreement with Newmont Capital, which includes both the Hasbrouck property and the Three Hills property, which lies approximately 4.5 miles to the north-northwest. Terms of the purchase included a $50,000 cash payment on signing and $200,000 or, at Vista’s discretion, the equivalent in Vista shares one year after signing. In June and July 2004, Vista issued to Newmont Capital an aggregate 50,475 Vista shares at a deemed per share price of $3.96. The value of the Vista shares was based on the average AMEX closing price of the Vista shares over the ten-trading-day period ending one day before the first anniversary of the agreement. Newmont Capital, at its option, will retain either: (a) a 2% NSR in each project together with the right to a $500,000 cash payment at the start of commercial production at either project and a further $500,000 cash payment if, after the start of commercial production, the gold price averages $400 per ounce or more for any three-month period; or (b) the right to acquire 51% of either or both projects. The latter right would be exercisable only after the later of four years or the time when Allied Nevada, and historically Vista, have incurred aggregate expenditures of $1.0 million to acquire, explore and hold the projects and would include Newmont Capital paying to Allied Nevada cash equaling 200% of the expenditures made by Allied Nevada, and historically Vista, on the related property. In this event, Newmont Capital would become operator of a joint venture with Allied Nevada, and both parties would fund the project through to a production decision. Allied Nevada’s contribution to the joint venture during this period is capped at $5.0 million, $3.0 million of which Newmont Capital would finance for Allied Nevada and recover, with interest, exclusively from related project cash flows. Allied Nevada would also grant Newmont Capital a right of first offer with respect to subsequent sale of the projects by Allied Nevada. An additional 1.5% NSR on the Hasbrouck property is held by a private party.

Geology

The property is located on Hasbrouck Mountain, which is thought to lie along the western edge of a caldera. The mountain is underlain by gently dipping ash-flow, air-fall and waterlain tuffs and volcaniclastic sediments of the Miocene Siebert Formation. Several occurrences of chalcedonic sinter deposits occur near the summit of the mountain. Gold and silver mineralization in the Hasbrouck deposit appears to have formed relatively close to the paleo-surface in an epithermal, hot spring environment. The mineralization is concentrated in the Siebert Formation, in units stratigraphically below the chalcedonic sinter deposits that are exposed near the top of Hasbrouck Mountain. Two zones of mineralization are presently defined. The “Main” zone includes the bulk of mineralization at Hasbrouck, while the small “South Adit” zone lies 700 to 1000 feet to the south of the “Main” zone.

A third-party technical study was completed for Vista by MDA of Reno, Nevada on August 29, 2003. The Hasbrouck study was developed using data from 54,339 feet of drilling, principally comprised of 105 reverse circulation holes totaling 44,400 feet and 22 rotary drill holes totaling 8,980 feet. The drilling database was compiled from work performed by FMC Gold Co., Cordex Syndicate and Franco Nevada Inc. between 1974 and 1988. Based on this study, mineralized material above a cut-off of 0.010 ounces of gold per ton is 20.3 million tons with an average grade of 0.023 ounces of gold per ton and 0.32 ounces of silver per ton.

On August 14, 2006, MDA of Reno, Nevada, issued a technical report describing the work done by it previously.

Three Hills

Three Hills is located in southwestern Nevada about 1 mile west of the town of Tonopah in Esmeralda County, Nevada, and about 4.5 miles northwest of the Hasbrouck property described above. Three Hills consists of 15 unpatented lode claims totalling approximately 201 acres.

On May 23, 2003, Vista executed a purchase agreement with Newmont Capital, which included both the Hasbrouck property and the Three Hills property. The terms of this agreement are detailed under the Hasbrouck description above.

Geology

Three Hills is located in the Walker Lane structural domain of the Basin and Range physiographic province. It is in an area of structural disruption resulting from a series of orogenic events occurring in Paleozoic, Mesozoic and Cenozoic times. Basin and Range high-angle normal faults control the mineralization at Three Hills, where they cut the Siebert Formation. Gold mineralization occurs in a zone of pervasive silicification and in the Siebert Formation and the upper 10 to 30 feet of the Fraction Tuff. The contact between these two units contains consistently higher grades of gold and is more commonly argillized than silicified.

MDA of Reno, Nevada, completed a third-party technical study for Vista on August 29, 2003. The Three Hills study included data from 62,874 feet of drilling, comprised of 183 reverse circulation holes totaling 54,657 feet, 45 air-track and rotary holes totaling 6,320 feet and 9 diamond drill holes totaling 1,897 feet. The drilling was completed by Echo Bay Mines Ltd., Eastfield Resources, Saga Exploration and Cordex Syndicate between 1974 and 1996. Based on this study, gold mineralized material above a cut-off of 0.01 ounces of gold per ton was 5.7 million tons with an average grade of 0.023 ounces of gold per ton.

On August 14, 2006, MDA of Reno, Nevada, issued a technical report describing the work done by it previously.

Wildcat

Wildcat is located about 35 miles northwest of Lovelock and 26 miles south of the Hycroft Brimstone Open Pit Mine in Pershing County, Nevada. The project consists of 125 unpatented claims and 4 patented claims, comprising 2.500 acres.

During September and October 2003, Vista concluded due diligence reviews and executed formal purchase agreements to acquire the Wildcat project and the associated exploration data in three separate transactions. On September 23, 2003, Vista purchased 71 unpatented mining claims from Monex Exploration, a partnership, for $200,000 on signing and $300,000 on August 11, 2004. On commencement of commercial production, Allied Nevada will make a one-time production payment in the amount of $500,000. Thirteen of the claims are subject to an underlying 0.4% NSR, and the remaining 58 claims are subject to an underlying 1% NSR.

On October 12, 2003, Vista purchased a 100% interest in the Vernal unpatented mining claim from David C. Mough and Jody Ahlquist Mough for $50,000 on signing and $50,000 on October 1, 2004, for a total consideration of $100,000.

On October 28, 2003, Vista purchased four patented mining claims and exploration data from Sagebrush Exploration, Inc. (“Sagebrush”) for 50,000 Vista Shares issued and delivered to Sagebrush upon the closing of the transaction. The four patented claims are subject to an underlying net smelter returns royalty of 1% for gold production between 500,000 and 1,000,000 ounces, increasing to 2% on production in excess of 1,000,000 ounces.

Geology

Wildcat lies in the Seven Troughs Range which is underlain by Triassic and Jurassic sedimentary rocks and has been intruded by Cretaceous granodiorite. Volcanic domes and plugs of rhyolite, quartz latite, trachyte, and andesite have been emplaced by Tertiary volcanism. Tertiary flows of pyroclastic debris, and vitrophyres of rhyolite, quartz latite, trachyte, and andesite composition blanket much of the area. The property contains structurally controlled epithermal gold and silver mineralization identified in four areas: Hero/Tag, Main, Northeast and Knob 32. The four areas have generally similar geology and mineralization with precious metals mineralization spatially associated with the contact between granodiorite and overlying tuff. Gold mineralization occurs with low-temperature silica, chalcedony and pyrite. The Main, Northeast, and Knob 32 deposits appear to be part of the Hero/Tag deposit, though structurally displaced.

The principal low-grade zone that essentially encompassed all the mineralization is tabular and dips gently to the southeast. There appear to be two main styles of mineralization based on mapping, sampling, and statistics. There is a broad, low-grade zone surrounding higher-grade material. The principal host is the tuff in which the low-grade precious metal mineralization is represented by pervasive and intense silicification. The underlying granodiorite also contains a low-grade disseminated style of mineralization with higher grade silicified breccias occurring generally as stockwork within it. Generally, the granodiorite has higher grade and is not silicified. Any silicification is restricted to adjacent veins and veinlets, occasionally being discrete veins as were exploited historically, but also resulting in a large-tonnage stockwork. All of the tuff was altered by epithermal solutions; however, much of the granodiorite is unaltered. High-grade material includes multi-episodic chalcedonic silica veins and breccias.

On November 11, 2003, MDA of Reno, Nevada completed a third-party technical study for Vista. Using data from one underground channel sample, 245 reverse circulation drill holes and 11 diamond drill holes totaling 95,466 feet, gold mineralized material above a cut-off grade of 0.010 ounces of gold per ton was estimated at 38.1 million tons grading 0.018 ounces of gold per ton and 0.16 ounces of silver per ton.

On August 14, 2006, MDA of Reno, Nevada, issued a technical report describing the work done by it previously.

Other Exploration Properties

Other Exploration Properties are those properties that are not Development Properties or Advanced Exploration Properties. In general, these properties either do not have sufficient work completed to identify and report reserves or other mineralized material or we do not have a significant controlling interest or joint venture on the property.

Most of these properties have been optioned and leased to other exploration companies in return for production royalties averaging approximately 2.6% advance minimum royalties and, on some of the properties, work commitments. The contractual royalty payments are planned to be approximately $4 million in 2008 and contribute funding for our exploration, development and other corporate activities. For the properties under lease, the lessee is also responsible for making the land payments including the U. S. Bureau of Land Management (“BLM”) fees and county property tax payments.

The Contact property is one of the more significant properties within this category. Allied Nevada owns wholly or in fractional interest 110 patented claims in the Contact mining district in northeast Elko County, Nevada. We also staked 307 unpatented claims adjacent to the patented claims in early July 2007. The new unpatented claims are contiguous to our 110 patented claims in the district as well as contiguous to patented and unpatented claims held by International Enexco Ltd. Data are being compiled and a field evaluation involving mapping and sampling is planned to better understand the economic potential of the district. There are no royalties associated with our ownership of both the patented and unpatented mining claims.

BLM filing fees and county property tax payments were paid for approximately 10,570 unpatented mining claims held by Allied Nevada. We paid the BLM and county fees for approximately 4,970 claims and strategic partners paid the fees for the remaining 5,600 claims.

Discussions have been initiated with various lessees to renegotiate agreements with terms that are in alignment with our corporate exploration objectives. We will pursue other strategic options that could include exploration joint ventures, royalty agreements, or the sale or release of the mineral property.

The following table summarizes material information concerning our Other Exploration Properties. The reader is directed to the more comprehensive information about the Contact and Pony Creek and Elliot Dome/Carlin Trend properties starting immediately following the summary table.

Other Exploration Properties

Summary Information

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Contact	6,140 acres (unpat. claims)	100%	100%	0	0	Cu-Au-Ag in skarns along granodiorite contact	Old mine workings, 1870s and 1950s Phelps Dodge drilled in 1970s.

Pony Creek and Elliot Dome/ Carlin Trend	17,900 acres	Sold to Mill City along with 8 other Pescio properties, who ultimately optioned 80% to Grandview Gold.	3% NSR; 1% more can then be bought for $1.5 million	Escalating from $30,000 in 2004 to $100,000 in 2009 and beyond, unless option terminated.	0	Gold is related to felsite breccias and probably to felsic intrusions into graben faults.	Newmont explored and drilled 1980-1989, followed by others off and on through present.

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Beowawe/ Cortez-Battle Mt.-Eureka Trend	2,000 acres	100%, but subject to option to purchase granted to Atna, which in turn optioned 70% to Apollo Gold Energy; Atna has informed Allied Nevada that they do not intend to proceed with purchase.	3% NSR	$75,000 on or before November 6, 2006 and $100,000 on or before November 6 for each subsequent year.	8,000’ of drilling	Volcanics and sediments cross cut by faults, geothermal system with gold, mercury, barite associated with quartz veins and pyritic breccia.	Old mine workings, 1983-1996 four companies drilled 39 shallow holes, 3 shallow holes in 2004.

Cobb Creek/ Independence Trend	1,020 acres	49%, subject to lease/purchase with Staccato	3% NSR (1% can be bought for $1.5 million)	49% of $75,000 in 2007, escalating to 49% of $150,000	5,000’ drilling per year	Andesitic basalt cut by quartz-calcite gold veins.	BHP/Utah and Orvana drilled 72 holes 1980s and 1990s.

Dixie Flats/ Carlin Trend	6,280 acres	Staccato owns 100%	2% NSR (1% can be bought for $1.5 million)	$65,000		Webb Formation calcareous sediments. Gold with pyrite and barite associated with brecciated silicified and oxidized alteration.	Geophysics and geochem, Cordex drilled 10 reverse circulation holes 1996, BHP drilled 17 reverse circulation holes 1996 and 1997.

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Dome/Cortez- Battle Mt.- Eureka Trend	380 acres	49%, subject to lease to Senator	3% NSR (49% to Pescio) (1% can be bought for $750,000 w/in 5 yrs, $2 million after 5 yrs. Additional 1% can be purchased for $3 million)	49% of $35,000/yr escalating to $60,000 per year on January 3, 2014 in lease payments		Rhyolite with anomalous mercury and barium and weak gold values. Quartz in minor fractures, argillic alteration.	Grass roots stage exploration project.

Wild Horse/ Between Carlin and Independence Trends	440 acres	Same as Dome	Included with Dome	Included with Dome		Pyroclastic volcanic rocks overlain by sinter. Pyrite in banded chalcedony veins, breccias and rarely in silicifed tuffs.	1984-1989 four companies explored and 7,360’ reverse circulation drilling.

Eden/Sleeper Trend	1,360 acres	Sold to Mill City along with 8 other Pescio properties. Minterra has informed Mill City and Allied Nevada of their intention to terminate the option agreement. Mill City is seeking alternative partners at this time.	3% NSR (1% can be bought for $1 million)	Escalating from $30,000 in 2004 to $100,000 in 2009 and beyond, unless option terminated.	$5 million in explor. & development over 5 yrs, 100,000’ of drilling — on the 9 properties. Minterra can earn 10% more by completing bankable feasibility study.	Silicified and strongly argillized zones in sediments along major faults.	3 companies have drilled 63 holes.

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Elder Creek/ Cortez-Battle Mt.-Eureka Trend	460 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Same as Eden	Included with Eden	Gold is associated with faults in Valmy Formation sediments thrust over Devonian carbonates.	Shallow gold mineralization was mined by Alta Gold/NERCO joint venture in 1988.

NAD/Cortez- Battle Mt.- Eureka Trend	200 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Included with Elder Creek	Included with Eden	Upper-plate siliciclastic rocks host a gold anomaly where the upper plate rocks are exposed.	Some 47 holes have been drilled by 5 companies.

North Carlin/ Carlin Trend	720 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Same as Eden	Included with Eden	The project is covered by post-mineral rocks. The target would be to drill test favorable rocks beneath cover, estimated at 1,000- 1,665 feet deep.	Early-stage exploration project.

North Mill Creek/Cortez- Battle Mt.- Eureka Trend	120 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Included with Elder Creek	Included with Eden	Upper plate Valmy Formation sediments host a large geochemical anomaly for arsenic, antimony and mercury.	3 adits, 5 bulldozer cuts, 9 reverse circulation drill holes by 4 companies 1995-1998.

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Switch and Six Mile/ Between Cortez-Battle Mt.-Eureka and Carlin Trends	480 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Included with Eden	Included with Eden	Covered by post-mineral Tertiary volcanics. Claims are along major structures and targets would be at depth beneath the cover.	Early-stage exploration project.

Toy/Cortez- Battle Mt.- Eureka Trend	7,820 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Same as Eden	Included with Eden	Silicified and argillized upper plate Valmy Formation and igneous dikes with a major structural zone running through the property.	Unknown number of shallow holes tested upper plate rocks.

Tusk/Cortez- Battle Mt.- Eureka Trend	1,080 acres	Same as Eden, including Minterra notice of intent to terminate option	Same as Eden	Same as Eden	Included with Eden	Covered by gravels and post-mineral tuff. A mineralized structural zone trends onto the property.	Some past drilling occurred, but no information is available.

Rock Creek/ Between Cortez-Battle Mt.-Eureka and Carlin Trends	920 acres	100%, leased to Duncan Park for 20 yrs along with South Silver Cloud	3% NSR increasing with gold price (1% can be bought for $1 million)	$30,000 in 2004 escalating to $150,000 in 2009 and thereafter	4,000’ drilling by 2006 and 5,000’/yr thereafter	Faults control alteration and mineralization in volcanics. Targets would be deeper than tested to date.	Other companies drilled 122 shallow holes.

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Santa Reina/ Carlin Trend	540 acres	100% leased to DPHC	3% NSR (1% can be bought for $1 million)	$75,000 in 2007 escalating to $150,000 in 2009 and thereafter		Post mineral tuffaceous sediments cover the target area. A favorable structural setting exists within a projected favorable setting of rock units.	Very little work has been done on this property.

South Silver Cloud/ Between Cortez-Battle Mt.-Eureka and Carlin Trends	2,440 acres	Included with Rock Creek	Same as Rock Creek	Included with Rock Creek	Included with Rock Creek	Partially covered, hot-springs type system exposed. Targets are deeper than tested, for vein-type gold-silver.	At least 122 mostly shallow holes drilled by previous operators were not successful.

Tonka/Carlin Trend	240 acres	100%, subject to lease to Beaucache.	4% NSR (2% can be bought for $4 million)	$50,000 in 2007, escalating to $200,000 in 2011 and thereafter	5,000’ drilling by 2008 and 7,500’/yr thereafter	Silicified and baratized outcrops of Webb Formation siltstone in a favorable structural setting.	About 15 holes by previous operators. None are known to have reached current target depths.

Woodruff/ Carlin Trend	360 acres	100%, subject to lease to Beaucache.	4% NSR (2% can be bought for $4 million)	$50,000 in 2007, escalating to $200,000 in 2011 and thereafter	5,000’ drilling by 2006 and 7,500’/yr thereafter	Anomalous arsenic, antimony and mercury values around graben faults may indicate gold mineralization in favorable host rocks at depth.	Several companies have explored the project. Two holes apparently were drilled, one shallow and a deep hole, which deflected and remained in unfavorable rocks.

Property Name/ Trend	Approximate Acreage	Original Ownership Interest	Allied Nevada Retained Interest	Annual Advance Minimum Royalty	Work Commitment	Geology	Exploration/ Mining History
Marr/W. side Cortez-Battle Mtn.-Eureka Trend	1,860 acres	100%, subject to lease to Tornado	4% NSR (2% can be bought for $4 million)	$75,000 in 2007, escalating to $200,000 in 2011 and thereafter	5000´ drilling by 9/1/08; 7500´/yr thereafter	Claims located along prominent basement NE-trending structure.	Geophysics and sampling by previous operator. Series of high resistivity anomalies.

Brock/S. Cortez-Battle Mtn.-Eureka Trend	4,400 acres	100%, subject to lease to Tornado	4% NSR (2% can be bought for $4 million)	$75,000 in 2007, escalating to $200,000 in 2011 and thereafter	5000´ drilling by 9/1/08; 7500´/yr thereafter	Claims located along prominent basement N-trending structure, interpreted as lower plate arch	Some sampling, and regional geophysics.

NT Green/Central Cortez/Battle Mtn.-Eureka Trend	5,320 acres	100%, subject to lease to Tornado	4% NSR (2% can be bought for $3 million)	$50,000 in early 2008, escalating to $100,000 in 2010 and thereafter	5000´ drilling by 9/1 each year or pay $10/foot in lieu.	Property in the Pipeline-Toiyabe Corridor on the west flank of an intrusive.	Some sampling, and regional geophysics.

Contact District

Allied Nevada, through the acquisition from Vista of the F. W. Lewis, Inc. properties, owns wholly or in fractional interest 110 patented claims in the Contact mining district in northeast Elko County, Nevada. We also staked 307 unpatented claims adjacent to the patented claims in early July 2007. There are no royalties associated with our ownership of both the patented and unpatented mining claims.

The small settlement of Contact is located approximately 52 miles north of Wells, Nevada and 16 miles south of Jackpot, Nevada. The mining district is immediately west of the town of Contact and extends for several miles west and southwest of town. The mining district, referred to as either the “Contact” or “Salmon River” district, was discovered in the early 1870s and was first worked for gold and silver. However, copper was soon discovered and the vast majority of the historic work in the district has been directed toward the development and production of copper ores. Early work in the district was hampered by the inaccessibility of the area and the resultant high shipping costs for any ore produced. The later construction of the railroad eliminated this problem, but falling copper prices in the 1930s caused the district to cease production. The district saw a renewed period of activity in the 1940s and early 1950s, but little true exploration work was done and most efforts were directed toward mining already known ore deposits. More recently, various companies have looked at the district for precious metals in the 1980s and 1990s, and higher copper and molybdenum prices have recently renewed interest in those prospects.

Geology

The area is underlain by a granodiorite batholith and related rocks of Mesozoic age which intruded a Late Paleozoic sedimentary sequence of shale and limestone. Contact metamorphism and metasomatism produced skarns and hornfels in the sediments up to a mile away from the contact zone. High-grade precious and base metal mineralization occurs along these contact metamorphic zones. The intrusion of the porphyry and alaskite was apparently centered near the North Contact Zone. This intrusion further metamorphosed the sedimentary rocks and culminated in a wave of copper mineralization that not only affected the contact zones, but mineralized masses of porphyry and alaskite.

Various companies, including Phelps Dodge Company in the early 1970s and Golden Phoenix in the early 1990s and their engineering and geological staffs have estimated the mineralization in the district and published historic mineralization estimates. These estimates are based on drilling primarily in and around the Banner Zone, the center of which is located approximately one mile west-northwest of town. There has been recent drilling in the Zone by another company and Allied Nevada controls patented claims on the west and east ends of the Banner Zone. Although Allied Nevada has not conducted any drilling on the property, our geologic staff is in the process of evaluating the potential of the district and will review business opportunities that might develop.

Pony Creek/Elliot Dome Property

The Pony Creek/Elliot Dome Property is located in the Larrabee mining district of Elko County, Nevada, in the southern half of the Carlin Trend, 28 miles southeast of the town of Carlin and 19 miles south of Newmont Gold Company’s Rain Mine.

The Pony Creek/Elliot Dome Property consists of 895 unpatented lode mining claims (approximately 17,900 acres). The property is located across the crest of the southern part of the Pinyon Range at elevations ranging from 6,600 feet to about 8,000 feet. Access to the property from the west is by traveling the Indian Pony road off State Highway 278, or from the east via the Red Rock Ranch road off a junction with State Highway 228.

The Pony Creek/Elliot Dome Properties were initially sold by the Pescios to Mill City Gold Corp. pursuant to an agreement, dated on June 1, 2003, amended on August 28, 2003. In exchange for a 100% interest in the properties, the Pescios were paid $60,000, issued 200,000 common shares of Mill City, and granted a 4% NSR on each of the Pony Creek and the Elliot Dome Properties. Pursuant to an agreement dated August 2, 2004 (together with the agreement, the “Revised Agreements”) the NSR was reduced to 3%. Under the Revised Agreements, in addition to the payments to the Pescios, Mill City was obligated to pay annual rentals to the BLM of $125 per claim on or before September 1 of each year and appropriate county filing fees to the Elko County Recorder on or before November 1 of each year. The Revised Agreements also provided Mill City with the option to purchase 1.0% of the 3.0% NSR’s on each of the Pony Creek and the Elliot Dome properties upon payment of the sum of $1 million for each of the Pony Creek and Elliot Dome NSR’s (the “1% NSR Purchase Option”).

On July 27, 2004, Grandview Gold Inc. entered into a letter agreement with Mill City and the Pescios, pursuant to which Grandview Gold could earn a 60% interest in the Pony Creek/Elliot Dome Properties. Grandview assumed all payment and exploration obligations of Mill City to the Pescios, assumed all BLM and county fees with respect to the Properties and acquired the 1% NSR Purchase Option. In accordance with a formal option agreement signed by Mill City and Grandview on April 13, 2005, Grandview issued 400,000 common shares to Mill City and was required to spend a minimum of $3.5 million by July 31, 2007 in order to earn up to an 80% interest in the properties.

On June 20, 2007, Mill City accepted Grandview’s statement of earn-in expenditures on the Properties with the result that Grandview’s 60% interest was converted to an 80% interest in the Properties.

Pursuant to the Arrangement, Allied Nevada acquired the Pescios’ interest in the Pony Creek/Elliot Dome Property and Allied continues to receive all benefits of the underlying agreements formerly held by the Pescios.

In particular, Allied Nevada is the holder of a 3% NSR on the Pony Creek/Elliot Dome Property, subject to the right of Grandview under the 1% NSR Purchase Option. Allied Nevada also holds contractual rights that may in certain circumstances require the recorded owner to transfer ownership of these properties to Allied Nevada.

Exploration History

Newmont Exploration Ltd. (“Newmont Exploration”) conducted regional exploration programs in search of additional gold deposits along the Carlin trend. In 1980 a stream-sediment sampling program identified anomalous gold and arsenic associated with an altered rhyolite body at what is now the Pony Creek Property. Newmont located 100 claims in 1980 to cover the prospect and located 80 more claims in 1982 to cover additional ground. Newmont began drilling in 1981 and conducted drill programs through 1985. Newmont conducted additional drilling campaigns in 1987 and 1989 with limited success. An option was acquired by Westmont Mining, Inc. in 1990, and in April of 1993 Quest International Management Services, Inc. (formerly Ramrod Gold, Inc.) acquired Westmont. Quest then joint ventured the property with Uranerz U.S.A., Inc. in 1994. Uranerz drilled a total of 15 holes in 1994-1995 before terminating the JV in 1995. In 1997 Quest purchased Newmont’s remaining interest in the property and signed a JV agreement with Barrick. Four holes were drilled by Barrick before they terminated the agreement in 1998. In 1999, Quest International Resources was acquired by Standard Mining Co. and it abandoned the Pony Creek property. Mr. Pescio acquired Pony Creek by staking claims in the fall of 1999. Homestake optioned the property shortly afterward. A year later, after drilling 5 reverse circulation drill holes, Homestake terminated their agreement with Mr. Pescio. Nevada Contact Inc. optioned the property from the Pescios in 2001 and drilled 8 holes before terminating the agreement in early 2003. In July 2003, Mill City optioned the property from the Pescios.

As part of the Arrangement, Allied Nevada acquired the Pescios’ interest in the Pony Creek Property from the Pescios. Allied Nevada is now the holder of a royalty on the claims, and holds contractual rights that may in certain circumstances require the record owner to transfer ownership of the claims to Allied Nevada.

Geology

Most of the property is comprised of dry, sagebrush-and grass-covered hills with a few juniper and pinyon pines. The climate is favorable for year-round mining and exploration may be done from May through November.

Power for a modern mill can be brought in from the vicinity of Elko, but ranch power is available only a few miles away. Water is not available on the surface, but was encountered in most of the reverse circulation drill holes. Water may also be present in sufficient quantities in the nearby valleys to the east and west. The claims carry with them the surface rights for mining. Although the area is hilly, sufficient flat areas are present in the property area for potential processing plant sites, tailings storage areas, waste disposal areas and leach pads.

The Pony Creek property lies along the axis of a regional Mesozoic anticline that parallels the crest of the Pinyon Range. The project area is within a zone of convergence of two major structural trends which are the boundaries of a north-south series of grabens and half grabens collectively referred to as the Pinyon Graben. A series of Tertiary felsic intrusives have been emplaced at various points along this structural zone.

The lithologies of the region include the allochthonous, eugeoclinal, siliceous western assemblage, the autochthonous, miogeoclinal, eastern carbonate assemblage and the mixed overlap assemblage. The Late Devonian Early Mississippian Roberts Mountain Thrust and the post Pinyon Anticline, Mesozoic thrust faults have moved the western assemblage and a significant portion of the overlap series over the eastern facies. Other important stratigraphic units of the region are Mississippian through Pennsylvanian clastics of the overlap assemblage which overlie both autochthonous and allochthonous units of the Roberts Mountains Thrust. Younger Late Pennsylvanian to Early Permian clastics disconformably overlie the overlap assemblage.

In the Pinyon Range, high-angle northeast and northwest trending faults and north trending faults, all with oblique displacement, and a younger set of east trending normal faults, are important elements in the structural framework of the region. A Tertiary-age wrench faulting event, characterized by strike-slip faulting and intrusion of felsic rocks into graben faults, probably contributed to the emplacement of gold deposits into the Pinyon Graben.

Gold mineralization in the Bowl area is related to felsite breccias. The porphyritic phase consists of a series of rocks from feldspar porphyry to quartz porphyry and ranges in color from white to medium gray. The fragmental unit contains up to 5% of 1 to 2 mm diameter rounded and embayed quartz phenocrysts and feldspar phenocrysts in a white to light gray, fine-grained, ash-rich, clastic matrix. The dark colored felsite is very similar to the feldspar porphyry except that the aphanitic felsite is often nearly black. Porphyritic felsite appears to be interbedded with the fragmental felsite in gently dipping tabular masses up to 100 thick. In the Pot Holes area a lens of fragmental felsite approximately 60 feet thick intersects the low-angle fault that is at the base of the Robinson Thrust plate. The felsite breccias of the Bowl area may be fault breccia to explosion breccias. The breccia fragments are of variable lithology, reportedly including sediment fragments. The matrix, which is generally altered, consists of fragmental felsite and is termed a “sandy” rhyolite. The breccias are mineralized in the Bowl area and possibly are important hosts in other parts of the property.

Alteration within the rhyolite intrusive includes classic quartz-sericite-pyrite (Qsp) associated with north and northeast trending shears. The shear zones are fragmental and brecciated and contain very fine-grained quartz, sericite and pyrite/goethite, both as disseminations and on fractures. Away from the shear zones the rhyolite gradually becomes fresher, grading outward from relict feldspar ghosts into porphyritic rhyolite. In the center of the intrusive along the east flank of Rhyolite Hill, as well as in some other areas, the intrusive has a granular texture and feldspars have been altered, leaving open clay-filled vugs. The sanded rhyolite consists of medium-grained rounded clasts of glassy rhyolite breccia occurring near the margins and at the base of the intrusive, and locally as narrow stockwork zones in the intrusive. The distribution and texture of the sanded rhyolite suggest that the unit formed in vitric chill margins and apparently was partially fluidized by subsequent hydrothermal activity. Sediments along the margins of the intrusive and immediately beneath the rhyolite have been silicified, decalcified and sulfidized and, in and around the mineralized cells, have been extensively oxidized (hypogene). Sediments also occur as xenoliths throughout the rhyolite and can be observed in outcrop and in subsurface. The margins of the xenoliths are usually partially absorbed and most contacts are gradational.

Recent Developments

Madison Enterprise Corp. Exercise of Option to Acquire Company’s Battle Mountain Property

On December 31, 2007 Madison Enterprise Corp. (“Madison”) exercised its option under an exploration agreement (the “Exploration Agreement”) to acquire our Battle Mountain property consisting of 360 unpatented mining claims in Lander County, Nevada by paying Allied Nevada $2.0 million. Under the terms of the Exploration Agreement, Allied Nevada retained a NSR of 5% for gold and silver and 4% for other minerals. Additionally, Madison is required to pay an AMR of $60,000 annually subject to adjustment for inflation, which amount was paid together with Madison’s option exercise described above. Madison has an option in the Exploration Agreement to purchase the NSR for payment of $4.0 million subject to an annual escalation.

Proposed Sale of Company’s 50% Interest in Hamilton-Treasure Hill Mineral Property

Allied Nevada has accepted an offer to sell its 50% interest in the Hamilton-Treasure Hill mineral property consisting of 106 patented and 112 unpatented mining claims for $1.0 million. Under terms of the agreement, Allied Nevada retained a NSR of 1%, which is subject to a buyout for a payment of $0.5 million in the first 24 months from closing escalating thereafter to a maximum of $3.0 million.

Government Regulation of Mining-Related Activities

Property Interests and Mining Claims

Our exploration activities are conducted in the state of Nevada. Mineral interests may be owned in this state by (a) the United States, (b) the state itself, or (c) private parties. Where prospective mineral properties are owned by private parties, or by the state, some type of property acquisition agreement is necessary in order for Allied Nevada to explore or develop such property. Generally, these agreements take the form of long term mineral leases under which we acquire the right to explore and develop the property in exchange for periodic cash payments during the exploration and development phase and a royalty, usually expressed as a percentage of gross production or net profits derived from the leased properties if and when mines on the properties are brought into production. Other forms of acquisition agreements are exploration agreements coupled with options to purchase and joint venture agreements. Where prospective mineral properties are held by the United States, mineral rights may be acquired through the location of unpatented mineral claims upon unappropriated federal land. If the statutory requirements for the location of a mining claim are met, the locator obtains a valid possessory right to develop and produce minerals from the claim. The right can be freely transferred and, provided that the locator is able to prove the discovery of locatable minerals on the claims, is protected against appropriation by the government without just compensation. The claim locator also acquires the right to obtain a patent or fee title to his claim from the federal government upon compliance with certain additional procedures.

Mining claims are subject to the same risk of defective title that is common to all real property interests. Additionally, mining claims are self-initiated and self-maintained and therefore, possess some unique vulnerabilities not associated with other types of property interests. It is impossible to ascertain the validity of unpatented mining claims solely from an examination of the public real estate records and, therefore, it can be difficult or impossible to confirm that all of the requisite steps have been followed for location and maintenance of a claim. If the validity of a patented mining claim is challenged by the BLM or the U.S. Forest Service on the grounds that mineralization has not been demonstrated, the claimant has the burden of proving the present economic feasibility of mining minerals located thereon. Such a challenge might be raised when a patent application is submitted or when the government seeks to include the land in an area to be dedicated to another use.

Reclamation

We generally are required to mitigate long-term environmental impacts by stabilizing, contouring, resloping and revegetating various portions of a site after mining and mineral processing operations are completed. These reclamation efforts will be conducted in accordance with detailed plans, which must be reviewed and approved by the appropriate regulatory agencies.

Allied Nevada’s principal reclamation liability is at the Hycroft Mine. On December 28, 2006, Vista put in place a new bond of $7.5 million through its insurance backed financial assurance program that includes a mine reclamation policy and a pollution legal liability policy, which is expected to cover anticipated reclamation costs for the existing disturbance at the Hycroft Mine. The estimated additional bond costs for future activities have been calculated at $3 million.

Government Regulation

Mining operations and exploration activities are subject to various national, state, provincial and local laws and regulations in the United States, which govern prospecting, development, mining, production, exports, taxes, labor standards, occupational health, waste disposal, protection of the environment, mine safety, hazardous substances and other matters. We have obtained or have pending applications for those licenses, permits or other authorizations currently required to conduct our exploration and other programs. We believe that Allied Nevada is in compliance in all material respects with applicable mining, health, safety and environmental statutes and the regulations passed thereunder in the Nevada and United States and in any other jurisdiction in which we will operate. We are not aware of any current orders or directions relating to Allied Nevada with respect to the foregoing laws and regulations.

Environmental Regulation

Our gold projects are subject to various federal and state laws and regulations governing protection of the environment. These laws are continually changing and, in general, are becoming more restrictive. It is our policy to conduct business in a way that safeguards public health and the environment. We believe that Allied Nevada’s operations are and will be conducted in material compliance with applicable laws and regulations.

Changes to current state or federal laws and regulations in Nevada, where we operate currently, or in jurisdictions where we may operate in the future, could require additional capital expenditures and increased operating and/or reclamation costs. Although we are unable to predict what additional legislation, if any, might be proposed or enacted, additional regulatory requirements could impact the economics of our projects.

During 2006 and 2007, there were no material environmental incidents or non-compliance with any applicable environmental regulations on the properties now held by Allied Nevada. Allied Nevada did not incur material capital expenditures for environmental control facilities during 2006 or 2007.

MANAGEMENT

Directors and Executive Officers

The following table sets out the names of the current directors and executive officers of Allied Nevada, their ages as of March 26, 2008, current positions with Allied Nevada, jurisdictions of residence, principal occupations within the five preceding years, and periods during which each director has served as a director of Allied Nevada.

The term of each of the directors of Allied Nevada will expire at the close of Allied Nevada’s first annual shareholders’ meeting, or when his successor is duly elected or appointed, unless his office is earlier vacated.

Name, Age, Position, Jurisdiction of Residence	Principal Occupation, Business or Employment(1)	Director of Allied Nevada Since
ROBERT M. BUCHAN 60 Executive Chairman of the Board and Director Toronto, Ontario Canada	Businessman; Director of Quest Capital Corp. from April 2005 to present (Executive Chairman from April 2005 to January 2008); Executive Chairman of the Board of Allied Nevada from June 2007 to present (Chairman from April 2007 to June 2007); Chief Executive Officer of Kinross Gold Corporation from January 1993 to April 2005.	March 1, 2007

SCOTT A. CALDWELL 50 Director, President and Chief Executive Officer Reno, Nevada USA	President and Chief Executive Officer of Allied Nevada from September 2006 to present (Chief Financial Officer of Allied Nevada from September 2006 to April 2007), consultant to Vista; formerly with Kinross Gold Corporation as Executive Vice President and Chief Operating Officer from March 2003 to August 2006 and as Senior Vice President of Operations from 1998 to March 2003.	September 22, 2006

HAL D. KIRBY 40 Vice President and Chief Financial Officer Reno, Nevada USA	Financial executive and accountant; Vice President and Chief Financial Officer of Allied Nevada from April 2007 to present; financial and accounting consultant to Allied Nevada from January 2007 to April 2007; not employed from August 2006 to January 2007; formerly with Kinross Gold Corporation as Vice President and Controller from June 2005 to August 2006 and as Director of Special Projects from October 2004 to June 2005; on sabbatical (following service in Russia with Kinross subsidiary) while still employed with Kinross from May 2004 to October 2004; employed by Omolon Gold Mining Company, a subsidiary of Kinross (located in Russia) as General Director from November 2002 to May 2004 and Deputy General Director - Finance and Administration from July 1998 to November 2002.	—

Name, Age, Position, Jurisdiction of Residence	Principal Occupation, Business or Employment(1)	Director of Allied Nevada Since
JAMES M. DOYLE 54 Vice President of Technical Services Sparks, Nevada USA	Vice President of Technical Services of Allied Nevada from April 2007 to present; formerly with Kinross Gold Corporation from December 2003 to August 2006 as Senior Vice President of Operations; not employed from August 2006 to April 2007; employed by Round Mountain Gold Corporation, a Kinross joint venture with Barrick Gold Corporation, as Vice President and General Manager from June 1998 to December 2003.	—

RICK H. RUSSELL 64 Vice President of Exploration Sandy, Utah USA	Vice President of Exploration of Allied Nevada from July 2007 to present; with RH Russell & Associates, Inc. as President from June 1993 to present.	—

W. DURAND EPPLER 54 Director Denver, Colorado USA	Businessman; Chief Executive Officer and director of Coal International PLC. from July 2005 to present; President of New World Advisors from August 2004 to present; President and Chief Executive Officer of Sierra Partners, LLC from March 2005 to present; formerly a Vice President of Newmont Mining Corporation from 1995 to August 2004: serving as Vice President of Newmont Capital, Ltd. from April 2002 to August 2004 and Vice President of Corporate Development from January 2001 to March 2002.	March 1, 2007

JOHN W. IVANY 63 Director Edmonton, Alberta Canada	Businessman; retired executive; Advisor to Genuity Capital Markets from February 2007 to present; Executive Vice President of Kinross Gold Corporation from June 1995 to May 2006.	June 27, 2007

CAMERON A. MINGAY 56 Director Toronto, Ontario Canada	Lawyer; Partner of Cassels Brock & Blackwell LLP from July 1999 to present.	March 22, 2007

TERRY M. PALMER 63 Director Denver, Colorado USA	Accountant; principal of Marrs, Sevier & Company LLC from January 2003 to present; director of Apex Silver Mines Limited, and formerly with Ernst & Young as a Partner and Certified Public Accountant from September 1979 to October 2002.	September 22, 2006

CARL PESCIO(2) 56 Director Sparks, Nevada USA	Self-employed mining prospector since 1991.	March 1, 2007

Name, Age, Position, Jurisdiction of Residence	Principal Occupation, Business or Employment(1)	Director of Allied Nevada Since
MICHAEL B. RICHINGS 63 Director Port Ludlow, Washington USA	Executive Chairman and Chief Executive Officer of Vista from November 2007 to present; Chief Executive Officer of Vista from August 2007 to November 2007; President and Chief Executive Officer of Vista from May 2004 until August 2007; and formerly, President and Chief Executive Officer of Vista from June 1995 to September 2000; retired from Vista September 2000 to May 2004 (continued as a director of Vista and served as consultant to mining industry during that period).	September 22, 2006

D. BRUCE SINCLAIR 56 Director Thornbury, Ontario Canada	Businessman; retired executive; Chief Executive Officer and director of WaveRider Communications Inc. from June 1998 to June 2005 (director until March 2006).	June 27, 2007

ROBERT G. WARDELL 63 Director Toronto, Ontario Canada	Accountant; Vice-President, Finance and Chief Financial Officer of Victory Nickel Inc. from February 2007 to present; self-employed accounting and finance consultant from June 2006 to February 2007; Senior Partner, Deloitte & Touche LLP, from 1986 to May 2006.	June 27, 2007

(1)	Includes occupations for the five preceding years.

(2)

As a condition to completion of the Arrangement, Mr. Pescio was required to enter into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably. On February 15, 2007 Allied Nevada entered into a non-competition agreement and a professional service agreement with Mr. Pescio. See “Management — Executive Compensation — Compensation of Directors” and “Certain Relationships and Related Transactions, and Director Independence — Transactions with Promoters”.

Mr. Buchan was appointed Chairman of the Board of Allied Nevada as of April 13, 2007, and Executive Chairman on June 27, 2007.

There are no family relationships among any of the above directors or executive officers of Allied Nevada. The following directors of Allied Nevada are also directors of issuers with a class of securities registered under Section 12 of the Exchange Act (or which otherwise are required to file periodic reports under the Exchange Act): Mr. Buchan is a director of Quest Capital Corp.; Mr. Eppler is a director of Augusta Resource Corporation and of Vista; Mr. Palmer is a director of Apex Silver Mines Limited; Mr. Pescio is a director of Tornado Gold International Corp.; and Mr. Richings is a director of Vista.

None of the above directors or executive officers has entered into any arrangement or understanding with any other person pursuant to which he was, or is to be, elected as a director or executive officer of Allied Nevada or a nominee of any other person.

Corporate Cease Trade Orders and Other Proceedings

As required to be disclosed pursuant to Section 16.3 of Canadian National Instrument Form 41-501F1 — “Information Required in a Prospectus”, except as disclosed below, no director, officer or shareholder holding a sufficient number of securities of Allied Nevada to affect materially the control of the Company, is, or within the ten years prior to the date hereof has been, a director, officer, of any other company that, while that person was acting in that capacity, was the subject of a cease trade order or similar order or an order that denied the other company access to any exemptions under securities law for a period of more than 30 consecutive days or became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromises with creditors or had a receiver, receiver manager or trustee appointed to hold its assets.

Mr. Buchan, Mr. Caldwell, Mr. Kirby, Mr. Mingay, Mr. Ivany and Mr. Doyle, all either directors or officers of the Company, were named as parties to a definitive management cease trade order dated April 14, 2005 superseding a temporary management cease trade order issued on April 1, 2005 against the directors and officers of Kinross Gold Corporation (“Kinross”) by the Ontario Securities Commission in connection with Kinross’ failure to file audited financial statements in time. Mr. Kirby was added to this definitive management cease trade order when he became an officer of Kinross in June 2005. The management cease trade order was lifted on February 22, 2006.

Mr. Ivany was the subject of enforcement proceedings by the Alberta Securities Commission (In Re Cartaway Resources Corp.). In its order dated February 22, 2001, the Alberta Securities Commission found that Mr. Ivany, as Chief Executive Officer of Cartaway, had allowed the issuance of a press release that contained a material factual error in violation of the securities laws of the province of Alberta. As a result, Mr. Ivany was prohibited from acting as a director or officer of any “junior issuer” (as defined in National Instrument 41-501) for a period of five years and ordered to pay costs in the amount of CDN$20,000.

Board Committees

Allied Nevada’s Board of Directors has four standing committees: a Compensation Committee, an Audit Committee, a Corporate Governance Committee and a Health, Safety and Environmental Committee. A brief description of the composition and functions of each committee follows.

Compensation Committee

Allied Nevada’s Compensation Committee is chaired by D. Bruce Sinclair. Its other members are Robert G. Wardell and John W. Ivany. Each member of our Compensation Committee is “independent” within the meaning of the AMEX listing standards and Canadian standards as per Canadian National Instrument 58-101 “Corporate Governance” (“NI 58-101”).

The Compensation Committee’s functions are to review and recommend compensation policies and programs, as well as salary and benefit levels for individual executives, including our President and Chief Executive Officer. The committee makes these recommendations to our Board of Directors which, in turn, provides final approval on individual compensation matters. The Compensation Committee has the authority to retain any advisors, counsel and consultants as the members deem necessary in order to carry out these functions. The Compensation Committee also administers Allied Nevada’s compensation programs for our employees, including executive officers, reviews and approves all awards granted under these programs, reviews the compensation discussion and analysis section and drafts and approves the annual report on executive compensation required, and recommends their inclusion in, Allied Nevada’s annual proxy statement as required under U.S. federal securities laws and Canadian securities laws.

Audit Committee

Allied Nevada’s Audit Committee is chaired by Terry M. Palmer. Its other members are Robert G. Wardell and D. Bruce Sinclair. Each member of our Audit Committee is “independent” within the meaning of the AMEX listing standards, as defined in Rule 10A-3(b)(1) under the Exchange Act and in Canadian National Instrument 52-110 “Audit Committees”. Additionally, the Board of Directors has determined that Mr. Palmer qualifies as Allied Nevada’s “Audit Committee Financial Expert” as defined in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

The Audit Committee, in accordance with the Audit Committee Charter as approved by our Board of Directors, assists the Board of Directors in monitoring (1) our accounting and financial reporting processes, (2) the integrity of our financial statements, (3) our compliance with legal and regulatory requirements, (4) the independent auditor’s qualifications, independence and performance and (5) business practices and ethical standards of Allied Nevada. The Committee is responsible for the appointment of our independent auditor and for the compensation, retention and oversight of the work of our independent auditor and for the oversight of our accounting and financial reporting processes.

Corporate Governance Committee

Allied Nevada’s Corporate Governance Committee is chaired by Robert G. Wardell. Its other members are John W. Ivany and Cameron A. Mingay. Each member of our Corporate Governance Committee is “independent” within the meaning of the AMEX listing standards and NI 58-101.

The Corporate Governance Committee will recommend criteria for service as a director, review candidates and recommend appropriate governance practices for Allied Nevada in light of corporate governance guidelines set forth by the AMEX and other regulatory entities as applicable. The Committee will consider candidates meeting criteria suggested by directors, management, shareholders and search firms hired to identify and evaluate qualified candidates. From time to time, the Committee may recommend highly qualified candidates who it believes will enhance the strength, independence and effectiveness of Allied Nevada’s Board of Directors. The Corporate Governance Committee will review the size of our Board of Directors annually. The Committee is also responsible for review and approval of transactions with related persons. See “Certain Relationships and Related Transactions, and Director Independence — Procedures for Approval of Transactions with Related Persons”.

Health, Safety and Environmental Committee

Allied Nevada’s Health, Safety and Environmental Committee is chaired by Michael B. Richings. Its other members are W. Durand Eppler and Carl Pescio. The Committee has the general mandate of overseeing the development and implementation of policies and best practices of Allied Nevada relating to health and environmental and safety issues in order to ensure compliance with applicable laws and to ensure the safety of our employees. The Committee will, among other things, monitor the effectiveness of our environmental policies, assist management with implementing and maintaining appropriate health and safety programs and obtain periodic reports on such programs, and report to the Board on environmental and health and safety matters concerning Allied Nevada’s operations.

Compensation Committee Interlocks and Insider Participation

No member of Allied Nevada’s Compensation Committee was during 2007, or currently is, an executive officer or employee of Allied Nevada or any of its subsidiaries or affiliates. No executive officer of Allied Nevada was during 2007, or currently is, a director or a member of the Compensation Committee of another entity having an executive officer who is a director or a member of our Compensation Committee.

Independence of Directors

Allied Nevada’s common stock is listed on the AMEX and the TSX. Under AMEX rules, the board is required to affirmatively determine that each “independent” director has no material relationship with our company that would interfere with the exercise of independent judgment. Our Board has determined that the following directors are “independent” as required by AMEX listing standards: Mr. Eppler, Mr. Palmer, Mr. Ivany, Mr. Mingay, Mr. Wardell and Mr. Sinclair. Additionally, the members of our Audit Committee are “independent” as defined in Rule 10A-3(b)(1) under the Exchange Act and for the purposes of NI 58-101.

Executive Compensation

Compensation Discussion and Analysis

Introductory Note

The following contains a description of our executive compensation programs and objectives. The implementation of these programs and objectives is ongoing, based upon reviews and determinations being made by our Board of Directors, and will be subject to the further review and approval of our Compensation Committee.

Compensation Program Objectives

Our compensation program has the following long-term goals and objectives:

•	Aligning the interests of our executive officers with the short- and long-term interests of Allied Nevada shareholders;

•	Linking executive compensation to individual performance and overall business performance;

•	Leveraging individual performance through an emphasis on incentive compensation; and

•	Compensating our executive officers at a level and in a manner such that Allied Nevada can continue to attract and retain capable and experienced people.

Because we are a new company and have recently commenced operations, we are in the process of refining our compensation policies and anticipate that this will be an ongoing process as our company develops. As discussed above under “Business — General Description of the Business of Allied Nevada”, we are engaged in the evaluation, acquisition, exploration and advancement of gold exploration and development projects in Nevada. Although our properties include the Hycroft Mine, operations at this mine were suspended in December 1998 and the site is on a care and maintenance program. On September 11, 2007, the Allied Nevada Board of Directors approved the reactivation of the Hycroft Mine. The current plan provides for mining of the Brimstone deposit to commence in the second quarter of 2008 with the stripping of overburden and the first gold production expected in the fourth quarter of 2008.

In light of the above, since our company could develop in a number of directions such as exploration-only, or exploration with a producing mine, we have looked at a broad range of mining companies to establish our initial compensation packages. In general, these consisted of a mix of smaller to medium-sized public mining companies, most of which tend to be Canadian as is the nature of this industry. Most are at late stages of a mine development project or have either one or two operating mines. Although more than 30 companies were considered for comparative purposes and provided to our Board, initially the Board focused on the following companies as likely to be more relevant to our own as we develop: Aurizon Mines Ltd., Crystallex International, Cumberland Resources Ltd., Dundee Precious Metals, Eldorado Gold Corporation, Gabriel Resources Ltd., Metallica Resources Ltd., Queenstake Resources Ltd. and Vista. Most, such as Cumberland, Gabriel, Metallica and Vista, then had advanced-stage projects but no operating mine. Queenstake then had an operating mine in Nevada. Each company’s publicly-disclosed information was compiled to provide data on executive compensation including base pay, other cash compensation and stock-based compensation. We believe that our initial executive compensation packages are approximately in the middle range of the compensation of this group. This reflects our intent to formulate executive compensation packages that are both representative of industry practices and are sufficient to attract and retain capable and experienced people.

The Board believes that the comparison companies noted above are a representative list of comparison companies currently, but expects the list to change to reflect developments in the mining industry and related markets. As the Company develops, the comparison companies will be selected to be comparative to the Company’s size and complexity at the time of the comparison. In addition, the comparison companies will also develop over time, which will necessarily result in changes in the composition of the comparison group. Future comparison groups may include some, none or all of the companies in the current group. For example, exploration companies may begin to operate mines or may be acquired in a merger or acquisition. We anticipate that we will continue to rely on our Board members’ knowledge of the mining industry and possibly will engage external consultants as well to help us determine appropriate compensation packages for our executives.

Allied Nevada’s compensation policies and programs are designed to make us competitive with similar mining companies, to recognize and reward executive performance consistent with the success of our business and to attract and retain capable and experienced people. The Compensation Committee’s role and philosophy is to ensure that our compensation goals and objectives, as applied to the actual compensation paid to Allied Nevada’s executive officers, are aligned with our overall business objectives and with shareholder interests.

In addition to industry comparables, the Compensation Committee considers a variety of factors when determining both compensation policies and programs and individual compensation levels, including the shareholder interests, overall financial and operating performance of Allied Nevada and the Compensation Committee’s assessment of each executive’s individual performance and contribution toward meeting our corporate objectives. As we develop, we will place increasing importance on the incentive-based component of compensation because we believe that a significant portion of an executive’s compensation should depend upon the Company’s overall corporate performance including share price performance relative to its peer group.

Role of Executive Officers in Determining Compensation

The Compensation Committee reviews and recommends compensation policies and programs to Allied Nevada’s Board of Directors, as well as salary and benefit levels for individual executives. In accordance with the terms of our Compensation Committee’s charter, our President and Chief Executive Officer may not be present during meetings of the Compensation Committee at which his compensation is being discussed. Our Board of Directors makes the final determination regarding Allied Nevada’s compensation programs and practices.

Elements of Our Compensation Program

The total compensation plan for executive officers is comprised of three components: base salary, annual performance bonuses and equity-based compensation including grants of stock options and grants of restricted share units (RSUs). In addition, Allied Nevada may develop and implement a long-term incentive plan for its executive officers. There is currently no policy or target regarding a percentage allocation between cash and non-cash elements of Allied Nevada’s proposed compensation program. Any such allocations will be determined on an individual basis and may be influenced by such factors as: level of responsibility, peer group analysis and individual executive performance.

Base Salary

As a general rule for establishing base salaries, the Compensation Committee reviews competitive market data for each executive position and determine placement at an appropriate level in a range. See “Compensation Program Objectives” above, for a discussion of our recent determinations concerning comparison companies. The compensation range for executives is reviewed on an annual basis by our Compensation Committee to reflect external factors, such as inflation.

Performance Bonuses

Allied Nevada’s cash bonus plan allows our executive officers to earn annual incentive payments based upon achievement of individual and corporate performance goals. Our Compensation Committee determines the elements of individual executive performance goals, and the weight to be given to each, for our President and

Chief Executive Officer. For all other executive officers except our Executive Chairman, our President and Chief Executive Officer determines the elements of individual executive performance goals and the weight to be given to each, subject to the review and approval of our Compensation Committee.

Corporate performance goals, and the elements of these goals, are established by the Compensation Committee in consultation with our President and Chief Executive Officer. These are based upon such factors as Allied Nevada’s financial and operational targets, safety and environmental compliance and other regulatory compliance, our share price performance, and changes in our net asset value.

Equity-Based Compensation

The third element in the total compensation plan is equity-based compensation comprised of grants of options to purchase our common stock and grants of restricted share units (“RSUs”). This element is intended to emphasize management’s commitment to Allied Nevada’s growth and the enhancement of shareholders’ value through, for example, improvements in operating results, resource base and share price increments. Since we are a newly-traded public company, we do not currently maintain a formal policy regarding the timing of stock option or RSU grants in connection with the release of material, non-public information. We may develop such a plan in the future. As discussed below under the headings “Stock Option Plans” and “Restricted Share Units”, our Board has adopted a stock option plan and a RSU Plan that govern grants of options and RSUs to directors, employees, officers and consultants of Allied Nevada.

Perquisites and Other Personal Benefits

Allied Nevada’s executives are not entitled to significant perquisites or other personal benefits not generally offered to our employees. The Company has approved a qualified tax-deferred savings plan in accordance with the provisions of Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”).

Compensation of Named Executive Officers for Fiscal Year 2007

Our named executive officers for 2007 were Scott Caldwell, President and Chief Executive Officer, Hal Kirby, Vice President and Chief Financial Officer, Robert Buchan, Executive Chairman, Mike Doyle, Vice President of Technical Services and Rick Russell, Vice President of Exploration. Mr. Caldwell also served as our Chief Financial Officer until April 16, 2007, when Mr. Kirby commenced serving in that position. On June 27, 2007, the Board of Directors voted to appoint Robert Buchan to the position of Executive Chairman. In this capacity, Mr. Buchan assists Allied Nevada with its overall growth strategy, including the establishment of appropriate strategic relationships within the institutional investment arena. Mr. Buchan will also assist in identifying and developing strategic alliances and possible merger or other business combination strategies with other mining companies to enhance Allied Nevada’s business and help enhance shareholder value. Mr. Buchan is also responsible with the Chairman of the Corporate Governance Committee for managing the affairs of the Board, including being satisfied that the Board is organized properly, functions effectively, operates independently from management, and meets its obligations and responsibilities relating to corporate governance matters. Mr. Buchan has been a director of Allied Nevada since March 1, 2007 and has served as Chairman of the Board of Directors of Allied Nevada since April 13, 2007 and Executive Chairman since June 27, 2007.

On January 11, 2008, we entered into employment agreements with Messrs. Caldwell, Kirby, Doyle and Russell. Mr. Caldwell’s employment agreement provides for an annual base salary of $330,000 and Mr. Caldwell is eligible to be considered for an annual performance-based award of up to 100% of base salary, in the discretion of the Compensation Committee. Mr. Kirby’s employment agreement provides for an annual base salary of $225,000 and Mr. Kirby is eligible to be considered for an annual performance-based award of up to 40% of base salary, in the discretion of the Compensation Committee. The employment agreements for each of Messrs. Doyle and Russell provide for an annual base salary of $200,000 and each is eligible to be considered for an annual performance-based award of up to 35% of his base salary. Mr. Caldwell and Mr. Kirby also received initial grants of non-qualified stock options under the Allied Nevada Stock Option Plan, for 800,000 shares and 400,000 shares, respectively. Mr. Doyle and Mr. Russell each received an initial grant of stock options for 150,000 shares. These options have a 10-year term and will vest in equal one-third installments over three years, until fully vested on the third anniversary of the grant date. The initial compensation for these executives was determined by our Compensation Committee as set forth above under “Compensation Program Objectives”. Our Compensation Committee will determine the compensation for other key employees, and ongoing compensation, as appropriate and pursuant to our overall compensation goals and objectives described above. See “— Executive Employment Agreements”.

Mr. Caldwell initially provided services to Allied Nevada under a consulting agreement between Mr. Caldwell and Vista, dated as of September 8, 2006, pursuant to which Mr. Caldwell was paid for consulting services rendered to Allied Nevada at the rate of $1,000 per day (calculated based upon an hourly rate of $125 per hour), in addition to reimbursement, at cost, of any reasonable out-of pocket expenses incurred by Mr. Caldwell in connection with the performance of these consulting services. Mr. Caldwell was not entitled to any bonus payments or other cash or non-cash compensation under his consulting agreement with Vista. This agreement was terminated as of April 16, 2007 and was replaced by the formal employment agreement we entered into with Mr. Caldwell.

On January 26, 2007, Allied Nevada entered into a professional service agreement with Mr. Kirby pursuant to which Mr. Kirby provided financial and accounting services including review of accounting systems and documentation under development for Allied Nevada, and meeting with auditors and planning for scope and plans for future audits. The agreement was to expire no later than December 31, 2007, with amounts paid under the agreement not to exceed $50,000. Under the professional service agreement, we compensated Mr. Kirby at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. The aggregate amounts paid and owed to Mr. Kirby under this agreement during 2007 were approximately $22,000. This agreement was terminated as of April 16, 2007 and was replaced by the formal employment agreement we entered into with Mr. Kirby.

Mr. Russell initially provided services to Allied Nevada under a consulting agreement between Mr. Russell and Allied Nevada, dated as of October 1, 2006, pursuant to which Mr. Russell was paid for consulting services rendered to Allied Nevada at the rate of $525 per day, in addition to reimbursement, at cost, of any reasonable out-of pocket expenses incurred by Mr. Russell in connection with the performance of these consulting services. This agreement was terminated as of July 1, 2007 and was replaced by the formal employment agreement we entered into with Mr. Russell.

In his capacity as Executive Chairman, Mr. Buchan receives annual chairman’s fees of $75,000, and was granted (a) 10-year non-qualified stock options in accordance with the Stock Option Plan to purchase up to 300,000 shares of the Company’s common stock, with a grant date of July 3, 2007 and (b) 300,000 Restricted Share Units (“RSUs”), with a grant date of July 3, 2007, in accordance with a Restricted Stock Unit Plan (the “RSU Plan”) of Allied Nevada. The options have an exercise price per share of $4.35, which was determined in accordance with the Allied Nevada Stock Option Plan as the closing price of Allied Nevada’s common stock on the grant date. All RSU grants will be contingent on stockholder approval of the RSU Plan, which is expected to be sought at Allied Nevada’s first annual meeting of stockholders anticipated to be held in 2008. Mr. Buchan’s options will vest in equal one-third installments over three years, until fully vested on the third anniversary of the grant date. His RSUs would vest in accordance with the same schedule as the options. If the stockholders do not approve the RSU Plan, Mr. Buchan will receive alternative rights to acquire 300,000 shares of Allied Nevada common stock purchased in the market by Allied Nevada through a trustee with vesting terms and other terms equivalent to his RSUs.

Determination of Bonus Payments for Fiscal Year 2007

Our Compensation Committee met on January 24, 2008 to consider, among other matters, whether performance bonuses would be paid to the executive officers in accordance with Allied Nevada’s cash bonus plan. The Committee reviewed the individual performance goals of each executive and their respective performances for the year ended December 31, 2007, relative to such goals. Our Chief Executive Officer indicated that each of the executive officers achieved all of their respective qualitative objectives, and he provided his bonus recommendations for each executive, except his own, which was left to the discretion of the Compensation Committee.

The Compensation Committee analyzed the information before them, considered the CEO’s recommendations and considered other factors including the difficulty of starting operations as a newly independent public company; the performance of the stock price during the year, the highly competitive labor market in the metals and mining sectors, and other subjective factors including personal assessments of each individual’s performance.

A summary description of the qualitative objectives for each of our named executive officers is set forth below:

For the President and Chief Executive Officer, these objectives included completion of recruitment of the executive team, completion of the review of the possible re-activation of the Hycroft Mine, further defining the oxide resources and commencing working on sulfide potential at the Hycroft Mine, initiation of an investor relations program and development and implementation of systems for health, safety and environmental management. For the Vice President and Chief Financial Officer, these included the establishment of financial and accounting controls and reporting procedures, development of corporate governance policies and procedures, determination of staffing levels and recruitment of staff, determination of technology requirements and management of implementation of technological systems.

Objectives for the Vice President of Technical Services included activities specific to the Hycroft Mine, such as completion of analysis of the status of the operating permit and determination of permitting requirements for resumption of mining operations, preparation of a mine safety manual and hazardous material handling plan for the Hycroft Mine, design of pad for the Brimstone pad expansion and initiation of third-party economic and resource review at the Hycroft Mine. Objectives for the Vice President of Exploration included determination of economic viability of the sulfides at the Hycroft Mine, and verification of the economic viability of the oxides at the Hycroft Mine, evaluation and ranking of the Company’s property portfolio and creation of a database with relevant technical and land data.

The Committee determined that notwithstanding the achievement by each executive of his objectives, given that Allied Nevada has no revenues and is not yet operational, it was determined that the bonus pool should reflect a payout equal to a 90% of target bonus amount pursuant to each officer’s employment agreement with Allied Nevada, prorated for the portion of time that the employee worked during the year. The bonus recommendation was presented to the board of directors on March 3, 2008, and, with one exception as set forth in the following sentence, was approved. At the March board meeting the Compensation Committee recommended that the payment to the CEO of 90% of his target bonus be paid for the full 2007 calendar year, notwithstanding that his employment with Allied Nevada did not commence until April 16, 2007. It was noted that, during this period, the CEO was operating under a consulting arrangement pursuant to which he was providing services to Allied Nevada and that his performance during this period deserved this kind of recognition.

Effects of Regulatory Requirements on Executive Compensation

Section 409A of the Code affects the granting of most forms of deferred compensation pursuant to our compensation program. Our compensation program is intended to comply with the final regulations of the U.S. Internal Revenue Service and other guidance with respect to Section 409A of the Code, and we anticipate that our Compensation Committee will continue to design and administer our compensation programs accordingly.

Various rules under current generally accepted accounting practices will impact the manner in which Allied Nevada accounts for future grants of stock options and other equity-based compensation to employees, including executive officers, on our financial statements. The Compensation Committee will review the effect of these rules (including SFAS 123(R)) when determining the form and timing of future grants of stock options and other equity-based compensation to our employees, including executive officers; however, this analysis will not necessarily be the determinative factor in any such decision regarding the form and timing of grants.

Summary Compensation Table

The table below sets forth all compensation awarded to, earned by or paid to our Chief Executive Officer, Chief Financial Officer and each of our three other most highly compensated executive officers for the indicated fiscal year. These officers are referred to in this prospectus as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)(2)	Option Awards ($)(2)	All Other Compensation ($)(3) (4)		Total ($)
SCOTT A. CALDWELL, President and Chief Executive Officer(5)	2007 2006	233,750 —	297,000 —	—	294,667 —	59,625 44,875	(6) (6)	885,042 44,875
HAL KIRBY, Vice President, Chief Financial Officer(5)	2007	159,375	57,375	—	147,333	65,679	(7)	429,762
ROBERT BUCHAN, Executive Chairman	2007	—	—	217,500	110,500	56,250	(8)	384,250
MIKE DOYLE, Vice President of Technical Services	2007	141,667	44,625	—	55,250	—		241,542
RICK H. RUSSELL, Vice President of Exploration	2007 2006	100,000 —	31,500 —	— —	31,500 —	11,445 5,591	(9) (9)	174,445 5,591

(1)

Restricted stock unit awards are contingent upon stockholder approval of the Company’s Restricted Share Plan, which is expected to be sought at the Company’s first annual meeting of stockholders in 2008. See “—Restricted Share Units” below.

(2)

The amounts shown do not reflect compensation actually received by the named executive officers, but represent total compensation cost for the year ended December 31, 2007, calculated in accordance with SFAS 123R using a binomial pricing model. The assumptions used to calculate these amounts are set forth in Note 8 to our financial statements included in this prospectus. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(3)	Perquisites and other personal benefits for the most recently completed financial year do not exceed $10,000 for any of the Named Executive Officers unless otherwise noted.

(4)

Represents the Company’s contribution under its Retirement Savings Plan, except where otherwise indicated. The named executive officers participate in this plan on the same basis as all other employees of the Company.

(5)

Mr. Caldwell also served as Chief Financial Officer of Allied Nevada until April 16, 2007, the effective date of appointment of Hal Kirby as Vice President and Chief Financial Officer of Allied Nevada.

(6)

Represents amounts paid by Vista for consulting services provided by Mr. Caldwell pursuant to the consulting agreement between Vista and Mr. Caldwell. Amounts reflect cash compensation only and do not include any reimbursement for out-of-pocket expenses. See “Compensation Discussion and Analysis — Compensation of Named Executive Officers.”

(7)

Amount includes $22,200 paid by Allied Nevada for consulting services provided by Mr. Kirby pursuant to the consulting agreement between Vista and Mr. Kirby, $34,870 for a relocation allowance and reimbursement of relocation expenses for Mr. Kirby, and $8,609 relating to legal and other costs associated with the immigration of Mr. Kirby’s spouse to the United States.

(8)	Represents directors fees earned by Mr. Buchan during 2007.

(9)

Represents amounts paid by Allied Nevada for consulting services provided by Mr. Russell pursuant to the consulting agreement between Allied Nevada and Mr. Russell. Amounts reflect cash compensation only and do not include any reimbursement for out-of-pocket expenses. See “Compensation Discussion and Analysis — Compensation of Named Executive Officers.”

During 2006, we had one named executive officer, Mr. Caldwell. As discussed above under “Compensation Discussion and Analysis — Compensation of Named Executive Officers”, Mr. Caldwell was compensated for his services as President and Chief Executive Officer (and, until April 16, 2007, as Chief Financial Officer) of Allied Nevada pursuant to a consulting contract between Mr. Caldwell and Vista. Under this contract, Mr. Caldwell was paid for consulting services rendered to Allied Nevada at the rate of $1,000 per day, plus reimbursement of reasonable out-of-pocket expenses at cost. This agreement was terminated as of April 16, 2007 and was replaced by the formal employment agreement we entered into with Mr. Caldwell as set forth above. For his services under this contract during 2006, Mr. Caldwell was paid $44,875, all of which was cash compensation. This was the only form of compensation received by Mr. Caldwell during 2006 with respect to his consulting services performed for Allied Nevada. During 2006, he did not participate in any benefit plans, retirement plans or incentive programs in connection with these services.

Grants of Plan-Based Awards Table

The table below sets forth certain information regarding grants of plan-based awards to named executive officers during the year ended December 31, 2007.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (1) (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/share) (2)
SCOTT A. CALDWELL, President and Chief Executive Officer	07/03/07	—	800,000	4.35
HAL KIRBY, Vice President, Chief Financial Officer	07/03/07	—	400,000	4.35
ROBERT BUCHAN, Executive Chairman	07/03/07	300,000	300,000	4.35
MIKE DOYLE, Vice President of Technical Services	07/03/07	—	150,000	4.35
RICK H. RUSSELL, Vice President of Exploration	09/18/07	—	150,000	4.30

(1)

Restricted stock unit awards are contingent upon stockholder approval of the Company’s Restricted Share Plan, which is expected to be sought at the Company’s first annual meeting of stockholders in 2008. See “— Restricted Share Units” below.

(2)

Pursuant to the terms of the Corporation’s Stock Option Plan, the exercise price for shares of Common Stock underlying options awarded under the Plan is the closing market price of the Common Stock on either the TSX or AMEX as of the date of grant.

Executive Employment Agreements

Employment Agreement with Scott A. Caldwell. On January 11, 2008, Allied Nevada entered into an employment agreement with Scott A. Caldwell, our President and Chief Executive Officer. Pursuant to the terms of his employment agreement, Mr. Caldwell’s employment began effective as of April 16, 2007, and he continues to be employed by the Company on an “at-will” basis.

Pursuant to his employment agreement, Mr. Caldwell receives an annual base salary in the amount of $330,000, as well as a discretionary bonus up to a maximum amount of 100% of his base salary in any calendar year, based upon the achievement by Mr. Caldwell of pre-determined performance targets set by our Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by the Board of Directors. Mr. Caldwell’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time the Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Caldwell is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

Mr. Caldwell was also granted an option to purchase 800,000 shares of Allied Nevada Common Stock of the Company in accordance with the Option Plan. See “Executive Compensation — Outstanding Equity Awards at 2007 Fiscal Year End” for a description of vesting and other terms applicable to this option award.

Employment Agreement with Hal Kirby. On January 11, 2008, Allied Nevada entered into an employment agreement with Hal Kirby, our Vice President and Chief Financial Officer. Pursuant to the terms of his employment agreement, the term of Mr. Kirby’s employment began effective as of April 16, 2007, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Kirby receives an annual base salary in the amount of $225,000, as well as a discretionary bonus up to a maximum amount of 40% of his base salary in any calendar year, based upon the achievement by Mr. Kirby of pre-determined performance targets set by the our President and Chief Executive Officer and approved by our Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by the President and Chief Executive Officer and approved by the Board of Directors. Mr. Kirby’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Kirby is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

Pursuant to his employment agreement, in the event that Allied Nevada determines, in our discretion, to relocate Mr. Kirby from his current residence in Toronto, Ontario, Canada, we will reimburse him for up to $35,000 in related costs. This relocation has occurred and we will reimburse Mr. Kirby in accordance with this agreement.

In addition, Mr. Kirby was granted an option to purchase 400,000 shares of Allied Nevada Common Stock in accordance with the Option Plan. See “Executive Compensation — Outstanding Equity Awards at 2007 Fiscal Year-End” for a description of vesting and other terms applicable to Mr. Kirby’s option award.

Employment Agreement with Mike Doyle. On January 11, 2008, Allied Nevada entered into an employment agreement with Mike Doyle, our Vice President of Technical Services. Pursuant to the terms of his employment agreement, the term of Mr. Doyle’s employment began effective as of April 16, 2007, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Doyle receives an annual base salary in the amount of $200,000, as well as a discretionary bonus up to a maximum amount of 35% of his base salary in any calendar year, based upon the achievement by Mr. Doyle of pre-determined performance targets set by our President and Chief Executive Officer and approved by the Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by our President and Chief Executive Officer and approved by the Board of Directors. Mr. Doyle’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Doyle is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

In addition, Mr. Doyle was granted an option to purchase 150,000 shares of Allied Nevada Common Stock in accordance with the Option Plan. See “Executive Compensation — Outstanding Equity Awards at 2007 Fiscal Year-End” for a description of vesting and other terms applicable to Mr. Doyle’s option.

Employment Agreement with Rick H. Russell. On January 11, 2008, Allied Nevada entered into an employment agreement with Rick H. Russell, our Vice President of Exploration. Pursuant to the terms of his employment agreement, the term of Mr. Russell’s employment began effective as of July 1, 2007, and he shall continue to be employed by the Company on an “at-will” basis.

Pursuant to the terms of his employment agreement, Mr. Russell receives an annual base salary in the amount of $200,000, as well as a discretionary bonus up to a maximum amount of 35% of his base salary in any calendar year, based upon the achievement by Mr. Russell of pre-determined performance targets set by our President and Chief Executive Officer and approved by the Board of Directors. Grant of any such bonus shall be in the sole discretion of the Board of Directors and any bonus shall be earned only after grant thereof by our President and Chief Executive Officer and approved by the Board of Directors. Mr. Russell’s eligibility to receive such bonus is conditioned upon his continued employment, both at the time our Board of Directors considers the grant of bonuses and at the time such bonuses are actually granted and paid. Mr. Russell is also entitled to participate in any benefit plans and policies (including, medical, dental, disability, insurance, retirement savings plans or other fringe benefit plans or policies) as we may make available to, or have in effect for, our senior executives.

In addition, Mr. Russell was granted an option to purchase 150,000 shares of Allied Nevada Common Stock in accordance with the Option Plan. See “Executive Compensation — Outstanding Equity Awards at 2007 Fiscal Year-End” for a description of vesting and other terms applicable to Mr. Russell’s option.

As a condition to their employment with Allied Nevada and their receipt of the compensation and benefits described above and below under the heading “Payments Upon Termination or Change of Control”, each of Messrs. Caldwell, Kirby, Doyle and Russell were required to execute and deliver a Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement, a form of which was attached to their individual employment agreements. Under the latter agreement, each of these executives has agreed that during his employment and for one year following termination of his employment with Allied Nevada, he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business, including business conducted with potential joint venture partners with which Allied Nevada is or was actively pursuing a potential business relationship during the applicable period.

Payments Upon Termination or Change of Control

Payments Upon Termination

Each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Kirby, Doyle and Russell contain provisions which entitle each of them to payments following termination of their employment in certain circumstances, as described below.

Termination by Allied Nevada Without Cause or by the Executive for Good Reason. Each of the employment agreements between us and Messrs. Caldwell, Kirby, Doyle and Russell provide that, in the event their employment is terminated by Allied Nevada other than for “cause” (as defined below), or is terminated by any of them for “good reason” (as defined below), they are entitled to receive payment, when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following severance benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell and Kirby, (a) a lump sum severance equal to (i) 2 times their respective base salary then in effect, plus (ii) 2 times their respective target bonus for the year in which employment is so terminated, in each case payable promptly following the tenth day after delivery to Allied Nevada of an executed separation agreement and general release, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) continued vesting for a 2 year period of any unvested options and/or restricted share units granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

•	Pursuant to the employment agreements with Messrs. Doyle and Russell, (a) a lump sum severance equal to (i) 12 months of their respective base salary then in effect, plus (ii) their respective target bonus for the year in which employment is so terminated, in each case payable promptly following the tenth day after delivery to Allied Nevada of an executed separation agreement and general release, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $18,000, and (c) continued vesting for a 2 year period of any unvested options and/or RSUs granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

“Good Reason” is defined under each employment agreement as termination by any of Messrs. Caldwell, Kirby, Doyle or Russell of their employment not later than one year following the occurrence of any of the following events:

i.	A substantial reduction in their respective duties or responsibilities or a material change in their respective reporting responsibilities or title, except those changes generally affecting all members of Allied Nevada’s management;

ii.	A substantial reduction by Allied Nevada in their respective annual compensation then in effect, except those changes generally affecting all members of Allied Nevada’s management; or

iii.	A substantial adverse change in their participation in benefits under any benefit plan of Allied Nevada, including pursuant to their individual employment agreement, except those changes generally affecting all members of Allied Nevada’s management.

“Cause” is defined under each employment agreement as the taking of any of the following actions by or against Messrs. Caldwell, Kirby, Doyle or Russell:

i.	Commission of an act of fraud or dishonesty which may or does adversely affect Allied Nevada;

ii.	Conviction or plea of guilty or nolo contendere to or engaging in any felony or crime involving moral turpitude, fraud, misrepresentation or other crime and/or indictment for a crime that, in the reasonable opinion of Allied Nevada, affects the individuals’ ability to perform the duties set forth in his employment agreement and/or reflects negatively upon Allied Nevada;

iii.	Unauthorized disclosure of the Company’s Proprietary Information, as defined in the Employee Nondisclosure, Noncompetition, Nonsolicitation and Inventions Agreement which results or could have been reasonably foreseen to result, in a material loss to Allied Nevada.

iv.	Failure (which shall not include any disability as defined in his employment agreement) or refusal to perform the duties and responsibilities of his employment and/or to follow the policies and procedures of Allied Nevada including, without limitation, the failure or refusal to carry out lawful instructions from our President and Chief Executive Officer (except for Mr. Caldwell, as to which the relevant officer is the Executive Chairman) or Board of Directors which, if such failure or refusal is reasonably possible of being cured in the opinion of Allied Nevada, is not cured within thirty (30) days after written notice from Allied Nevada of such failure or refusal.

Termination by Allied Nevada for Cause or in the Event of Death or Disability. Pursuant to the employment agreements with each of Messrs. Caldwell, Kirby, Doyle and Russell, in the event their employment with Allied Nevada is terminated for “cause” or due to the death or “disability” (as defined below) of any of them, they (or their estate, as applicable) will be entitled to receive payment, when due, of any unpaid base salary, expense reimbursements and vacation days accrued prior to such termination. Further, in the event their employment with Allied Nevada is terminated as the result of the death or disability of any of them, they (or their estate, as applicable) will be entitled to receive long term disability or life insurance benefits, in the form maintained by Allied Nevada at such time and in which they participated at the time of such termination.

“Disability” is defined in under each employment agreement as any illness, injury, accident or condition of either a physical or mental nature as a result of which any of Messrs. Caldwell, Kirby, Doyle or Russell is unable to perform the essential functions of his duties and responsibilities for 90 days during any period of 365 consecutive calendar days or for any consecutive 90-day period.

Voluntary Termination by the Executive. In the event that any of Messrs. Caldwell, Kirby, Doyle or Russell decide voluntarily to terminate their employment with Allied Nevada without “good reason” upon 30 days’ written notice, Allied Nevada, in its discretion, may elect (i) to relieve them of any obligation to perform their respective duties during such notice period, or (ii) to waive the notice period and immediately accept such termination. In the event Allied Nevada elects the former, we have agreed to continue their respective compensation and benefits for the remainder of the notice period, except that no bonus shall be earned or awarded by any of them during and after the notice period.

Payments Upon a Change of Control

In addition to the severance obligations described above, each of the employment agreements entered into between Allied Nevada and Messrs. Caldwell, Kirby, Doyle and Russell contain provisions which entitle each of them to certain payments upon a “change of control” (as defined below) of Allied Nevada.

In the event of a “change of control” (as defined below) and the involuntary termination of employment during the one-year period thereafter by Allied Nevada (or any successor entity) other than for “cause”, or by Messrs. Caldwell, Kirby, Doyle or Russell for “good reason”, they will be entitled to payment, when due, of unpaid base salary, expense reimbursements and vacation days accrued prior to the date of such termination and will also receive, in exchange for execution and delivery to Allied Nevada of a separation agreement and general release, the following benefits:

•

Pursuant to the employment agreements with Messrs. Caldwell and Kirby, (a) a lump sum severance equal to (i) 2 years of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 2 times their respective target bonus for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $36,000, and (c) immediate vesting of any unvested options and/or RSUs granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

•

Pursuant to the employment agreements with Messrs. Doyle and Russell, (a) a lump sum severance equal to (i) 18 months of their respective base salary then in effect, payable within 30 days following delivery to Allied Nevada of an executed separation agreement and general release, plus (ii) 1.5 times their respective target bonus for the year in which employment is so terminated, (b) payment of premiums for continuation of health insurance coverage under COBRA (or state equivalent) up to a maximum amount of $18,000, and (c) immediate vesting of any unvested options and/or RSUs granted previously to either of them, consistent with and subject to the terms and conditions of the RSU Plan and the Option Plan.

“Change of control” is defined under each employment agreement as (i) the occurrence of a merger or consolidation of Allied Nevada, whether or not approved by our Board of Directors, other than (x) a merger or consolidation which would result in the voting securities of Allied Nevada outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of Allied Nevada or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation, or (y) a merger or consolidation which is in effect a financing transaction for Allied Nevada including, but not limited to, a reverse merger of Allied Nevada into a publicly traded “shell” company, or (ii) the approval by the stockholders of Allied Nevada of an agreement for the sale or disposition by Allied Nevada of all or substantially all of our assets.

Outstanding Equity Awards at 2007 Fiscal Year-End Table

The table below sets forth information concerning grants of stock options and restricted stock unit awards to named executive officers as of December 31, 2007.

	Option Awards(1)				Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options Exercisable (#) (2) (3)	Number of Securities Underlying Unexercised Options Unexercisable (#) (4)	Option Exercise Price ($) (5)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
SCOTT A. CALDWELL President and Chief Executive Officer	—	800,000	4.35	July 3, 2017	N/A		N/A
HAL KIRBY, Vice President, Chief Financial Officer	—	400,000	4.35	July 3, 2017	N/A		N/A
ROBERT BUCHAN, Executive Chairman	—	300,000	4.35	July 3, 2017	300,000	(6)	1,866,000
MIKE DOYLE, Vice President of Technical Services	—	150,000	4.35	July 3, 2017	N/A		N/A
RICK H. RUSSELL, Vice President of Exploration	—	150,000	4.30	September 18, 2017	N/A		N/A

(1)

Restricted stock unit awards are contingent upon stockholder approval of the Company’s Restricted Share Plan, which is expected to be sought at the Company’s first annual meeting of stockholders in 2008. See “— Restricted Share Units” below.

(2)	All options are ten year, non-qualified stock options.

(3)

All options vest over a three year period in equal annual installments. None of the shares of Common Stock subject to options granted to the named executive officers were vested as of December 31, 2007.

(4)

The terms of the employment agreements between the Company and Messrs. Caldwell, Kirby, Doyle and Russell, respectively, provide for (i) immediate vesting of all previously granted options and/or restricted share units upon a change of control event affecting the Company and their subsequent involuntary termination during the one year period thereafter, and (ii) continued vesting for a period of two (2) years in the event their employment with the Company is terminated by the Company other than for cause or by the individuals for good reason. See “Executive Compensation — Compensation Discussion and Analysis — Compensation of Named Executive Officers”, “Executive Compensation — Executive Employment Agreements” and “Executive Compensation — Potential Payments Upon Termination or Change of Control”.

(5)

Pursuant to the terms of the Company’s Stock Option Plan, the exercise price for shares of Common Stock underlying options awarded under the Plan is the closing market price of the Common Stock on either the TSX or AMEX as of the date of grant.

(6)	The Company’s right to repurchase the restricted stock units granted to Mr. Buchan has not lapsed with respect to any such units as of December 31, 2007.

Agreements with Carl Pescio

As a condition to completion of the Arrangement, Mr. Pescio was required to enter into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably. On February 15,

2007, Allied Nevada entered into a non-competition agreement and a professional service agreement with Mr. Pescio. Both agreements have two-year terms. Under the non-competition agreement, Mr. Pescio has agreed that during the agreement term he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business. See “Certain Relationships and Related Transactions, and Director Independence — Transactions with Promoters”. Under the professional service agreement, Mr. Pescio is to provide services as directed by us, for which we will compensate him at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. The services to be provided by Mr. Pescio under this agreement include assisting us with technical review of our exploration programs and activities and in expanding or rationalizing our land holdings, as well as identification of potential exploration joint venture opportunities and assisting us and our joint venture partners with investor relations activities. This agreement may be terminated at any time with the written consent of the parties, or by us for cause.

Stock Option Plans

The Allied Nevada Board has adopted two stock option plans. The first plan governs the Allied Nevada options issued as part of the Arrangement (the “Allied Nevada Special Stock Option Plan” and such options, the “Allied Nevada Special Options”). The second plan governs options granted to directors, employees, officers and consultants of Allied Nevada (the “Allied Nevada Stock Option Plan”). A description of each of these plans is set out below.

Allied Nevada Special Stock Option Plan

Allied Nevada has established a stock option plan to govern the grant of Allied Nevada Special Options pursuant to the Arrangement. The maximum number of shares of Allied Nevada common stock which may be issued, reserved, set aside pursuant to the Plan of Arrangement and made available for issue under the Allied Nevada Special Stock Option Plan is 619,550, as determined pursuant to the Arrangement. If any Allied Nevada Special Options are terminated or expire, they are not available for re-issuance. Under the Allied Nevada Special Stock Option Plan, options may be exercised by the payment in cash of the option exercise price to Allied Nevada. All options are subject to the terms and conditions of an option agreement entered into by Allied Nevada and each participant as of May 10, 2007. Pursuant to the Arrangement, Allied Nevada granted Special Options with respect to all of the 619,550 shares reserved for issuance under the Allied Nevada Special Stock Option Plan. As of March 4, 2008, 205,245 of these Special Options had been exercised and 3,341 had expired unexercised.

The Allied Nevada Special Stock Option Plan is administered by the Allied Nevada Board, which has full and final discretion to determine issues that may arise under such plan. Pursuant to the terms of the Allied Nevada Special Stock Option Plan, the exercise prices for the options were determined pursuant to the Arrangement. Options become exercisable only after they vest in accordance with the respective option agreement and must expire no later than ten years from the date of grant.

If an optionee ceases to be an officer or employee of Vista, or its subsidiaries, as a result of termination for cause, all unexercised options will immediately terminate. If an optionee ceases to be a director, officer or employee of Vista, or its subsidiaries, or ceases to be a consultant to Vista, for any reason other than termination for cause, the optionee shall have the right to exercise his or her options at any time up to but not after the earlier of 30 days from the date of ceasing to be a director, officer, employee or consultant, or the expiry date. In the event of death of an optionee, the legal representatives of such optionee will have the right to exercise the options at any time up to but not after the earlier of 90 days from the date of death, or the expiry date.

Allied Nevada Special Options granted under the Allied Nevada Special Stock Option Plan are non-transferable and non-assignable other than on the death of a participant. An optionee has no rights whatsoever as an Allied Nevada shareholder or a Vista shareholder in respect of unexercised options.

Allied Nevada Stock Option Plan

On February 7, 2007, the Board of Directors adopted the Allied Nevada 2007 Stock Option Plan (the “2007 Stock Option Plan”), which provides for grants to directors, officers, employees and consultants of Allied Nevada, or its subsidiaries, of options to purchase Allied Nevada common stock. Options granted under the 2007 Stock Option Plan may be either incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), herein referred to as “incentive stock options,” or options which do not meet the requirements of Section 422(b) of the Code, herein referred to as “non-qualified stock options”. Under the 2007 Stock Option Plan as initially adopted, 3,000,000 shares of the Company’s common stock were reserved for issuance under the Plan.

On July 27, 2007, the Board of Directors approved, subject to stockholder and regulatory approval, an amendment to the 2007 Stock Option Plan to, among other things, increase the number of shares of the Company’s common stock available for grants under the 2007 Stock Option Plan by 1,200,000, for an aggregate of 4,200,000 shares. As set forth below, all grants made to date under the 2007 Stock Option Plan are for non-qualified stock options. Grants of incentive stock options under the 2007 Stock Option Plan are contingent on approval of the Plan by the Company’s shareholders, which is expected to be sought at the Company’s first annual meeting of stockholders anticipated to be held in 2008.

The maximum number of shares that may be reserved for issuance to any individual under the Allied Nevada Stock Option Plan is that number of shares that is equivalent to 5% of the shares of Allied Nevada common stock issued and outstanding from time to time. Shares with respect to which options are not exercised prior to termination of such option shall again be available to be granted under the Allied Nevada Stock Option Plan, to the fullest extent permitted by law. All options granted under the Allied Nevada Stock Option Plan will be subject to the terms and conditions of an option agreement entered into by Allied Nevada and each participant at the time an option is granted.

The Allied Nevada Stock Option Plan is administered by the Compensation Committee of the Allied Nevada Board, which will have full and final discretion to determine, subject to applicable laws, (i) the total number of optioned shares to be made available under the Allied Nevada Stock Option Plan, (ii) the directors, officers, employees and consultants of Allied Nevada or its subsidiaries who are eligible to receive Allied Nevada Options under the Allied Nevada Stock Option Plan (“Optionees”), (iii) the time when and the price at which such stock options will be granted, (iv) the time when and the price at which such stock options may be exercised, and (v) the conditions and restrictions on the exercise of such options.

Pursuant to the terms of the Allied Nevada Stock Option Plan, the exercise price of any option must not be less than the closing price of the Allied Nevada shares on either the AMEX or the TSX, at the Allied Nevada Board’s discretion, on the date of grant and the term of any such option may not exceed ten years from the date of grant; provided that as to grants of incentive stock options, with respect to any participant in the Allied Nevada Stock Option Plan who owns stock representing more than 10% of the voting rights attributable to the outstanding capital stock of Allied Nevada, the exercise price of any incentive stock option may not be less than 110% of the fair market value of such shares on the date of grant and the term of such option may not exceed five years from the date of grant. Incentive stock options may be granted under the Allied Nevada Stock Option Plan only to employees who are, at the time of grant, actual so-called “common law employees” of Allied Nevada and not a consultant, advisor, service provider or independent contractor. To the extent that the aggregate fair market value of the Allied Nevada shares (determined at the time of grant) exceeds $100,000 with respect to the amount of incentive stock options exercisable for the first time by an Optionee during any calendar year, any excess over that amount shall be considered “non-qualified options”. Options will become exercisable only after they vest in accordance with the respective stock option agreement.

If an Optionee ceases to be an officer or employee of Allied Nevada, or its subsidiaries, as a result of termination for cause, all unexercised options will immediately terminate. If an Optionee ceases to be a director, officer or employee of Allied Nevada, or its subsidiaries, or ceases to be a consultant to Allied Nevada, for any reason other than termination for cause, or as a result of the Optionee’s disability or death, the Optionee shall have the right to exercise his or her options at any time up to but not after the earlier of 30 days from the date of ceasing to be a director, officer, employee or consultant, or the expiry date. In the event of the disability of an Optionee, the Optionee has the right to exercise the options at any time up to but not after the earlier of 90 days (or twelve months in the case of an incentive stock option) from the date of cessation of the Optionee’s employment with Allied Nevada or its subsidiary as applicable, or the expiry date. In the event of death of an Optionee, the legal representatives of such Optionee have the right to exercise the options at any time up to but not after the earlier of 90 days (or twelve months in the case of an incentive stock option) from the date of death, or the expiry date.

The Allied Nevada Stock Option Plan provides that if, at any time when an option granted under the Plan remains unexercised with respect to any shares of Allied Nevada’s common stock, an offer to purchase all outstanding shares of Allied Nevada’s common stock is made by a third party, Allied Nevada may, upon giving the participants written notice to that effect, require the acceleration of the time for the exercise of the unexercised options under the Plan and of the time for the fulfillment of any conditions or restrictions on such exercise.

Options granted under the Allied Nevada Stock Option Plan will be non-transferable and non-assignable other than on the death of a participant. An Optionee will have no rights whatsoever as an Allied Nevada shareholder in respect of unexercised options.

As of March 26 2008, 3,035,000 options are outstanding under the Allied Nevada Stock Option Plan.

Restricted Share Units

The RSU Plan was adopted by the Allied Nevada Board effective July 3, 2007. However, as required by the AMEX and by the TSX, the RSU Plan is subject to stockholder approval. The purpose of the RSU Plan is to advance the interests of Allied Nevada through attracting, retaining and rewarding high-performing talent and to secure for Allied Nevada and its shareholders the benefits inherent in the ownership of common stock by such individuals. RSUs may be granted to directors, officers, employees or consultants of Allied Nevada. In determining the eligibility of an individual to participate in the RSU Plan, the Compensation Committee gives consideration to an individual’s performance and potential contribution to the success of Allied Nevada.

An RSU is granted subject to a restricted period (“Restricted Period”) as determined by the Compensation Committee upon grant. An RSU is exercised automatically and a share of common stock is issued for no additional consideration on the later of: (i) the end of a Restricted Period; and (ii) in the case of Canadian residents, a date determined by the eligible participant that is after the Restricted Period and before a participant’s retirement date or termination date (a “Deferred Payment Date”).

The maximum number of shares of common stock issuable under the RSU Plan is currently set at 1,200,000. The maximum number of shares of common stock issuable at any time to insiders pursuant to the RSU Plan and all other compensation arrangements of Allied Nevada is 10% of the total number of shares of common stock of Allied Nevada outstanding. The maximum number of shares issued to insiders pursuant to the RSU Plan and all other compensation arrangements of Allied Nevada, within a one-year period, is limited to 10% of the total number of shares of common stock then outstanding. The maximum number of shares issuable to any one insider and such insider’s associates pursuant to the RSU Plan, within a one-year year period, is limited to 5% of the total number of shares of common stock then outstanding. The maximum number of shares of common stock reserved for issue to any one person under the RSU Plan is limited to 5% of the total number of shares of common stock then outstanding.

The grant of an RSU is evidenced by a RSU grant letter, which is subject to the RSU Plan and may be subject to other terms and conditions that are not inconsistent with the RSU Plan and which the Compensation Committee deems appropriate.

Participants who reside in Canada seeking to set a Deferred Payment Date must give Allied Nevada at least 60 days notice prior to the expiration of the Restricted Period in order to effect such change.

In the event of a participant’s retirement or termination during a Restricted Period, any RSU automatically terminates, unless otherwise determined by the Compensation Committee. In the event of the retirement or termination after the Restricted Period and prior to any Deferred Payment Date, any RSU’s shall be immediately exercised without any further action by the participant and Allied Nevada shall issue shares. In the event of death or disability, such RSUs shall be immediately exercised.

Holders of RSUs are not entitled to dividends nor to the other rights of share ownership, such as voting, until RSUs are exercised and shares of common stock are issued.

The RSUs are not assignable. In the event of a “change of control” (as defined below), all RSUs are exercised immediately, notwithstanding the Restriction Period and any applicable Deferred Payment Date.

Pursuant to the RSU Plan, a “change of control” with respect to Allied Nevada is deemed to have occurred in the event of any one or more of the following events:

(i)	Allied Nevada shall not be the surviving entity in a merger, amalgamation or other reorganization (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of Allied Nevada);

(ii)	Allied Nevada sells all or substantially all of its assets to any other person or entity (other than a wholly-owned subsidiary of Allied Nevada);

(iii)	Allied Nevada is to be dissolved and liquidated;

(iv)	any person, entity or group of persons or entities acting jointly or in concert acquires or gains ownership or control (including, without limitation, the power to vote) more than 30% of Allied Nevada’s outstanding voting securities; or

(v)	as a result of or in connection with: (A) the contested election of directors, or; (B) a transaction referred to in subparagraph (i), above, the persons who were directors of Allied Nevada before such election shall cease to constitute a majority of our Board of Directors.

For the purposes of a “change of control”, as defined under the RSU Plan, the term “voting securities” means shares of Allied Nevada Common Stock and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by Allied Nevada, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors, including any options or rights to purchase such shares or securities.

The RSU Plan may be amended by the Board from time to time, without shareholder approval, provided that any amendment that: (i) materially increases the benefits under the RSU Plan; (ii) increases the number of shares of common stock issuable under the RSU Plan or (iii) materially modifies the requirements as to eligibility for participation in the RSU Plan shall only be effective upon such amendment being approved by the shareholders of Allied Nevada, if required by either the TSX or the AMEX or any other regulatory authority having jurisdiction over the securities of Allied Nevada.

The RSU Plan shall remain in effect until terminated by the Directors.

Compensation of Non-Employee Directors

Until March 2007, we did not provide cash compensation to directors for their services as directors or members of committees of the board of directors. We have reimbursed and will continue to reimburse our non-employee directors for their travel, lodging and other reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

On March 22, 2007, our board of directors adopted a compensation program for our non-employee directors, which became effective as of that date, giving retroactive effect as to payment of meeting fees for non-affiliates of Allied Nevada serving as directors as of January 1, 2007. Pursuant to our compensation program for non-employee directors, each member of our board of directors who is not our employee will receive the following cash compensation for board services, as applicable:

•	$30,000 per year for service as board members;

•	$10,000 per year for service as chairperson of the audit committee and $5,000 per year each for service as chairperson of other standing committees; and

•	$1,000 for each board meeting attended.

In addition, our non-employee directors will receive initial and annual, automatic, non-discretionary grants of nonqualified stock options in amounts and under terms to be determined. On June 27, 2007, the Board of Directors approved initial grants of non-qualified stock options under the Allied Nevada Stock Option Plan for 100,000 shares as to each of our non-employee directors. These options have a 10-year term and an exercise price per share of $4.35, which was determined in accordance with the Stock Option Plan as the closing price of Allied Nevada’s common stock on the grant date of July 3, 2007. The options will vest in equal one-third installments over three years, until fully vested on the third anniversary of the grant date.

No compensation was paid to non-employee directors during 2006.

On February 15, 2007, Allied Nevada entered into a non-competition agreement and a professional service agreement with Carl Pescio. Both agreements have two-year terms. Under the non-competition agreement, Mr. Pescio has agreed that during the agreement term he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business. See “Certain Relationships and Related Transactions, and Director Independence — Transactions with Promoters”. Under the professional service agreement, Mr. Pescio is to provide services as directed by us, for which we will compensate him at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. The services to be provided by Mr. Pescio under this agreement include assisting us with technical review of our exploration programs and activities and in expanding or rationalizing our land holdings, as well as identification of potential exploration joint venture opportunities and assisting us and our joint venture partners with investor relations activities. This agreement may be terminated at any time with the written consent of the parties, or by us for cause.

Compensation of Directors Table

The table below sets forth information regarding compensation earned by non-employee directors as compensation for their service to the Company during the year ended December 31, 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)		Total ($)
W. DURAND EPPLER	34,084	36,833		70,917
CAMERON A. MINGAY	29,500	36,833		66,333
TERRY M. PALMER	40,000	36,833		76,833
CARL PESCIO	28,500	36,833		65,333
MICHAEL B. RICHINGS	27,500	36,833		64,333
JOHN W. IVANY	18,000	36,833		54,833
A. MURRAY SINCLAIR	26,500	—	(2)	26,500
D. BRUCE SINCLAIR	22,750	36,833		59,583
ROBERT G. WARDELL	20,250	36,833		57,083

(1)

Amounts reflect the total compensation expense for the year ended December 31, 2007 calculated in accordance with Statement of Financial Accounting Standard No. 123R, or SFAS 123R, using a binomial pricing model. The assumptions used to calculate these amounts are set forth in Note 8 to our financial statements included in this prospectus. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeiture related to service-based vesting conditions.

(2)	On December 14, 2007, A. Murray Sinclair notified Allied Nevada of his decision to resign as a director of the Company with immediate effect. Mr. Sinclair was awarded 100,000 options by the Company on July 3, 2007, none of which were vested. Pursuant to the Company’s 2007 Stock Option Plan, Mr. Sinclair’s unvested options were forfeited upon his resignation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

Mr. Carl Pescio was elected as a director of Allied Nevada on March 1, 2007. Allied Nevada and Mr. Pescio were among the parties to the Arrangement Agreement, pursuant to which, among other things, the Pescios transferred their interests in certain Nevada mining properties and related assets (the “Pescio Nevada Assets”) to Allied Nevada Gold Holdings LLC, a limited liability company incorporated under the laws of Nevada with Allied Nevada as its sole member, in return for 12,000,000 shares of Allied Nevada common stock and $15 million in cash from Allied Nevada. See “Business — History of Allied Nevada” and “Business — General Description of the Business of Allied Nevada”. We determined that the value of the Pescio Nevada Assets was approximately $70.5 million, based on the estimated fair value of the consideration paid of $15 million cash and 12 million shares of our common stock. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — The Separation of Allied Nevada from Vista” and Note 4 to the September 2007 financial statements. Upon completion of the Arrangement, 12,000,000 shares were issued to the Pescios, who subsequently transferred an aggregate of 2,700,000 of those shares to two transferees. Accordingly, the Pescios now own 9,300,000 shares or approximately 21.6% of the issued and outstanding shares of Allied Nevada. Pursuant to the Arrangement Agreement, we agreed to use commercially reasonable efforts, as soon as possible following the completion of the Arrangement, to file a registration statement on Form S-1 with the SEC registering 35% of the Allied Nevada shares issued to the Pescios as part of the Arrangement (representing 4,200,000 shares) for resale. We agreed to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective and available for use by the Pescios, subject to certain restrictions to which the Pescios (and certain contemplated transferees) would be subject. See “Shares Eligible for Future Sale — Registration Rights and Related Matters.” We believe that these registration provisions are on terms that would have been available from unaffiliated third parties. On July 27, 2007, we filed with the SEC a registration statement on Form S-1 to register for resale an aggregate of 7,896,000 shares including 4,200,000 of the shares that had been issued to the Pescios in connection with the Arrangement. This registration statement was declared effective by the SEC on August 7, 2007.

Mr. Pescio may pursue ventures with mining properties other than those held by Allied Nevada. As a condition to completion of the Arrangement, Mr. Pescio was required to enter into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably. On February 15, 2007, Allied Nevada entered into a non-competition agreement and a professional service agreement with Mr. Pescio. Both agreements have two-year terms. Under the non-competition agreement, Mr. Pescio has agreed that during the agreement term he will not carry on business in the State of Nevada which is similar to or in any way competitive with our mineral property-related business. Under the professional service agreement, Mr. Pescio is to provide services as directed by us including assistance with technical review of exploration programs and assistance with investor relations activities, for which we will compensate him at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. See “ — Transactions with Promoters” below. To date, no amounts have been paid to Mr. Pescio pursuant to this agreement.

On May 5, 2006, Vista entered into a letter agreement with Quest Capital in which Vista retained Quest Capital to provide advisory services to Vista in connection with the Arrangement. As remuneration for these advisory services, Vista paid Quest Capital a monthly retainer of $10,000 until the completion of the Arrangement. Accordingly, Vista paid an aggregate $110,000 to Quest Capital under this agreement. In addition, Vista agreed to issue 10,000 Vista shares to Quest Capital. These shares were issued on October 10, 2006. Robert Buchan, who was elected as a director of Allied Nevada on March 1, 2007, Chairman of the Board on April 13, 2007 and Executive Chairman on June 27, 2007, is also a director of Quest Capital and from April 2005 to January 2008 served as its Executive Chairman as well. We believe that this agreement is on terms that would have been available from unaffiliated third parties. On July 16, 2007, Allied Nevada completed a private placement financing, in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations —

Financial Position, Liquidity and Financial Resources — Financing Activities.” In connection with the private placement financing, Allied Nevada paid a cash finder’s fee of CDN$528,020, being 5% of the gross proceeds raised, to eligible persons that arranged for purchasers (“Finders”). As consideration for its role as Finder in the private placement financing, Quest Securities Corporation (“Quest Securities”), a wholly-owned subsidiary of Quest Capital, received a cash fee of CDN$108,730 and warrants to purchase 114,850 units. These warrants are exercisable by Quest Securities at any time prior to the close of business on July 16, 2009, at an exercise price of CDN$4.60 per unit. No commissions were paid to Quest Securities with respect to sales of units to directors or officers of Allied Nevada. Robert Buchan, Executive Chairman and a director of Allied Nevada, then served as Chairman of Quest Capital and A. Murray Sinclair, then an Allied Nevada director, then served as Managing Director of Quest Capital. At the time, each held an equity interest in Quest Capital (a publicly held corporation) and, as a result, benefited from this transaction to the extent of their interests in Quest Capital. This transaction was entered into solely for the benefit of Allied Nevada, and was not intended to provide Messrs. Buchan or Sinclair with compensation in lieu of salary or other compensation described herein. See “Executive Compensation — Compensation Discussion and Analysis — Compensation of Named Executive Officers” and “Compensation of Non-Employee Directors”, respectively, for a description of compensation provided to Mr. Buchan and Mr. Sinclair. We believe that this finder compensation was on terms at least as favorable as would have been available from unaffiliated third parties. Effective December 14, 2007, Mr. Sinclair resigned as a director of Allied Nevada to assist Quest Capital in its conversion into a Mortgage Investment Corporation. In connection with this conversion, effective January 1, 2008 Mr. Sinclair was appointed Co-Chairman of Quest Capital and Mr. Buchan resigned as Chairman of Quest Capital and remains a director of Quest Capital.

The other Finder in the private placement financing was Global Resource Investments Ltd. (“Global Resource”) which received a cash finder’s fee of CDN$419,290. The General Partner of Global Resource is Rule Investments, Inc. (“Rule Investments”). The Rule Family Trust u/d/t 12/17/98 (the “Rule Trust”) owns 100% of Rule Investments. Arthur Richards Rule is co-Trustee of the Rule Trust. As set forth in “Principal Stockholders,” Mr. Rule and the Trust are indirect beneficial owners of 2,761,904 shares of Allied Nevada common stock owned by Exploration Capital Partners 2000 Limited Partnership (“Exploration Capital 2000”) and by Exploration Capital Partners 2006 Limited Partnership, representing a beneficial ownership interest of 6.7%. However, this ownership includes 1,631,200 shares (including 815,600 share purchase warrants) acquired by Exploration Capital 2000 in connection with the private placement financing. Prior to the financing, Mr. Rule and the Rule Trust were indirect beneficial owners of 1,294,140 shares of Allied Nevada common stock, representing only approximately 3.3% of the common stock then outstanding. Accordingly, Global Resource would not have been a related party to Allied Nevada prior to the financing, but this disclosure is included for purposes of completeness. We believe that the finder compensation for Global Resource was on terms at least as favorable as would have been available from unaffiliated third parties.

On July 2, 2007, Allied Nevada entered into an Investor Relations Services Agreement with Sierra Partners II LLC (“Sierra”) to assist Allied Nevada with the development and initiation of an investor relations program and to provide consulting and advisory services regarding the North American investor market. During the six month term of the Agreement, Sierra received a monthly retainer of $15,000 and was granted an option to purchase 45,000 shares of Allied Nevada common stock in accordance with the Allied Nevada Stock Option Plan. This option has a 10-year term, an exercise price per share of $ 4.35 which was determined in accordance with the Allied Nevada Stock Option Plan as the closing price of Allied Nevada’s common stock on the grant date of July 3, 2007, and a total value of $99,000 based on a lattice option valuation model. The option fully vested on December 31, 2007.

On January 28, 2008, Allied Nevada amended its Investor Relations Services Agreement with Sierra to assist the Company with its investor relations program and to provide consulting and advisory services regarding the North American investor market. Under terms of the amended agreement, Sierra will receive a monthly retainer of $5,000 and reimbursement of reasonable out of pocket fees and expenses. The amended agreement will expire on December 31, 2008. W. Durand Eppler, an Allied Nevada director, currently serves as President of, and is a partner of, Sierra and, as a result, will benefit from this transaction to the extent of his interest in

Sierra. This agreement was entered into solely for the benefit of Allied Nevada, and is not intended to provide Mr. Eppler with compensation in lieu of salary or other compensation described herein. See “Compensation of Non-Employee Directors.” We believe that this agreement is on terms at least as favorable as would have been available from unaffiliated third parties.

Certain directors, officers and key employees of Allied Nevada purchased units in the private placement financing completed by Allied Nevada on July 16, 2007, as discussed above, in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position, Liquidity and Capital Resources — Financing Activities”. The dollar amount of units purchased by these persons in the private placement financing totaled approximately CDN$6,435,400. The number of units purchased by each such individual in the private placement financing, at a purchase price of CDN$4.60 per unit, is set forth in the table below:

Name	Relationship to Allied Nevada	Number of Units Purchased	Dollar Amount (CDN$)
Robert M. Buchan	Executive Chairman; Director	870,000	$4,002,000

A. Murray Sinclair	Director (resigned December 14, 2007)	326,000	1,499,600

Scott A. Caldwell	President and Chief Executive Officer; Director	110,000	506,000

Hal D. Kirby	Vice President and Chief Financial Officer	50,000	230,000

James M. Doyle	Vice President, Technical Services	33,000	151,800

W. Durand Eppler	Director	10,000	46,000

Each of the purchases described above was made pursuant to individual subscription agreements between the named purchaser and Allied Nevada in the same form and on the same terms as used for all other purchasers in the private placement financing.

Our immediate cash needs prior to completion at the Arrangement were met by loans from Vista pursuant to Section 4.6 of the Arrangement Agreement, which provided that, prior to the completion of the Arrangement, Vista could loan money to Vista U.S. in amounts sufficient to undertake certain activities for the benefit of the business we would operate after such completion, including purchase of mineral properties or property interests, payment of amounts necessary to secure the services of a Chief Executive Officer for us prior to the completion of the Arrangement, and purchase of office equipment, software and other miscellaneous items to enable us to commence operations immediately after such completion, as well as certain consulting costs including approximately $22,000 paid for consulting services provided by Hal Kirby, now our Vice President and Chief Financial Officer. These loans bore interest at the rate of 6% per annum and all principal and interest owing by Vista U.S. to Vista in respect of such loans were to be paid in full at the completion of the Arrangement, by Allied Nevada on behalf of Vista U.S. This was not a market interest rate that would be available from an unrelated third party but rather was a nominal interest rate that Vista’s management believed reasonable to provide cash for start-up purposes to a new, wholly-owned subsidiary without operations or current financial resources, so that Allied Nevada would be in a position to commence operations immediately after completion of the Arrangement. The interest rate was comparable to what Vista then earned on short-term investments, which was in the range of 5-6% per annum. As of December 31, 2007, the aggregate loan amount repaid by Allied Nevada was $483,000.

On March 20, 2008, Allied Nevada along with its wholly-owned subsidiaries, Hycroft Resources & Development, Hycroft Lewis Mine, Inc., Victory Exploration Inc., Victory Gold Inc., Allied VGH Inc., Allied Nevada Gold Holdings LLC and Allied VNC Inc., entered into the Credit Agreement with Ionic, pursuant to which Ionic has provided a CDN$27 million secured bridge credit facility (the “Credit Facility”). The borrower under the Credit Facility is Hycroft Resources & Development with the Company and the Company’s subsidiaries, being the guarantors under the Credit Facility. The Credit Agreement provides that the Credit Facility is scheduled to be available for drawdown until July 2008 and must be repaid by March 2009. Borrowings under the Credit Facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft Mine. The Company’s interest in the Hycroft Mine properties and all of its personal property have been pledged as collateral for the Credit Facility. The Credit Agreement contains customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict Allied Nevada’s ability to incur additional debt. Allied Nevada has incurred a standby fee of CDN$1,080,000, equal to four percent of the amount of the Credit Facility. Allied Nevada drew down CDN$10 million of this facility when it entered into the agreement and paid CDN$500,000, being a five percent drawing fee. Concurrent with its initial drawdown under the Credit Facility, Allied Nevada also paid a structuring fee of CDN$135,000. The interest rate on borrowings is twelve percent per annum compounded monthly. Robert Buchan, Executive Chairman and Director of the Company, has disclosed to the Board of Directors of the Company that he is a participant in the Credit Facility. This transaction was subject to Allied Nevada’s written policy relating to transactions with related parties, and, accordingly, was reviewed and approved by the Corporate Governance Committee.

Procedures for Approval of Transactions with Related Persons

In March 2007, we adopted a written policy relating to the approval of transactions with related persons. Before then, we did not have a written policy, and any such transactions were approved by our Board of Directors in accordance with applicable law.

Our written policy for the review of transactions with related persons requires review, approval or ratification of all transactions in which Allied Nevada is a participant and in which an Allied Nevada director, executive officer, a significant shareholder or an immediate family member of any of the foregoing persons has a direct or indirect material interest, subject to certain categories of transactions that are deemed to be pre-approved under the policy. As set forth in the policy, the pre-approved transactions include employment of executive officers, director compensation (in general, where such transactions are required to be reported in our proxy statement pursuant to SEC compensation disclosure requirements), as well as transactions in the ordinary course of business where the aggregate amount involved is expected to be less than $5,000. All related party transactions will have to be reported for review by the Corporate Governance Committee of the Board of Directors. Transactions deemed to be pre-approved will not have to be reported to the Committee, except that transactions in the ordinary course of business must be submitted to the Committee for review at its next following meeting.

Following its review, the Committee will determine whether these transactions are in, or not inconsistent with, the best interests of Allied Nevada and our shareholders, taking into consideration whether they are on terms no less favorable to Allied Nevada than those available with other parties and the related person’s interest in the transaction. If a related party transaction is to be ongoing, the Corporate Governance Committee may establish guidelines for our management to follow in its ongoing dealings with the related person.

Transactions with Promoters

We were incorporated less than five years ago, and we are required to disclose any transactions we have had with “promoters” of Allied Nevada during the last five years. Promoters include founders of Allied Nevada, as well as any persons who have received 10 percent or more of our common stock in connection with the organization of our company. Vista was the founder and so would be a “promoter” on that basis. Both Vista and the Pescios may be considered “promoters” of Allied Nevada based on the transactions involved in the formation of Allied Nevada pursuant to the Arrangement Agreement, as follows:

•

Vista reorganized its business to split the Vista Nevada Assets from its other properties and related assets and ensured that all of the Vista Nevada Assets were held by its wholly-owned subsidiary, Vista Gold Holdings Inc. (“Vista U.S.”) or subsidiaries wholly-owned by Vista U.S.;

•

Vista subsequently transferred all issued and outstanding shares of Vista U.S. and $25 million in cash to Allied Nevada (less approximately $483,000 owed to Vista in connection with loans that Vista made to Vista U.S. pursuant to the Arrangement Agreement) in return for the number of shares of Allied Nevada common stock equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement); and

•

The Pescios transferred their interests the Pescio Nevada Assets to Allied Nevada Gold Holdings LLC, a limited liability company incorporated under the laws of Nevada with Allied Nevada as its sole member, in return for 12,000,000 shares of Allied Nevada common stock and $15 million in cash from Allied Nevada.

Because the Pescios received more than 10% of our common stock in connection with the organization of Allied Nevada, they may be considered “promoters” of Allied Nevada. As well, Vista may also be considered to be a “promoter” of Allied Nevada because in addition to being the founder of Allied Nevada, Vista transferred the shares of Vista U.S. and $25 million in cash to Allied Nevada in return for a number of Allied Nevada Shares equal to 27,500,000 less the number of Option Shares, pursuant to the Arrangement Agreement. Vista retained certain of the shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement and distributed the balance of the shares to its shareholders, as described below. Accordingly, upon completion of the Arrangement, the issued and outstanding Allied Nevada shares would be held initially by Vista and/or its shareholders, and by the Pescios. The Pescios have the largest holding of Allied Nevada shares. In addition to being a major shareholder, Mr. Pescio was elected to the Allied Nevada Board on March 1, 2007.

Mr. Pescio may pursue ventures with mining properties other than those held by Allied Nevada. As a condition to completion of the Arrangement, Mr. Pescio was required to enter into a non-competition agreement with Vista and Allied Nevada on terms satisfactory to all parties, acting reasonably. On February 15, 2007, Allied Nevada entered into a non-competition agreement and a professional service agreement with Mr. Pescio. Under the non-competition agreement, Mr. Pescio has agreed that for a two-year period he will not carry on business in the State of Nevada which is similar to or in any way competitive with Allied Nevada’s business of acquisition, exploration and development of mineral properties. This agreement also contains a two-year non-solicitation obligation under which Mr. Pescio may not solicit employees, suppliers, clients or prospects of Allied Nevada to terminate or materially reduce their relationships with us. Under the professional service agreement, which has a two-year term, Mr. Pescio is to provide services as directed by us, for which we will compensate him at the rate of $1,000 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. The services to be provided by Mr. Pescio under this agreement include assisting us with technical review of our exploration programs and activities and in expanding or rationalizing our land holdings, as well as identification of potential exploration joint venture opportunities and assisting us and our joint venture partners with investor relations activities. This agreement may be terminated at any time with the written consent of the parties, or by us for cause. We believe that these non-competition and professional service agreements are on terms that would have been available from unaffiliated third parties. To date, no amounts have been paid to Mr. Pescio pursuant to this agreement.

The consideration provided by Allied Nevada to Vista and to the Pescios was determined as the result of arm’s-length negotiations conducted among representatives of Vista and the Pescios. The principal determinations were made in negotiations between Michael Richings, President and Chief Executive Officer of Vista, and Carl Pescio, both of whom have years of experience in the mining industry and considerable knowledge about Nevada mining properties. Factors considered in these determinations included information as to property location, deposit type and stage of development, as well as market valuation estimates including current estimates for Vista’s Nevada properties based on Vista’s market capitalization and the parties’ own estimates of market valuation of Allied Nevada as it would be constituted. The valuations ultimately attributable to the transaction were based on information provided by Vista and by the Pescios as to their respective asset contributions, discussions between the parties as to analysis and market valuations, and Vista’s discussions with its financial advisor, Sprott Securities Inc. (now known as Cormark Securities Inc.). The parties also discussed financing that would be required for the newly formed company and for paying the cash component of the Pescios’ consideration to be received for the Pescio Nevada Assets. The parties considered public and private financing alternatives pre- and post-completion of the Arrangement, and ultimately determined in consultation with Sprott Securities Inc. (now Cormark Securities) that initial financing would be provided by Vista prior to the Effective Date using funds raised in a public offering which was completed in November 2006.

We believe that the Arrangement was on terms that would have been available from unaffiliated third parties.

Of the property interests transferred to Allied Nevada by Vista and the Pescios, the only acquisition made by Vista within the two years prior to completion of the Arrangement was of the F.W. Lewis, Inc. properties, which were acquired in December 2005. In that transaction, Vista’s subsidiary Victory Gold acquired all of the outstanding shares of F.W. Lewis, Inc. (now named Victory Exploration Inc., “Victory Exploration”), the assets of which include 55 mineral properties in Nevada and Colorado. The acquisition was made by exercise of a purchase option originally held by Century Gold of Spring Creek, Nevada. Century Gold assigned the option to Victory Gold pursuant to an assignment and assumption agreement effective December 9, 2005. Under the terms of the assignment agreement, Vista paid Century Gold $150,000 in cash and also reimbursed Century Gold for the $250,000 it paid the owners of F.W. Lewis, Inc. toward the option exercise price of $5.1 million. In addition, Vista issued to Century Gold 250,000 Vista Shares valued at $1.218 million, for an aggregate purchase price of approximately $6.5 million. To complete the exercise of this option, Vista paid the owners of F.W. Lewis, Inc., the remaining $4.85 million of the outstanding purchase price. Century Gold retained a 100% interest in two properties and a 50% interest in two other properties. The 53 properties retained by Victory Gold include three Colorado properties, which were retained by Vista. The value attributable to these Colorado properties represented a minimal portion of the overall value of Victory Exploration.

There has been no significant acquisition relative to the Pescio Nevada Assets made within the two years prior to completion of the Arrangement. Mr. Pescio had been scouting potential mining properties and when finding promising ones, had been staking them. Of the 58 property interests transferred as part of the Pescio Nevada Assets, Mr. Pescio acquired fourteen in the two years prior to completion of the Arrangement, and he acquired those by staking. Other than filing fees and claims staking costs in connection with staking some of the properties, Mr. Pescio did not pay any consideration. None of the foregoing fourteen properties is described individually in this prospectus.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding beneficial ownership of Allied Nevada common stock, as of March 26, 2008, by (i) each person known by us to be the beneficial owner of more than 5% of Allied Nevada’s outstanding common stock, (ii) each of Allied Nevada’s executive officers and directors and (iii) Allied Nevada’s executive officers and directors, as a group. The percentage of beneficial ownership is based on 42,974,150 shares of Allied Nevada common stock outstanding as of March 26, 2008.

Name and Address(1)	Number of Allied Nevada Shares Beneficially Owned(2)		Percentage of Issued Capital	Number of Allied Nevada Shares Beneficially Owned after the Offering		Percentage of Issued Capital Owned after the Offering
Carl Pescio and Janet Pescio(3)	9,300,000	(9)	21.6%	9,300,000	(9)	•

Exploration Capital Partners 2000 Limited Partnership, Resource Capital Investment Corporation, Rule Family Trust u/d/t 12/17/98 and Arthur Richards Rule(4)	2,836,629	(4)	6.5%	2,836,629	(4)	•

Royce & Associates, LLC	2,494,179	(5)	5.8%	2,494,179		•

Robert M. Buchan Executive Chairman of the Board and Director	1,840,000	(6)	4.2%	1,840,000	(6)	•

Scott A. Caldwell President and Chief Executive Officer and Director	220,000	(7)	*	220,000	(7)		*

Hal D. Kirby Vice President and Chief Financial Officer	100,000	(8)	*	100,000	(8)		*

Mike Doyle Vice President of Technical Service	33,000	(9)	*	33,000	(9)		*

Rick H. Russell Vice President of Exploration		(10)	*		(10)		*

W. Durand Eppler Director	105,094	(11)	*	105,094	(11)		*

John W. Ivany Director	10,000	(12)	*	10,000	(12)		*

Cameron A. Mingay Director		(12)	*		(12)		*

Terry M. Palmer Director		(12)	*		(12)		*

Michael B. Richings Director	142,965	(13)	*	142,965	(13)		*

D. Bruce Sinclair Director		(12)	*		(12)		*

Robert G. Wardell Director		(12)	*		(12)		*

All executive officers and directors as a group (13 persons)	11,751,059		26.4%	11,751,059		•

*	Represents less than 1% of the outstanding shares of Allied Nevada common stock.

(1)	Unless otherwise noted, the address of each of the persons listed is c/o Allied Nevada Gold Corp., 9604 Prototype Court, Reno, Nevada 89521.

(2)

In accordance with Rule 13d-3(d)(1) under the Exchange Act, the applicable ownership total for each person is based on the number of shares of Allied Nevada common stock held by such person as of March 26, 2008, plus any securities held by such person exercisable for or convertible into shares of Allied Nevada common stock within 60 days after March 26, 2008. Unless otherwise noted, each of the persons is the record owner of the common stock beneficially held by such person.

(3)	Carl Pescio is a director of Allied Nevada.

(4)

Total includes 2,559,129 shares of common stock directly held by Exploration Capital Partners 2000 Limited Partnership (“Exploration Capital 2000”) and 237,500 shares of common stock directly held by Exploration Capital Partners 2006 Limited Partnership (“Exploration Capital 2006”). The shares held by Exploration Capital 2000 include 815,600 shares issuable upon exercise of warrants acquired in the July 16, 2007 private placement (the “Private Placement”). The General Partner of Exploration Capital 2000 is Resource Capital Investment Corporation (“Resource Capital”), and the General Partner of Exploration Capital 2006 is Resource Investment Management Corp. (“Resource Investment”). Mr. Rule is President and a director of Resource Capital and of Resource Investment and is co-Trustee of the Rule Family Trust u/d/t 12/17/98 (the “Rule Trust”), which owns 100% of Resource Capital and 100% of Resource Investment. Accordingly, the Rule Trust and Mr. Rule are indirect beneficial owners of 2,836,629 shares of common stock including 815,600 shares issuable upon exercise of warrants, as directly owned by Exploration Capital 2006 and Exploration Capital 2000, as described herein. The address for each of Exploration Capital 2000, Exploration Capital 2006, Resource Capital, Resource Investment, the Rule Trust and Mr. Rule is 7770 El Camino Real, Carlsbad, California 92009.

(5)	This information is based on a Schedule 13G filed with the SEC on January 25, 2008.

(6)

Includes 870,000 shares issuable upon exercise of warrants acquired in the Private Placement. Excludes 300,000 shares underlying options unexercisable within 60 days of March 4, 2008 and excludes 300,000 shares issuable pursuant to RSUs, none of which vest within 60 days of March 26, 2008.

(7)	Includes 110,000 shares issuable upon exercise of warrants acquired in the Private Placement. Excludes 800,000 shares underlying options unexercisable within 60 days of March 26, 2008.

(8)	Includes 50,000 shares issuable upon exercise of warrants acquired in the Private Placement. Excludes 400,000 shares underlying options unexercisable within 60 days of March 26, 2008.

(9)	Includes 33,000 shares issuable upon exercise of warrants acquired in the Private Placement. Excludes 150,000 shares underlying options unexercisable within 60 days of March 26, 2008.

(10)	Excludes 150,000 shares underlying options unexercisable within 60 days of March 26, 2008.

(11)

Includes 10,000 shares issuable upon exercise of warrants acquired in the Private Placement and 6,682 shares underlying options that are exercisable within 60 days of March 26, 2008. Excludes 103,341 shares underlying options unexercisable within 60 days of March 26, 2008, of which 3,341 are shares underlying unvested options under the Special Stock Option Plan. Includes 45,000 shares issuable upon exercise of options held by Sierra Partners II, LLC. Mr. Eppler currently serves as President and CEO and is holder of a 50% equity interest. Mr. Eppler disclaims beneficial ownership of the securities held by Sierra Partners II except to the extent of his pecuniary interest therein.

(12)	Excludes 100,000 shares underlying options unexercisable within 60 days of March 26, 2008.

(13)	Includes 111,692 shares underlying options that are exercisable within 60 days of March 26, 2008. Excludes 100,000 shares underlying options unexercisable within 60 days of March 26, 2008.

(14)

Assuming the exercise of (i) all warrants held by the executive officers and directors named above, (ii) all options held by such persons and (iii) all RSUs held by such persons, which are subject to shareholder approval of the RSU Plan (see “Management — Executive Compensation — Stock Option Plans” and “—Restricted Share Units”), the percentage ownership of the executive officers and directors named above, on a fully-diluted basis, would be as follows: Mr. Pescio – • %, Mr. Buchan – • %, Mr. Caldwell – • %, Mr. Kirby – • %, Mr. Doyle – • %, Mr. Russell – • %, Mr. Eppler – • %, Mr. Ivany – • %, Mr. Mingay – • %, Mr. Palmer – • %, Mr. Richings – • %, Mr. Sinclair – • % and Mr. Wardell – • %.

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403 of Regulation S-K.

DESCRIPTION OF CAPITAL STOCK

General Description of Capital Structure

The authorized share capital of Allied Nevada consists of the following share classes:

(a)	100,000,000 shares of common stock, $0.001 par value; and

(b)	10,000,000 shares of undesignated preferred stock, $0.001 par value.

Common Stock

The holders of Allied Nevada common stock have the following rights, privileges, restrictions and conditions:

(a)	right to notice of, to attend and to vote at meetings of Allied Nevada Shareholders and each Allied Nevada Share has the right to one vote per Allied Nevada Share;

(b)	right to receive dividends as and when declared on the Allied Nevada Shares subject to the satisfaction of rights of holders of preferred shares of Allied Nevada; and

(c)	right to receive the remaining property and assets of Allied Nevada in the event of liquidation, dissolution or winding-up of Allied Nevada subject to the satisfaction of rights of holders of preferred shares of Allied Nevada.

Directors will be elected by a plurality vote of the shares represented in person or by proxy. Other matters to be voted on by our stockholders must be approved by a majority of the votes cast on the matter by the holders of our common stock represented in person or by proxy.

Preferred Stock

Pursuant to its Certificate of Incorporation, the Allied Nevada Board, without any vote or action by the holders of Allied Nevada Shares, may issue preferred stock from time to time in one or more series. The Allied Nevada Board is authorized to determine the number of shares and to fix the designations, powers, preferences, and the relative, participating, optional, or other rights of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of AMEX, TSX, or other organizations on which Allied Nevada securities are then quoted or listed. Depending upon the terms of preferred stock established by the Allied Nevada Board, any or all series of preferred stock could have preference over the common stock with respect to dividends and other distributions and upon liquidation. If any shares of preferred stock are issued with voting powers, the voting power of the outstanding common stock would be diluted. No shares of preferred stock are presently outstanding, and Allied Nevada has no present intention to issue any shares of preferred stock.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, By-laws and Delaware General Corporation Law

Allied Nevada’s Certificate of Incorporation, By-laws, and the Delaware General Corporation Law (“DGCL”) contain certain provisions, as set forth below, that could delay or make more difficult an acquisition of control of Allied Nevada not approved by the Allied Nevada Board, whether by means of a tender offer, open market purchases, a proxy contest, or otherwise. These provisions could have the effect of discouraging third parties from making proposals involving an acquisition or change of control of Allied Nevada even if such a proposal, if made, might be considered desirable by a majority of Allied Nevada Shareholders. These provisions may also have the effect of making it more difficult for third parties to cause the replacement of the current management or Allied Nevada Board without the concurrence of Allied Nevada’s Board of Directors.

No Cumulative Voting

The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless the corporation’s certificate of incorporation provides otherwise. Allied Nevada’s Certificate of Incorporation does not provide for cumulative voting.

Advance Notice Requirements for Stockholder Proposals

Allied Nevada’s By-laws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders. Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and who has delivered timely written notice in proper form to Allied Nevada’s Secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying until the next stockholders’ meeting stockholder actions that are favored by the holders of a majority of Allied Nevada’s outstanding voting securities.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Allied Nevada’s Certificate of Incorporation and By-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of Allied Nevada, or for serving at the request of Allied Nevada as a director or officer or another position at another corporation or enterprise, as the case may be. Allied Nevada’s Certificate of Incorporation and By-laws also provide that Allied Nevada must indemnify and advance reasonable expenses to its directors and officers, subject to its receipt of an undertaking from the indemnitee as may be required under the DGCL.

The limitation of liability and indemnification provisions in Allied Nevada’s Certificate of Incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit Allied Nevada and its stockholders.

Authorized but Unissued Shares

Allied Nevada’s authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval. Allied Nevada may use additional shares for a variety of corporate purposes, including future public offerings or private placements to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of Allied Nevada by means of a proxy contest, tender offer, merger or otherwise.

Delaware Statutory Provisions

Under Section 203 of the DGCL, no Delaware corporation shall engage in a “business combination” with an “interested stockholder” for a period of three years following the date that the stockholder became an interested stockholder. “Business combination” includes a merger, consolidation, asset sale, or other transaction resulting in financial benefit to the interested stockholder. “Interested stockholder” is a person who, together with affiliates and associates, owns, or within three years, did own 15% or more of the corporation’s voting stock. This prohibition does not apply if: (i) prior to the time that the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction resulting in the stockholder’s becoming an interested stockholder, (ii) upon consummation of the transaction resulting in the stockholder’s becoming an interested stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation, excluding voting stock owned by directors who are also officers and certain employee stock plans, or (iii) at or subsequent to the time that the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that the interested stockholder does not own. A Delaware corporation may elect not to be governed by these restrictions. Allied Nevada has not made such election.

SHARES ELIGIBLE FOR FUTURE SALE

General

As of March 4, 2008, there were 42,974,150 shares of Allied Nevada common stock outstanding, including 12,000,000 that were issued to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets, 26,933,055 that were issued to Vista in accordance with the Arrangement and 3,696,000 that were issued in July 2007 as part of a private placement of units, as set forth below. Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares were distributed to shareholders of Vista pursuant to the Arrangement in reliance on the exemption from registration under the Securities Act pursuant to Section 3(a)(10) thereof. Vista retained 1,529,848 shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. The Pescios agreed to transfer a portion of their consideration received pursuant to the Arrangement Agreement to Greg Hryhorchuk and Robert Lipsett in consideration of assistance provided by Messrs. Hryhorchuk and Lipsett to Mr. Pescio. Accordingly, on May 10, 2007, the Pescios transferred an aggregate 2,700,000 shares of Allied Nevada common stock to Messrs. Hryhorchuk and Lipsett. The Allied Nevada shares issued to the Pescios, including the shares subsequently transferred to Messrs. Hryhorchuk and Lipsett, were upon issuance “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144 under the Securities Act. As described below, we were obligated to register 35% of these shares, or 4,200,000, for resale on a registration statement on Form S-1 and met this requirement with the filing of a registration statement on Form S-1 that was declared effective by the SEC on August 7, 2007. The remainder of the shares held by the Pescios and their transferees will remain restricted securities and will be subject to resale restrictions as noted below.

On July 16, 2007, we completed a non-brokered private placement financing in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Each unit consisted of one share of common stock and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one share of common stock of Allied Nevada at any time prior to the close of business on July 16, 2009 at a price of CDN$5.75 per share. We also issued as a finder’s fee 114,850 warrants, each such warrant exercisable for one unit for a period of two years from closing at an exercise price of CDN$4.60. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position, Liquidity and Capital Resources — Financing Activities”. With the registration statement on Form S-1 as referenced in the preceding paragraph, we also registered for resale the 3,696,000 shares of common stock comprising part of the units that we issued in the July private placement. We have also agreed to register for resale the shares issuable on exercise of the warrant component of the units at a later date and we also plan to register for resale an aggregate of 229,700 shares underlying the finder warrants we issued as partial compensation to one of the finders in the transaction.

Resales of Allied Nevada Shares Issued to Vista Shareholders Pursuant to the Arrangement

The issuance of securities by Vista and Allied Nevada to Vista securityholders pursuant to the Arrangement was not registered under the Securities Act or the securities laws of any state of the United States and was effected in reliance upon the exemption from registration under the Securities Act provided by Section 3(a)(10) thereof. Section 3(a)(10) of the Securities Act exempts from registration a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval.

Securities of Allied Nevada received by a holder who is an “affiliate” of Vista or Allied Nevada after the Arrangement or was an “affiliate” of Vista or Allied Nevada prior to the Arrangement are subject to certain restrictions on resale imposed by the Securities Act. As defined in Rule 144 under the Securities Act, an

“affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the issuer, and generally includes executive officers and directors of the issuer as well as principal shareholders of the issuer.

Persons who were not affiliates of Vista or Allied Nevada prior to the Arrangement and who are not affiliates of Vista and Allied Nevada after the Arrangement may resell the securities of Allied Nevada that they receive in connection with the Arrangement in the United States without restriction or registration under the Securities Act. Most of the 25,403,207 Allied Nevada shares distributed by Vista to its shareholders were issued to such persons and consequently may be resold without restriction or registration under the Securities Act. Persons who were affiliates of Vista or Allied Nevada prior to the Arrangement may not sell the securities of Allied Nevada that they received in connection with the Arrangement in the absence of registration under the Securities Act, unless an exemption or exclusion from registration is available, such as the exemptions contained in Rule 145(d) or the exclusion provided by Regulation S under the Securities Act for offshore resales.

Resales of Allied Nevada Shares Issued to the Pescios

Of the 12,000,000 shares issued to the Pescios, 7,800,000 were not registered for resale under the Securities Act and accordingly will remain restricted securities that may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including an exemption contained in Rule 144 under the Securities Act. In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated), including an affiliate, as that term is defined in Rule 144 under the Securities Act, who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of one percent of the then outstanding securities of such class or, if such securities are listed on a United States securities exchange or traded on the Nasdaq Stock Market, the average weekly trading volume of such securities during the four-week period preceding the date of sale, subject to specified restrictions on manner of sale, notice of sale, aggregation rules and the availability of current public information about Allied Nevada. In addition, Allied Nevada’s affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock which are not restricted securities. Under Rule 144(k) as currently in effect, a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the currently applicable one-and two-year holding periods described above, a holder of shares can include the holding periods of a prior owner who was not an affiliate. The one-and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate.

On November 15, 2007, the SEC adopted proposed revisions to Rule 144 that, among other things, will shorten the one-year holding period under Rule 144 to six months as to restricted securities issued by companies that are subject to the reporting requirements of the Exchange Act, such as Allied Nevada. Also pursuant to the amended provisions of Rule 144, following the six-month holding period but before one year after their acquisition of the securities, a person who is not an affiliate and has not been an affiliate for at least three months prior to the sale, will be able to make unlimited public resales under Rule 144 except that the current public information requirement will still apply. After the one-year holding period, such non-affiliates may make unlimited public resales under Rule 144 and need not comply with any other Rule 144 requirements. The current restrictions and requirements of Rule 144 will continue to apply to resales by affiliates with respect to restricted securities and non-restricted securities. As amended, Paragraph (k) of Rule 144 will be eliminated and the conditions that non-affiliates are required to meet for sale of their securities (discussed above) will be included under paragraph (b)(1) of the amended Rule 144. The revisions to Rule 144 became effective on February 15, 2008.

Registration Rights and Related Matters

Shares Issued to the Pescios Pursuant to the Arrangement

Pursuant to the Arrangement Agreement, we agreed to use commercially reasonable efforts, as soon as possible following the closing of the Arrangement, to file a registration statement on Form S-1 with the SEC registering 35% of the Allied Nevada shares issued to the Pescios as part of the Arrangement (representing 4,200,000 shares) for resale. On July 27, 2007, we filed with the SEC a registration statement on Form S-1 to register for resale an aggregate 7,896,000 shares including 4,200,000 of the shares that had been issued to the Pescios in connection with the Arrangement. This registration statement was declared effective by the SEC on August 7, 2007. We agreed to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective and available for use by the Pescios, subject to the following restrictions:

(i)	each of the Pescios agreed to not sell any Allied Nevada shares, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the effective date of the Arrangement, and any such sale will only be done in compliance with all applicable securities laws;

(ii)	during the period ending 12 months after the effective date of the Arrangement, the Pescios will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of Allied Nevada shares acquired by the Pescios (as a group) as a result of the Arrangement;

(iii)	each of the Pescios agreed to use his or her commercially reasonable efforts to cause any disposition of Allied Nevada shares by any of them to be effected in a manner that does not cause a significant negative impact on the trading price of the Allied Nevada shares;

(iv)	during the period ending 12 months after the effective date of the Arrangement, the Pescios agreed to refrain from selling pursuant to the registration statement Allied Nevada shares representing, in aggregate, more than 0.67% of the issued and outstanding Allied Nevada shares, in any calendar month; and

(v)	the Pescios agreed to comply with the policies of Allied Nevada related to the trading of Allied Nevada shares by directors, officers and other insiders of Allied Nevada for a period ending 12 months after the effective date of the Arrangement (or for such longer period as such policies may apply to such parties as insiders of Allied Nevada).

In addition, the Pescios and Allied Nevada agreed that in the event that the Pescios, at or before the closing of the Arrangement, provided a direction to Allied Nevada to deliver any of the Allied Nevada shares issuable to the Pescios pursuant to the Arrangement Agreement to Robert Lipsett and Greg Hryhorchuk or transfer any of such shares to Robert Lipsett or Greg Hryhorchuk at the closing of the Arrangement, Vista, the Pescios, and Allied Nevada would cooperate to effect such transaction provided that prior to the issuance each such transferee made certain representations to Allied Nevada with respect to (i) “accredited investor” status, (ii) investment suitability, (iii) access to information, (iv) opportunity to ask questions, (v) absence of advertising, (vi) investment intent, and (vii) transfer restrictions, and agreed that such transferee:

(i)	will not sell any Allied Nevada shares, until the earlier of (A) the date on which the registration statement becomes effective, and (B) the date which is six months after the effective date of the Arrangement, and any such sale will only be done in compliance with all applicable securities laws;

(ii)	during the period ending 12 months after the effective date of the Arrangement, will not sell pursuant to the registration statement, in aggregate, more than 20% of the total number of Allied Nevada Shares acquired by such transferee from the Pescios as contemplated above (requirement subsequently waived by Allied Nevada);

(iii)	such transferee will use his commercially reasonable efforts to cause any disposition of Allied Nevada shares by such transferee to be effected in a manner that does not cause a significant negative impact on the trading price of the Allied Nevada shares;

(iv)	during the period ending 12 months after the effective date of the Arrangement, such transferee will not in any calendar month sell pursuant to the registration statement Allied Nevada shares representing, in aggregate, more than 0.17% of the issued and outstanding Allied Nevada shares (requirement subsequently waived by Allied Nevada); and

(v)	such transferee will comply with the policies of Allied Nevada related to the trading of shares by directors, officers and other insiders of Allied Nevada for a period ending 12 months after the effective date of the Arrangement (or for such longer period as such policies may apply to such transferee as an insider of Allied Nevada).

Immediately after the closing of the Arrangement, the Pescios transferred an aggregate 2,700,000 shares of Allied Nevada common stock to Robert Lipsett and Greg Hryhorchuk and the parties entered into an agreement with the provisions listed above. By mutual consent of the parties, that agreement was terminated effective November 27, 2007. Included in the Registration Statement on Form S-1 referenced above, we also registered for resale under the Securities Act an aggregate 945,000 of the transferred shares (since sold pursuant to above waivers by Allied Nevada) in addition to the 3,255,000 of the Pescios’ shares that were registered for resale.

In addition, Allied Nevada agreed to use commercially reasonable efforts to complete an equity financing of no less than $15 million as soon as practical after the closing of the Arrangement. We met this requirement on July 16, 2007, with the completion of a private placement financing in which we sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,000,000, or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Each unit was comprised of one share of common stock and one common share purchase warrant. We also issued as a finder’s fee 114,850 warrants, each such warrant exercisable for one unit for a period of two years from closing at an exercise price of CDN$4.60. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Financial Position, Liquidity and Financial Resources — Financing Activities.”

By mutual consent, effective December 17, 2007, the parties to the Arrangement Agreement terminated that agreement, as the provisions that were operative prior to the completion of the Arrangement (see “Business — History of Allied Nevada”), as well as our post-Arrangement financing and share registration obligations as described above, had been satisfied or fulfilled. The parties agreed that following termination of the Arrangement Agreement, we would remain subject to the following obligations as previously set forth under the terms of the Arrangement Agreement, relating to: (i) maintaining effectiveness of the Registration Statement on Form S-1 referenced above; (ii) maintaining adequate current public information with respect to Allied Nevada as contemplated by Rule 144 under the Securities Act, for so long as required in connection with resales by the Pescios, their transferees or certain affiliates with respect to sales of our common stock received in the Arrangement; (iii) facilitating removal of restrictive legends from shares received in the Arrangement by the Pescios or their transferees, with respect to resales made by them pursuant to Rule 144 or any registration statement; and (iv) affirming that the Pescios are entitled to all payments whenever made with respect to amounts due and payable to them before the completion of the Arrangement, in respect of the Pescio Nevada Assets.

Shares Issued in Private Placement

Under the terms of the subscription agreement in connection with the foregoing private placement, in addition to agreeing to register for resale the 3,696,000 shares of common stock that comprised part of the 3,696,000 units, we also agreed to prepare and file with the SEC a registration statement covering the resale of all of the common shares issuable on exercise of the warrants. We agreed to file this registration statement with the SEC no later than six months after the SEC declared effective the Registration Statement on Form S-1 referenced above, which occurred on August 7, 2007. We also plan to register for resale an aggregate 229,700 shares underlying the finder warrants we issued as partial compensation to one of the finders in the transaction.

Additional Registration Statements

In addition to the Registration Statement on Form S-1, of which this prospectus is a part, and the Registration Statement on Form S-1 referenced above that we were obligated to file pursuant to the Arrangement Agreement and also to satisfy certain share registration obligations in connection with our July 2007 private placement, we have filed a Registration Statement on Form S-8 to register under the Securities Act, an aggregate of 3,619,550 Allied Nevada shares issuable upon the exercise of Allied Nevada options and Allied Nevada Special Options. That registration statement became effective upon filing, and shares covered by it, to the extent issued, are eligible for sale in the public market except as to shares held by affiliates of Allied Nevada which will be subject to the restrictions under Rule 144, other than holding period requirements. We will file a post-effective amendment to the foregoing Registration Statement on Form S-8 to register an additional 1,200,000 Allied Nevada shares issuable upon the exercise of Allied Nevada options, pursuant to the recent amendment to the Allied Nevada Stock Option Plan. We will also file a Registration Statement on Form S-8 to register under the Securities Act an aggregate of 1,200,000 shares of Allied Nevada common stock reserved for issuance under the Allied Nevada Restricted Share Plan.

MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS

Certain United States Federal Income Tax Consequences of the Ownership and Disposition of Allied Nevada Common Stock for Persons Other Than U.S. Holders*

NOTICE PURSUANT TO IRS CIRCULAR 230: NOTHING CONTAINED IN THIS SUMMARY CONCERNING ANY U.S. FEDERAL TAX ISSUE IS INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY A U.S. HOLDER (AS DEFINED BELOW), FOR THE PURPOSE OF AVOIDING U.S. FEDERAL TAX PENALTIES UNDER THE CODE (AS DEFINED BELOW). THIS SUMMARY WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF THE TRANSACTIONS OR MATTERS ADDRESSED BY THIS PROSPECTUS. EACH U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

The following discussion of certain of the anticipated material U.S. federal income tax considerations arising from and relating to the ownership and disposition of shares of Allied Nevada common stock is for general information only, and does not purport to be a complete analysis or listing of all U.S. federal income tax consequences that may apply to a Non-U.S. Holder of Allied Nevada shares.

Authorities

This summary is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”); Treasury Regulations, proposed, temporary and final, issued under the Code; and judicial and administrative interpretations of the Code and Treasury Regulations, in each case as in effect and available as of the date of this prospectus. The Code, Treasury Regulations and judicial and administrative interpretations thereof, however, may change at any time, and any change could be retroactive to the date of this prospectus. The Code, Treasury Regulations and judicial and administrative interpretations thereof are also subject to various interpretations, and the U.S. Internal Revenue Service (the “IRS”) or the U.S. courts could later disagree with the explanations or conclusions contained in this summary.

Non-U.S. Holders

A “Non-U.S. Holder” is a beneficial owner of Allied Nevada shares other than a U.S. Holder. For purposes of this summary, a “U.S. Holder” is a beneficial owner of Allied Nevada shares that, for U.S. federal income tax purposes, is: a citizen or resident of the U.S., including some former citizens or residents of the U.S.; a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the U.S. or any state thereof, including the District of Columbia; an estate if its income is subject to U.S. federal income taxation regardless of its source; or a trust if it has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or if a U.S. court can exercise primary supervision over its administration, and one or more U.S. persons have the authority to control all of its substantial decisions. If a partnership, or other entity taxed as a partnership for U.S. federal income tax purposes, holds the Allied Nevada shares, the U.S. federal income tax treatment of a partner in the partnership will depend on the status of the partner and the activities of the partnership. Partnerships that hold the Allied Nevada shares, and partners in such partnerships, are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of holding the Allied Nevada shares.

*	U.S. Holders should consult their independent tax advisors if they have any tax questions in regard to their Allied Nevada shares. Based on the individual circumstances of each such Holder, tax rules of general application to holders of shares in publicly-traded U.S. corporations will apply to them.

Scope of this Disclosure

Transactions Addressed

The following discussion is a summary of the anticipated material U.S. federal income tax consequences arising from and relating to the ownership and disposition of Allied Nevada shares that are generally applicable to Non-U.S. Holders of Allied Nevada shares.

The following discussion of the anticipated material U.S. federal income tax considerations arising from and relating to the disposition of Allied Nevada shares is for general information only, and does not purport to be a complete analysis or listing of all U.S. federal income tax consequences that may apply to a Non-U.S. Holder of Allied Nevada shares. Non-U.S. Holders of Allied Nevada shares are strongly urged to consult their own tax advisors to determine the particular tax consequences to them of the disposition of Allied Nevada shares and any other U.S tax matters that may be relevant in regard to their Allied Nevada shares, including the application and effect of U.S. federal, state, local, and other tax laws.

Persons Not Addressed

The U.S. federal income tax consequences to the following persons (including persons who are Non-U.S. Holders) are not addressed in this summary, and the following persons are accordingly urged to consult with their own tax advisors regarding the U.S. federal income tax consequences to them of a disposition of Allied Nevada shares: (a) Allied Nevada, (b) persons who are subject to special U.S. federal income tax treatment such as financial institutions, real estate investment trusts, tax-exempt organizations, qualified retirement plans, individual retirement accounts, regulated investment companies, insurance companies, dealers in securities or currencies, or traders in securities that elect to apply a mark-to-market accounting method, (c) persons who acquired Allied Nevada shares pursuant to an exercise of employee stock options or rights or otherwise as compensation for services, (d) persons who hold Allied Nevada shares as part of a position in a straddle or as part of a hedging or conversion transaction and (e) persons who own their Allied Nevada shares other than as a capital asset as defined in the Code.

U.S. Tax Consequences to Non-U.S. Holders of Disposition of Allied Nevada Common Stock Generally

The U.S. does not tax non-resident aliens on their U.S. capital gains from stock unless they are in the U.S. for more than 183 days in the tax year in which the gain is realized and recognized or the gains are effectively connected with a U.S. trade or business. If the non-resident alien is within the U.S. for more than 183 days in the tax year in which the gain is realized and recognized and the gains are not effectively connected with a U.S. trade or business, the gains are subject to withholding at a 30% or lower treaty rate. If the gains are effectively connected with a U.S. trade or business, they are taxed at graduated individual or corporate rates.

U.S. Real Property Holding Corporation Status of Allied Nevada

Allied Nevada is likely to be a United States Real Property Holding Corporation (“USRPHC”) as defined in Section 897(c)(2) of the Code. A USRPHC is treated as a U.S. real property interest (“USRPI”) and gain or loss from the disposition of a USRPI is generally treated as gain which is effectively connected with a U.S. trade or business. However, Section 897(c)(3) of the Code provides that shares of a class of stock that is regularly traded on an established securities market shall be treated as a USRPI only in the case of a person who holds (or held within 5 years previously) more than 5% of such class of stock. Attribution rules apply in determining whether the 5% threshold has been passed, but it appears likely that the Allied Nevada shares will be regularly traded on an established securities market immediately after the Distribution and that few, if any, Non-U.S. Holders will own as much as 5% of the Allied Nevada shares. Consequently, it is unlikely that the Allied Nevada shares will be treated as a USRPI in the hands of most Non-U.S. Holders unless additional Allied Nevada shares are acquired by the Non-U.S. Holder or some event occurs which would cause Allied Nevada shares to cease to be regularly traded on an established securities market.

U.S. Tax Consequences to Non-U.S. Holders of Allied Nevada Common Stock of Dividends and Other Distributions

Distributions by Allied Nevada to its shareholders with respect to stock are treated first as dividends to the extent that Allied Nevada has current or accumulated earnings and profits, then by the shareholder as return of capital to the extent of the shareholder’s adjusted basis for its Allied Nevada shares and thereafter as gain from sale or exchange of the shareholder’s Allied Nevada shares (See “U.S. Tax Consequences to Non-U.S. Holders of Disposition of Allied Nevada shares Generally” and “U.S. Real Property Holding Corporation Status of Allied Nevada”). The dividend component of any such distribution is treated as United States source gross income for Non-U.S. Holders of Allied Nevada shares, and they will be subject to withholding under Section 1441 of the Code with respect to so much of the distribution as is treated as a dividend. The withholding rate is generally 30%, but may be reduced pursuant to a treaty. The Canada/U.S. Tax Treaty currently provides for a withholding rate of 15% on dividends generally. In the unlikely event the Allied Nevada shares are a USRPI (See “U.S. Real Property Holding Corporation Status of Allied Nevada”), a 10% withholding tax may be imposed on the gain component of any such distribution. Non-U.S. Holders may be required to provide specific documentation to claim a treaty exemption or other relief or to avoid withholding with respect to the entire distribution.

U.S. Estate and Gift Tax Consequences of Transfers of Allied Nevada Common Stock

Shares of stock of a company incorporated in the United States such as Allied Nevada are considered U.S. situs property for U.S. estate tax purposes and will be subject to U.S. estate tax if they are owned by an individual Non-U.S. Holder at the death of the Non-U.S. Holder. The U.S. has estate tax treaties with many countries, including Canada, which may effect the situs, and the U.S. taxability of the Allied Nevada shares, for U.S. estate tax purposes. It should be noted that the U.S.-Canada estate tax treaty provides that shares of stock of a company have a situs where the company is incorporated and does not alter the statutory result. However, since estate and gift tax rules are extremely complex and results may vary depending on how the shares are owned, the origin of ownership, the mode of ownership and other interests of the decedent as well as other circumstances, each Non-U.S Holder of Allied Nevada shares should consult an independent tax advisor with respect to U.S. estate and gift tax consequences applicable to ownership of Allied Nevada shares in his or her circumstances. U.S. estate tax is imposed using a progressive rate schedule with the highest marginal rate currently being 46%. Although the effect of the tax may be largely mitigated or eliminated by double taxation credit relief in the decedent’s home country, many taxpayers do not find this relief satisfactory and seek to avoid the tax by holding their shares in U.S. corporations through non-U.S. corporations which will not result in U.S. estate tax on the beneficial shareholder’s death.

SINCE THE U.S. ESTATE TAX CONSEQUENCES ARISING FROM THE DEATH OF AN ALLIED NEVADA SHAREHOLDER MAY BE SEVERE EACH NON-U.S. HOLDER SHOULD ADDRESS THIS AS PART OF THE SHAREHOLDER’S ESTATE PLAN AND OBTAIN THE ADVICE OF A COMPETENT INDEPENDENT TAX ADVISOR.

Non-U.S. Holders of Allied Nevada shares who are individuals are generally not subject to the federal gift tax on transfers of intangible personal property such as the Allied Nevada shares.

THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR SECURITYHOLDER. EACH NON-U.S. HOLDER SHOULD SEEK U.S. FEDERAL TAX ADVICE, BASED ON SUCH NON-U.S. HOLDER’S PARTICULAR CIRCUMSTANCES, FROM AN INDEPENDENT TAX ADVISOR.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Cassels Brock & Blackwell LLP, counsel to the Company, the following is a summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to the acquisition, holding and disposition of Allied Nevada shares by a holder of Allied Nevada shares who acquires Allied Nevada shares pursuant to this prospectus and who, at all relevant times for purposes of the Income Tax Act (Canada) and the regulations thereunder, as amended (the “Tax Act”), (1) is, or is deemed to be, resident in Canada, (2) holds the Allied Nevada shares as capital property, (3) deals at arm’s length with the Company and (4) is not affiliated with the Company. A holder’s Allied Nevada shares generally will be considered to be capital property of the holder, provided the holder does not hold the shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade. This summary does not address all issues relevant to holders of Allied Nevada shares who acquire their Allied Nevada shares on the exercise of an employee stock option. Such holders should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act, and counsel’s understanding of the current administrative and assessing practices and policies of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. Except for the Proposed Amendments, this summary does not otherwise take into account or anticipate any changes in law or administrative or assessing practice whether by legislative, governmental, regulatory, or judicial action or decision, nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may be different from those discussed herein.

This summary is not applicable to (i) a holder of Allied Nevada shares that is a “financial institution” (for purposes of the “market-to-market rules”) or a “specified financial institution” as such terms are defined in the Tax Act, (ii) a holder of Allied Nevada shares an interest in which is a “tax shelter” investment as defined in the Tax Act, (iii) a holder of Allied Nevada shares with respect to whom the company is a “foreign affiliate” of such holder for the purposes of the Tax Act, or (iv) a holder to whom the functional currency reporting rules contained in subsection 261(4) of the Tax Act apply. Such shareholders should consult their own tax advisors.

This summary is of a general nature only, and is not, and is not intended to be, legal, or tax advice to any particular holder of Allied Nevada shares. This summary is not exhaustive of all Canadian federal income tax consideration. Accordingly, holders of Allied Nevada shares should consult their own tax advisers having regard to their own particular circumstances.

For purposes of the Tax Act, all amounts relative to the acquisition, holding or disposition of Allied Nevada shares (including dividends, adjusted cost base and proceeds of disposition) must be expressed in Canadian dollars subject to certain exceptions prescribed in the Tax Act. Amounts denominated in United States dollars must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the day in which the amount first arose or such other rate as is acceptable to the Canadian Minister of National Revenue.

Dividends on Allied Nevada Shares

A holder of Allied Nevada shares will be required to include in income the full amount of any dividends received or deemed to be received on the holder’s Allied Nevada shares, including amounts deducted for foreign withholding tax, if any. For an individual (including a trust) the gross-up and dividend tax credit rules in the Tax Act will not apply to such dividends. A holder of Allied Nevada shares that is a corporation will not be entitled to deduct the amount of such dividends in computing its taxable income. A holder of Allied Nevada shares that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay an additional refundable tax of (the “Refundable Part IV Tax”) 6 2/3 % on its “aggregate investment income” (as defined in the Tax Act) for the year, which will include such dividends.

Foreign withholding tax payable by a holder in respect of dividends received on the Allied Nevada shares may be eligible for a foreign tax credit or deduction subject to the detailed rules and limitations in the Tax Act. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

Disposition of Allied Nevada Shares

A holder of Allied Nevada shares that disposes or is deemed to dispose of Allied Nevada shares in a taxation year generally will realize a capital gain (or capital loss) equal to the amount by which the proceeds of disposition of the Allied Nevada shares, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to such holder of Allied Nevada shares, determined immediately before the disposition.

Generally, a holder of Allied Nevada shares will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by such holder in that year. Subject to and in accordance with the provisions of the Tax Act, such holder will be required to deduct one half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by such holder in the year. Allowable capital losses in excess of taxable capital gains realized in any taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against net taxable capital gains realized in such years.

The amount of any capital loss realized by a holder of Allied Nevada shares that is a corporation on the disposition or deemed disposition of Allied Nevada shares may be reduced by the amount of any dividends received or deemed to be received by it on such shares or shares substituted for such shares to the extent and under the circumstances prescribed by rules in the Tax Act. Similar rules may apply where Allied Nevada shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Such holders should consult their own advisors regarding these rules.

A holder of Allied Nevada shares that is throughout the year a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable to pay the Refundable Part IV Tax on its “aggregate investment income” for the year, which will include taxable capital gains.

Foreign taxes, if any, levied on any gain realized on the disposition of the Allied Nevada shares may be eligible for a foreign tax credit or deduction under the Tax Act to the extent and under the circumstances described in the Tax Act. Holders should consult their own tax advisors with respect to the availability of a foreign tax credit or deduction, having regard to their own particular circumstances.

Alternative Minimum Tax

A capital gain realized, or a dividend received, by a holder of Allied Nevada shares who is an individual or a trust, (other than certain specified trusts) may give rise to liability for alternative minimum tax under the Tax Act.

Proposals Regarding Foreign Investment Entities

Bill C-10 which received second reading in the Canadian Senate on December 4, 2007, contains provisions that relate to the income tax treatment of investments by Canadian residents in non-resident entities that constitute “foreign investment entities” (“FIEs”) applicable for taxation years commencing after 2006 (the “FIE Proposals”). In general terms, the FIE Proposals would apply to require a holder that holds a “participating interest” (that is not an “exempt interest”) in a FIE to include in income for each taxation year an amount of income or gains computed in accordance with the FIE Proposals, regardless of whether the holder actually receives any income or realizes any gains. For purposes of the FIE Proposals, the Allied Nevada shares would constitute a “participating interest” in the Company.

The FIE Proposals are exceedingly complex, have been subject to extensive commentary and amendment and their application is unclear in many circumstances. No assurance can be given that the FIE Proposals will be enacted in the form anticipated or at all.

The meanings of the terms and phrases in quotation marks below as used in the FIE Proposals may depart significantly from their ordinary meanings. Further, there are circumstances in which the FIE Proposals may not be applicable that are not described below.

Application of FIE Proposals

The FIE Proposals will apply for a taxation year of a holder of an Allied Nevada share if:

•	the holder holds an Allied Nevada share at the end of a taxation year of the Company ending in the holder’s taxation year and the holder is not an “exempt interest” for the holder’s taxation year;

•	the Company is a FIE at the end of its taxation year; and

•	the share is not an “exempt interest” at the end of the taxation year of the Company.

Where the FIE Proposals apply for a taxation year of a holder of an Allied Nevada share, such holder will be required to include in income for that year an amount determined, in general terms, by applying a prescribed interest rate to the holder’s “designated cost” of the Allied Nevada share at the end of each month ending in the holder’s taxation year, unless the holder makes a valid election to use either the “mark-to-market” method or the “accrual” method. In certain limited circumstances, where a holder of Allied Nevada shares makes a valid election to use the “market-to-market” method, such holder will be required to include in income for that year any gains or losses accrued on the Allied Nevada shares for the year. Where a holder of Allied Nevada shares makes a valid election to use the “accrued” method, such holder will be required to include in income for that year the holder’s proportionate share of Allied Nevada’s income (or loss) for the year calculated using Canadian tax rules. The holder must include in income the amount so determined notwithstanding that the holder may not have received any corresponding cash distribution from the Company.

Definition of FIE

A determination as to whether the Company is a FIE must be made at the end of each taxation year of the Company. Generally, the Company will be deemed to be a FIE at that time unless either (a) the “carrying value” of its “investment property” is not greater than one-half of the “carrying value” of all of its property, or (b) throughout the taxation year its principal undertaking was the carrying on of a business that is not an “investment business”. The FIE Proposals contain specific consolidation rules as well as other rules for the purposes of applying these tests. No assurances can be given whether the Company will or will not be a FIE at the end of any taxation year of the Company.

Exempt Interest

Even if the Company is a FIE for the purposes of the FIE proposals at the end of its taxation year, the FIE Proposals will not apply in a taxation year of a holder of Allied Nevada shares if, at the end of the taxation year of the Company that ends in the holder’s taxation year, the Allied Nevada shares are an “exempt interest” to such holder.

Generally, the Allied Nevada shares will constitute an “exempt interest” to a holder at a particular time if:

a.	it is reasonable to conclude that the holder has, at that time, no “tax avoidance motive” (within the meaning of the FIE Proposals) in respect of the Allied Nevada shares;

b.	throughout the period of the Company’s taxation year that includes that time, during which the holder held the Allied Nevada shares either (i) the Company is governed by and exists under the laws of the United States of America, and is resident in the United States of America for purposes of the Canada-United States Income Tax Convention or (ii) the Company is resident in the United States of America for purposes of Canadian income tax law and the Allied Nevada shares are listed on a “designated stock exchange” (which currently includes the TSX and the AMEX); and

c.	throughout such period, the Allied Nevada shares are an “arm’s length interest” of the holder within the meaning of the FIE Proposals.

The determination of whether a holder will have a “tax avoidance motive” in respect of the Allied Nevada shares within the meaning of the FIE Proposals will depend upon the particular circumstances of the holder. Holders should consult their own tax advisors regarding the determination of whether they have such a “tax avoidance motive.”

The FIE Proposals generally provide that a taxpayer has a “tax avoidance motive” in respect of a property only it if it is reasonable to conclude that among the main reasons for the holder acquiring, holding or having such property include:

•

to derive a benefit the value of which can reasonably be attributed principally, directly or indirectly, to income derived from “investment property”, to profits or gains from the disposition of “investment property”, or to an increase in the value of “investment property”; and

•	to defer or reduce the amount of tax payable on such income, profits or gains.

Generally, Allied Nevada shares will qualify as an “arm’s length interest” at any time in respect of a holder for purposes of the FIE Proposals provided that at that time (i) it is reasonable to conclude that there are at least 150 persons each of which holds at that time Allied Nevada shares having a total fair market value of at least Cdn. $500 or the Allied Nevada shares are listed and trade on a “designated stock exchange” in the period prescribed in the Tax Act; (ii) it is reasonable to conclude that the Allied Nevada shares can normally be acquired and sold by members of the public in the open market, and (iii) the aggregate fair market value, at that time, of the Allied Nevada shares that are held by the holder, or an entity or individual with whom the holder does not deal at arm’s length, does not exceed 10% of the fair market value of all of the Allied Nevada shares held by an entity or individual at that time. No assurances can be given that the Allied Nevada shares will qualify as an “arm’s length interest” to a particular holder at any time in the future.

Because a determination of the application of the FIE Proposals depends on numerous factual criteria and can change from time to time, no determination of general application can be provided. Thus holders are urged to consult their own tax advisors.

Foreign Property Information Reporting

In general, a “specified Canadian entity”, as defined in the Tax Act, for a taxation year or fiscal period whose total cost amount of “specified foreign property”, as defined in the Tax Act, at any time in the taxation year or fiscal period exceeds Cdn. $100,000, is required to file an information return for the year or fiscal period disclosing prescribed information, including the cost amount and any income in the taxation year (which includes any dividends received in the year and any gains or losses realized in the year) in respect of such property. With some exceptions, a taxpayer resident in Canada, other than a corporation or a trust exempt from tax under Part I of the Tax Act, in the year will be a “specified Canadian entity.” The Allied Nevada shares will be “specified foreign property” to a holder. The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required by an investor. Accordingly, holders should consult their own tax advisors regarding compliance with these rules.

Eligibility of Allied Nevada Shares for Investment

Provided that the Allied Nevada shares are listed on a “designated stock exchange” (which currently includes the TSX and AMEX) as defined in the Tax Act, Allied Nevada shares would, if issued on the date hereof, be qualified investments under the Tax Act for trusts governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, registered education savings plan and registered disability savings plan.

UNDERWRITING

Pursuant to the terms and conditions of an Underwriting Agreement dated •, 2008 among Allied Nevada and the Underwriters, Allied Nevada has agreed to issue and sell, and the Underwriters have agreed to purchase, 11,090,573 shares of common stock on the closing date of the Offering, which is expected to be on or about • 2008 or such other date as may be agreed upon by Allied Nevada and the Underwriters, but in any event not later than •, 2008, subject to the conditions stipulated in the Underwriting Agreement, at a price of CDN$• per share, payable in cash against delivery of certificates representing the shares of common stock, in the number of shares of common stock set forth opposite the Underwriter’s name:

Name	Number of Shares

Total

The shares of common stock are being offered concurrently in the United States and in each of the provinces of Canada other than Quebec. Subject to applicable law, the Underwriters or their affiliates may offer the shares of common stock for sale outside of the United States or Canada.

The terms of the Offering, including the Offering Price, were determined by negotiation among Allied Nevada and the Underwriters in the context of prevailing market conditions.

The Underwriting Agreement provides for payment by Allied Nevada of a fee to the Underwriters equal to •% of the gross proceeds raised in the Offering, which represents a fee of CDN$• per share of common stock for an aggregate fee of CDN$• . Allied Nevada has also granted the Underwriters an Over-Allotment Option, exercisable not later than 30 days after the Closing Date, to purchase that number of additional shares of common stock which is equal to 15% of the number of shares of common stock sold in the Offering, at the Offering Price. The Over-Allotment Option is exercisable in whole or in any part only for the purpose of covering over-allotments, if any, made by the Underwriters in connection with the Offering and for market stabilization purposes. This prospectus also qualifies the grant of the Over-Allotment Option and the distribution of the shares of common stock issuable on exercise of the Over-Allotment Option.

The following table summarizes the compensation payable by Allied Nevada to the Underwriters in connection with the Offering:

Underwriting Fees

	Without Over- Allotment Exercise CDN$	With Over- Allotment Exercise CDN$
Per Share	$	$
Total	$	$

The Company estimates that its total expenses of the Offering will be $1,175,000 (CDN$1,196,150). The Company has agreed to reimburse the Underwriters for certain of its expenses relating to the Offering.

The shares of common stock are being offered to the public concurrently in all of the provinces of Canada except Quebec, and in the United States. The shares of common stock will be offered in Canada and the United States by the Underwriters either directly or through their U.S. registered broker-dealer affiliates or agents, as applicable. The Underwriters may offer the shares of common stock for sale in jurisdictions outside of Canada and the United States provided such offer and sale will not require Allied Nevada to comply with the registration, prospectus, filing, continuous disclosure or other similar requirements under the applicable securities laws of such other jurisdictions or pay any additional governmental filing fees which relate to such other jurisdictions. You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

The obligations of the Underwriters under the Underwriting Agreement may be terminated upon the occurrence of certain stated events including, without limitation, following any change in financial markets, within or outside the U.S. or Canada, which in the Underwriters’ judgment is material and adverse and would make it impracticable or inadvisable to proceed with the Offering as currently proposed to be conducted. Subject to the above, the Underwriters are severally obligated to take up and pay for all shares of common stock they have obliged themselves to purchase if any of the shares of common stock are purchased under the Underwriting Agreement. The Underwriting Agreement also provides that Allied Nevada will indemnify the Underwriters against certain liabilities and expenses, including liability under applicable securities laws, or contribute to payments the Underwriters may be required to make in respect thereof. The closing of the Offering is conditional upon the receipt of an opinion from the Financial Industry Regulatory Authority, Inc. that it has no objection to the proposed underwriting terms among Allied Nevada and the Underwriters, as set forth in the Underwriting Agreement.

The public offering price for the shares of common stock offered in Canada and in the United States is payable in Canadian dollars only.

Allied Nevada has agreed that it will not, offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC, a registration statement under the Securities Act or a prospectus under applicable Canadian securities legislation relating to, the sale by the Company of any shares of common stock or securities convertible into or exchangeable for any of the shares of common stock without the prior written consent of the Underwriters for a period of 90 days after the date of the Underwriting Agreement, except for grants of employee stock options by the Allied Nevada or issuances of the shares of common stock pursuant to the exercise of employee stock options previously granted by Allied Nevada and outstanding on the date hereof.

Each of the directors and executive officers of Allied Nevada have agreed not to offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for any of the shares of common stock without the prior written consent of the Underwriters for a period of 90 days after the date of the Underwriting Agreement, subject to limited exceptions including gifts and certain transfers to trusts.

Pursuant to rules and policy statements of certain Canadian provincial securities commissions, the Underwriters may not, throughout the period of distribution, bid for or purchase shares of common stock for their own account or for accounts over which they exercise control or direction. The foregoing restriction is subject to exceptions, on the condition that the bid or purchase is not engaged in for the purpose of creating actual or apparent active trading in, or raising the price of, the shares of common stock. These exceptions include bids or purchases permitted under the Universal Market Integrity Rules for Canadian Marketplaces administered by Market Regulation Services Inc. relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. Subject to the foregoing, the Underwriters may over-allot or effect transactions that stabilize or maintain the market price of the shares of common stock at levels other than those that might otherwise prevail on the open market. Such transactions, if commenced, may be discontinued at any time.

The rules of the SEC may limit the ability of the Underwriters to bid for or purchase shares of common stock before the distribution of the shares of common stock in the Offering is completed. However, the Underwriters may engage in the following activities in accordance with the rules:

•	Stabilizing transactions permit bids to purchase the shares of common stock so long as the stabilizing bids do not exceed a specified maximum.

•

Over-allotment transactions involve sales by the Underwriters of shares of common stock in excess of the number of shares of common stock the Underwriters are obligated to purchase, which creates a syndicate short position. The Underwriters may close out any short position by purchasing shares of common stock in the open market.

•

Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common shares originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of preventing or mitigating a decline in the market price of the common stock, and may cause the price of the common stock to be higher than would otherwise exist in the open market absent such stabilizing activities. As a result, the price of the common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the AMEX, the TSX or otherwise and, if commenced, may be discontinued at any time.

Subscriptions for shares of common stock will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. Certificates evidencing the shares of common stock will be available for delivery on the closing date of the Offering.

The underwriters and their affiliates have in the past and may in the future provide various financial advisory, investment banking and commercial banking services for us and our affiliates in the ordinary course of business for which they have received and will receive customary fees and commissions.

Notice to prospective investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of securities described in this prospectus may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the securities that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (a) an average of at least 250 employees during the last financial year; (b) a total balance sheet of more than €43,000,000 and (c) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	or in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of securities described in this prospectus located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

The sellers of the securities offered hereby have not authorized and do not authorize the making of any offer of the securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of the sellers or the underwriters.

Notice to prospective investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as relevant persons). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for Allied Nevada Gold Corp. by Burns & Levinson LLP of Boston, Massachusetts. Certain legal matters in connection with the offering will be passed upon for the underwriters by Dorsey & Whitney LLP, Seattle, Washington. Certain matters regarding Canadian law will be passed upon for us by Cassels Brock & Blackwell LLP, and for the underwriters by Heenan Blaikie LLP. Cameron A. Mingay, a partner with Cassels Brock & Blackwell LLP, serves as a director of Allied Nevada. As at the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, and the partners and associates of Heenan Blaikie LLP, as a group, beneficially own directly or indirectly less than 1% of our common stock.

EXPERTS

Ehrhardt Keefe Steiner Hottman PC, independent registered public accounting firm, has audited the consolidated balance sheet of Allied Nevada Gold Corp. as of December 31, 2007 and the consolidated statements of loss, shareholders’ equity and cash flows for the year then ended, and the related consolidated amounts included in the cumulative totals for the period from January 1, 2002 (exploration stage) to December 31, 2007 as set forth in their report thereon. We have included the foregoing financial statements of Allied Nevada in this prospectus and elsewhere in this registration statement in reliance on the report of Ehrhardt Keefe Steiner Hottman PC, given on their authority as experts in accounting and auditing.

PricewaterhouseCoopers LLP, independent registered public accounting firm, has audited the consolidated financial statements of the Nevada-based business of Vista Gold Corp. (“Vista Nevada”) as of December 31, 2006 and 2005 and for each of the two years ended December 31, 2006 and 2005, as set forth in their report thereon. We have included the financial statements of Vista Nevada in this prospectus and elsewhere in this registration statement in reliance on the report of PricewaterhouseCoopers LLP, given on their authority as experts in accounting and auditing.

Scott E. Wilson Consulting, Inc., a mineral industry consulting firm, performed an independent feasibility study entitled the “Updated Technical Report — Hycroft Mine”. As at the date hereof, Mr. Wilson beneficially owns directly or indirectly less than 1% of our common stock.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file with the SEC at the public reference facilities the SEC maintains at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference room. Our SEC filings are also available at the SEC’s http://website at www.sec.gov. Additional information about us is available electronically on SEDAR at www.sedar.com.

This prospectus is part of a registration statement that we filed with the SEC. The registration statement contains more information than this prospectus regarding us and the securities, including certain exhibits and schedules. You can obtain a copy of the registration statement from the SEC at the above address or from the SEC’s Internet site.

Our world wide web address is http://www.alliednevada.com. We have not incorporated by reference into this prospectus the information on our website, and you should not consider it to be a part of this document. Our web address is included in this document as an inactive textual reference only.

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

INTERCORPORATE RELATIONSHIPS

Allied Nevada Gold Corp. was incorporated under the laws of Delaware on September 14, 2006 and until May 10, 2007 was a wholly-owned subsidiary of Vista Gold Corp., a corporation incorporated under the laws of the Yukon Territory, Canada. Our registered and records office is located at 160 Greentree Drive, Suite 101, Dover, Delaware 19904, U.S.A. and our head office is located at 9604 Prototype Court, Reno, Nevada 89521, U.S.A. The Company has the following subsidiaries:

Name of Subsidiary	Jurisdiction of Organization
Allied VGH Inc.(1)	Nevada
Allied VNC Inc.(2)	Nevada
Mineral Ridge Resources Inc.(2) (3)	Nevada
Victory Gold Inc.(2)	Nevada
Victory Exploration Inc.(4)	Nevada
Hycroft Resources & Development, Inc.(2)	Nevada
Hycroft Lewis Mine, Inc.(5)	Nevada
Allied Nevada Gold Holdings LLC(1)	Nevada

(1)	100% owned by Allied Nevada Gold Corp.

(2)	100% owned by Allied VGH Inc.

(3)	Currently in process of being dissolved.

(4)	100% owned by Victory Gold Inc.

(5)	100% owned by Hycroft Resources & Development, Inc.

MATERIAL CONTRACTS

The material contracts entered into by us or any of our subsidiaries during the two year period prior to the date hereof or which will be entered into prior to the closing of this offering, other than contracts entered into in the ordinary course of business, are as follows:

1. Underwriting Agreement dated •, 2008 among us and the underwriters relating to the public offering of the shares of our common stock;

2. Arrangement and Merger Agreement, as amended, dated as of September 22, 2006 by and among the parties named therein;

3. Allied Nevada Gold Corp. Special Stock Option Plan;

4. Allied Nevada Gold Corp. 2007 Stock Option Plan, as amended;

5. Allied Nevada Gold Corp. Restricted Share Plan;

6. Credit Agreement dated for reference March 17, 2008, by and among the parties named therein; and

7. Equipment Purchase Agreement and Bill of Sale, dated March 19, 2008, by and among the parties named therein.

Copies of these agreements, together with certain other contracts filed as exhibits to our Registration Statement on Form S-1, may be examined at the offices of Cassels Brock & Blackwell LLP during normal business hours during the course of the distribution to the public of the shares of our common stock pursuant to this offering and for a period of 30 days thereafter or may be viewed at http://www.sec.gov as exhibits to our Registration Statement on Form S-1.

[ADDITIONAL PAGE FOR CANADIAN PROSPECTUS]

NOTICE TO INVESTORS

The financial statements included in this prospectus have been prepared in accordance with U.S. generally accepted accounting principles, which differ in certain material respects from Canadian generally accepted accounting principles. As we are considered an “SEC issuer” (within the meaning of National Instrument 52-107 under Canadian securities laws), we are not required to provide, and have not provided, a reconciliation of our financial statements to Canadian generally accepted accounting principles.

ELIGIBILITY FOR INVESTMENT

In the opinion of Cassels Brock & Blackwell LLP, Canadian counsel to the Company, and Heenan Blaikie LLP, Canadian counsel to the Underwriters, the shares of common stock listed on the Toronto Stock Exchange will be qualified investments for a trust governed by a registered retirement savings plan, a registered retirement income fund, a registered education savings plan or a deferred profit sharing plan under the Income Tax Act (Canada) and the regulations thereunder. The foregoing opinions assume that there will be no changes in the applicable legislation currently in effect prior to the date of issue of the shares of common stock.

AGENT FOR SERVICE IN CANADA

We are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although we have appointed Cassels Brock & Blackwell LLP as our agent for service of process in Canada, it may not be possible for investors to collect from us judgements obtained in Canadian courts predicated upon the civil liability provisions of applicable securities laws in Canada.

PURCHASERS’ STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser; provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Auditor

The Company’s auditors are Ehrhardt Keefe Steiner Hottman PC, certified public accountants, located at 7979 E. Tufts Avenue, Suite 400, Denver, Colorado 80237-2843. The partners and associates of Ehrhardt Keefe Steiner Hottman as a group, do not beneficially own, directly or indirectly any of the outstanding shares of common stock of the Company.

Transfer Agent and Registrar

The Company’s transfer agent and registrar for the common stock is Computershare Trust Company, N.A. at its principal offices in Canton, Massachusetts, and its co-transfer agent and registrar is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia and Toronto, Ontario.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

Allied Nevada Gold Corp.

Reno, Nevada

We have audited the consolidated balance sheet of Allied Nevada Gold Corp. and subsidiaries (collectively the Company, an exploration stage company) as of December 31, 2007, and the related consolidated statements of loss, shareholders’ equity, and cash flows for the year then ended, and the related amounts included in the cumulative totals for the period from January 1, 2002 (exploration stage) to December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of the Company as of December 31, 2006 and 2005, and for the years then ended, and for the related amounts included in the cumulative totals for the period from January 1, 2002 (exploration stage) to December 31, 2007 is based solely on the report of other auditors, whose report has been furnished to us and expressed an unqualified opinion on those financial statements.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the accompanying consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Nevada Gold Corp. and subsidiaries as of December 31, 2007, and the results of its operations and its cash flows for the year then ended, and the related amounts included in the cumulative totals for the period from January 1, 2002 (exploration stage) to December 31, 2007, in conformity with U.S. generally accepted accounting principles.

/s/    Ehrhardt Keefe Steiner & Hottman PC

March 6, 2008

Denver, Colorado

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of Vista Gold Corp.

We have audited the accompanying balance sheets of the Nevada-based business of Vista Gold Corp. as of December 31, 2006 and the related statements of loss and cash flows for each of the two years ended December 31, 2006 and 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Nevada-based business of Vista Gold Corp. at December 31, 2006, and the results of its operations and its cash flows for each of the two years ended December 31, 2006, in conformity with generally accepted accounting principles in the United States.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, B.C.

March 16, 2007

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

CONSOLIDATED BALANCE SHEETS

(US dollars in thousands)

	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$20,105	$7
Accounts receivable	—	102
Supplies inventory	147	97
Prepaids and other—Note 11	1,068	6

Current assets	21,320	212

Restricted cash—Note 6	5,586	5,320
Mineral properties—Note 7	76,394	8,892
Plant and equipment, net—Note 8	1,037	997
Reclamation premium costs—Note 10	2,177	1,882

Total assets	$106,514	$17,303

Liabilities:
Accounts payable	$964	$9
Capital lease obligations, current portion	11	10
Accrued liabilities and other	471	143
Asset retirement obligation, current portion	133	—

Current liabilities	1,579	162

Capital lease obligations, noncurrent portion	12	23
Asset retirement obligation and closure costs—Note 10	5,167	4,663

Total liabilities	6,758	4,848

Shareholders’ Equity:
Parent company’s net investment—Note 9	—	23,381
Common stock—Note 9	43	—
Additional paid-in capital	121,904	—
Deficit accumulated during the exploration stage	(22,191)	(10,926)

Total shareholders’ equity	99,756	12,455

Total liabilities and shareholders’ equity	$106,514	$17,303

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF LOSS

(US dollars in thousands, except per share amounts)

	Years Ended December 31,			Cumulative During Exploration Stage
	2007	2006	2005
Operating expenses:
Property evaluation and holding costs	$ 6,352	$1,709	$1,466	$14,420
Corporate administration and investor relations	4,863	1,181	859	7,762
Impairment of mineral properties—Note 7	678	—	—	678
Depreciation	230	199	207	1,097
Asset retirement obligation and closure costs	223	—	—	1,271

Total costs and expenses	12,346	3,089	2,532	25,228

Other income (expense):
Interest income	1,030	552	184	1,823
Interest expense	(11)	—	—	(11)
Gain on disposal of assets	—	—	7	45
Gain on currency translation	—	11	—	11
Gain on disposal of marketable securities	62	61	15	144
Income earned during exploration stage	—	—	40	1,025

Total other income	1,081	624	246	3,037

Net loss	$(11,265)	$(2,465)	$(2,286)	$(22,191)

Weighted average shares outstanding	26,955,029
Basic loss per share	$(0.42)

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(US dollars in thousands)

	Year Ended December 31,			Cumulative during Exploration Stage
	2007	2006	2005
Cash flows from operating activities:
Net loss for the period	$(11,265)	$(2,465)	$(2,286)	$(22,191)

Adjustments to reconcile net loss for the period to net cash used in operating activities:
Impairment of mineral interests	678	—	—	678
Depreciation	230	192	199	1,076
Amortization of reclamation premium costs	119	119	119	475
Asset retirement obligation and closure costs, net	223	—	—	1,277
Gain on disposal of assets	—	—	(7)	(45)
Allocated expenses from parent company	86	814	942	2,691
Stock based compensation	1,250	—	—	1,250

Change in operating assets and liabilities:
Accounts receivable	102	(84)	285	179
Supplies inventory	(50)	27	(8)	36
Prepaids and other	(1,063)	12	—	(1,062)
Accounts payable	955	(12)	(34)	861
Accrued liabilities and other	329	5	—	330

Net cash used in operating activities	(8,406)	(1,392)	(790)	(14,445)

Cash flows from investing activities:
Restricted cash—Note 6	(266)	(223)	(136)	(5,586)
Additions to mineral properties, net of cost recoveries	2,339	94	—	1,484
Acquisition of mineral properties—Note 5	(15,000)	—	(5,325)	(20,325)
Purchases of plant and equipment	(278)	(11)	(18)	(2,016)
Proceeds on disposal of plant and equipment	—	—	10	212

Net cash used in investing activities	(13,205)	(140)	(5,469)	(26,231)

Cash flows from financing activities:
Proceeds on issuance of common stock	42,272	—	—	42,272
Offering costs	(786)	—	—	(786)
Intercompany funding from Parent company	223	1,529	6,240	18,659

Net cash provided by financing activities	41,709	1,529	6,240	60,145

Net increase in cash and cash equivalents	20,098	(3)	(19)	19,469
Cash and cash equivalents, beginning of period	7	10	29	636

Cash and cash equivalents, end of period	$20,105	$7	$10	$20,105

Supplemental Cash Flow Disclosures:
Cash paid for interest	$11	$—	$—	$11
Cash paid for income taxes	$—	$—	$—	$—

Non-Cash Financing and Investing Activities
Common shares issued for Pescio assets—Note 5	$55,518	$—	$—	$55,518
Common shares issued for Vista assets—Note 5	$23,692	$—	$—	$23,692
Warrants issued for services	$182	$—	$—	$182
Acquisition of F.W. Lewis, Inc. Properties	$—	$—	$1,218	$1,218

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(US dollars in thousands)

	Years Ended December 31,			Cummulative During Exploration Stage
	2007	2006	2005
Common share capital
Balance, January 1,	$—	$—	$—	$—
Shares issued to Vista Gold Corp. for acquisition of mineral interests and cash	27	—	—	27
Shares issued to the Pescios for acquisition of mineral interests	12	—	—	12
Shares issued in July 16, 2007 private placement	4	—	—	4
Shares issued under Special Stock Option plan	—	—	—	—

Balance at the end of the period	43	—	—	43

Additional paid-in capital
Balance, January 1,	—	—	—	—
Shares issued to Vista Gold Corp. for acquisition of mineral interests and cash	24,973	—	—	24,973
Conversion of Vista Gold Corp.’s net investment into common shares	23,692	—	—	23,692
Shares issued to the Pescios for acquisition of mineral interests	55,506	—	—	55,506
Shares issued in July 16, 2007 private placement	13,247	—	—	13,247
Shares issued under Special Stock Option plan	433	—	—	433
Shares issued under July 16, 2007 private placement warrant exercise	166	—	—	166
Share issuance costs associated with July 16, 2007 private placement	(968)	—	—	(968)
Costs related to employee compensation	1,250	—	—	1,250
Warrants issued in July 16, 2007 private placement	2,895	—	—	2,895
Warrants issued as finders’ fees from July 16, 2007 private placement	182	—	—	182
Shares subscribed under warrant exercise but not issued	528	—	—	528

Balance at the end of the period	121,904	—	—	121,904

Parent company’s (Vista Gold Corp.) net investment
Balance, January 1,	23,381	21,037	12,638	—
Intercompany funding from parent	311	2,344	8,399	23,692
Conversion of Vista Gold Corp.’s net investment into common shares	(23,692)	—	—	(23,692)

Balance at the end of the period	—	23,381	21,037	—

Deficit accumulated during the exploration stage
Balance, January 1,	(10,926)	(8,461)	(6,175)	—
Net loss for the period	(11,265)	(2,465)	(2,286)	(22,191)

Balance at the end of the period	(22,191)	(10,926)	(8,461)	(22,191)

Total shareholders’ equity	$99,756	$12,455	$12,576	$99,756

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements

1.	Basis of Presentation

The Consolidated Financial Statements of Allied Nevada Gold Corp. (an Exploration Stage Enterprise) and its subsidiaries (collectively, “Allied Nevada” or the “Company”), have been prepared in accordance with generally accepted accounting principles in the United States. The results of operations are not necessarily indicative of the operating results of future years. The Company commenced operations as an independent, newly formed entity on May 10, 2007 upon completion of the transactions pursuant to the Arrangement Agreement, prior to which it had been a wholly-owned subsidiary of Vista Gold Corp (“Vista”) (Note 5). Under the continuity of interest basis of accounting, the financial results include the net Vista Nevada Assets for periods prior to May 10, 2007. However, the associated expenses recorded by the Company prior to May 10, 2007 may not be indicative of the actual expenses that would have been incurred had the Company been operating as a separate, stand-alone public company for the periods presented and do not reflect the Company’s consolidated results of operations, financial position and cash flows had the Company been a stand-alone public company during the periods presented.

Certain amounts for the year ended December 31, 2006 and at December 31, 2005 have been reclassified to conform to the 2007 presentation.

2.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of the Company’s Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations; environmental, reclamation and closure obligations; estimates of fair value for asset impairments; estimates of the fair value of stock options granted; and the valuation allowances for deferred tax assets. The Company bases its estimates on various assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results may differ significantly from these estimates under different assumptions or conditions.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Allied Nevada Gold Corp. and more-than-50%-owned subsidiaries that it controls. All significant intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in a highly liquid money market fund. Restricted cash is excluded from cash and cash equivalents and is included in other current and long-term assets.

Supplies Inventory

Supplies inventory is valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Property, Plant, and Equipment

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and depreciated using the straight-line method at rates sufficient to depreciate such costs over the estimated productive lives, which do not exceed the related estimated mine lives, of such facilities based on proven and probable reserves.

Mineral Exploration and Development Costs

Mineral exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, costs incurred prospectively to develop the property are capitalized as incurred and are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable ounces in proven and probable reserves.

Mineral Interests

Mineral property acquisition costs are recorded at cost and are deferred until the viability of the property is determined. We currently have one Development Property, namely the Hycroft Brimstone Open Pit Mine, which is located approximately 54 miles west of Winnemucca, Nevada. Exploration, mineral property evaluation, option payments, related acquisition costs for mineral properties acquired under an option agreement, general overhead, administrative and holding costs to maintain a property on a care and maintenance basis are expensed in the period they are incurred. When proven and probable reserves are determined for a property and a feasibility study is completed, subsequent exploration and development costs on the property would be capitalized. If a project were to be put into production, capitalized costs would be depleted on the unit of production basis.

The Company is party to mineral property agreements that include provisions requiring the reimbursement by another party of its share of a project’s exploration costs to the Company. Costs reimbursed to the Company relate directly to exploration of the project and do not include any margin or mark-up of direct costs incurred. Accordingly, such reimbursements are netted against mineral property exploration costs incurred by the Company on the related project.

Mineral property option payments are made at the discretion of the optionee and accordingly option amounts are accounted for as a reduction in the carrying value of the applicable mineral interest on the cash basis when receipt is reasonably assured.

Management’s estimates of gold prices, recoverable proven and probable reserves, probable outcomes, operating capital and reclamation costs are subject to risks and uncertainties that may affect the recoverability of mineral property costs. Although management has made its best estimate of these factors based on current conditions, it is possible that changes could occur in the near term that could adversely affect management’s estimate of net cash flows expected to be generated and the need for possible asset impairment write-downs.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, these procedures do not guarantee the Company’s title. Such properties may be subject to prior undetected agreements or transfers and title may be affected by such defects.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Asset Impairment

Long-lived Assets

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, price trends and related factors), production levels and operating costs of production and capital, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves and other material that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and operating costs of production and capital are each subject to significant risks and uncertainties.

Reclamation and Remediation Costs (Asset Retirement Obligations)

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and abandonment costs. The asset retirement obligation is based on when the spending for an existing environmental disturbance and activity to date will occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the asset retirement obligation at each mine site in accordance with FASB FAS No. 143, “Accounting for Asset Retirement Obligations.”

Income Taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Stock Based Compensation

Compensation cost recognized in 2007 includes compensation cost for all share-based payments based on the grant-date fair value estimated in accordance with the provisions of SFAS 123(R).

Loss Per Share

Loss per share amounts are only presented for 2007 as Allied Nevada was not a publicly held entity prior to May 10, 2007 and was a wholly-owned subsidiary of Vista . Basic loss per share amounts are calculated by using the weighted-average number of common shares outstanding during the year. Diluted loss per share amounts reflect the potential dilution that could occur if securities or other contracts that may require the issuance of common shares in the future were converted unless their inclusion would be anti-dilutive. As the Company incurred a net loss in 2007, potential shares to be issued from the assumed exercise of options, warrants, and restricted shares were not included in the computation of diluted earnings per share since their result would be anti-dilutive.

Concentration of Risk

Although the Company is currently an exploration stage enterprise (as defined by Industry Guide 7), it expects the principal source of future revenue to be the sale of gold. A significant and sustained decrease in the price of gold from current levels could have a material and negative impact on the Company’s business, financial condition and results of operations.

The Company places its cash investments with a single high quality financial institution. Substantially all of the cash and cash equivalents were uninsured. All cash equivalents were invested in high quality short-term money market instruments, including bankers’ acceptances, bank notes, certificates of deposit, government securities, commercial paper and repurchase agreements of domestic and foreign issuers. At December 31, 2007, we had no funds invested in asset-backed commercial paper. The Company has not experienced any losses on its cash investments.

3.	Nature of Operations

Allied Nevada evaluates, acquires, explores and advances gold exploration and development projects. As such, the Company is considered an Exploration Stage Enterprise. The Company’s approach to acquisitions of gold projects is to seek projects which have adequate drilling and geological data to support the completion of a third-party review of the geological data and to complete an estimate of the mineralized material. In addition, the Company will look for opportunities to improve the value of gold projects that the Company owns or controls through exploration drilling, developing properties into producing mines, and/or introducing technical innovations.

4.	New Accounting Pronouncements

Fair Value Measurements

In September 2006, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. The provisions of SFAS 157 are effective for the Company’s fiscal year ending December 31, 2008. Currently the Company does not hold any of the financial assets or liabilities to which this statement applies.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Staff Accounting Bulletin No. 108

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 requires that public companies utilize a “dual-approach” to assessing the quantitative effects of financial misstatements. This dual approach includes both a statement of operations focused assessment and a balance sheet focused assessment. The Company adopted SAB 108 on May 10, 2007. The adoption of SAB No. 108 had no impact on the Company’s consolidated financial position or results of operations.

Fair Value Option for Financial Assets and Liabilities

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with the objective of improving financial reporting by mitigating volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. The provisions of SFAS 159 are effective for the Company’s year ending December 31, 2008. The Company has determined that the adoption of this statement will have little or no effect on the Company’s consolidated financial position, results of operations, and disclosures. Currently the Company does not hold any of the financial assets or liabilities to which this statement applies.

Business Combinations

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”). SFAS 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree, and the goodwill acquired. SFAS 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS 141R is effective for the Company with respect to business combinations for which the acquisition date is on or after January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 141R on the consolidated financial position, results of operations, and disclosures.

Noncontrolling Interests

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest, and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. SFAS 160 also establishes disclosure requirements that clearly identify and distinguish between the interests of the parent and the interests of noncontrolling owners. SFAS 160 is effective for the Company as of January 1, 2009. The Company is currently evaluating the potential impact, if any, of the adoption of SFAS 160 on the consolidated financial position, results of operations, and disclosures.

5.	Arrangement Agreement among the Company, Vista Gold Corp. and Carl and Janet Pescio

Allied Nevada commenced operations on May 10, 2007, upon the closing of the transactions pursuant to the terms of the Arrangement and Merger Agreement, dated September 22, 2006, as amended (the “Arrangement

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Agreement”) among Allied Nevada, its then-parent company Vista Gold Corp. (“Vista”) and Carl Pescio and Janet Pescio (the “Pescios”). Pursuant to the Arrangement Agreement, Vista transferred to Allied Nevada its Nevada-based mining properties and related assets (the “Vista Nevada Assets”), along with cash, and the Pescios transferred to Allied Nevada their interests in certain Nevada mining properties and related assets (the “Pescio Nevada Assets”). These transfers to the Company were made in exchange for shares of Allied Nevada common stock and cash, under the terms of the Arrangement Agreement, all pursuant to an arrangement (the “Arrangement”) under the provisions of the Business Corporations Act (Yukon Territory).

Among other things, pursuant to the Arrangement Agreement:

•

Vista reorganized its business to split the Vista Nevada Assets from its other properties and related assets and ensured that all of the Vista Nevada Assets were held by its wholly-owned subsidiary, Vista Gold Holdings Inc. (“Vista U.S.”) or subsidiaries wholly-owned by Vista U.S.;

•

Vista subsequently transferred all issued and outstanding shares of Vista U.S. and $25,000 to Allied Nevada (less approximately $483 owed to Vista in connection with loans that Vista made to Vista U.S. pursuant to the Arrangement Agreement) in return for the number of shares of Allied Nevada common stock equal to 27,500,000 less the number of Option Shares (as defined in the Plan of Arrangement); and

•

The Pescios transferred their interests the Pescio Nevada Assets to Allied Nevada Gold Holdings LLC, a limited liability company incorporated under the laws of Nevada with Allied Nevada as its sole member, in return for 12,000,000 shares of Allied Nevada common stock and $15,000 from Allied Nevada.

Upon closing of the Arrangement, pursuant to the terms of the Arrangement Agreement, Allied Nevada issued 38,933,055 shares of common stock as part of the transaction, of which 12,000,000 were issued to the Pescios as partial consideration for the acquisition of the Pescio Nevada Assets and 26,933,055 were issued to Vista in accordance with the Arrangement. Of the 26,933,055 Allied Nevada shares issued to Vista, 25,403,207 shares were distributed to shareholders of Vista, less any applicable withholding taxes, and Vista retained 1,529,848 shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. Holders of Vista options exchanged their options for options to acquire Allied Nevada shares and options to acquire newly created Vista shares.

The accounting for Vista’s transfer to the Company of the Vista Nevada Assets is made on the basis of the continuity of interests basis of accounting whereby the operations are deemed to be a continuation of the Vista Nevada Assets. Accordingly, the assets are transferred to the new entity at their historical carrying values and accounting gains or losses are not recognized on the transaction.

The acquisition of the Pescio Nevada Assets has been accounted for as a purchase of assets. The total purchase price of the Pescio Nevada Assets was determined as follows (in thousands):

Cash proceeds paid	$15,000
Fair market value of 12,000,000 common shares	55,518

Total purchase price	$70,518

The fair market value of the common shares issued to the Pescios was determined based on the average closing prices of the Company’s common stock during the first five full days of trading on the American and Toronto Stock Exchanges.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

For the year ended December 31, 2007, the Company completed a detailed review of the expected values of the exploration properties and the Advanced Minimum Royalties that were transferred to the Company. In determining the updated purchase price allocation for the acquired mineral interests, the Company used an expected value approach that considered a number of factors as follows:

•

the expected present values of Advanced Minimum Royalties (“AMRs”) and Net Smelter Royalties (“NSRs”) for those properties subject to lease agreements. For the Net Smelter Royalty calculations, various assumptions were made concerning mining dilution, process recoveries, gold production profiles, and metal prices. An additional consideration related to the likelihood of the current lessee defaulting in payment of either required AMRs or NSRs and returning the properties to the Company. For all properties under lease, the likelihood of the lessee defaulting was assessed based on market expectations and the payment history of the each lessee. The likelihood of lease default ranged from 30% to 50%.

•	the current market value of exploration properties in the State of Nevada.

•	A market premium for those exploration properties with identified resources based upon Canadian National Instrument 43-101 classifications.

The above review resulted in changes to the preliminary purchase price allocation as reflected in the following table (in thousands):

	May 10, 2007	Adjustments	May 10, 2007
Mineral interests, property exploration value	$55,467	$(3,295)	$52,172
Mineral interests, advanced minimum royalties	15,051	3,295	18,346

Total Purchase Price	$70,518	$—	$70,518

The table below reflects mineral interest property values ascribed to the 56 Pescio Nevada Assets mineral properties as follows (in thousands):

Property Name	Valuation
Pony Creek/Elliot Dome	$22,277
East Whistler	4,490
CV Claims (Rock Cr)	3,586
Dixie Flats	2,606
West Cortez	2,566
Cobb Creek	2,446
Rock Horse	1,536
Walti	1,515
Golden Cloud	1,486
Stargo	1,353
Toy	1,295
Pipeline South	1,195
Brock	1,062
Mountain Springs	1,012
Other Pescio Nevada Assets	22,093

Total	$70,518

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

6.	Restricted Cash

In 2003, Hycroft Resources and Development, Inc. (“Hycroft”) entered into an insurance-backed financial assurance program including a mine reclamation policy and a pollution legal liability policy for the Hycroft mine. As part of the policy, Hycroft paid an insurance premium and put funds in a commutation account used to reimburse reclamation costs and indemnity claims paid by Hycroft. The insurance policy covers reclamation costs in the event Hycroft defaults on payment of its reclamation costs up to an aggregate of $12,000.

The commutation account earns interest at an annual effective rate equal to the one-year constant maturity treasury rate prevailing on the first day of each anniversary year. The balance in the commutation account at December 31, 2007 was $5,586 (2006 - $5,320). The Company earned interest of $266 on this account during the year ended December 31, 2007.

7.	Mineral Properties

The following table reflects the Company’s mineral properties and changes for the year ended December 31, 2007 (in thousands):

	2006	2007
	December 31, balance	Acquisition costs	Cost recovery	Impairment	December 31, balance
Maverick Springs	$1,682	$—	$—	$—	$1,682
Mountain View	303	—	—	—	303
Wildcat	218	—	—	—	218
Hasbrouck and Three Hills	259	—	—	—	259
F.W. Lewis, Inc. Properties	2,930	—	(2,101)	—	829
Hycroft Royalty	3,500	—	—	—	3,500
Pony Creek/Elliot Dome	—	22,277	—	—	22,277
East Whistler	—	4,490	—	—	4,490
CV Claims (Rock Cr)	—	3,586	—	—	3,586
Dixie Flats	—	2,606	—	—	2,606
West Cortez	—	2,566	—	(100)	2,466
Cobb Creek	—	2,446	—	—	2,446
Rock Horse	—	1,536	—	—	1,536
Walti	—	1,515	—	—	1,515
Golden Cloud	—	1,486	—	—	1,486
Stargo	—	1,353	—	—	1,353
Toy	—	1,295	—	—	1,295
Pipeline South	—	1,195	—	—	1,195
Brock	—	1,062	—	—	1,062
Mountain Springs	—	1,012	—	(40)	972
Other Pescio Nevada Assets	—	22,093	(237)	(538)	21,318

	$8,892	$70,518	$(2,338)	$(678)	$76,394

During the year ended December 31, 2007, the Company has received $2,000 from the exercise of an option on the Battle Mountain mineral property and has received royalty payments of $237 for mineral properties from the Pescio Nevada Assets. These payments are treated as a cost recovery against the respective assets.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

The recoverability of the carrying values of the Company’s mineral properties is dependent upon the successful start-up and commercial production from, or sale, or lease, of these properties and upon economic reserves being discovered or developed on the properties. Development of any of these projects will depend, among other things, on management’s ability to raise additional capital for these purposes. Although Vista has been successful in raising such capital in the past and Allied Nevada completed an equity private placement financing in July 2007 (Note 9), there can be no assurance that Allied Nevada will be able to do so in the future.

On September 11, 2007, the Board of Directors approved the reactivation of the Hycroft Mine. The Hycroft reactivation project involves reopening the Brimstone oxide open pit mine, which had been in production from 1994 until 1998 when the entire Hycroft Mine was closed and put on care and maintenance due to low gold prices.

During 2007, a lessee of fourteen properties failed to make certain payments of advanced minimum royalties and property payments in accordance with applicable property lease agreements. Allied Nevada rescheduled the payments so that all amounts due were to be paid by February 5, 2008. On February 5, 2008 the above lessee failed to make the payments due to Allied Nevada. Allied Nevada has initiated an action to recover the properties and cancel the related property lease agreements. The above lessee’s failure resulted in an impairment of $367 as the present value of the advance minimum royalties on the properties exceeded the exploration land value of the property at December 31, 2007. The above impairment of $367 was determined in accordance with the Company’s process for valuing and impairment testing of mineral properties as described in Note 2.

During 2007, another lessee of fourteen properties failed to make payments of advanced minimum royalties in accordance with applicable property lease agreements. Allied Nevada rescheduled the payments so that all amounts due were to be paid by February 5, 2008. On February 5, 2008, the second lessee and the Company came to an agreement the lease would make the payments on two properties and return the remaining twelve properties to Allied Nevada. The return of these twelve properties required Allied Nevada to record an impairment of $311 as the present value of the advance minimum royalties on certain of the properties returned exceeded the exploration land value of the property at December 31, 2007. The impairment of $311 was determined in accordance with the Company’s process for valuing and impairment testing of mineral properties as described in Note 2.

The Company believes that the fair value of its mineral properties exceeds the carrying value; however, events and circumstances beyond the control of management may mean that a write-down in the carrying values of the Company’s properties may be required in the future as a result of evaluation of gold mineralized material and application of a ceiling test which is based on estimates of gold mineralized material, exploration land values, future advanced minimum royalty payments and gold prices.

8.	Plant and Equipment

(in thousands)

	December 31, 2007			December 31, 2006
	Cost	Accumulated Depreciation and Write- downs	Net	Cost	Accumulated Depreciation and Write- downs	Net
Hycroft mine	$11,989	$11,159	$830	$11,949	$10,969	$980
Corporate Office and other	260	53	207	31	14	17

	$12,249	$11,212	$1,037	$11,980	$10,983	$997

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Allied Nevada depreciates its assets using a straight-line basis over the useful lives of the assets that vary from two to ten years. The depreciable base of the assets is determined by reducing the historical acquisition costs by the estimate of salvage values for the assets being depreciated.

9.	Shareholders’ Equity

Parent company’s net investment

Until May 10, 2007, the Company was a wholly owned subsidiary of Vista. Prior to that date, all operating, investing, and financing cash requirements of the Company were still being provided by Vista. As a result of the Arrangement Agreement (Note 4), Vista’s net investment in Allied Nevada was converted into a common stock investment at the May 10, 2007 historical cost of the net investment of $23,692.

Common Stock

The authorized share capital of Allied Nevada consists of 100,000,000 shares of common stock with a par value of $0.001 per share. As of December 31, 2007, there were 42,842,594 shares of common stock issued and outstanding.

Arrangement Agreement

On May 10, 2007, pursuant to the Arrangement Agreement, Allied Nevada issued 26,933,055 shares of common stock to Vista in exchange for the Vista Nevada Assets and $25,000. The value of the shares issued to Vista was determined based on Vista’s net investment of $23,692 in the Vista Nevada Assets at May 10, 2007 and the $25,000 in accordance with the Arrangement Agreement.

On May 10, 2007, the Company acquired the Pescio Nevada Assets for a cash payment of $15,000 plus the issuance of 12,000,000 Allied Nevada shares. The fair value of the common shares issued to the Pescios was $55,518 and was determined based upon the average closing price of the Company’s common shares during the first five full days of trading on the American and Toronto Stock Exchanges following the closing of the Arrangement Agreement.

Private Placement Financing

Under the Arrangement Agreement, Allied Nevada agreed to use its commercially reasonable efforts to complete an equity financing of no less than $15,000 as soon as practical after closing of the Arrangement. On July 16, 2007, the Company met this requirement with the completion of a private placement financing in which the Company sold and issued a total of 3,696,000 units for total gross proceeds of CDN$17,001 (the “Offering”), or approximately $16,300 based on the U.S./Canadian dollar exchange rate on the closing date. Net cash proceeds to Allied Nevada were approximately $15,500. Each unit consisted of one share of common stock and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one share of common stock of Allied Nevada for a period of two years from closing at a price of CDN$5.75 per share.

The warrants have a provision for accelerating their expiry date as follows: if the closing price of Allied Nevada’s common stock exceeds CDN$11.50 for twenty (20) consecutive trading days at any time on the Toronto Stock Exchange, the Company may, by written notice to the warrant holders, accelerate the expiry time of the warrants to the date which is thirty (30) days from delivery of such notice, following which the warrants will be cancelled.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Officers and directors of Allied Nevada subscribed for an aggregate of CDN$6,435 of the Offering, as follows: Robert Buchan, Executive Chairman—CDN$4,002; A. Murray Sinclair, (then a Director)—CDN$1,499; Scott A. Caldwell, President Chief Executive Officer and Director—CDN$506; Hal D. Kirby, Vice President and Chief Financial Officer—CDN$230; James M. Doyle, Vice President, Technical Services—CDN$151; and W. Durand Eppler, Director—CDN$46.

In connection with the private placement financing, Allied Nevada paid a cash finder’s fee of $507, being 5% of the gross proceeds raised, to eligible persons that arranged for purchasers (“Finders”). As consideration for its role as Finder in the private placement financing, Quest Securities Corporation (“Quest Securities”), then a wholly-owned subsidiary of Quest Capital Corp. (“Quest Capital”) received a cash fee of $105, and warrants to purchase 114,850 units. These warrants are exercisable by Quest Securities for a period of two years at an exercise price of CDN$4.60 per unit. No commissions were paid to Quest Securities with respect to sales of units to directors or officers of Allied Nevada. Robert Buchan, Executive Chairman and a director of Allied Nevada, then served as Chairman of Quest Capital and A. Murray Sinclair, then an Allied Nevada director, then served as Managing Director of Quest Capital. Effective December 14, 2007, Mr. Sinclair resigned as a director of Allied Nevada to assist Quest Capital in its conversion into a Mortgage Investment Corporation. In connection with this conversion, effective January 1, 2008 Mr. Sinclair was appointed Co-Chairman of Quest Capital and Mr. Buchan resigned as Chairman of Quest Capital and remains a director of Quest Capital.

The other Finder in the private placement financing was Global Resource Investments Ltd. (“Global Resource”) which received a cash finder’s fee of $402. The General Partner of Global Resource is Rule Investments, Inc. (“Rule Investments”). The Rule Family Trust u/d/t 12/17/98 (the “Rule Trust”) owns 100% of Rule Investments. Arthur Richards Rule is co-Trustee of the Rule Trust. Mr. Rule and the Trust are indirect beneficial owners of 2,836,629 shares of Allied Nevada common stock owned by Exploration Capital Partners 2000 Limited Partnership (“Exploration Capital 2000”) and by Exploration Capital Partners 2006 Limited Partnership, representing a beneficial ownership interest of 6.5%. However, this ownership includes 1,631,200 shares (including 815,600 share purchase warrants) acquired by Exploration Capital 2000 in connection with the private placement financing. Prior to the financing, Mr. Rule and the Rule Trust were indirect beneficial owners of 1,294,140 shares of Allied Nevada common stock, representing only approximately 3.3% of the common stock then outstanding.

Pursuant to the terms of the Subscription Agreements entered into with each subscriber of the offering, the Company agreed to register for resale, under the Securities Act of 1933, as amended, (i) the 3,696,000 shares of common stock issued in the private placement financing, and, thereafter (ii) the shares of common stock issuable upon exercise of the warrants. This second registration statement was to be filed by the Company within 180 days of the date on which the Securities and Exchange Commission (the “SEC”) declared effective the registration statement with respect to the shares of common stock underlying the units. On July 27, 2007, the Company filed with the SEC a registration statement on Form S-1 to register for resale, the shares of common stock underlying the units as well as 4,200,000 of the shares that had been issued to the Pescios in connection with the Arrangement. This registration statement was declared effective by the SEC on August 7, 2007. The Company also plans to register the shares of common stock underlying the units issuable upon exercise of the Finder Warrants, including shares issuable upon exercise of the warrant component thereof.

The proceeds from the private placement financing are being used for the continued exploration and development of the Company’s Hycroft Mine property located in Nevada, as well as for working capital and other general purposes.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Warrants

As discussed in the previous section “Private Placement Financing”, on July 16, 2007 the Company issued 3,696,000 common stock purchase warrants with a two-year exercise period, a CDN$5.75 exercise price and an acceleration feature when the underlying shares trade at CDN$ 11.50 for 20 consecutive days on the Toronto Stock Exchange. On July 16, 2007, the Company also issued warrants to purchase 114,850 units to Quest Securities for finder services performed in connection with the July 2007 private placement. These warrants are exercisable by Quest Securities for a period of two years at an exercise price of CDN $4.60 per unit. The Company has determined the value of the warrants granted pursuant to the terms of the July 2007 private placement using a Black-Scholes pricing model. The Company has determined that no liability should be recorded for the warrants and that they should be recorded as equity under consideration of FASB Emerging Issues Task Force (EITF) Issue No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”

During 2007, one holder exercised 25,000 common stock purchase warrants from the July 2007 private placement for a total exercise price of $146. The Company issued the 25,000 common shares on November 29, 2007.

On December 7, 2007, Quest Securities exercised 25,000 of its common stock purchase warrants acquired for finder services performed in connection with the July 2007 private placement. On December 18, 2007, Quest Securities exercised the remainder of its warrants for a total of 114,850 units for a total of $528. As of December 31, 2007, the funds were in international collections and the Company had not issued the underlying common shares.

The following is a summary of the Company’s stock warrants outstanding at December 31, 2007 and changes during the year then ended:

	Warrants	Weighted Average Exercise Price
Outstanding on January 1, 2007	—	$—
Granted	3,810,850	5.48
Canceled	—	—
Exercised	(139,850)	4.82

Outstanding on December 31, 2007	3,671,000	$5.51

Exercise prices for all warrants granted during the period have been converted into US dollars as of the grant date from the stated Canadian dollar amounts. Realized exercise prices may vary depending upon the currency conversion rates at the time of exercise.

All outstanding warrants as of December 31, 2007 have a term of two years and will expire on July 16, 2009.

Option Grants under the Allied Nevada 2007 Stock Option Plan

On February 7, 2007, the Board of Directors adopted the Allied Nevada 2007 Stock Option Plan (the “2007 Stock Option Plan”), which provides for grants to directors, officers, employees and consultants of Allied Nevada, or its subsidiaries, of options to purchase Allied Nevada common stock. Options granted under the 2007

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Stock Option Plan may be either incentive stock options, as defined in Section 422(b) of the Internal Revenue Code of 1986, as amended (the “Code”), herein referred to as “incentive stock options,” or options which do not meet the requirements of Section 422(b) of the Code, herein referred to as “non-qualified stock options”. Under the 2007 Stock Option Plan as initially adopted, 3,000,000 shares of the Company’s common stock were reserved for issuance under the Plan.

On July 27, 2007, the Board of Directors approved, subject to stockholder and regulatory approval, an amendment to the 2007 Stock Option Plan to, among other things, increase the number of shares of the Company’s common stock available for grants under the 2007 Stock Option Plan by 1,200,000, for an aggregate of 4,200,000 shares. As set forth below, all grants made to date under the 2007 Stock Option Plan are for non-qualified stock options. Grants of incentive stock options under the 2007 Stock Option Plan are contingent on approval of the Plan by the Company’s shareholders, which is expected to be sought at the Company’s first annual meeting of stockholders anticipated to be held in 2008.

During the year ended December 31, 2007, the following grants of options to purchase common stock were made based on the prior authorization of the Board of Directors:

	Grant date	Number of options granted	Exercise Price per option
Grants to non-employee directors	July 3, 2007	900,000	$4.35
Grants to employees and executive chairman	July 3, 2007	1,650,000	4.35
Grant to Sierra Partners	July 3, 2007	45,000	4.35
Grants to employees	September 18, 2007	320,000	4.30

		2,915,000	$4.34

The exercise price of these option grants was the closing price of the Company’s common stock on the American Stock Exchange on the grant date pursuant to the terms of the 2007 Stock Option Plan. In all cases, these are 10-year non-qualified options under the 2007 Stock Option Plan. With the exception of the grant to Sierra Partners which fully vested on December 31, 2007, all options will vest in equal one-third installments over three years, until fully vested on the third anniversary of the grant date.

The Company has determined the value of the options granted pursuant to the terms of the 2007 Stock Option Plan using a lattice option pricing model. The options were valued using the following assumptions: the contractual term of the options was 10 years; suboptimal exercise of the options will occur when the market price reaches twice the exercise price; a volatility factor of 50%; exercise prices based on the grant dates from $4.30 to $4.35; no expected dividends; risk-free interest rates on the grant dates from 4.50% to 5.05%; and an estimated annual forfeiture rate of 3%. The total value of the options granted during the year ended December 31, 2007 was $6,426 and will be expensed over the requisite service periods adjusted for actual forfeitures. On December 19, 2007, 100,000 options were forfeited due to the resignation of a Company director. During the year the Company recognized compensation expense of $1,039 for the options granted pursuant to the 2007 Stock Option Plan.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

The following is a summary of the Company’s stock options outstanding at December 31, 2007 and changes during the year:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value ($000)
Outstanding on January 1, 2007	—	$—
Granted	2,915,000	4.34
Canceled	(100,000)	4.35
Exercised	—	—

Outstanding on December 31, 2007	2,815,000	$4.34	9.5	$5,196

Exercisable on December 31, 2007	45,000	$4.35	9.5	$84

At December 31, 2007, there was approximately $5.2 million of unrecognized stock compensation cost relating to outstanding unvested options. The total fair value of shares vested in 2007 was $99.

Special Stock Option Plan

The Special Stock Option Plan (the “Special Plan”), also adopted by the Board of Directors on February 7, 2007, governs the grant of stock options (the “Special Options”) to purchase shares of Allied Nevada common stock (the “Shares”), pursuant to the Arrangement. The Special Options were granted to holders of options to purchase common shares of Vista (the “Vista Options”) under Vista’s Stock Option Plan as of the closing of the Arrangement. Under the Special Plan, holders of Vista Options exchanged their Vista Options for new options to purchase common shares in the capital of Vista and the Special Options issuable under the Special Plan.

The issuance of the Special Options under the Special Plan has been treated as a modification of the respective original Vista option awards and the Special Option grants were made in accordance with the provisions of the Arrangement Agreement. The exercise prices were determined based on the intrinsic values immediately before the effective date of the agreement and the relative trading values of the Vista and Allied Nevada shares after the effective date. The strike prices were calculated so that the total intrinsic value immediately prior to and after the effective date remained unchanged. The vesting periods and the contractual terms were determined based on the vesting periods and contractual terms of each award being modified and in no case would the contractual term exceed 10 years from the grant date.

Accordingly, effective May 10, 2007, Allied Nevada granted 619,550 Special Options to the participants. These options, which represent all of the Special Options to be issued under the Special Plan, had a weighted average exercise price of $2.73 and a weighted average contractual term of 2.25 years. Since these awards were a modification of existing Vista awards, Vista is responsible for accounting for any additional expenses in accordance with the accounting guidance and Allied Nevada has not recognized an expense pursuant to the issuance of these options.

During the year ended December 31, 2007, Allied Nevada issued 188,539 common shares pursuant to exercises by seven holders of Special Options. These options had expiry dates from July 8, 2007 to July 30, 2011 and were exercised at a weighted average exercise price of $2.30. During 2007, 3,341 options expired without being exercised.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

The following is a summary of the Company’s Special Options outstanding at December 31, 2007 and changes during the year:

	Special Options	Weighted Average Exercise Price
Outstanding on January 1, 2007	—	$—
Granted	619,550	2.73
Canceled / Expired	(3,341)	2.10
Exercised	(188,539)	2.30

Outstanding on December 31, 2007	427,670	$2.98

Exercisable on December 31, 2007	414,306	$2.92

Exercise prices for Special Options granted during the period have been converted into US dollars as of the grant date from the stated Canadian dollar amounts as applicable. Realized exercise prices may vary depending upon the currency conversion rates at the time of exercise. The average term for the Special Options outstanding as of December 31, 2007 is 2.4 years.

Adoption of Restricted Share Plan

On July 27, 2007, the Board of Directors adopted, subject to stockholder and regulatory approval, the Company’s Restricted Share Plan (the “RSU Plan”). The RSU Plan carries an effective date of July 3, 2007. As with the 2007 Stock Option Plan, grants under the RSU Plan are contingent on stockholder approval of the RSU Plan, which is expected to be sought at the Company’s first annual meeting of stockholders anticipated to be held in 2008. An RSU is granted subject to a restricted period (“Restricted Period”) as determined by the Compensation Committee upon grant. An RSU is exercised automatically and a share of Allied Nevada common stock is issued for no additional consideration on the later of the end of a Restricted Period and in the case of Canadian residents, a date determined by the eligible participant that is after the Restricted Period and before a participant’s retirement date or termination date (a “Deferred Payment Date”). Participants who reside in Canada seeking to set a Deferred Payment Date must give the Company at least 60 days notice prior to the expiration of the Restricted Period in order to effect such change.

The maximum number of shares of common stock issuable under the RSU Plan is currently set at 1,200,000. The Company granted 300,000 RSUs to Robert Buchan with a grant date of July 3, 2007, in connection with Mr. Buchan’s appointment as Executive Chairman of the Company. The total value of the units granted was $1,305 and will be expensed over the requisite service period of three years. The units will vest annually on the anniversary of the grant date at a rate of one third of the total granted. The total compensation expense recognized under the RSU Plan for the year ended December 31, 2007 is $211. If the stockholders do not approve the RSU Plan, Mr. Buchan will receive alternative rights to acquire 300,000 shares of Allied Nevada common stock purchased in the market by Allied Nevada through a trustee with vesting terms and other terms equivalent to his RSUs.

Preferred stock

The authorized share capital of Allied Nevada includes 10 million shares of undesignated preferred stock with a par value of $0.001 per share. As of December 31, 2007 there are no shares of preferred stock issued or outstanding.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

10.	Reclamation and Remediation Obligations and Premium Costs

Asset retirement obligations arise from the acquisition, development, construction and normal operation of mining property, plant and equipment, due to government controls and regulations that protect the environment on the closure and reclamation of mining properties. The following table provides a reconciliation of the reclamation and remediation obligations for the following periods (in thousands):

	2007	2006
Balance, January 1,	$4,663	$4,085
Accretion and reclamation expense	223	—
Addition—change in estimate	414	578

Balance, December 31,	$5,300	$4,663
Less: current portion	133	—

Noncurrent balance	$5,167	$4,663

In 2003, Hycroft Resources and Development, Inc. (“Hycroft”) entered into an insurance-backed financial assurance program including a mine reclamation policy and a pollution legal liability policy for the Hycroft mine. As part of the policy, Hycroft paid an insurance premium and put funds in a commutation account used to reimburse reclamation costs and indemnity claims paid by Hycroft (Note 6). The insurance policy covers reclamation costs in the event Hycroft defaults on payment of its reclamation costs up to an aggregate of $12,000. The insurance premium is being amortized over 14 years and the unamortized reclamation premium cost balance at December 31, 2007 is $1,185 (2006 - $1,304).

On December 31, 2007 and 2006, the reclamation and closure estimate for the Hycroft mine was revised by $414 and $578, respectively. The Asset Retirement Cost asset will be amortized over the proven and probable reserves at the Hycroft mine following commencement of commercial production.

11.	Supplemental Balance Sheet Disclosure

The following table presents the balance sheet items that represent greater than 5% of total current assets and total current liabilities (in thousands):

	December 31,
	2007	2006
Prepaids and other
Prepaid insurance	$92	$4
Prepaid land fees	517	—
Other prepaids and deposits	459	2

Total prepaids and other current assets	$1,068	$6

Accrued liabilities and other
Severance obigation	$—	$73
Accrued electric power	—	14
Accrued property taxes	—	22
Accrued compensation payable	360	—
Accrued vacation expense	—	14
Accrued directors’ fees	111	—
Other accruals	—	20

Total accrued liabilities and other	$471	$143

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

12.	Income Taxes

Deferred taxes are attributable to the following (in thousands):

	December 31,
	2007	2006
Excess of book over tax basis, property, plant, and equipment	$(1,360)	$(1,293)
Net operating and capital loss carryforwards	12,449	9,720
Accrued reclamation provision	1,508	1,632
Other	1,436	(60)

	14,033	9,999
Valuation allowance for deferred tax assets	(14,033)	(9,999)

Total	$—	$—

A reconciliation of income taxes computed at the United States Federal statutory tax rate to income tax expense follows (in thousands):

	Year ended December 31,
	2007	2006
Income taxed at statutory rates—(Benefit)	$(3,942)	$(863)
Permanent differences	(91)	3
Loss associated with Vista through May 9, 2007	139	—
Increase in valuation allowance	3,894	860

Income tax provision (benefit)	$—	$—

Tax loss carryforwards at December 31, 2007 consisted of net operating losses of approximately $35.6 million expiring in varying amounts from 2008 to 2027. Approximately $0.4 million of the above tax loss carryforwards will expire on December 31, 2008.

On January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48). FIN 48 prescribes a recognition threshold that a tax position is required to meet before being recognized in the financial statements and provides guidance on derecognition, measurement, classification, interest, and penalties, accounting in interim periods, disclosure and transition issues.

At December 31, 2007, the ultimate deductibility of the majority of tax positions is highly certain. However, there may be uncertainty about the timing of such deductibility. Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate, but would accelerate or defer the recognition of the expenses.

The Company’s policy is to recognize interest and penalties, if any, related to uncertain tax positions in general and administrative expenses. Neither interest nor penalties related to uncertain tax positions were accrued at December 31, 2007.

As of the implementation of FIN 48, the Company had no material unrecognized tax benefits to report. Additionally, there were no changes in unrecognized tax benefits for 2007.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

With limited exception, the Company is no longer subject to U.S. federal income audits by taxing authorities for years through 2003.

13.	Related Party Transactions

Pre-Arrangement Loans from Vista

On May 10, 2007, Allied Nevada commenced operations following Vista’s transfer to Allied Nevada of its Nevada-based mining properties and related assets, along with cash, and the transfer to Allied Nevada by Carl Pescio and Janet Pescio of their interests in certain Nevada mining properties and related assets. These transfers to Allied Nevada were made in exchange for shares of Allied Nevada’s common stock and cash, under the terms of the Arrangement Agreement (Note 5).

Prior to the completion of the transaction, the immediate cash needs of the Company were met by loans from Vista pursuant to the Arrangement Agreement, which provided that, prior to the date of completion, Vista could loan money to Vista’s wholly-owned subsidiary, Vista Gold Holdings, Inc. (“Vista U.S.”), which was to hold Vista’s Nevada-based mining properties and related assets immediately prior to their transfer to Allied Nevada, in amounts sufficient to undertake certain activities for the benefit of the business Allied Nevada would operate after the completion of the transaction, including purchase of mineral properties or property interests, payment of amounts necessary to secure the services of a Chief Executive Officer, and purchase of office equipment, software and other miscellaneous items to enable Allied Nevada to commence operations immediately after the completion of the transaction. These loans bore interest at the rate of 6% per annum and all principal and interest owing by Vista U.S. to Vista in respect of such loans were to be paid in full at the time of completion by Allied Nevada on behalf of Vista U.S. Upon closing of the transaction on May 10, 2007, $615 was paid to Vista Gold conditional on the subsequent review and approval of the expenditures that constituted this balance. The subsequent review of invoices identified $132 of expenditures that were determined to be recoverable from Vista in accordance with the agreement. This balance was received from Vista on September 28, 2007.

Consulting Agreements

Prior to April 16, 2007, Scott Caldwell provided services to Allied Nevada under a consulting agreement between Mr. Caldwell and Vista, pursuant to which Mr. Caldwell was paid for consulting services rendered to Allied Nevada at the rate of $1 per day, in addition to reimbursement, at cost, of any reasonable out-of pocket expenses incurred by Mr. Caldwell in connection with the performance of these consulting services. Mr. Caldwell was not entitled to any bonus payments or other cash or non-cash compensation under his consulting agreement with Vista. This agreement was terminated as of April 16, 2007 and was replaced by a formal employment agreement that Allied Nevada entered into with Mr. Caldwell in January 2008. Mr. Caldwell was paid $105 under the provisions of this contract, in his capacity as President and Chief Executive Officer of Allied Nevada.

On January 26, 2007, Allied Nevada entered into a professional service agreement with Hal Kirby, who was not a related person at the time but was appointed Vice President and Chief Financial Officer of Allied Nevada on April 16, 2007. Under the professional service agreement, Mr. Kirby provided financial and accounting services including review of accounting systems and documentation under development for Allied Nevada, and meeting with auditors and planning for scope and plans for future audits. The agreement was to expire no later than December 31, 2007, with amounts paid under the agreement not to exceed $50. Pursuant to the professional service agreement, the Company compensated Mr. Kirby at the rate of $1 per day worked plus reimbursement of

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

his reasonable out-of-pocket expenses at cost. Mr. Kirby was paid $22 under the provisions of this contract. This service contract was terminated on April 16, 2007 upon acceptance by Mr. Kirby of the appointment to the position of Vice President and Chief Financial Officer of the Company, and was replaced by a formal employment agreement that Allied Nevada entered into with Mr. Kirby in January 2008.

Agreements with Carl Pescio

Carl Pescio was elected as a director of Allied Nevada on March 1, 2007. Allied Nevada and Mr. Pescio were among the parties to the Arrangement Agreement (Note 5). Mr. Pescio may pursue ventures with mining properties other than those held by Allied Nevada. As a condition to completion of the Arrangement, Mr. Pescio was required to enter into a non-competition agreement with Vista Gold Corp. and Allied Nevada on terms satisfactory to all parties, acting reasonably. On February 15, 2007, Allied Nevada entered into a non-competition agreement and a professional service agreement with Mr. Pescio. Both agreements have two-year terms. Under the non-competition agreement, Mr. Pescio has agreed that during the agreement term he will not carry on business in the State of Nevada which is similar to or in any way competitive with the Company’s mineral property-related business. Under the professional service agreement, Mr. Pescio is to provide services as directed by the Company including assistance with technical review of exploration programs and assistance with investor relations activities, for which the Company will compensate him at the rate of $1 per day worked plus reimbursement of his reasonable out-of-pocket expenses at cost. Carl Pescio has not been paid any amount under the terms of this contract to date.

Sierra Partners Consulting Agreement

On July 2, 2007, Allied Nevada entered into an Investor Relations Services Agreement with Sierra Partners II LLC (“Sierra”) to assist Allied Nevada with the development and initiation of an investor relations program and to provide consulting and advisory services regarding the North American investor market. During the six month term of the Agreement, Sierra received a monthly retainer of $15 and was granted an option to purchase 45,000 shares of Allied Nevada common stock in accordance with the Allied Nevada Stock Option Plan. This option has a 10-year term, an exercise price per share of $ 4.35 which was determined in accordance with the Allied Nevada Stock Option Plan as the closing price of Allied Nevada’s common stock on the grant date of July 3, 2007, and a total value of $99 based on a lattice option valuation model. The option fully vested on December 31, 2007.

On January 28, 2008, Allied Nevada amended its Investor Relations Services Agreement with Sierra to assist the Company with its investor relations program and to provide consulting and advisory services regarding the North American investor market. Under terms of the amended agreement, Sierra will receive a monthly retainer of $5 and reimbursement of reasonable out of pocket fees and expenses. The amended agreement will expire on December 31, 2008. W. Durand Eppler, an Allied Nevada director, currently serves as President of, and is a partner of, Sierra and, as a result, will benefit from this transaction to the extent of his interest in Sierra.

Provision of Legal Services

Cameron Mingay, an Allied Nevada director who was appointed in March 2007, is a partner at Cassels Brock & Blackwell LLP of Toronto, Ontario, Canada, which since June 2007 has served as outside counsel to Allied Nevada in connection with Canadian corporate and securities law matters. Allied Nevada has paid Cassels Brock an aggregate of $288 for legal services rendered through December 31, 2007.

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

Private Placement Financing

In connection with the private placement financing completed in July 2007, Allied Nevada paid a cash finder’s fee of $507, being 5% of the gross proceeds raised, to eligible persons that arranged for purchasers (“Finders”). See Note 9. Shareholders’ Equity – Common Stock – Private Placement Financing. As consideration for its role as Finder in the private placement financing, Quest Securities Corporation (“Quest Securities”), a wholly-owned subsidiary of Quest Capital Corp. (“Quest Capital”) received a cash fee of $105, and warrants to purchase 114,850 units. These warrants were exercisable by Quest Securities for a period of two years at an exercise price of CDN$4.60 per unit. No commissions were paid to Quest Securities with respect to sales of units to directors or officers of Allied Nevada. Robert Buchan, Executive Chairman and a director of Allied Nevada, then served as Chairman of Quest Capital and A. Murray Sinclair, then an Allied Nevada director, then served as Managing Director of Quest Capital. Effective December 14, 2007, Mr. Sinclair resigned as a director of Allied Nevada to assist Quest Capital in its conversion into a Mortgage Investment Corporation. In connection with this conversion, effective January 1, 2008 Mr. Sinclair was appointed Co-Chairman of Quest Capital and Mr. Buchan resigned as Chairman of Quest Capital and remains a director of Quest Capital. This transaction was entered into solely for the benefit of Allied Nevada, and was not intended to provide Messrs. Buchan and Sinclair with compensation in lieu of salary or other compensation described herein.

On December 7, 2007, Quest Securities exercised 25,000 of its common stock purchase warrants acquired for finder services performed in connection with the July 2007 private placement. On December 18, 2007, Quest Securities exercised the remainder of its warrants for a total of 114,850 units for a total $529. As of December 31, 2007, the funds were in international collections and the Company had not issued the underlying common shares.

The other Finder in the private placement financing was Global Resource Investments Ltd. (“Global Resource”) which received a cash finder’s fee of $402. The General Partner of Global Resource is Rule Investments, Inc. (“Rule Investments”). The Rule Family Trust u/d/t 12/17/98 (the “Rule Trust”) owns 100% of Rule Investments. Arthur Richards Rule is co-Trustee of the Rule Trust. Mr. Rule and the Trust are indirect beneficial owners of 2,836,629 shares of Allied Nevada common stock owned by Exploration Capital Partners 2000 Limited Partnership (“Exploration Capital 2000”) and by Exploration Capital Partners 2006 Limited Partnership, representing a beneficial ownership interest of 6.5%. However, this ownership includes 1,631,200 shares (including 815,600 share purchase warrants) acquired by Exploration Capital 2000 in connection with the private placement financing. Prior to the financing, Mr. Rule and the Rule Trust were indirect beneficial owners of 1,294,140 shares of Allied Nevada common stock, representing only approximately 3.3% of the common stock then outstanding. Accordingly, Global Resource would not have been a related party to Allied Nevada prior to the financing, but this disclosure is included for purposes of completeness. The Company believes that the finder compensation for Global Resource was on terms at least as favorable as would have been available from unaffiliated third parties.

Proposed Bridge Credit Facility

In March of 2008, the Company’s Board of Directors approved a proposed bridge credit facility of up to CDN$ 30.0 million with Quest Holdings Ltd. (Quest Holdings), which is scheduled to be available until July 2008 and to be repaid by March 2009. Borrowings under the proposed credit facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft mine and must be approved by Quest Holdings. The Company’s interest in the Hycroft mine properties and all of its personal tangible property are expected to be pledged as collateral for the credit facility. The proposed agreement is expected to contain customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict the Company’s ability to incur additional debt. The Company will incur a standby fee of CDN$

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

1.2 million when it enters into the agreement. Borrowings under the proposed credit facility are subject to payment of a five percent drawing fee payable to Quest Holdings. The interest rate on borrowings is twelve percent per annum compounded monthly. Mr. Buchan has disclosed to the Board of Directors that he may participate to the extent of up to CDN$5 million in the proposed Quest Holdings credit facility.

14.	Quarterly Financial Information (Unaudited)

Summarized quarterly results for the years ended December 31, 2007 and 2006 are as follows:

	Quarters
2007	First	Second	Third	Fourth
	(in thousands, except per share amounts)
Net loss	$(313)	$(1,776)	$(3,387)	$(5,789)
Basic and Fully diluted net loss per common share	N/A	$(0.08)	$(0.08)	$(0.14)

2006
Net loss	$(587)	$(571)	$(883)	$(424)
Basic and Fully diluted net loss per common share	N/A	N/A	N/A	N/A

As discussed in Note 1 to the Consolidated Financial Statements, the Company commenced operations as an independent newly formed and publicly held entity on May 10, 2007. Accordingly, basic and fully diluted net loss per common share is not presented for periods prior to May 10, 2007.

15.	Loss Per Share

The following table sets forth the computation of basic and fully diluted loss per share.

	2005	2006	2007
	(in thousands, except per share amounts)
Net loss available to common shareholders	$(2,286)	$(2,465)	$(11,265)
Weighted average shares outstanding	N/A	N/A	26,955
Basic and fully diluted loss per share	N/A	N/A	$(0.42)

As discussed in Note 1 to the Consolidated Financial Statements, the Company commenced operations as an independent newly formed and publicly held entity on May 10, 2007. Accordingly, basic and fully diluted net loss per common share is not presented for periods prior to May 10, 2007.

For the year ended December 31, 2007, there were 3,671,000 warrants outstanding, 2,815,000 options granted under the Allied Nevada Stock Option Plan outstanding, 427,670 options granted under the Allied Nevada Special Stock Option plan outstanding, and 300,000 restricted share units outstanding that were not included in diluted loss per share because inclusion would have been anti-dilutive.

16.	Subsequent Events

Filing of Registration Statement

On January 18, 2008, Allied Nevada filed a Form S-1 registration statement with the Securities Exchange Commission, and on January 21, 2008 filed a preliminary prospectus with Canadian securities regulators relating to a proposed public offering of its common stock. A registration statement relating to these securities has been

ALLIED NEVADA GOLD CORP.

(An Exploration Stage Enterprise)

Notes to Consolidated Financial Statements (Continued)

filed with the Securities and Exchange Commission but has not yet become effective, and a preliminary prospectus has been filed with securities regulatory authorities in each of the provinces and territories of Canada, other than Quebec. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. The filing of the above registration statement shall not constitute an offer to sell or a solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Credit Facility

On March 3, 2008, the Board of Directors ratified the signing of an indicative letter of intent concerning a proposed CDN$30 million secured bridge credit facility with Quest Holdings Ltd. (“Quest Holdings”). The terms of the facility are not yet final and are subject to due diligence by Quest Holdings and its counsel, the preparation of definitive documentation, the granting of security and such other steps as are usual to transactions of this nature. The letter of intent provides that the facility is scheduled to be available for drawdown until July 2008 and must be repaid by March 2009. Borrowings under the proposed credit facility are limited to working capital, operating, and capital expenditures relating to the reopening of the Hycroft mine. The Company’s interest in the Hycroft mine properties and all of its personal tangible property are expected to be pledged as collateral for the credit facility. The proposed agreement is expected to contain customary covenants for credit facilities of this type including certain negative covenants, which will limit or restrict the Company’s ability to incur additional debt. The Company will incur a standby fee equal to four percent of the amount of the loan facility when it enters into the agreement. Borrowings under the proposed credit facility are subject to payment of a five percent drawing fee payable to Quest Holdings. The interest rate on borrowings is twelve percent per annum compounded monthly. Robert Buchan has disclosed to the Board of Directors that he may participate to the extent of up to CDN$5 million in the proposed Quest Holdings credit facility.

Sale of Mineral Interest Property

Allied Nevada has accepted an offer to sell its 50% interest in the Hamilton-Treasure Hill mineral property consisting of 106 patented and 112 unpatented mining claims for $1.0 million. Under terms of the agreement, Allied Nevada retained a NSR of 1%, which is subject to a buyout for a payment of $0.5 million in the first 24 months from closing escalating thereafter to a maximum of $3.0 million.

CERTIFICATE OF ALLIED NEVADA GOLD CORP.

Dated: March 27, 2008

The foregoing constitutes full, true and plain disclosure of all material facts relating to the securities offered by this Prospectus as required by Part 9 of the Securities Act (British Columbia), Part 9 of the Securities Act (Alberta), Part XI of The Securities Act, 1988 (Saskatchewan), Part VII of The Securities Act (Manitoba), Part XV of the Securities Act (Ontario), Part 6 of the Securities Act (New Brunswick), Section 63 of the Securities Act (Nova Scotia), Part II of the Securities Act (Prince Edward Island) and Part XIV of the Securities Act (Newfoundland and Labrador) and the respective regulations thereunder.

ALLIED NEVADA GOLD CORP.

By:	/s/ SCOTT A. CALDWELL	By:	/s/ HAL D. KIRBY
	Scott A. Caldwell President and Chief Executive Officer		Hal D. Kirby Vice President and Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

By:	/s/ CAMERON A. MINGAY	By:	/s/ ROBERT G. WARDELL
	Cameron A. Mingay Director		Robert G. Wardell Director

CERTIFICATE OF THE CANADIAN UNDERWRITERS

Dated: March 27, 2008

To the best of our knowledge, information and belief, the foregoing constitutes full, true and plain disclosure of all material facts relating to the securities offered by this Prospectus as required by Part 9 of the Securities Act (British Columbia), Part 9 of the Securities Act (Alberta), Part XI of The Securities Act, 1988 (Saskatchewan), Part VII of The Securities Act (Manitoba), Part XV of the Securities Act (Ontario), Part 6 of the Securities Act (New Brunswick), Section 64 of the Securities Act (Nova Scotia), Part II of the Securities Act (Prince Edward Island) and Part XIV of the Securities Act (Newfoundland and Labrador) and the respective regulations thereunder.

	CORMARK SECURITIES INC.		GMP SECURITIES L.P.

By:	/s/ JEFF KENNEDY	By:	/s/ MARK WELLINGS
	Jeff Kennedy		Mark Wellings

AUDITORS’ CONSENT

We have read the prospectus of Allied Nevada Gold Corp. (the “Company”) dated March 27, 2008 relating to the qualification for distribution of 11,090,573 shares of common stock of the Company at a price of $• per share. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned prospectus of our report to the directors of Vista Gold Corp. on the balance sheets of Vista Gold Corp. — Nevada exploration properties as at December 31, 2006 and 2005 and the statements of loss and cash flows for each of the years in the two-year period ended December 31, 2006. Our report is dated March 16, 2007.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

March 28, 2008

AUDITORS’ CONSENT

We have read the prospectus of Allied Nevada Gold Corp. (the “Company”) dated March 27, 2008 relating to the qualification for distribution of 11,090,573 shares of common stock of the Company at a price of $• per share. We have complied with United States generally accepted standards for an auditor’s involvement with offering documents.

We consent to the use in the above-mentioned prospectus of our report to the directors of the Company on the consolidated balance sheet of the Company as of December 31, 2007 and the consolidated statements of loss, shareholders’ equity and cash flows for the year then ended, and the related consolidated amounts included in the cumulative totals for the period from January 1, 2002 (exploration stage) to December 31, 2007. Our report is dated March 6, 2008.

/s/ Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 28, 2008

PROSPECTUS

• Shares

Common Stock

ALLIED NEVADA GOLD CORP.

Cormark Securities (U.S.A.) Limited	Griffiths McBurney Corp.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following is a list of the expenses to be incurred by Allied Nevada in connection with the preparation and filing of this Registration Statement. All amounts shown are estimates except for the SEC registration fee and the FINRA filing fee. We will pay all expenses in connection with the distribution of the common shares being registered hereby, except for the fees and expenses of any counsel and other advisors that any selling security holders may employ to represent them in connection with the offering and any brokerage or underwriting discounts or commissions paid to broker-dealers in connection with the sale of the shares.

SEC Registration Fee	$2,712
Ontario Securities Commission Registration Fees	20,000
FINRA Filing Fee	5,500
American Stock Exchange and Toronto Stock Exchange Listing Fees	110,000
Printing and Engraving Expenses	160,000
Accountants’ Fees and Expenses	40,000
Legal Fees and Expenses	700,000
Blue Sky Fees and Expenses	10,000
Transfer Agent Fees and Expenses	60,000
Miscellaneous	66,788

Total Expenses	$1,175,000

Item 14.	Indemnification of Directors and Officers.

Allied Nevada’s Certificate of Incorporation provides that we shall indemnify any director or officer of Allied Nevada or any person who was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise to the fullest extent permitted under and in accordance with the laws of the State of Delaware. Our Certificate of Incorporation also eliminates in certain circumstances the liability of directors of Allied Nevada for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for breach of the director’s duty of loyalty to Allied Nevada or our stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for willful or negligent declaration of an unlawful dividend, stock purchase or redemption; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

Allied Nevada’s By-laws require us to indemnify any director or officer of Allied Nevada, or any person who is or was serving at our request as a director or officer of any other corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law.

Subsection (a) of Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director, officer or former director or officer, of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsection (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith. Section 145 also provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation, upon such terms and conditions, if any, as the corporation deems appropriate, in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145.

Section 145 additionally provides that the indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees, or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.

Section 145 also empowers a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Allied Nevada maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other act, and (b) to Allied Nevada with respect to payments which may be made by Allied Nevada to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law. In addition to the indemnification provided in the Certificate of Incorporation and By-laws, we have entered into agreements to indemnify our directors and executive officers. These agreements generally act as a supplement to the indemnification provisions set forth in our Certificate of Incorporation and By-laws and Section 145, as in effect from time to time. Specifically, these agreements require Allied Nevada to indemnify its directors and executive officers for any reasonable expenses they incur in connection with any action, suit or other proceeding brought against them as a result of their status as a director or executive officer of Allied Nevada. This indemnification will only be required where an individual director or executive officer has acted in good faith and in a manner which he or she reasonably believes was in, or not adverse to, the best interests of Allied Nevada. These indemnification agreements also require Allied Nevada to advance the expenses of an individual director or executive officer prior to or after the final disposition of any action, suit or other proceeding, following receipt by Allied Nevada of a statement requesting the advance and providing reasonable detail of expenses incurred. We believe that these indemnification agreements and the provisions of our Certificate of Incorporation and By-laws described in the preceding paragraphs, are necessary and advisable in order to attract and retain highly qualified persons to serve on our Board of Directors and as executive officers.

Reference is made to “Undertakings,” below, for the registrant’s undertakings in this registration statement with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”).

Item 15.	Recent Sales of Unregistered Securities.

On September 22, 2006, Allied Nevada issued one Allied Nevada Share to Vista at a price of $10.00. This issuance was made in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) pursuant to Section 4(2) thereof as a transaction by an issuer not involving a public offering. This share was cancelled in connection with the closing of the Arrangement (as defined below).

On May 10, 2007, the closing of the previously announced plan of arrangement involving Vista, the Company and the Pescios (the “Arrangement”) pursuant to the Arrangement Agreement occurred. As part of this closing, Vista transferred ownership of Vista’s Nevada-based mining properties and related assets and $25 million in cash to Allied Nevada, in return for 26,933,055 shares of the common stock of Allied Nevada. Also as part of the Arrangement, the Pescios transferred certain interests in Nevada-based mining properties and related assets to Allied Nevada in exchange for 12,000,000 shares of Allied Nevada common stock and $15 million in cash.

Of the 26,933,055 shares of Allied Nevada common stock issued to Vista, 25,403,207 shares were distributed to shareholders of Vista, less any applicable withholding taxes, and Vista retained 1,529,848 shares to facilitate the payment of any taxes payable by Vista in respect of the Arrangement. In addition, holders of options to acquire Vista common shares exchanged their Vista options for options to acquire an aggregate 619,550 shares Allied Nevada common stock and options to acquire newly created Vista common shares. The number of shares issuable on exercise of the newly exchanged options was determined pursuant to the Arrangement.

Allied Nevada’s issuance to Vista of Allied Nevada common stock to be exchanged by Vista with Vista shareholders pursuant to the Arrangement, as well as the Allied Nevada options issued in exchange for Vista options, was made in reliance on the exemption from registration requirements of the Securities Act provided under Section 3(a)(10) of the Securities Act.

Section 3(a)(10) of the Securities Act exempts from registration a security that is issued in exchange for outstanding securities where the terms and conditions of such issuance and exchange are approved, after a hearing upon the fairness of such terms and conditions at which all persons to whom it is proposed to issue securities in such exchange have the right to appear, by a court or by a governmental authority expressly authorized by law to grant such approval. The Supreme Court of the Yukon Territory, an authorized court, approved the Arrangement by a Final Order granted on November 29, 2006.

Allied Nevada’s issuance of the 12,000,000 shares of common stock to the Pescios, who are accredited investors as defined under the Securities Act, was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof as a transaction by an issuer not involving a public offering.

On July 16, 2007, Allied Nevada completed a non-brokered private placement financing in which we sold and issued a total of 3,696,000 units (the “Units”) for total gross proceeds of CDN$17,000,000 (the “Offering”), or approximately $16.3 million based on the U.S./Canadian dollar exchange rate on the closing date. Net cash proceeds to Allied Nevada were approximately $15.5 million. Each Unit consisted of one share of common stock and one common share purchase warrant. Each warrant entitles the holder thereof to acquire one share of common stock of the Company for a period of two years from closing at a price of CDN$5.75 per share. The warrants have a provision for accelerating their expiry date as follows: if the closing price of Allied Nevada’s common stock exceeds CDN$11.50 for twenty (20) consecutive trading days at any time on the Toronto Stock Exchange, we may, by written notice to the warrant holders, accelerate the expiry time of the warrants to the date which is thirty (30) days from delivery of such notice, following which the warrants will be cancelled.

Executive officers and directors of Allied Nevada subscribed for an aggregate of CDN$6,435,400 of the Offering, as follows: Robert Buchan, Executive Chairman—CDN$4,002,000; A. Murray Sinclair, Director (resigned in December 2007 as discussed below)—CDN$1,499,600; Scott A. Caldwell, President Chief Executive Officer and Director—CDN$506,000; Hal D. Kirby, Vice President and Chief Financial Officer—CDN$230,000; James M. Doyle, Vice President, Technical Services—CDN$151,800; and W. Durand Eppler, Director—CDN$46,000.

Allied Nevada paid a cash finder’s fee of CDN$528,020, being 5% of the gross proceeds raised, to eligible persons that arranged for purchasers (“Finders”). In addition, Finders were issued as a finder’s fee 114,850 finders’ warrants, that number being 5% of the number of the Units sold in the Offering, each such warrant to be exercisable for one unit at any time prior to the close of business on July 16, 2009, at an exercise price of CDN$4.60. There were two Finders that received cash finder’s fees in connection with the transaction, namely Global Resource Investments Ltd. (“Global Resource”) and Quest Securities Corporation (“Quest Securities”) then, a wholly-owned subsidiary of Quest Capital Corp. (“Quest Capital”). No commissions were paid in respect of sales to insiders of Allied Nevada. Of the aggregate cash finder’s fee, CDN$419,290 was paid to Global Resource. The finder’s fee paid to Quest Securities comprised the remaining CDN$108,730 of the cash finder’s fee and all of the 114,850 Finder Warrants. Robert M. Buchan, the Company’s Executive Chairman then served as Chairman of Quest Capital, and A. Murray Sinclair, then a Director, then served as Managing Director of Quest Capital. Effective December 14, 2007, Mr. Sinclair resigned as a director of Allied Nevada to assist Quest Capital in its conversion into a Mortgage Investment Corporation. In connection with this conversion, effective January 1, 2008 Mr. Sinclair was appointed Co-Chairman of Quest Capital and Mr. Buchan resigned as Chairman of Quest Capital and remains a director of Quest Capital.

The proceeds from the sale of the Units are being used to develop our Hycroft Mine in Nevada, working capital and general corporate purposes.

Of the Units sold in the Offering, 1,732,700 were sold to purchasers in the United States. The sale and issuance of these Units pursuant to the subscription agreements were exempt from the registration requirements of the Securities Act of 1933 (the “Act”) pursuant to Section 4(2) of the Act and Rule 506 of Regulation D promulgated thereunder. Each purchaser is an “accredited investor” under the Act, and the securities were sold without any general solicitation by Allied Nevada or its representatives. The remaining 1,963,300 Units sold in the Offering were sold to purchasers who are not U.S. Persons or in the United States. The issuance and sale of those Units pursuant to the respective subscription agreements, and the issuance of the finder’s warrants to the Finder pursuant to the Finder Warrant Certificate, were offshore offers and sales made in reliance on the exclusion from registration requirements of the Act pursuant to Rule 903 of Regulation S promulgated thereunder. These offers and sales (and issuance in the case of the finder’s warrants) were made in an “offshore transaction”, without any “directed selling efforts” (as such terms are defined in Rule 902 of Regulation S) made in the United States by Allied Nevada or any distributor or affiliate or any person acting on behalf of any of the foregoing; and Allied Nevada complied with the conditions applicable to the sale of equity securities under Category 3 of Rule 903 of Regulation S.

During the quarter ended December 31, 2007, one holder resident in the U.S. exercised 25,000 common stock purchase warrants issued in our July 2007 private placement, at an exercise price of CDN$5.75 per share, for proceeds to Allied Nevada of $146,000. Also during the quarter, Quest Securities exercised the 114,850

Finder’s Warrants received as partial compensation for services provided as a finder in our July 2007 private placement, at an exercise price of CDN$4.60 per Finder’s Warrant, for proceeds to Allied Nevada of $529,000. Each Finder’s Warrant was exercisable for one unit consisting of one share of common stock of Allied Nevada and one common stock purchase warrant with a two-year exercise period and an exercise price of CDN$5.75 per share. The warrant exercise by the U.S. subscriber was made pursuant to an exemption from the registration requirements of the Securities Act provided in Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder. As noted above, each subscriber in the United States was an “accredited investor” under the Securities Act, and the Units were sold without any general solicitation by the Company or its representatives. The issuance of the Finder’s Warrants was an offshore offer and sale made in reliance on the exclusion from registration requirements of the Securities Act pursuant to Rule 903 of Regulation S promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document
1(10)	Form of Underwriting Agreement

2(1)	Plan of Arrangement (included as part of Exhibit 10.1 hereto)

3.1(1)	Certificate of Incorporation of the Registrant, dated September 14, 2006

3.2(1)	By-laws of the Registrant

4.1(2)	Form of Common Share Purchase Warrant, dated July 16, 2007, issued by Allied Nevada Gold Corp. to each Holder (as defined therein)

4.2(2)	Form of Finder’s Warrant to Purchase Units, dated July 16, 2007, issued by Allied Nevada Gold Corp. to Quest Securities Corporation

5	Opinion of Burns & Levinson LLP (including the consent of such firm) regarding the legality of the securities being offered

10.1(1)	Arrangement and Merger Agreement dated as of September 22, 2006, between Vista Gold Corp., Allied Nevada Gold Corp., Carl Pescio and Janet Pescio

10.2(1)	Letter Agreement dated September 8, 2006, between Vista Gold Holdings, Inc. and Scott Caldwell

10.3(1)	Letter Agreement dated May 5, 2006, between Vista Gold Corp. and Quest Capital Corp.

10.4(3)	Non-Competition Agreement dated February 15, 2007, between Allied Nevada Gold Corp. and Carl Pescio

10.5(3)	Professional Service Agreement dated February 15, 2007, between Allied Nevada Gold Corp. and Carl Pescio

10.6(3)	Allied Nevada Gold Corp. Special Stock Option Plan

10.7(4)	Allied Nevada Gold Corp. 2007 Stock Option Plan, as amended

10.8(3)	Form of Indemnification Agreements entered into between Allied Nevada Gold Corp. and the directors and officers parties thereto

10.9(5)	Professional Service Agreement dated January 26, 2007, between Allied Nevada Gold Corp. and Hal Kirby

10.10(6)	Amendment to Arrangement and Merger Agreement by and among Vista Gold Corp., Allied Nevada Gold Corp., Carl Pescio and Janet Pescio, dated May 8, 2007

10.11(7)	Investor Relations Services Agreement by and between Allied Nevada Gold Corp. and Sierra Partners II LLC, dated July 2, 2007

10.12(10)	Amendment to Investor Relations Services Agreement by and between Allied Nevada Gold Corp. and Sierra Partners II LLC, dated January 29, 2008

Exhibit Number	Description of Document
10.13(2)	Form of Subscription Agreement for Units, dated July 16, 2007, as amended, by and between Allied Nevada Gold Corp. and each Subscriber (as defined therein)

10.14(2)	Finder’s Fee Agreement, dated as of July 16, 2007, by and between Allied Nevada Gold Corp. and Global Resource Investments Ltd.

10.15(2)	Indemnity Agreement, dated as of July 16, 2007, by and between Allied Nevada Gold Corp. and Global Resource Investments Ltd.

10.16(4)	Allied Nevada Gold Corp. Restricted Share Plan

10.17(4)	Form of Restricted Share Right Grant Letter under the Allied Nevada Gold Corp. Restricted Share Plan

10.18(4)	Restricted Share Right Grant Letter for Robert M. Buchan dated as of July 3, 2007

10.19(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Scott A. Caldwell

10.20(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Hal Kirby

10.21(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Mike Doyle

10.22(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Rick H. Russell

10.23(11)

Equipment Purchase Agreement and Bill of Sale, dated March 19, 2008 among Hycroft Resources & Development, Inc., Komatsu Financial Limited Partnership, Lisbon Valley Mining Co., LLC and Constellation Copper Corporation

10.24(12)	Credit Agreement, dated for reference March 17, 2008 between Ionic Capital Corp., Hycroft Resources & Development, Inc., Allied Nevada Gold Corp., Hycroft Lewis Mine, Inc., Victory Exploration Inc., Victory Gold Inc., Allied VGH Inc., Allied Nevada Gold Holdings LLC and Allied VNC Inc.

21(10)	Subsidiaries of the Registrant

23.1	Consent of Burns & Levinson LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Ehrhardt Keefe Steiner & Hoffman PC, independent registered public accounting firm

23.3(9)	Consent of Snowden Mining Industry Consultants Inc.

23.4(9)	Consent of Mine Development Associates

23.5	Consent of Scott E. Wilson Consulting Inc.

23.6	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24	Powers of Attorney (see pages II-8 and II-9 of the Registrant’s Registration Statement on Form S-1, filed January 18, 2008)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 10, filed January 12, 2007.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 20, 2007.
(3)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form 10, filed February 20, 2007.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 27, 2007.

(5)	Incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form 10, filed April 23, 2007.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed May 16, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 3, 2007.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed January 15, 2008.
(9)	Previously filed with the Registrant’s Registration Statement on Form S-1, filed January 18, 2008.
(10)	Previously filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed March 7, 2008.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed March 25, 2008.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed March 26, 2008.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

We hereby undertake that:

(i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Reno, Nevada, on March 27, 2008.

ALLIED NEVADA GOLD CORP.
Registrant

By:	/s/ SCOTT A. CALDWELL
Scott A. Caldwell
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ SCOTT A. CALDWELL Scott A. Caldwell	President, Chief Executive Officer and Director (Principal Executive Officer)	March 27, 2008

/S/ HAL D. KIRBY Hal D. Kirby	Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2008

* Robert M. Buchan	Executive Chairman and Director	March 27, 2008

* W. Durand Eppler	Director	March 27, 2008

* John W. Ivany	Director	March 27, 2008

* Cameron A. Mingay	Director	March 27, 2008

* Terry M. Palmer	Director	March 27, 2008

Signature	Title	Date

* Carl Pescio	Director	March 27, 2008

* Michael B. Richings	Director	March 27, 2008

* D. Bruce Sinclair	Director	March 27, 2008

* Robert G. Wardell	Director	March 27, 2008

*By:	/S/ SCOTT A. CALDWELL
Scott A. Caldwell, as attorney-in-fact

Exhibit Number	Description of Document
1(10)	Form of Underwriting Agreement

2(1)	Plan of Arrangement (included as part of Exhibit 10.1 hereto)

3.1(1)	Certificate of Incorporation of the Registrant, dated September 14, 2006

3.2(1)	By-laws of the Registrant

4.1(2)	Form of Common Share Purchase Warrant, dated July 16, 2007, issued by Allied Nevada Gold Corp. to each Holder (as defined therein)

4.2(2)	Form of Finder’s Warrant to Purchase Units, dated July 16, 2007, issued by Allied Nevada Gold Corp. to Quest Securities Corporation

5	Opinion of Burns & Levinson LLP (including the consent of such firm) regarding the legality of the securities being offered

10.1(1)	Arrangement and Merger Agreement dated as of September 22, 2006, between Vista Gold Corp., Allied Nevada Gold Corp., Carl Pescio and Janet Pescio

10.2(1)	Letter Agreement dated September 8, 2006, between Vista Gold Holdings, Inc. and Scott Caldwell

10.3(1)	Letter Agreement dated May 5, 2006, between Vista Gold Corp. and Quest Capital Corp.

10.4(3)	Non-Competition Agreement dated February 15, 2007, between Allied Nevada Gold Corp. and Carl Pescio

10.5(3)	Professional Service Agreement dated February 15, 2007, between Allied Nevada Gold Corp. and Carl Pescio

10.6(3)	Allied Nevada Gold Corp. Special Stock Option Plan

10.7(4)	Allied Nevada Gold Corp. 2007 Stock Option Plan, as amended

10.8(3)	Form of Indemnification Agreements entered into between Allied Nevada Gold Corp. and the directors and officers parties thereto

10.9(5)	Professional Service Agreement dated January 26, 2007, between Allied Nevada Gold Corp. and Hal Kirby

10.10(6)	Amendment to Arrangement and Merger Agreement by and among Vista Gold Corp., Allied Nevada Gold Corp., Carl Pescio and Janet Pescio, dated May 8, 2007

10.11(7)	Investor Relations Services Agreement by and between Allied Nevada Gold Corp. and Sierra Partners II LLC, dated July 2, 2007

10.12(10)	Amendment to Investor Relations Services Agreement by and between Allied Nevada Gold Corp. and Sierra Partners II LLC, dated January 29, 2008

10.13(2)	Form of Subscription Agreement for Units, dated July 16, 2007, as amended, by and between Allied Nevada Gold Corp. and each Subscriber (as defined therein)

10.14(2)	Finder’s Fee Agreement, dated as of July 16, 2007, by and between Allied Nevada Gold Corp. and Global Resource Investments Ltd.

10.15(2)	Indemnity Agreement, dated as of July 16, 2007, by and between Allied Nevada Gold Corp. and Global Resource Investments Ltd.

10.16(4)	Allied Nevada Gold Corp. Restricted Share Plan

10.17(4)	Form of Restricted Share Right Grant Letter under the Allied Nevada Gold Corp. Restricted Share Plan

10.18(4)	Restricted Share Right Grant Letter for Robert M. Buchan dated as of July 3, 2007

10.19(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Scott A. Caldwell

10.20(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Hal Kirby

10.21(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Mike Doyle

Exhibit Number	Description of Document

10.22(8)	Employment Agreement, dated as of January 11, 2008, by and between Allied Nevada Gold Corp. and Rick H. Russell

10.23(11)	Equipment Purchase Agreement and Bill of Sale, dated March 19, 2008 among Hycroft Resources & Development, Inc., Komatsu Financial Limited Partnership, Lisbon Valley Mining Co., LLC and Constellation Copper Corporation

10.24(12)	Credit Agreement, dated for reference March 17, 2008 between Ionic Capital Corp., Hycroft Resources & Development, Inc., Allied Nevada Gold Corp., Hycroft Lewis Mine, Inc., Victory Exploration Inc., Victory Gold Inc., Allied VGH Inc., Allied Nevada Gold Holdings LLC and Allied VNC Inc.

21(10)	Subsidiaries of the Registrant

23.1	Consent of Burns & Levinson LLP (included as part of Exhibit 5 hereto)

23.2	Consent of Ehrhardt Keefe Steiner & Hoffman PC, independent registered public accounting firm

23.3(9)	Consent of Snowden Mining Industry Consultants Inc.

23.4(9)	Consent of Mine Development Associates

23.5	Consent of Scott E. Wilson Consulting Inc.

23.6	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

24	Powers of Attorney (see pages II-8 and II-9 of the Registrant’s Registration Statement on Form S-1, filed January 18, 2008)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form 10, filed January 12, 2007.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 20, 2007.
(3)	Incorporated by reference to Amendment No. 1 to the Registrant’s Registration Statement on Form 10, filed February 20, 2007.
(4)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 27, 2007.
(5)	Incorporated by reference to Amendment No. 4 to the Registrant’s Registration Statement on Form 10, filed April 23, 2007.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed May 16, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed July 3, 2007.
(8)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed January 15, 2008.
(9)	Previously filed with the Registrant’s Registration Statement on Form S-1, filed January 18, 2008.
(10)	Previously filed with Amendment No. 1 to the Registrant’s Registration Statement on Form S-1, filed March 7, 2008.
(11)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed March 25, 2008.
(12)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed March 26, 2008.